Filed Pursuant to Rule 424(b)(4)
Registration No. 333-260757

15,300,000 Shares

CLASS A COMMON STOCK

This is an initial public offering of shares of Class A common stock of HashiCorp, Inc. We are offering 15,300,000 shares of our Class A common stock.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price is $80.00 per share.

We have been approved to list our Class A common stock on the Nasdaq Global Select Market under the symbol “HCP.”

Following this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock will be identical, except with respect to voting and conversion rights. Each share of Class A common stock will be entitled to one vote. Each share of Class B common stock will be entitled to ten votes and will be convertible at any time into one share of Class A common stock. All shares of our capital stock outstanding immediately prior to this offering, including all shares held by our executive officers, directors and their respective affiliates, and all shares issuable on the conversion of our outstanding redeemable convertible preferred stock, will be reclassified into shares of our Class B common stock effective in connection with this offering. Immediately following the completion of this offering, holders of our Class B common stock will own approximately 99.1% of the combined voting power of our outstanding capital stock, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us in this offering.

We are an “emerging growth company” under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Class A common stock involves risks. See the section titled “Risk Factors” beginning on page 22 to read about factors you should consider before deciding to invest in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$80.00	$1,224,000,000
Underwriting discounts and commissions(1)	$4.20	$64,260,000
Proceeds, before expenses, to HashiCorp, Inc.	$75.80	$1,159,740,000
(1) See the section titled “Underwriters” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 2,295,000 shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on December 13, 2021.

MORGAN STANLEY	GOLDMAN SACHS & CO. LLC	J.P. MORGAN

BOFA SECURITIES	CITIGROUP

COWEN	JMP SECURITIES	KEYBANC CAPITAL MARKETS

NOMURA	OPPENHEIMER & CO.	STIFEL	WILLIAM BLAIR
BLAYLOCK VAN, LLC		R. SEELAUS & CO., LLC

December 8, 2021

Infrastructure enables innovation

Community

Our vast community of IT practitioners worldwide has downloaded our open source tools millions of times.

Customers

Our diverse set of commercial customers includes Forbes Global 2000 enterprises and small-to-medium businesses moving to the cloud.

Ecosystem

Our network of cloud providers, technology partners, and system integrators are helping to standardize the HashiCorp stack for cloud operations.

$286 million

TTM[1] Revenue[2]

127%

Average Net Dollar Retention Rate[3]

$73 billion

Total Addressable Market 2026[4]

2,300+

Total Customers[2]
590+ with ≥$100K in ARR[2]

1,700+

Providers & Integrations[2]

~100 million

Open Source Downloads[5] TTM[1]

$(69) million

TTM[1] Net Loss[2]

1. Trailing Twelve Months
2. As of October 31, 2021
3. For trailing four quarters ended October 31, 2021
4. Estimated HashiCorp TAM by 2026
5. As of January 31, 2021

Unlocking the cloud operating model

Our software stack enables organizations to provision, secure, connect, and run cloud infrastructure to support their applications.

APPLICATIONS
NETWORKING
SECURITY
INFRASTRUCTURE
VM

The HashiCorp cloud infrastructure automation stack

APPLICATIONS

Nomad

Scheduler and workload orchestrator to deploy and manage applications

Waypoint

One workflow to build, deploy, and release applications across platforms

NETWORKING

Consul

Service mesh across any cloud and runtime platform

SECURITY

Boundary

Secure remote access to applications and critical systems

Vault

Secure management of secrets and sensitive data

INFRASTRUCTURE

Packer

Automated machine images from a single source configuration

Vagrant

Single workflow to build and manage development environments

Terraform

Infrastructure automation to provision and manage any cloud service

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HashiCorp Cloud Platform

A fully managed platform to automate infrastructure on any cloud with HashiCorp products

Letter from our founders

Mitchell Hashimoto

Armon Dadgar

We started HashiCorp with a blank slate, unburdened by the traditional approach to infrastructure management. Years before, we started our undergraduate studies together the year after Amazon Web Services launched. As computer science students, we spent much of our college years working with the cloud providers, continuing into our early careers after graduation. Working with the cloud from its inception, we recognized the challenges and opportunity this new paradigm presented and were convinced that this would be the future of companies worldwide. We spent our nights and weekends experimenting on new approaches to managing infrastructure in the cloud. As we built and managed cloud applications, we found that having great tooling and infrastructure was critical for us, allowing us to innovate faster.

HashiCorp's portfolio of products is based around the need to have consistent workflows to provision, secure, connect, and run infrastructure and applications across multiple public and private cloud environments. We realized early on that everything about the cloud requires new thinking. Infrastructure provisioning must be codified and managed as code, enabling automation for dynamic cloud environments. Security needs to adopt a Zero Trust architecture, using identity-based controls to protect data and infrastructure beyond the perimeter of the datacenter. Networking needs to be fully automated and application-oriented rather than host-oriented. Developers need to be empowered without being encumbered by the complexity of the underlying infrastructure.

The goal of our products is to enable developers, IT operators, and practitioners to automate cloud infrastructure. Practitioners, rather than executives, have become the decision makers for adopting modern enterprise products, making it imperative that we focus on these end users. At HashiCorp, we've always built tools we want to use ourselves. When practitioners succeed with our products, we win the right to be considered a commercial partner to their organizations. Our users downloaded our products approximately 100 million times during fiscal 2021 and we are thankful to the thousands of organizations who choose to partner with us.

"Our early decision to focus on open source also provided other opportunities and shaped how we have built the company."

Open source has always played a critical role in infrastructure software and that trend has recently only accelerated. As users of many open-source tools ourselves, we knew this was how modern infrastructure tools were being built and used for collaboration. Open sourcing our products enabled us to grow a community of users and partners and accelerate their path to becoming the industry standard. We continue to benefit along multiple dimensions. End users give immediate feedback, advocate to their peers, and contribute back to the products. ISVs contribute and enable integrations across the technology ecosystem. This network, engaged around the products, leads to standardization of the technologies. Today, HashiCorp is one of the highest rated software technologies for practitioners, as evidenced by over 219,000 stars on our GitHub repositories. Our GitHub community includes thousands of contributors beyond our employees, including hundreds of partners.

Our early decision to focus on open source also provided other opportunities and shaped how we have built the company. We recognize that talent is everywhere and not concentrated in a few geographies. The founding team was and continues to be distributed, and we have taken a remote-first approach to hiring ever since. This enables us to recruit from our open-source communities and hire the best talent regardless of location. We now have more than 1,650 employees, the majority of whom work from home across more than 850 cities in 20 countries. Employees in our San Francisco headquarters represent less than 10% of the company.

Open-source communities inspire how we work as well. All decisions and processes are codified through clear written communications. This enables us to work across time zones and provides a shared context for all employees on our vision, goals, and strategies. We've codified our product design ethos in the Tao of HashiCorp, our culture in the Principles of HashiCorp, and our process in How HashiCorp Works. We share all these publicly in keeping with our open-source philosophy.

The Tao of HashiCorp describes our design principles. We solve for user workflows rather than focus on specific technologies. We design for simplicity and composability rather than monolithic platforms that bring complexity. We enable automation of processes through codification. We apply pragmatism in our approach and acknowledge the realities of our customers' complex and heterogeneous environments. We have applied this design ethos to all of our products and continue to as we solve new problems and add new capabilities.

The Principles of HashiCorp outline the nine core values that define our culture. We expect integrity, kindness, humility, and pragmatism from everybody at every level. We check our egos at the door, stay grounded in customer problems, and create an inclusive workplace for everybody. Leadership requires clarity of vision, focused execution, and clear communication. We only go far together, and that requires a strong, shared understanding of where we are going and how we get there. Beauty works better, and being attentive to the details provides a differentiated experience. We only grow and improve through reflection, which requires both humility and pragmatism.

We have come a tremendous way in the last nine years, but the best is yet to come. The cloud market is already an enormous market that is upending every industry and reshaping the modern tech stack. Yet, cloud adoption is still early, and most organizations are only beginning their digital transformation. Helping customers accelerate their cloud adoption and deliver cloud-native applications is our opportunity. We believe that infrastructure enables innovation. Building the infrastructure that powers the world's most innovative companies is our passion. We look forward to the opportunity of having you join as an investor for this exciting new chapter.

Mitchell Hashimoto & Armon Dadgar

Through and including January 2, 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and this distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “HashiCorp,” the “company,” “we,” “our,” “us,” or similar terms refer to HashiCorp, Inc. and its subsidiaries.

HASHICORP, INC.

Overview

At HashiCorp, we believe that infrastructure enables innovation.

Our foundational technologies solve the core infrastructure challenges of cloud adoption by enabling an operating model that unlocks the full potential of modern public and private clouds. Our cloud operating model provides consistent workflows and a standardized approach to automating the critical processes involved in delivering applications in the cloud: infrastructure provisioning, security, networking, and application deployment. With our solutions, companies of all sizes and in all industries can accelerate their time to market, reduce their cost of operations, and improve their security and governance of complex infrastructure deployments.

Organizations today are undergoing a digital transformation across every business function, driven by competition and ever-increasing consumer expectations. Underlying this digital transformation is a re-platforming of static on-premises infrastructure to dynamic and distributed cloud infrastructure. In this dynamic world, existing procedures are too inefficient to scale with distributed, multi-cloud infrastructure. Inconsistent, fragmented technologies and processes are time consuming and resource intensive to manage, exacerbated by inefficient, linear ticket-driven workflows that cannot facilitate scaled, real-time operations. This digital transformation demands a new cloud operating model for enterprise information technology, or IT, requiring automation to provision, secure, connect, and run infrastructure at scale and in real time. At HashiCorp, we build industry-leading products that enable this cloud operating model and accelerate cloud adoption. Our primary commercial products are Terraform, Vault, Consul, and Nomad:

•

Terraform is our infrastructure provisioning product that allows users to easily set up and manage IT infrastructure. Terraform enables IT operations teams to apply an Infrastructure-as-Code approach, where processes and configuration required to support applications are codified and automated instead of being manual and ticket-based. Terraform is cloud-neutral, supporting all major public and private clouds, and has a broad ecosystem of more than a thousand integrations with multiple cloud, software, and hardware platforms.

•

Vault is our secrets management and data protection product. Using Vault, security teams can apply policies based on application and user identity, integrating with both on-premises and cloud-native identity providers, to govern access to credentials and secure sensitive data. Vault makes it simple for practitioners to deploy zero-trust security and automate complex workflows.

•

Consul is our application-centric networking automation product. It enables practitioners to manage application traffic, security teams to secure and restrict access between applications, and operations teams to automate the underlying network infrastructure.

•

Nomad is our scheduler and workload orchestrator that enables organizations to deploy and manage applications. It provides practitioners with a self-service interface to manage the application lifecycle.

Our products can be adopted individually and are also designed to work together as a stack in order to solve larger, more complex challenges. For instance, deploying Vault and Consul is the basis for a complete Zero Trust security architecture with identity-driven controls, offering a full range of authentication, authorization, and access management for human users or machines, like servers or applications. We continue to innovate and deliver additional emerging products to supplement these core capabilities and provide adjacent solutions.

Today, our software is predominantly self-managed by users and customers who deploy it across public, private, and hybrid cloud environments. We also offer the HashiCorp Cloud Platform, or HCP, our fully-managed cloud platform for multiple products that further accelerates enterprise cloud migration by addressing resource and skills gaps, improving operational efficiency, and speeding up deployment time for customers.

We have deliberately built our products using an open-core software development model. All of our products are developed as open-source projects, with large communities of users, contributors, and partners collaborating on their development. We sell proprietary, commercial software that builds on our open-source products with additional enterprise capabilities. Our products are available in a non-commercial form for users to download, learn, and adopt, leading to market standardization of our products. Developers now play a larger role in deciding which technology is used within the companies for which they work, and this broad community engagement assists our go-to-market strategy by enabling technical knowledge and adoption inside our customers’ organizations. As a result, companies of all sizes and industries use our products, which have been downloaded approximately 100 million times during the fiscal year ended January 31, 2021, or fiscal 2021.

Our sales efforts build on our broad open-source reach and are driven by an enterprise sales force that focuses on large organizations. In addition, HCP supplements our direct sales motion with a self-serve offering that enables us to serve small- and medium-sized businesses, or SMBs, through a low-touch solution. HCP also addresses the needs of our largest enterprise customers who are increasingly looking for fully managed, cloud-native solutions.

Our open-core software development model and sales efforts are further strengthened by our ecosystem of partners. Our partners, including cloud service providers and independent software vendors, or ISVs, build direct integrations for our mutual customers, playing a critical role in amplifying the reach and access of our products. We partner with global and regional systems integrators and resellers to facilitate transactions and provide scalable service engagements to ensure successful customer implementations. Chief Information Officers, or CIOs, as a key IT deployment decision maker at many enterprises, standardize on our platform over time as they build their cloud adoption strategies and programs around their chosen cloud vendors and HashiCorp in concert with their cloud service providers of choice and existing ISVs. Enabling users to work within their existing infrastructure vendors creates a strong network effect with our products. We had over 1,700 providers and integrations and more than 800 partners, including over 190 ISVs, as of October 31, 2021, and these numbers continue to grow as we become mission critical to our customers and increasingly integral to their entire ecosystem.

The combination of our open-core, self-service, direct sales, and partner ecosystem components enables our powerful adopt, land, expand, and extend motion. Our open-source engagement and self-

serve cloud model help us identify and accelerate initial product adoption and use cases. This broad footprint then allows our enterprise sales teams to target and sign these customers with subscription contracts for our software. Our expansion motion focuses on up-selling additional modules and increasing the footprint of usage of a given product, including across multiple buying centers within our customers’ organizations. Importantly, the multiple capabilities of our deep product portfolio allow us to extend our reach by cross-selling additional products to customers. Our adopt, land, expand, and extend motion affords us many growth opportunities within our customer base as we focus our go-to-market strategy on developing and cultivating long-term customer relationships. As of January 31, 2020, October 31, 2020, January 31, 2021, April 30, 2021, July 31, 2021, and October 31, 2021, our last four quarter average net dollar retention rate was 131%, 127%, 123%, 122%, 124%, and 127%, respectively. We are still in the early stages of our expansion and extension journey with our customers. Our focus on winning lighthouse accounts in the Forbes Global 2000 accelerates our practitioner adoption by adding new users and driving partners to integrate our ecosystem, creating a powerful flywheel helping to drive our business.

Our transformative technologies, open-source reach, and market leadership have led us to experience rapid growth. As of January 31, 2021, we had 500 customers with $100,000 or greater annual recurring revenue, or ARR, compared to 338 customers with $100,000 or greater ARR as of January 31, 2020. As of October 31, 2021, we had 595 customers with $100,000 or greater ARR compared to 451 customers with $100,000 or greater ARR as of October 31, 2020. We served over 340 of the Forbes Global 2000 companies as of October 31, 2021. Our revenue was $121.3 million and $211.9 million for the fiscal year ended January 31, 2020, or fiscal 2020, and 2021, respectively, representing year-over-year growth of 75%. Our revenue was $150.0 million and $224.2 million for the nine months ended October 31, 2020 and 2021, respectively, representing period-over-period growth of 49%. Customers with $100,000 or greater ARR represented 71% and 83% of revenue for fiscal 2020 and fiscal 2021, respectively, and 82% and 87% of revenue for the nine months ended October 31, 2020 and 2021, respectively. We incurred net losses of $53.4 million and $83.5 million for fiscal 2020 and 2021, respectively, and $76.6 million and $62.4 million for the nine months ended October 31, 2020 and 2021, respectively. We expect we will incur net losses for the foreseeable future as we continue to invest into the market opportunity ahead of us.

Industry Background

Several key industry megatrends underpin our business:

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Digital Transformation. Organizations are increasingly digitizing their business, driven by competition and the expectation of consumers to have rich experiences across a wide range of platforms and technologies. This digital transformation is elevating the importance of software and shifting focus to the ability to deliver new features and services. Cloud platforms are being built in part to accelerate the delivery of new applications, and IT systems are being modernized to enable more rapid iteration, improved security, and lower operational overhead.

•

Cloud Adoption. Organizations across the globe are shifting increasing proportions of their workloads and infrastructure to the cloud. According to IDC, the global public cloud services market is expected to increase from $307.9 billion in 2020 to $704.1 billion in 2024. Modern cloud environments are characterized by a multiplicity of cloud service providers, services, frequent updates, and ephemeral workloads. This contrasts sharply with traditional on-premises environments that were largely homogeneous and relatively static. The fundamental differences between these environments require new approaches to management and modern tooling built around cloud-native principles.

•

Multi-Cloud. Modern startups are often built cloud native, while traditional enterprises have cloud adoption as a top priority. Most large businesses do not use a single cloud vendor, but rather, use a multi-cloud approach, creating complexity and challenges. According to a recent Gartner cloud adoption survey, more than 75% of organizations are using a multi-cloud adoption model. This is driven by multiple factors, including acquisition activity, regulatory requirements, vendor relationships, and the differentiated capabilities of cloud service providers.

We see these priorities coalesce into four themes driving investments that are consistent across industries and geographies:

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Infrastructure Automation. Cloud-native applications have many services, highly dynamic and ephemeral infrastructure, and high rates of change. To support this, infrastructure must be automated end-to-end, which requires a shift from manual processes to infrastructure-as-code and automation. As organizations embrace multi-cloud environments, there is pressure to standardize to improve efficiency and reduce the overhead of security and governance.

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Zero Trust Security. Traditional approaches to network security depend heavily on static IP-based controls and a well-defined network perimeter. As organizations adopt a multi-cloud infrastructure and have an increasingly distributed workforce, there is no longer a clear network perimeter. Security needs to shift to identity-based controls, which can handle dynamic infrastructure to ensure authentication and authorization of all communications. Increased scrutiny on data privacy also requires additional focus on protecting data at rest and in transit.

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Application-Centric Networking. As development teams are empowered to build and deploy more services, they require self-service capabilities to efficiently manage traffic to their applications. Securing network communications between applications requires a scalable identity-based approach, given highly-dynamic infrastructure and the need to span multiple public, private, and hybrid cloud environments. Ticket-driven workflows that update networking middleware must be replaced by automated processes to enable the speed and scale of cloud-native applications.

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Developer-Centric Application Delivery. The pressure on application teams to deliver faster code updates translates to a greater need to enable those teams to optimize the production and delivery process. Traditional environments were highly siloed, requiring developers to go through complex ticket-driven workflows, which could take days, weeks, or months of effort when building or deploying new applications. New platforms need to empower developers to manage the lifecycle of applications and deploy them directly without relying on centralized IT or other cumbersome processes.

However, customers face multiple challenges in adopting a new operating model for the cloud, including:

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Inconsistent Operating Model. Organizations need to implement a common operating model that allows for a consistent process across their environments. This reduces their cost of training and onboarding employees, reduces operational overhead, and minimizes the security risks and challenges of governance.

•

Significant Skills Gap. While almost all organizations are investing in digital transformation and cloud adoption, there is a significant shortage of skills, and the skills required are unevenly distributed across companies. According to 451 Research’s Voice of the Enterprise, Cloud, Hosting, and Managed Services: Organizational Dynamics study, 85% of organizations identify a skills gap related to cloud implementation expertise.

•

Cloud Fragmentation. Across public and private clouds, customers have many different approaches to provisioning, security, networking, and application deployment, leading to inconsistency, lack of interoperability, and vendor lock-in.

•

Inefficient Workflows. Developers, operators, and security teams must work together seamlessly in a collaborative and iterative manner in order to build, test, and deploy applications faster and more reliably at scale. However, most organizations define ticket-driven workflows to manage their infrastructure that are not automated. This model requires development teams to file tickets against many different internal teams to provision infrastructure, request credentials to systems, update networks, and deploy their applications. This results in significant friction across these teams, increases costs and risks, and reduces productivity.

The cloud operating model for an enterprise can be defined as implementing new architectures with standardized and consistent sets of workflows and interfaces designed to meet the dynamic needs of the cloud. HashiCorp provides the tools and capabilities to meet this requirement, and leads the way at each layer.

Our Solution

HashiCorp products were all built with common design principles around the need to enable automation in infrastructure, broad ecosystem support, and self-service for practitioners. Our products embody those principles at every layer of infrastructure needed for enterprises to successfully operate in the cloud. Our primary commercial products are Terraform, Vault, Consul, and Nomad:

•	Terraform solves end-to-end infrastructure automation by enabling organizations to easily codify their infrastructure when provisioning.

•	Vault provides identity-based controls that are appropriate for modern Zero Trust security needs by authenticating users and applications based on extensible plug-ins.

•	Consul enables application-centric networking by providing a central, real-time view of all applications so application teams can manage traffic and security policies.

•	Nomad enables developers to deliver workloads more efficiently using a self-service application lifecycle.

Our broader portfolio includes numerous other products (Waypoint, Boundary, Vagrant, and Packer) solving adjacent challenges in achieving a cloud operating model.

Our solution has the following key characteristics that define our products and approach:

•

Purpose-Built for Cloud. HashiCorp products are built for modern cloud-native architectures. To fully realize the value of cloud, HashiCorp enables infrastructure to be highly automated across provisioning, security, networking, and application deployment. Customers are able to leverage the differentiating capabilities of cloud services, while maintaining a consistency of management and governance.

•

Cloud Platform- and Technology-Neutral. A key element of our design ethos is the focus on solving user workflows rather than specific technologies or platforms. All of our solutions are built to be cloud platform- and technology-neutral, which allows a common approach to be extended to any cloud platform or on-premises technology. Our products are used in all major public clouds and also in private data centers and in edge environments such as in retail, manufacturing, hospitality, and more.

•

User-Centric Design. HashiCorp products are built by practitioners for practitioners. Traditional infrastructure management software was historically sold top-down to executives and was less focused on the experience of end users. We use the guiding principle of building tools that we would want to use ourselves to build our products. We invest heavily in product design and user research to make our products convenient and easy to use at initial adoption and in ongoing operations.

•

Enabling Self-Service Use. HashiCorp products are designed to enable self-service use. Traditional ticket-based processes forced development teams to use a linear workflow to provision infrastructure, request credentials, deploy applications, update networks, and more. HashiCorp products allow platform teams to define the blueprints and set up guardrails while also empowering developers without ticketing workflows. This can result in saving development teams days, weeks, or months of effort when building or deploying new applications.

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Open Source Community. Unlike traditional proprietary software, the core of all HashiCorp products is developed in open source. This allows a large and vibrant community of users, contributors, and partners to participate. Users are able to give feedback directly, report issues, contribute features, and fix bugs. Partners are able to integrate their technology solutions and validate their integrations with continuous development. The community of users and partners creates a powerful network effect that drives further adoption and standardization of our open-source and paid solutions.

•

Broad User Base. The open-source nature of our products means they are free to download and widely distributed. During fiscal 2021, our products were downloaded approximately 100 million times. In addition, we estimate that approximately 11,500 organizations have downloaded at least one of our products since HashiCorp’s inception. This broad, global usage extends from small startup organizations to Fortune 100 companies across industries. Our HashiCorp User Groups, or HUGs, are self-organizing chapters of users that advocate for our products, which include over 37,000 members in more than 140 chapters across over 50 countries as of October 31, 2021.

•

Deep and Broad Ecosystem. Most enterprises have a large set of existing technology investments and platforms. It is critical that any new technologies are able to integrate into their environment. HashiCorp products are built with extensibility in mind, and we work closely with hundreds of partners to ensure interoperability of our solutions. A key component of our ecosystem is our collection of “providers.” Our providers are connections to integrate products like Terraform with cloud players, software applications, and hardware vendors using application programming interfaces, or APIs. These companies often build providers for their own technologies to connect with HashiCorp. We have certification programs for our major products so that users can be assured the integrations are validated.

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Self-Managed and Cloud Delivery. The adoption of cloud infrastructure is accelerating, and the future of most services will be cloud delivered. However, the world’s largest organizations have substantial investments in on-premises and private cloud environments and will continue to have a large footprint for many years to come. HashiCorp products were initially built as self-managed, allowing them to be adopted in private clouds and by customers with a reluctance to offload critical infrastructure. As customers gain comfort and become increasingly cloud native, HCP enables the consumption of our products as a fully-managed service. This bi-modal delivery allows us to service the entire market with solutions that fit their needs.

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Focused Products. Large organizations have many silos where independent technology and buying decisions are made. HashiCorp has purposely built a portfolio of products rather than a monolithic platform, so that individual products can be sold to relevant stakeholders. This provides us multiple opportunities to engage customers and reduces the complexity of a sale by avoiding the need for a top-down mandate or broad consensus within an organization.

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End-to-End Solution. While our individual products solve specific problems, the broader HashiCorp portfolio provides a holistic approach to enabling a consistent cloud operating model. This integrated set of solutions enables us to become a strategic partner to customers, helping them define their technology strategy as they adopt a multi-cloud infrastructure.

Key Benefits to Customers

The key benefits of our solutions to our customers include:

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Accelerate time to delivery. HashiCorp customers use our products to automate the key processes involved in application delivery and enable self-service for application teams. This can result in saving such teams days, weeks, or months of effort when building or deploying new applications. This improved agility improves their time to market and allows for rapid iteration on products and services.

•

Reduce risk and improve security and governance. While enabling self-service is a critical goal for most of our customers, it is equally important to maintain strong security and governance controls. Our products are designed with those needs in mind and enable security and compliance teams to set policies and audit interactions, while operations teams define consistent blueprints and templates to ensure standardization of best practices. This reduces total complexity and ensures that security controls are baked into the automation and consistently enforced.

•

Business agility, flexibility, and resilience. Organizations that depend heavily on manual process become inflexible and their agility is impaired by the speed of human operations. HashiCorp customers have codified and automated their processes, which enables them to make changes rapidly at scale. This allows them to quickly respond to market opportunities, security incidents, technology failures, and other critical operational events.

•

Improved operational efficiency. As organizations adopt a multi-cloud infrastructure, they are confronted with many different interfaces and workflows native to each environment. HashiCorp customers standardize their workflows and implement a consistent cloud operating model with our products and platform. This allows them to have a single set of workflows, reduce the employee training and onboarding burden, and simplify their security and governance challenges. This consistency improves the operational efficiency of managing infrastructure at scale.

•

Access to talent. HashiCorp products represent an industry standard in infrastructure management. We believe our community has hundreds of thousands of users, over 13,000 of whom have completed our certification program as of October 31, 2021. By leveraging our products, customers can more easily hire new employees, train and certify existing employees, and ensure their organizations retain expertise in managing their systems.

Competitive Strengths

Our competitive strengths include:

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We believe we are the leading paradigm for IT organizations to provision, secure, connect, and run in the cloud with a powerful ecosystem being built around us. Enterprises use HashiCorp as a single plane of control for cloud infrastructure automation. The simplicity that our integrated product portfolio offers is particularly relevant in a multi-cloud world. Our deep integrations and partnerships have reinforced our position as the leading paradigm for IT organizations to run in the cloud. Our customers benefit from the innovation of our partners and wider ecosystem with a common workflow to access it all at any time. We have a rich ecosystem of over 1,700 providers and integrations as well as more than 800 partners as of October 31, 2021, including all major cloud service providers and technology partners, that complement our products by enabling our customers to incorporate technologies from those partners into their workflows.

•

We provide a single, comprehensive, integrated portfolio of products that spans all critical components of cloud infrastructure automation. We serve organizations with a wide range of cloud infrastructure automation needs and provide customers with the simplicity of working with one central partner. In a fragmented competitive environment with dozens of vendors targeting application platforms, Zero Trust security, and infrastructure automation use cases, we provide one holistic approach to unlock the cloud operating model. Our integrated portfolio of products acts as a strategic growth vector. Practitioners may start by using one or more of our products before exploring and extending to our broader product portfolio, and our products’ consistency and ability to work together as a stack ease the implementation of additional products. As practitioners adopt more of our products, they also unlock more value from each of our individual products as they are able to address more advanced use cases where our integrated stack is even more compelling.

•

Our passionate user community has supported us since day one and represents a sustainable competitive advantage. Our open-source heritage and community of passionate users have helped us design practitioner-friendly software that continually adapts to evolving needs. We designed our contributor ecosystem to enable incorporation of the best aspects of an open-source model while protecting against misuse and product forking. Our ecosystem and feature development have reached significant scale and continually evolve, adding to our competitive differentiation. Our community of users has been critical to building brand awareness and supporting the growth of our partner ecosystem. We strive to deliver a seamless user experience to our community. Our passionate open source community includes the key practitioners in organizations who are increasingly core decision makers in choosing software and technology partners. We host two annual conferences for the HashiCorp community, held in the United States and Europe. At these conferences, we share the latest technical updates with our community and continue deepening our practitioner relationships.

•

We have a HashiCorp-controlled approach to our open-source model. We designed our open-source workflow to encourage practitioners and partners to contribute to projects, but unlike third-party controlled open-source projects, we maintain control over our code base. Our open-source license allows practitioners to easily download and experiment with our software and allows anyone to suggest code contributions that are reviewed by a HashiCorp-employed core committer before integration with our code base. In addition, all contributors are required to sign a contributor license agreement that grants HashiCorp exclusive license to distribute any accepted contribution commercially. This model enables us to define our future product roadmap and monetize our innovation, while benefiting from the ideas and engagement of the open source community.

•

We serve a diverse set of customers, including over 340 of the Forbes Global 2000. Our platform powers the most disruptive global leaders and innovators across various industries. We serve an expansive range of industries, including technology, consumer, business, and financial services, government and healthcare, and media and entertainment. These enterprises have complex needs and requirements that push forward further innovation on our platform and range from the largest companies in the world to the most innovative startups and software-as-a-service, or SaaS, platforms at scale, who are often early adopters of cloud-native technologies.

•

We have a powerful growth flywheel driven by our passionate user community, rich ecosystem, and diverse enterprise customers. Our passionate open source users download, contribute to, and advocate for our products. Our relevance then grows with our user base, incentivizing ecosystem partners to build integrations, adding additional value to users and customers. As customers standardize on our products, driven by bottoms-up adoption, they train and enable new users and influence their technology partners to build additional ecosystem integrations. This flywheel effect results in a broad ecosystem of partnerships and integrations, driving widespread product adoption and creating strong network effects.

•

Our platform-agnostic approach to cloud transformation positions us as a long-term partner to all cloud providers. We enable developers to incorporate the strengths of their preferred cloud platforms while reducing the complexities of managing cloud providers’ native tooling. Regardless of whether organizations choose the private cloud, multiple public cloud vendors, or a hybrid model, we enable them to manage complex infrastructure needs in a dynamic environment. As one of the most critical partners for enabling cloud adoption, we have a strong, collaborative partnership across product and technology with the key cloud service providers. We have been recognized as a partner of the year by Microsoft and Google, highlighting our strategic importance to our cloud partners. We accelerate cloud adoption by creating a consistent set of workflows across private data centers and the public cloud, enabling rapid cloud migration.

•

Our go-to-market motion captures demand generated from our open-source approach and proprietary enterprise tools. Our platform is purpose-built for mission-critical infrastructure challenges. Our blue-chip customers serve as our references and are a testament to the scalability, performance, and strength of our platform and benefit our direct selling efforts. Our open-source engagement and self-serve cloud motion enables rapid distribution and adoption of our products and showcases the impact of our technology platform on a wide array of customers. This creates a large opportunity for our direct sales team to focus on landing commercial customers. This approach helps create a cycle where customers discover our products through open source or our self-service cloud platform, adopt our products for free, transition into paying customers through targeted sales efforts.

Our Market Opportunity

Our platform provides a comprehensive operating model that can be employed across public cloud, private cloud, and multi-cloud hybrid environments. We unlock the true opportunity associated with running in the cloud by empowering all practitioners with automation while maintaining scalability, reliability, and security in the cloud. According to IDC, the global public cloud services market is expected to be $704.1 billion by 2024, and we believe it is still in the infant stages of adoption.

We have estimated our total addressable market size by evaluating the size of the large, existing, and fast-growing markets that we are disrupting. We believe our product offering addresses four separate, yet related markets of infrastructure, security, networking, and applications. According to the 650 Group in June 2021, collectively, these four markets were estimated to be $41.7 billion in 2021 and projected to reach $72.5 billion by 2026, and include both legacy markets that are being reconstituted by the transition to cloud, as well as new markets being created by modern ways of deploying applications and managing infrastructure.

Each of our primary products corresponds to one of these markets:

•	Terraform addresses the emerging cloud infrastructure market, which was estimated to be $2.1 billion by the end of 2021 and $12.0 billion by the end of 2026.

•	Vault addresses the legacy and emerging security market, which was estimated to be $16.3 billion by the end of 2021 and $20.8 billion by the end of 2026.

•	Consul addresses the legacy and emerging networking market, which was estimated to be $22.6 billion by the end of 2021 and $30.9 billion by the end of 2026.

•	Nomad addresses the emerging applications and workload orchestration market, which was estimated to be $0.7 billion by the end of 2021 and $8.8 billion by the end of 2026.

The 650 Group estimates the global public cloud market at $607.1 billion and the private cloud market at $33.0 billion by 2026 with a compound annual growth rate of 15% between 2021 and 2026.

Our Growth Strategy

We intend to pursue the following growth strategies:

•

Grow our customer base by acquiring new customers. We served 2,392 total customers as of October 31, 2021, including over 340 of the Forbes Global 2000. We believe that nearly all organizations will adopt a cloud strategy, resulting in a substantial opportunity to continue growing our customer base. Nearly all of our paid product adoption began with open-source usage. Our products were downloaded approximately 100 million times during fiscal 2021. As we continue to cultivate those users and turn them into paid customers, we also intend to drive new paying customer additions by expanding our sales and marketing efforts as well as our product portfolio.

•

Expand and extend within our existing customer base through increased usage, extensions to new products, and new use cases. Our customer base represents a significant growth opportunity as we enable their cloud adoption journeys. Our model is aligned with our customers’ usage in the cloud. As cloud adoption continues and our customers look to build more scalable and dynamic cloud architectures, they will likely move from adopting bare-necessities use cases to more complex deployments, expanding their usage of a given product. Additionally, our modular portfolio of products is structured to allow customers to extend usage of our offerings by adopting additional products and features over time as new needs arise. As a result, we expect to expand in both scale and scope within our existing customer base, with extensions in horizontal use cases and cross-sell contributing to growth. We plan to continue to invest in sales and marketing to expand our relationships with existing customers.

•

Unlock additional value and market share through HashiCorp Cloud Platform. HCP, released in 2020, addresses the needs of our largest enterprise customers and enables us to serve SMBs through a low-touch solution. HCP enables organizations that previously did not have the capacity or ability to self-manage HashiCorp products to benefit from our industry-leading product portfolio. Additionally, HCP not only increases the number and type of organizations that we can serve, but it also enables us to offer consumption-based pricing. Consumption-based pricing allows customers to align spend with usage, and it also provides an organic way to increase monetization with the adoption and usage of our products.

•

Extend our technology leadership through new products and continued investment in our platform and open source community. We have a history of technological innovation, launching new innovative products, releasing new features on a regular basis and making frequent updates to our products. We intend to continue making significant investments in research and development and hiring top technical talent to enable new use cases and increase our product differentiation. As we continually release new products, our open source community drives adoption, maturity, and ecosystem development upon which additional enterprise functionality is built. Over time, we believe our focus on innovation will provide new avenues for growth and allow us to continually deliver meaningful, differentiated value to our customers.

•

Expand and develop our technology partner and reseller ecosystem. Our HashiCorp Partner Network, which consists of the top systems integrators and resellers around the world, helps accelerate the adoption of our products and platform. In addition, we maintain and manage hundreds of integrations, like our Terraform Providers. These include more than 30 official providers (created by us), more than 160 verified providers (created by our community and verified by us), and more than 1,300 community providers (created by our community) as of October 31, 2021. We plan to continue investing in building out our partner program to drive more consumption through our platform, broaden our distribution footprint, and drive greater awareness of our platform.

•

Expand our global footprint. As organizations around the world increase their public cloud adoption, we believe there is a significant opportunity to expand the use of our products and platform even further outside of North America. Sales outside of the United States comprised 25% of our revenue for fiscal 2021 and 27% of our revenue for the nine months ended October 31, 2021. We plan to make investments in sales and marketing and customer support in geographic areas of focus, and we believe there is a large opportunity to increase our global presence over time.

Risk Factors Summary

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•

Our business and operations have experienced rapid growth, and if we do not appropriately manage future growth, if any, or are unable to improve our systems and processes, our business, financial condition, results of operations, and prospects will be adversely affected.

•

We have a history of net losses and may not be able to achieve or sustain profitability or positive cash flows in the future. If we cannot achieve or sustain profitability or positive cash flows, our business, financial condition, and results of operations may suffer.

•	Our limited operating history makes it difficult to evaluate our current business and prospects, and may increase the risk that we will not be successful.

•	Our future quarterly results of operations may fluctuate significantly, and our recent results of operations may not be a good indication of our future performance.

•

We rely significantly on revenue from subscriptions and, because we recognize a significant portion of the revenue from subscriptions over the term of the relevant subscription period, downturns or upturns in sales are not immediately reflected in full in our results of operations.

•

Because of the permissive rights accorded to third parties under our open-source and source available licenses, there are limited technological barriers to entry into the markets in which we compete and it is, and may continue to be, relatively easy for competitors, including public cloud operators, to enter our markets and compete with us.

•	We expect our revenue mix to vary over time, which could harm our gross margin and operating results.

•

If we are unable to increase sales of subscriptions to our products to new customers, sell additional subscriptions to our products to our existing customers, or expand the value of our existing customers’ subscriptions to our products, our future revenue and results of operations will be harmed.

•	If our existing customers do not continue to use our products and renew their subscriptions, it could have an adverse effect on our business and results of operations.

•

Our ability to increase sales of our products is highly dependent on the quality of our customer support, and our failure to offer high-quality support would have an adverse effect on our business, reputation, and results of operations.

•	Some of our technology incorporates third-party open-source software, which could negatively affect our ability to sell our products, and subject us to possible litigation.

•

We use third-party open-source software, which could negatively affect our ability to sell our offerings, or make it easier for competitors, some of whom may have greater resources than we have, to enter our markets and compete with us.

•

Problems with our internal systems, networks, or data, including actual or perceived breaches or failures by us or our partners, could cause our products to be perceived as insecure, underperforming, or unreliable, our reputation to be damaged, and our financial results to be negatively impacted.

•	If we do not effectively focus our product development efforts, our business, results of operations, and financial condition could be adversely affected.

•	We have limited experience with respect to determining the optimal prices for our products.

•	We target enterprise customers, and sales to these customers involve risks that differ from risks associated with sales to smaller entities.

•

Health epidemics, including the COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners, and customers operate.

•	We cannot predict the impact our dual-class structure may have on the market price of our Class A common stock.

•

The dual-class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock effective prior to this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results, and prospects may be adversely affected.

Channels for Disclosure of Information

Investors, the media, and others should note that we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website at www.ir.hashicorp.com, press releases, public conference calls, and webcasts. We use these channels, as well as social media, to communicate with our developers, practitioners, users, and the public about our company, our platform, and other issues, and the information disclosed by the foregoing channels could be deemed to be material information. We encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. However, information contained on, or that can be accessed through, these channels does not constitute a part of this prospectus and is not incorporated by reference herein. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated under the laws of the state of Delaware in 2013. Our principal executive offices are located at 101 2nd Street, Suite #700, San Francisco, CA 94105, United States. Our website address is HashiCorp.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Investors should not rely on such information in deciding whether to purchase our shares of Class A common stock.

The HashiCorp design logo, “HashiCorp” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of HashiCorp, Inc. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply for a certain period of time with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding a stockholder advisory vote on executive compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock in this offering. However, if certain events occur prior to the end of such five-year period, including if (i) we become a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

THE OFFERING

Class A common stock offered by us	15,300,000 shares

Option to purchase additional shares of Class A common stock	2,295,000 shares

Class A common stock to be outstanding after this offering	15,300,000 shares, 17,595,000 shares if the underwriters exercise their option to purchase additional shares in full

Class B common stock to be outstanding after this offering	163,587,670 shares (including 2,345,380 shares related to the RSU Settlement described below)

Total Class A common stock and Class B common stock to be outstanding after this offering	178,887,670 shares, or 181,182,670 shares if the underwriters exercise their option to purchase additional shares in full (including 2,345,380 shares related to the RSU Settlement described below)

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $1,154.0 million (or approximately $1,328.0 million if the underwriters exercise their option to purchase additional shares in full) from the sale of the shares of Class A common stock offered by us in this offering, based on the initial public offering price of $80.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the anticipated net proceeds from this offering for general corporate purposes, including working capital. We intend to use $104.2 million of the net proceeds to satisfy the minimum anticipated tax withholding and remittance obligations related to the RSU Settlement (as defined below). We may use a portion of the net proceeds for acquisitions of, or investments in, businesses or technologies that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. See the section titled “Use of Proceeds” for additional information.

Voting rights	The holders of Class A common stock are entitled to one vote per share.

The holders of Class B common stock are entitled to ten votes per share.

The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by Delaware law or our amended and restated certificate of incorporation. See the section titled “Description of Capital Stock” for additional information.

Nasdaq Global Select Market trading symbol	“HCP”

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 163,587,670 shares of our Class B common stock outstanding as of October 31, 2021, and reflects:

•

the conversion of all 94,127,984 shares of redeemable convertible preferred stock outstanding as of October 31, 2021 into an equal number of shares of common stock, which will automatically occur immediately prior to the closing of this offering, or the Capital Stock Conversion, and which shares will then be reclassified into an equal number of shares of Class B common stock in the Class B Reclassification described below;

•

the net issuance of 2,345,380 shares of our Class B common stock upon the vesting and settlement of restricted stock units, or RSUs, for which the service-based vesting condition was satisfied as of December 8, 2021 and for which we expect the liquidity-based vesting condition to be satisfied in connection with this offering, after withholding an aggregate of 1,241,644 shares to satisfy associated estimated income tax obligations (based on the initial public offering price of $80.00 per share and a 35% tax withholding rate), or the RSU Settlement; and

•	the reclassification of all 67,114,306 shares of common stock outstanding as of October 31, 2021 into an equal number of shares of Class B common stock in the Class B Reclassification described below.

The number of shares of Class A common stock and Class B common stock outstanding as of October 31, 2021 excludes the following:

•

13,829,066 shares of our Class B common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of October 31, 2021 under our 2014 Stock Plan, or the 2014 Plan, at a weighted-average exercise price of $1.85 per share;

•

9,329,284 RSUs covering shares of our Class B common stock that are issuable upon satisfaction of service-based and liquidity-based vesting conditions outstanding as of October 31, 2021, for which the service-based condition was not yet satisfied as of October 31, 2021, pursuant to our 2014 Plan (we expect that vesting of certain of these RSUs through December 8, 2021 will result in the net issuance of 2,345,380 shares of our Class B common stock in the RSU Settlement in connection with this offering, after withholding 1,241,644 shares of Class B common stock to satisfy associated estimated income tax obligations (based on the initial public offering price of $80.00 per share and a 35% tax withholding rate));

•	977,680 shares of our Class A common stock, or the IPO RSU Shares, issuable in connection with the vesting of RSUs that were granted in connection with this offering under our 2021

Equity Incentive Plan, or the 2021 Plan, and will become effective as of the date on which our Form S-8 registration statement covering shares issuable under our 2021 Plan becomes effective, and provided that the recipient is a service provider of ours as of such date (see the section titled “Executive Compensation” for additional information regarding certain of these grants);

•

18,330,000 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which includes the IPO RSU Shares, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under this plan; and

•

1,900,000 shares of our Class A common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, or the ESPP, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under our ESPP.

Except as otherwise indicated, all information in this prospectus reflects and/or assumes:

•	the Capital Stock Conversion will occur immediately prior to the closing of this offering;

•

the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws will occur in connection with the closing of this offering and will effect the reclassification of all outstanding shares of our common stock into an equal number of shares of our Class B common stock, or the Class B Reclassification;

•	the RSU Settlement described above;

•	no exercise of outstanding options or settlement of outstanding RSUs except as described above; and

•	no exercise by the underwriters of their option to purchase additional shares of our Class A common stock from us in this offering.

Our historic fully diluted 187,908,214 shares outstanding as of October 31, 2021 consisted of 67,114,306 shares of common stock outstanding that will convert into an equal number of shares of Class B common stock in the Class B Reclassification; 94,127,984 shares of redeemable convertible preferred stock outstanding that will convert into an equal number of shares of common stock in the Capital Stock Conversion, and which shares will then be reclassified into an equal number of shares of Class B common stock in the Class B Reclassification; 13,829,066 shares of our Class B common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of October 31, 2021 under the 2014 Plan, at a weighted-average exercise price of $1.85 per share; and 12,836,858 RSUs that are issuable as shares of Class B common stock upon satisfaction of service-based and liquidity-based vesting conditions as of October 31, 2021, of which 3,507,574 RSUs met the service-based condition as of October 31, 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our financial data for the periods and as of the dates indicated. Except for pro forma data, we have derived our summary statements of operations data for fiscal 2020 and 2021 from our audited financial statements appearing elsewhere in this prospectus. Our summary consolidated statement of operations data for the nine months ended October 31, 2020 and 2021, and the summary consolidated balance sheet data as of October 31, 2021, are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our summary consolidated statement of operations data for the fiscal year ended January 31, 2019, or fiscal 2019, has been derived from our accounting records and has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus.

Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended January 31,			Nine Months Ended October 31,
	2019	2020	2021	2020	2021
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
License	$5,610	$18,503	$36,208	$24,570	$31,850
Support	43,462	96,820	165,607	118,475	175,782
Cloud-hosted services	972	2,339	4,092	2,359	11,699

Total subscription revenue	50,044	117,662	205,907	145,404	219,331
Professional services	3,807	3,599	5,947	4,630	4,915

Total revenue	53,851	121,261	211,854	150,034	224,246

Cost of revenue:
Cost of license(1)	169	294	536	402	167
Cost of support(1)	7,619	17,704	27,194	19,980	23,568
Cost of cloud-hosted services(1)	156	1,390	4,811	2,914	7,723

Total cost of subscription revenue(1)	7,944	19,388	32,541	23,296	31,458
Cost of professional services(1)	1,449	4,527	8,511	6,292	5,276

Total cost of revenue(1)	9,393	23,915	41,052	29,588	36,734

Gross profit	44,458	97,346	170,802	120,446	187,512

Operating expenses:
Sales and marketing(1)	39,386	89,308	141,018	107,855	142,380
Research and development(1)	20,612	40,118	65,248	49,366	68,703
General and administrative(1)	32,337	24,137	48,545	40,089	38,478

Total operating expenses	92,335	153,563	254,811	197,310	249,561

Loss from operations	(47,877)	(56,217)	(84,009)	(76,864)	(62,049)

Other income, net	694	3,382	756	627	90

Loss before income taxes	(47,183)	(52,835)	(83,253)	(76,237)	(61,959)
Provision for income taxes	168	535	262	400	479

Net loss	$(47,351)	$(53,370)	$(83,515)	$(76,637)	$(62,438)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(0.87)	$(0.90)	$(1.32)	$(1.22)	$(0.94)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted(2)	54,238,742	59,161,264	63,375,470	62,764,291	66,313,361

Pro forma net loss per share attributable to common stockholders, basic and diluted(3)			$(1.38)		$(0.38)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted(3)			161,011,028		163,948,919

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,			Nine Months Ended October 31,
	2019	2020	2021	2020	2021
	(in thousands)
Cost of revenue:
Cost of license	$—	$—	$—	$—	$—
Cost of support	221	401	1,056	956	378
Cost of cloud-hosted services	—	—	—	—	6

Total cost of subscription revenue	221	401	1,056	956	384
Cost of professional services	43	89	308	285	36

Total cost of revenue	264	490	1,364	1,241	420
Sales and marketing	2,964	2,466	11,286	10,702	1,748
Research and development	2,419	1,507	5,974	5,539	1,272
General and administrative	21,694	4,998	20,599	20,050	1,326

Total stock-based compensation expense	$27,341*	$9,461*	$39,223*	$37,532*	$4,766*

*

In connection with tender offers and secondary sales of our common stock, stock-based compensation expense for fiscal 2019, fiscal 2020, fiscal 2021, and the nine months ended October 31, 2020 included $22.8 million, $1.5 million, $32.1 million, and $32.1 million of expense, respectively, related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. There were no tender offers or secondary sales for the nine months ended October 31, 2021. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further details.

(2)

See Notes 2 and 10 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

(3)

Basic and diluted pro forma net loss per share attributable to common stockholders for fiscal 2021 and the nine months ended October 31, 2021 gives effect to (i) the automatic conversion of all outstanding shares of redeemable convertible preferred stock as if the conversion had occurred as of the beginning of the period or on the date of issuance, if later; and (ii) the vesting and stock-based compensation expense related to RSUs subject to service-based and performance-based vesting conditions, which conditions will be satisfied in connection with this offering, as further described in Notes 2 and 9 to our consolidated financial statements included elsewhere in this prospectus. The table presented below sets forth the calculation of basic and diluted pro forma net loss per share attributable to common stockholders for fiscal 2021 and the nine months ended October 31, 2021 (in thousands, except share and per share data):

	Year Ended January 31, 2021	Nine Months Ended October 31, 2021
Numerator:
Net loss attributable to common stockholders	$(83,515)	$(62,438)
Stock-based compensation expense related to RSUs for which the service-based and performance-based vesting conditions will be satisfied in connection with this offering	(138,197)	—

Pro forma net loss attributable to common stockholders	$(221,712)	$(62,438)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	63,375,470	66,313,361
Pro forma adjustment to reflect automatic conversion of redeemable convertible preferred stock to Class B common stock in connection with this offering	94,127,984	94,127,984
Pro forma adjustment to reflect vesting of RSUs for which the service-based and performance-based vesting conditions will be satisfied in connection with this offering	3,507,574	3,507,574

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted	161,011,028	163,948,919

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(1.38)	$(0.38)

Consolidated Balance Sheet Data

	As of October 31, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Cash and cash equivalents	$218,186	$218,186	$1,268,043
Working capital(3)	120,969	16,786	1,170,826
Total assets	418,896	418,896	1,468,753
Deferred revenue, current and non-current	160,067	160,067	160,067
Redeemable convertible preferred stock	349,113	—	—
Common stock	1	2	2
Accumulated deficit	(278,402)	(421,488)	(421,488)
Total stockholders’ (deficit) equity	(176,085)	68,846	1,222,886

(1)  The pro forma column in the consolidated balance sheet data table above reflects (i) the Capital Stock Conversion; (ii) the RSU Settlement, (iii) the related increase in liabilities and corresponding decrease in additional paid-in capital for the associated tax liabilities related to the net settlement of the RSUs; (iv) stock-based compensation expense of $138.2 million as of October 31, 2021 related to RSUs subject to service-based and performance-based vesting conditions, which conditions will be satisfied in connection with this offering, as further described in Notes 2 and 9 to our consolidated financial statements included elsewhere in this prospectus, reflected as an increase to additional paid-in capital and accumulated deficit; and (v) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur in connection with this offering.

(2)  The pro forma as adjusted column in the consolidated balance sheet data table above reflects (i) the pro forma items described immediately above; (ii) the sale and issuance by us of 15,300,000 shares of Class A common stock in this offering at the initial public offering price of $80.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the cash payment from the proceeds of this offering to pay the tax liabilities related to the RSU Settlement.

(3)  We define working capital as current assets less current liabilities. See our consolidated financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

Key Business Metrics

	As of January 31,						As of October 31,
	2019		2020		2021		2020		2021
Total customers	433		831		1,473		1,255		2,392
Total customers with $100,000 or greater ARR	174		338		500		451		595
Percentage of quarterly subscription revenue from HCP (and its predecessor cloud offerings)	0.0	%(1)	0.6	%(1)	2.6	%(1)	1.5	%(1)	6.7	%(1)
Remaining performance obligations (RPOs) (in millions)	$79.2		$152.1		$263.9		$206.0		$349.0
Non-GAAP RPOs (in millions)(2)	$91.2		$171.0		$286.1		$224.8		$368.0

(1)  Represents subscription revenue for each of the quarters ended January 31, 2019, January 31, 2020, January 31, 2021, October 31, 2020, and October 31, 2021.

(2)  See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” included elsewhere in this prospectus for our definitions of these metrics and a reconciliation of non-GAAP RPOs to the most comparable financial measure calculated in accordance with GAAP.

Other Non-GAAP Financial Measures

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we use certain non-GAAP financial measures, as described below, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes. We are presenting these non-GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. For example, these measures exclude expenses associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy.

In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP.

	Year Ended January 31,			Nine Months Ended October 31,
	2019	2020	2021	2020	2021
	(dollars in thousands)
Revenue	$53,851	$121,261	$211,854	$150,034	$224,246
Gross profit	$44,458	$97,346	$170,802	$120,446	$187,512
Non-GAAP gross profit	$44,722	$97,836	$172,166	$121,687	$187,932
Gross margin	83%	80%	81%	80%	84%
Non-GAAP gross margin	83%	81%	81%	81%	84%
Loss from operations	$(47,877)	$(56,217)	$(84,009)	$(76,864)	$(62,049)
Non-GAAP loss from operations	$(20,536)	$(46,756)	$(44,786)	$(39,332)	$(57,283)
Operating margin	(89)%	(46)%	(40)%	(51)%	(28)%
Non-GAAP operating margin	(38)%	(39)%	(21)%	(26)%	(26)%

See the section titled “Non-GAAP Financial Measures” for a description of non-GAAP gross profit, non-GAAP gross margin, non-GAAP loss from operations, and non-GAAP operating margin as well as a reconciliation of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

RISK FACTORS

A description of the risks and uncertainties associated with our business and ownership of our Class A common stock is set forth below. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and our consolidated financial statements and the related notes thereto, before making a decision to invest in our Class A common stock. Our business, results of operations, financial condition, or prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Operations

Our business and operations have experienced rapid growth, and if we do not appropriately manage future growth, if any, or are unable to improve our systems and processes, our business, financial condition, results of operations, and prospects will be adversely affected.

We have experienced rapid growth and increased demand for our offerings. Our total revenues for fiscal 2020 and 2021 were $121.3 million and $211.9 million, respectively, representing an annual growth rate of 75%, and our total revenues for the nine months ended October 31, 2020 and 2021 were $150.0 million and $224.2 million, respectively, representing a period-over-period growth rate of 49%. You should not rely on the revenue growth of any prior quarterly or annual period or combined periods as an indication of our future performance. Even if our revenue continues to increase, we expect our revenue growth rate to decline in future periods. We expect to continue to grow our headcount significantly for the near future. The growth and expansion of our business and products place a continuous significant strain on our management, operational, and financial resources. In addition, as customers use more of our products for an increasing number of use cases, we have had to support more complex commercial relationships. We must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems, our relationships with various partners and other third parties, and our ability to manage headcount and processes in an efficient manner to manage any future growth effectively.

We may not be able to sustain the diversity and pace of improvements to our products or implement systems, processes, and controls in an efficient or timely manner or in a manner that does not negatively affect our results of operations. Our failure to improve our systems, processes, and controls, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business and to forecast our revenue, expenses, and earnings accurately, or to prevent losses.

In addition, our rapid growth may make it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business would be harmed. Moreover, if the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market or business, or we are unable to maintain consistent revenue or revenue growth, our share price could be volatile, and it may be difficult to achieve and maintain profitability.

We have a history of net losses and may not be able to achieve or sustain profitability or positive cash flows in the future. If we cannot achieve or sustain profitability or positive cash flows, our business, financial condition, and results of operations may suffer.

We have incurred net losses since our incorporation. We incurred a net loss of $53.4 million and $83.5 million in fiscal 2020 and 2021, respectively, and a net loss of $62.4 million in the nine months ended October 31, 2021. We had an accumulated deficit of $216.0 million as of January 31, 2021 and $278.4 million as of October 31, 2021. We anticipate that our operating expenses will increase in the foreseeable future as we continue to enhance our products, grow our relationships with existing customers, broaden our customer base, expand our sales and marketing activities, expand our operations, hire additional employees, and continue to develop our technology. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Because the markets for our products are rapidly evolving, it is difficult for us to predict our future results of operations. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products or increasing competition. Any failure to increase our revenue as we grow our business could prevent us from achieving profitability or positive cash flow at all or on a consistent basis, which could cause our business, financial condition, and results of operations to suffer.

Our limited operating history makes it difficult to evaluate our current business and prospects, and may increase the risk that we will not be successful.

We were incorporated in Delaware in 2013. We began commercializing our software in 2016, so much of our growth has occurred in recent years. Our limited operating history makes it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in evolving industries. If we do not address these risks successfully, our business and results of operations will be adversely affected.

Further, we operate in a rapidly evolving market. Any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have a limited history with our products and pricing model and if, in the future, we are forced to change our pricing model or reduce prices for our products, our revenue and results of operations may be harmed.

As the market for our products evolves, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers or convert open source users to paying customers on terms or based on pricing models that we have used historically. In the future, we may be required to reduce our prices or be unable to increase our prices, or it may be necessary for us to increase our products without additional revenue to remain competitive, all of which could harm our results of operations and financial condition.

Our future quarterly results of operations may fluctuate significantly, and our recent results of operations may not be a good indication of our future performance.

Our results of operations, including our revenue, cost of revenue, gross margin, operating expenses, cash flow, and deferred revenue have fluctuated from quarter-to-quarter in the past and may continue to vary significantly in the future so that period-to-period comparisons of our results of operations may not be meaningful. Accordingly, our financial results in any one quarter should not be relied upon as indicative of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, may be difficult to predict, and may or may not fully reflect the underlying performance of our business. Factors that may cause fluctuations in our quarterly financial results include:

•	our ability to attract and retain new customers;

•	the loss of existing customers;

•	customer renewal rates;

•	our ability to successfully expand our business in the United States and internationally;

•	our ability to foster an ecosystem of developers and users to expand the use cases of our products;

•	our ability to gain new partners and retain existing partners;

•	fluctuations in our number of customers, including those with $100,000 or greater in ARR;

•	fluctuations in the mix of our revenue, which may impact our gross margins and operating income;

•

the amount and timing of operating expenses related to the maintenance and expansion of our business and operations, including investments in sales and marketing, research and development, and general and administrative resources;

•	network outages or performance degradation of our products;

•	breaches of, or failures relating to, security, privacy, or data protection;

•	general economic, industry, and market conditions;

•	increases or decreases in the number of elements of our subscriptions or pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•	the budgeting cycles and purchasing practices of customers;

•	decisions by potential customers to purchase alternative solutions;

•	decisions by potential customers to develop in-house solutions as alternatives to our products;

•	insolvency or credit difficulties confronting our customers, which could adversely affect their ability to purchase or pay for our products;

•	our ability to collect timely on invoices or receivables;

•	the cost and potential outcomes of future litigation or other disputes;

•	future accounting pronouncements or changes in our accounting policies;

•	our overall effective tax rate, including impacts caused by any reorganization in our corporate tax structure and any new legislation or regulatory developments;

•	fluctuations in stock-based compensation expense;

•

the timing and success of new products introduced by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers, or partners;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

•	other risk factors described in this prospectus.

The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly. Such fluctuations could cause us to fail to meet the expectations of investors.

We rely significantly on revenue from subscriptions and, because we recognize a significant portion of the revenue from subscriptions over the term of the relevant subscription period, downturns or upturns in sales are not immediately reflected in full in our results of operations.

Subscription revenue accounts for the substantial majority of our revenue. We recognize a significant portion of our subscription revenue monthly over the term of the relevant time period. As a result, much of the subscription revenue we report each fiscal quarter is the recognition of deferred revenue from subscription contracts entered into during previous fiscal quarters. Consequently, a decline in new or renewed subscriptions in any one fiscal quarter will not be fully or immediately reflected in revenue in that fiscal quarter and will negatively affect our revenue in future fiscal quarters. Accordingly, the effect of significant downturns in new or renewed sales of our subscriptions will not be reflected in full in our results of operations until future periods.

Because of the permissive rights accorded to third parties under our open-source and source available licenses, there are limited technological barriers to entry into the markets in which we compete and it is, and may continue to be, relatively easy for competitors, including public cloud operators, to enter our markets and compete with us.

One of the characteristics of open source is that the governing license terms generally allow liberal modifications of the code and distribution thereof to a wide group of companies and/or individuals. Our open-source licenses allow anyone, subject to compliance with the conditions of the applicable license, to redistribute our software and share certain source code components in modified or unmodified form and use it to compete in our markets. Such competition can develop without the degree of overhead and lead time required by traditional proprietary software companies, due to the rights granted to licensees of open-source and source available software. It is possible for competitors and new entrants to develop their own software, including software based on open source or our products, and for public cloud operators to expand their offerings to compete directly with ours, potentially reducing the demand for our products and putting pricing pressure on our subscriptions. For example, a new or existing competitor may dedicate its developers to building competing offerings based on open-source and source available software provided by us or third parties, and such offerings may reduce the demand for our offerings. We cannot guarantee that we will be able to compete successfully against current and future competitors that use the open-source nature of our products to compete against us, or that competitive pressure or the availability of new software will not result in price reductions, reduced operating margins and loss of market share, any one of which would harm our business, financial condition, results of operations, and cash flows.

We expect our revenue mix to vary over time, which could harm our gross margin and operating results.

We expect our revenue mix to vary over time due to a number of factors, including the mix of our subscriptions for different products and our professional services revenue. For example, while Terraform and Vault are our most established products with commercial offerings at scale and make up the majority of our revenues, generating collectively over 85% of our revenues for fiscal 2021 and over 85% of our revenues for the nine months ended October 31, 2021, we believe that our emerging and community products represent a significant growth opportunity. Currently, our self-managed offerings represent the majority of our revenues. However, we believe that HCP, our fully managed cloud platform, represents a significant growth opportunity for our business, particularly as an increasing number of our customers are looking for a fully managed offering. Shifts in our business mix from quarter to quarter could produce substantial variation in revenue recognized. Further, our gross margins and operating results could be harmed by changes in revenue mix and costs as we shift further to cloud models, together with numerous other factors, including entry into new markets or growth in lower margin markets; entry into markets with different pricing and cost structures; pricing discounts; and increased price competition. Any one of these factors or the cumulative effects of certain of these factors may result in significant fluctuations in our gross margin and operating results. This variability and unpredictability could result in our failure to meet internal expectations or those of investors for a particular period.

If we are unable to increase sales of subscriptions to our products to new customers, sell additional subscriptions to our products to our existing customers, or expand the value of our existing customers’ subscriptions to our products, our future revenue and results of operations will be harmed.

We offer certain features of our products as open-source software with no payment required. Customers purchase subscriptions to our products in order to gain access to additional functionality and support. Our future success depends on our ability to sell our subscriptions to new customers and to extend the deployment of our products with existing customers by selling paid subscriptions to our existing users and expanding the value and number of existing customers’ subscriptions. Our ability to sell new subscriptions depends on a number of factors, including the prices of our products, prices offered by our competitors, and the budgets of our customers, as well as their desire and ability to create new features and perform their own support relying on our publicly available open-source software products. We also face competition from public cloud operators, who may use our open-source software products to provide and support hosted offerings that compete with our own. We rely in large part on our customers to identify new use cases for our products and new products to meet a broader set of their needs in order to expand such deployments and grow our business. If our customers do not recognize the potential of our products, our business would be materially and adversely affected. If our efforts to sell subscriptions to new customers and to expand deployments at existing customers are not successful, our total revenue and revenue growth rate may decline and our business will suffer.

If our existing customers do not continue to use our products and renew their subscriptions, it could have an adverse effect on our business and results of operations.

We expect to derive a significant portion of our revenue from renewals of existing subscriptions for our products. As a result, achieving a high renewal rate of our subscriptions will be critical to our business. Our customers have no contractual obligation to renew their subscriptions after the completion of their subscription term. Terms of our subscriptions typically range from one to three years.

Our customers’ usage of our products and renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction with our products and our customer support, our products’ ability to integrate with new and changing technologies, the frequency and severity of product outages, our product uptime or latency, the pricing of our, or competing, products, and our customers’ own budget priorities and fluctuations in spending. Even if our customers renew their subscriptions, they may renew for shorter subscription terms or on other terms that are less economically beneficial to us. We have limited historical data with respect to rates of customer renewals, so we may not accurately predict future renewal trends. If our customers do not renew their subscriptions, or renew on less favorable terms, our revenue may grow slower than expected or decline and our net expansion rate may decline.

Our ability to increase sales of our products is highly dependent on the quality of our customer support, and our failure to offer high-quality support would have an adverse effect on our business, reputation, and results of operations.

Our customers depend on our technical support services to resolve issues relating to our products. If we do not succeed in helping our customers quickly resolve post-deployment issues or provide effective ongoing support and education on our products, our existing customers may not renew their subscriptions, our ability to sell additional subscriptions to existing customers or expand the value of existing customers’ subscriptions would be adversely affected, and our reputation with potential customers could be damaged. Many larger enterprise and government entity customers have more complex IT environments and require higher levels of support than smaller customers. If we fail to meet the requirements of these enterprise customers, it may be more difficult to grow sales with them.

Additionally, it can take several months to recruit, hire, and train qualified technical support employees. We may not be able to hire such resources fast enough to keep up with demand, particularly if the sales of our products exceed our internal forecasts. To the extent that we are unsuccessful in hiring, training, and retaining adequate support resources, our ability to provide adequate and timely support to our customers, and our customers’ satisfaction with our products, will be adversely affected. Our failure to provide and maintain high-quality support services would have an adverse effect on our business, financial condition, and results of operations.

If we do not effectively focus our product development efforts, our business, results of operations, and financial condition could be adversely affected.

We are a multi-product company. Our primary commercial products are Terraform, Vault, Consul, and Nomad, and our significant investments in research and development have resulted in a strong product pipeline. Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our existing products, increase adoption and usage of our products, and introduce new products. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels, and overall market acceptance. Continuously enhancing the significant number of our current products and advancing the new product pipeline may overextend our workforce and negatively affect product quality and development schedules. Enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may require reworking features and capabilities, may have interoperability difficulties with our platform or other products or may not achieve the broad market acceptance necessary to generate significant revenue. Not all new products that we develop may become commercially successful, and we may prioritize the development of products that do not become commercially successful over products which may have had a more likely chance of attaining commercial success. Workforce productivity spent on these product development efforts may not be recouped in the form of sales to customers. Furthermore, our ability to increase the usage of our products depends, in part, on the development of new use cases for our products, which is typically driven by our developer community and may be outside of our control. In addition, adoption of new products or enhancements may put additional strain on our customer support team, which could require us to make additional expenditures related to further hiring and training. If we are unable to timely and successfully enhance our existing products to meet evolving customer requirements, increase adoption and usage of our products, develop new products, or if our efforts do not render the outcomes we expect, then our business, results of operations, and financial condition would be adversely affected.

We have limited experience with respect to determining the optimal prices for our products.

We charge our customers a subscription fee for use of our products. We expect that we may need to change our pricing from time to time, for example, to charge our customers based on their use of our products. In the past, we have sometimes reduced our prices either for individual customers in connection with long-term agreements or for a particular product. We may also face increasing costs which we may be unable or unwilling to pass through to our customers given pricing pressure, which could adversely impact our business, results of operations, and financial condition.

Further, as competitors introduce new products or services that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers based on our historical pricing. As we expand internationally, we also must determine the appropriate price to enable us to compete effectively internationally. Moreover, enterprises, which are a primary focus for our direct sales efforts, may demand substantial price concessions. In addition, if the mix of products sold changes, then we may need to, or choose to, revise our pricing. As a result, in the future we may be required or choose to reduce our prices or change our pricing model, which could adversely affect our business, results of operations, and financial condition.

We target enterprise customers, and sales to these customers involve risks that differ from risks associated with sales to smaller entities.

We generally target large enterprise customers. Sales to large enterprise customers involve risks that may not be present or that are present to a lesser extent with sales to smaller entities, such as longer sales cycles, more complex customer requirements and contract negotiations, substantial upfront sales costs, and less predictability in completing some of our sales. For example, enterprise customers may require considerable time to evaluate and test our solutions and those of our competitors prior to making a purchase decision and placing an order. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our solutions, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large enterprises typically taking longer to complete. Moreover, large enterprise customers often begin to deploy our products on a limited basis, but nevertheless demand integration services and pricing negotiations, with no guarantee that they will deploy our products widely across their organization.

The length of our sales cycles can be unpredictable, and our sales efforts may require considerable time and expense.

Our results of operations may fluctuate, in part, because of the length and variability of the sales cycle of our subscriptions to our products and the difficulty in making short-term adjustments to our operating expenses. Our results of operations depend in part on sales to large subscription customers and increasing sales to existing customers. The length of our sales cycle, from initial contact with our sales team to contractually committing to our subscriptions can vary substantially from customer to customer based on deal complexity. It is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to an existing customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could affect our cash flows and results of operations for that quarter and for future quarters. Customers often view a subscription to our products as a strategic decision and significant investment and, as a result, frequently require considerable time to evaluate, test, and qualify our products before entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities which may not result in a sale. Because a substantial proportion of our expenses are relatively fixed in the short term, our results of operations will suffer if revenue falls below our expectations in a particular quarter.

Our revenue growth depends in part on the success of our strategic relationships with our ecosystem of partners and the continued performance of these partners.

We maintain partnership relationships with a variety of partners, including public cloud providers, systems integrators, independent software vendors, channel partners, referral partners, and technology partners to jointly deliver offerings to our end customers and complement our broad community of users. Our agreements with our partners are generally non-exclusive, meaning our partners may offer customers the offerings of several different companies, including offerings that compete with ours, or may themselves be or become competitors. If our partners do not effectively market and sell our offerings, choose to use greater efforts to market and sell their own offerings or those of our competitors, or fail to meet the needs of our customers, our ability to grow our business and sell our offerings may be harmed. Our partners may cease marketing our offerings with limited or no notice and with little or no penalty. The loss of a substantial number of our partners, our possible inability to replace them, or the failure to recruit additional partners could harm our results of operations. Likewise, because the success of our products depends on integrations with partners’ technologies, if partners decide to no longer implement or support such integrations, or if they partner with our competitors and devote greater resources to implement and support the products of competitors, our business may be harmed.

Our ability to achieve revenue growth in the future will depend in part on our success in developing and maintaining successful relationships with our partners and in helping our partners enhance their ability to market and sell our subscriptions. If we are unable to maintain our relationships with these partners, our business, results of operations, financial condition, or cash flows could be harmed.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, and those provided by third parties, such as the 650 Group, Gartner, or IDC, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including the risks described herein. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with our products and the products provided by our competitors. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

The markets for some of our products are new, unproven, and evolving, and our future success depends on the growth and expansion of these markets and our ability to adapt and respond effectively to evolving markets.

The markets for certain of our products are relatively new, rapidly evolving, and unproven. Accordingly, it is difficult to predict customer adoption and renewals for these products, customers’ demand for these products, the size, growth rate, expansion, and longevity of these markets, the entry of competitive products, or the success of existing competitive products. Our ability to penetrate these new and evolving markets depends on a number of factors, including the cost, performance, and perceived value associated with our products. If these markets do not continue to grow as expected, or if we are unable to anticipate or react to changes in these markets, our competitive position would weaken, which would adversely affect our business and results of operations.

We face competition that we expect to become more intense over time, and which could adversely affect our business, financial condition, and results of operations.

The market for our products is developing and our competition is expected to increase over time. Our business is impacted by rapid changes in technology, customer needs, frequent introductions of new offerings, and improvements to existing offerings, all of which may increase the competitive pressures that we face. We provide offerings to address the needs of a wide variety of prospective customers that compete with other approaches and solutions. For example, internal IT teams sometimes attempt to “do it themselves” using open-source software. While individuals and small teams can sometimes use our open-source products to solve their technical problems, larger enterprises face more complex needs that require our commercial products. For select companies adopting a single-cloud solution, we compete with the well-established public cloud providers such as Amazon Web Services, or AWS, and their in-house offerings. We also compete with similar in-house offerings from Microsoft Azure, Google Cloud Platform, and other cloud providers; legacy providers with point products such as Red Hat, CyberArk, VMware, and IBM; and alternative open-source projects, such as Google Istio.

As the market for our products develops, the principal competitive factors in our market may include: product capabilities, including flexibility, scalability, performance, and security; ease of use; breadth of use cases supported; ability to integrate with existing IT infrastructure, cloud platforms, and on-premises environments; offering consistency across clouds; ability to implement multi-cloud provisioning, security, networking, and application deployment; speed of implementation and time to achieving value; ability to scale up and down dynamically on demand; robustness of professional services and customer support; price and total cost of ownership; adherence to certifications; size of customer base and level of user adoption; strength of sales and marketing efforts; offering an ecosystem of vendors integrated with the products; creating new products and expanding the existing platform; ability to innovate around a cloud-delivered architecture; brand awareness, recognition, and reputation, particularly within the open source community; and ability to engage the community of open source users and partners. If we fail to innovate and improve our products and professional services to address these factors, we may become vulnerable to increased competition and therefore fail to attract new customers or lose or fail to renew existing customers, which would cause our business and results of operations to suffer.

Some of our actual and potential competitors, especially more established companies, may expand their offerings to compete with our offerings. These companies may have advantages over us, such as longer operating histories, more established relationships with current and potential customers and commercial partners, significantly greater financial, technical, marketing or other resources, stronger brand recognition, larger intellectual property portfolios, and broader global distribution and presence. Our business model also assumes that our customers are committed to a multi-cloud strategy and will not bundle their cloud services. However, if this assumption does not accurately reflect the decisions of our customers, our business may suffer. Some of our larger potential competitors and other cloud providers have substantially greater resources than we do and therefore may afford to bundle competitively priced related products and services, which may allow them to leverage existing commercial relationships, incorporate functionality into existing products, sell products with which we compete at zero or negative margins, offer fee waivers and reductions or other economic and non-economic concessions, maintain closed technology platforms, or render our products unable to interoperate with such platforms. Our actual or potential customers may prefer to bundle their cloud services with one of our potential competitors even if such competitors’ individual products have more limited functionality compared to our software. These larger potential competitors are also often in a better position to withstand any significant reduction in technology spending and will therefore not be as susceptible to competition or economic downturns. Our potential competitors may also be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. In addition, some potential competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or in geographies where we do not operate. With the introduction of new technologies and new market entrants, we expect competition to grow in the future.

Furthermore, our actual and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources and offerings in the markets we address. In addition, third parties with greater available resources may acquire current or potential competitors. As a result of such relationships and acquisitions, our actual or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products, initiate or withstand substantial price competition, take advantage of other opportunities more readily, or develop and expand their offerings more quickly than we do. For all of these reasons, we may not be able to compete successfully against our current or potential competitors.

Problems with our internal systems, networks, or data, including actual or perceived breaches or failures by us or our partners, could cause our products to be perceived as insecure, underperforming, or unreliable, our reputation to be damaged, and our financial results to be negatively impacted.

Our offerings involve the transmission and processing of data, which can include personal information and our or our customers’ or other third parties’ highly sensitive, proprietary, and confidential information. In addition to threats from traditional attackers and insider threats, we also face security threats from malicious third parties, including individual hackers, sophisticated criminal groups, nation states, and state-sponsored organizations, that could obtain unauthorized access to our internal systems, networks, and data, as well as systems of organizations using our cloud products and services, and the information they store and process. Users and organizations using our services may also disclose or leak their passwords, API keys, or secrets that could lead to unauthorized access to their accounts and data within our products. Such incidents have become more prevalent in our industry, particularly against cloud services, and may in the future result in the unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary, and confidential information that we own, process, or control, such as customer information and proprietary data and information, including source code and secrets. It is virtually impossible for us to entirely mitigate the risk of these security threats. While we have implemented security measures internally and have integrated security measures into our products, these measures may not function as expected and may not detect or prevent all unauthorized activity, prevent all security breaches and incidents, mitigate all security breaches or incidents, or protect against all attacks or incidents. Moreover, our products incorporate a variety of third-party components (including open-source software components) which may expose us to additional security threats, and vulnerabilities in those components may be difficult or impossible to detect, control, and manage. We may also experience security breaches and other incidents that may remain undetected for an extended period and, therefore, may have a greater impact on our products, the networks and systems used in our business, and the proprietary and other confidential data contained on such networks and systems. We expect to incur significant costs in our efforts to detect and prevent security breaches and other security-related incidents, and we may face increased costs in the event of an actual or perceived security breach or other security-related incident. These cybersecurity risks pose a particularly significant risk to a business like ours that is focused on providing highly secure products to customers. Additionally, as a remote-first company, our workforce functions in a remote work environment that requires remote access to our corporate network, which in turn imposes additional risks to our business, including increased risk of industrial espionage, theft of assets, phishing, and other cybersecurity attacks, and inadvertent or unauthorized access to or dissemination of sensitive, proprietary, or confidential information.

We also engage third-party vendors and service providers to store and otherwise process some of our and our customers’ data, including sensitive and personal information. Our vendors and service providers may also be the targets of cyberattacks, malicious software, phishing schemes, fraud, and may face other cybersecurity threats and may suffer cybersecurity breaches and incidents from these and other causes. Our ability to monitor these parties’ data security is limited. There can be no assurance that any security measures that we or our third-party service providers, including third-party providers of cloud infrastructure services, have implemented will be effective against current or future security threats, and we cannot guarantee that our systems and networks or those of our third-party service providers have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of third parties that support us and our products. While we maintain measures designed to protect the integrity, confidentiality, and security of our data and other data we maintain or otherwise process, our security measures or those of our third-party service providers could fail and result in unauthorized access to or disclosure, modification, misuse, loss, or destruction of such data. Unauthorized access to, other security breaches of, or security incidents affecting, systems, networks, and data of our vendors, contractors, or those with which we have strategic relationships, even if not resulting in an actual or perceived breach of our customers’ networks, systems, or data, could result in the loss, compromise, or corruption of data, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation, and other liabilities.

Our products may experience errors, failures, vulnerabilities, or bugs that cause our products not to perform as intended. Any such errors, failures, vulnerabilities, or bugs may not be found until after they are deployed to our customers and may create the perception that our platform and products are insecure, underperforming, or unreliable. We also provide frequent updates and fundamental enhancements to our platform and products, which increase the possibility of errors. Our quality assurance procedures and efforts to report, track, and monitor issues with our products may not be sufficient to ensure we detect any such defects in a timely manner. There can be no assurance that our software code is or will remain free from actual or perceived errors, failures, vulnerabilities, or bugs.

Many of our customers may use our software for controlling their infrastructure and processing, transmitting, and protecting their sensitive and proprietary information, including business strategies, financial and operational data, personal or identifying information, and other related data. Our Vault product is specifically designed to assist our customers with management of their private and sensitive information. Actual or perceived breaches or other security incidents from actual or perceived errors, failures, vulnerabilities, or bugs in our products or other causes could lead to claims and litigation, indemnity obligations, regulatory audits, proceedings, investigations and significant legal fees, significant costs for remediation, the expenditure of significant financial resources in efforts to analyze, correct, eliminate, remediate, or work around errors or defects, to address and eliminate vulnerabilities, and to address any applicable legal or contractual obligations relating to any actual or perceived security breach or incident. They could damage our relationships with our existing customers and have a negative impact on our ability to attract and retain new customers. Because our business is focused in part on providing security to our customers with our Vault and other products, we believe that such products could be targets for hackers and others, and that an actual or perceived breach of, or security incident affecting, our security products and customers, could be especially detrimental to our reputation, customer confidence in our security products, and our business. The potential for an attack is compounded now that our Vault product is included as a cloud offering. Additionally, our products are designed to operate with little or no downtime. If a breach or security incident were to impact the availability of our products, our business, results of operations, and financial condition, as well as our reputation, could be adversely affected.

While we have taken steps designed to protect the confidentiality, integrity, and availability of our systems and the sensitive, proprietary, and confidential information that we own, process, or control, our security measures or those of third parties who we work with have been, and could from time to time in the future be, breached or otherwise not effective against security threats or preventing inadvertent or unauthorized access to or dissemination of sensitive, proprietary, or confidential information. For example, beginning in January 2021, a malicious third party gained unauthorized access to a third-party vendor, Codecov, that provides a software code testing tool, potentially affecting more than a thousand of Codecov’s customers, including us. Through our investigations, we have determined that the attackers leveraged a vulnerability in Codecov’s software to gain access to credentials in our development environment, and thereby obtained unauthorized read-only access to, and copied to overseas IP addresses, the private GitHub repositories containing our source code, signing keys, and references to certain customers. Upon learning of the breach, we took action to revoke Codecov’s access and discontinued our use of the Codecov service, rotated all of our credentials identified as exposed by the Codecov compromise to prevent further unauthorized access, analyzed available logs to determine whether there was evidence that the exposed credentials were leveraged to gain access to our systems or those of our customers, enhanced monitoring of our environment to identify and respond to suspicious activity. We have not found any evidence of unauthorized access to any customer data sent through or stored in our products, nor have we found any evidence that the attackers modified any of our source code or uploaded any malware or any other malicious code to our system. However, the full extent of the impact of this incident on our operations and products is not yet known, and we cannot assure you that there will be no impact in the near term or at all. This incident or any future incidents relating to the Codecov breach could result in the use of exfiltrated source code to attempt to identify vulnerabilities in our offering, future ransomware or social engineering attacks, reduced market acceptance of our offering, injury to our reputation and brand, legal claims against us, and the diversion of our resources.

These risks are likely to increase as we continue to grow and process, control, store, and transmit increasingly large amounts of data.

Additionally, we cannot be certain that our insurance coverage will be adequate or otherwise protect us with respect to claims, expenses, fines, penalties, business loss, data loss, litigation, regulatory actions, or other impacts arising out of security breaches, or that such coverage will continue to be available on acceptable terms or at all. Any of these results could adversely affect our business, financial condition, and results of operations.

If our self-managed offerings do not meet our customers’ performance expectations or if we fail to meet service-level commitments to our cloud platform customers, we could face subscription terminations and a reduction in renewals, which could significantly affect our current and future revenue.

If we fail to meet the performance expectations that our self-managed customers have for our products or minimum service-level availability commitments made to our cloud platform customers, then we may not retain our customers or they may not renew at expected rates. With respect to service-level availability commitments, we may be obligated to pay monetary penalties to the impacted cloud customers. Additionally, we may be contractually obligated to provide cloud customers with additional capacity and reputationally obligated to provide self-managed customers with additional support, each of which could significantly affect our revenue.

Our reliance on public cloud providers may impact our ability to meet service-level targets or performance targets, as any interruption in all or any portion of the public cloud could result in negative impacts to the service we are able to provide. In some cases, we may not have a contractual right with our public cloud providers that compensates us for any losses due to interruptions.

Further, the failure to meet our service-level commitments or performance targets on a chronic basis could result in damage to our reputation and we could face loss of revenue from reduced subscription levels from existing and prospective customers. Any service-level or performance failures could adversely affect our business, financial condition, and results of operations and, if made public, could harm our brand.

If we are not able to keep pace with technological and competitive developments or fail to integrate our products with a variety of technologies that are developed by others, our products may become less marketable, less competitive, or obsolete, and our results of operations may be adversely affected.

The success of our new product introductions depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, our ability to manage the risks associated with new product releases, the effective management of development and other spending in connection with anticipated demand for new products, and the availability of newly developed products. We have in the past experienced bugs, errors, or other defects or deficiencies in new products and product updates and delays in releasing new products, deployment options, and product enhancements and may have similar experiences in the future. As a result, some of our customers may either defer purchasing our products until we release new enhancements or switch to a competitor if we are not able to keep up with technological developments. If we are unable to successfully enhance our existing products to meet evolving customer requirements, increase adoption and use cases of our products, develop new products, quickly resolve security vulnerabilities, or if our efforts to increase the use cases of our products are more expensive than we expect, then our business, results of operations, and financial condition would be adversely affected.

In addition, our success depends on our ability to integrate our products with a variety of third-party technologies across any public or private platform or on-premises technology. Our technology partnership ecosystem powers significant extensibility of our products and offers our customers the ability to use external tools of their choice with our products and to deploy our products in their preferred environments and successfully support new package technologies as they arise. Further, our products must be compatible with the major cloud service providers in order to support local hosting of our products in geographies chosen by our customers. We also benefit from access to public and private vulnerability databases.

Changes in our relationship with any provider, the instability or vulnerability of any third-party technology, or the inability of our products to successfully integrate with third-party technology may adversely affect our business and results of operations. Any losses or shifts in the market position of these providers in general, in relation to one another or to new competitors or new technologies, could lead to losses in our relationships or customers, or to our need to identify and develop integrations with new third-party technologies. Such changes could consume substantial resources and may not be effective. Further, any expansion into new geographies may require us to integrate our products with new third-party technology and invest in developing new relationships with providers. If we are unable to respond to changes in a cost-effective manner, our products may become less marketable, less competitive, or obsolete and our results of operations may be negatively impacted.

Failure of our products to satisfy customer demands or to achieve increased market acceptance could adversely affect our business, results of operations, financial condition, and growth prospects.

We derive and expect to continue to derive substantially all of our revenue from our products. As a result, market acceptance of our products is critical to our continued success. Demand for our products is affected by numerous factors beyond our control, including continued market acceptance, the timing of development and release of new products by our competitors, technological change, any developments or disagreements with the open source community, and growth or contraction in our market or the overall economy. We expect the growth and proliferation of data to lead to an increase in the data analyses demands of our customers and we may not be able to scale and perform to meet those demands or may not be chosen by users for those needs. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business operations, financial results, and growth prospects will be materially and adversely affected.

Unfavorable conditions in our industry or the global economy or reductions in spending for products like ours could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States, Europe, the Asia-Pacific region, or elsewhere, could cause a decrease in business investments by our customers and potential customers, including spending on information technology, and negatively affect the growth of our business. To the extent our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, customers may choose to develop in-house software as an alternative to using our products. Moreover, competitors may respond to market conditions by lowering prices. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate do not improve, or worsen from present levels, our business, results of operations, and financial condition could be adversely affected.

If we are not able to maintain and enhance our brand, especially among practitioners, our business and operating results may be adversely affected.

We believe that developing and maintaining widespread awareness of our brand, especially with practitioners, is critical to achieving widespread acceptance of our products and attracting new users and customers. Brand promotion activities may not generate user or customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. Expenditures intended to maintain and enhance our brand may not be cost-effective or effective at all. If we do not successfully maintain and enhance our brand, we may have reduced pricing power relative to our competitors, we could lose customers, or we could fail to attract potential new customers or expand sales to our existing customers, all of which could materially and adversely affect our business, results of operations, and financial condition.

Our international operations expose us to significant risks, and failure to manage those risks could materially and adversely impact our business.

Our customers and employees are located worldwide, and our strategy is to continue to expand internationally. Our future results of operations depend, in part, on our ability to sustain and expand our penetration of the international markets in which we currently operate and to expand into additional international markets. We generated 25% of our revenue outside of the United States in fiscal 2021 and 27% in the nine months ended October 31, 2021. Our ability to expand internationally involves various risks, including the need to invest significant resources in such expansion, and the possibility that returns on such investments will not be achieved in the near future or at all in these less familiar competitive environments. We may also choose to conduct our international business through partnerships. If we are unable to identify partners or negotiate favorable terms, our international growth may be limited. In addition, we have incurred and may continue to incur significant expenses in advance of generating material revenue as we attempt to establish our presence in particular international markets. Additional risks associated with our international operations include:

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties, or other trade restrictions;

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different labor regulations, especially in the European Union, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

•	exposure to many stringent and potentially inconsistent laws and regulations relating to privacy, data protection, and data security, particularly in the European Union;

•	changes in a specific country’s or region’s political or economic conditions;

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challenges inherent to efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs;

•	risks relating to the implementation of exchange controls and trade protection regulations and measures in the United States or in other jurisdictions;

•	greater difficulty in enforcing contracts and accounts receivable collection, and longer collection periods;

•	limitations on our ability to reinvest earnings from operations derived from one country to fund the capital needs of our operations in other countries;

•	limited or unfavorable intellectual property protection; and

•

exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and similar applicable laws and regulations in other jurisdictions.

The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Our failure to successfully manage our international operations and the associated risks could limit the future growth of our business. If we are unable to address these difficulties and challenges or other problems encountered in connection with our international operations and expansion, we might incur unanticipated liabilities or we might otherwise suffer harm to our business generally.

Incorrect implementation or use of, or our customers’ failure to update, our products could result in customer dissatisfaction and negatively affect our business, operations, financial results, and growth prospects.

Our products are often operated in large scale, complex IT environments. Our customers and some partners require training and experience in the proper use of and the benefits that can be derived from our products to maximize their potential. If our customers do not implement, update or use our products correctly or as intended, inadequate performance, and/or security vulnerabilities may result. Because our customers rely on our software to manage a wide range of operations, the incorrect implementation, use of, or our customers’ failure to update, our software or our failure to train customers on how to use our software productively may result in customer dissatisfaction, negative publicity and may adversely affect our reputation and brand. Failure by us to effectively provide training and implementation services to our customers could result in lost opportunities for follow-on sales to these customers and decrease subscriptions by new customers, and adversely affect our business and growth prospects.

We depend on cooperating with public cloud operators. Changes to arrangements with such operators may significantly harm our customer retention, new customer acquisition, and product extension or expansion, or require us to change our business models, operations, practices, or advertising activities, which could restrict our ability to maintain our platform through these clouds and would adversely impact our business.

We depend upon the public cloud operators, primarily AWS, Google Cloud, and Microsoft Azure, to offer our products to our customers. Because of the significant use of our platform on public clouds, our solutions must remain interoperable with them. Further, we are subject to the standard agreements, policies, and terms of service of these public clouds, as well as agreements, policies, and terms of service of the various application stores that make our solutions available to our developers, creators, customers, and users. These agreements, policies, and terms of service govern the availability, promotion, distribution, content, and operation generally of applications and experiences on such public clouds. As a result, we may not successfully cultivate relationships with key industry participants or develop products that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our customers or users to access and engage with our platform on the public clouds they are already using, if our customers choose not to access or use our platform application on their cloud accounts, or if our customers or users choose to use public clouds that do not offer or discontinue access to our platform, our business and customer retention, new customer acquisition, and product extension or expansion could be significantly harmed.

The owners and operators of these public clouds each have approval authority over our platform’s deployment on their systems and offer products that compete with ours. We have no control over these public clouds, and any changes to these clouds that degrade our platform’s functionality, or give preferential treatment to competitive products, could significantly harm our platform. Those companies have no obligation to test the interoperability of their clouds with our platform. If any of these companies introduced modifications to their clouds that purposefully or inadvertently made them incompatible with or not optimal for use of our platform, such disruption to our platform would harm our business. Additionally, such operators could make our platform, or certain features of our platform, inaccessible on their public clouds for a potentially significant period of time. An operator could also limit or discontinue our access to its public cloud if it establishes more favorable relationships with one or more of our competitors, launches a competing product itself, or it otherwise determines that it is in its business interests to do so. Such operators could display their competitive offerings more prominently than ours. We plan to continue to introduce new technologies on our platform regularly and have experienced that it takes time to adjust such technologies to function with these public clouds, impacting the adoption of our new technologies and features, and we expect this trend to continue.

Each public cloud operator has broad discretion to change and interpret its agreements, terms of service, and policies with respect to our platform, and those changes may be unfavorable to us and our customers’ use of our platform. If we were to violate, or a public cloud operator believes that we have violated, its agreements, terms of service, or policies, that public cloud operator could limit or discontinue our access to its cloud. In some cases these requirements may not be clear or our interpretation of the requirements may not align with the interpretation of the public cloud operator, which could lead to inconsistent enforcement of these agreements, terms of service, or policies against us, and could also result in the public cloud operator’s limiting or discontinuing access to its cloud. Any limitation on or discontinuation of our access to any public cloud could adversely affect our business, financial condition or results of operations.

We rely upon public cloud operators to operate our platform and any disruption of or interference with our use of these operators’ services would adversely affect our business, results of operations, and financial condition.

We outsource substantially all of our cloud infrastructure to public cloud operators that host our products and platform, and our dependence will increase as we introduce new cloud products. Customers of our products need to be able to access our platform at any time, without interruption or degradation of performance. Public cloud operators run their own platforms that we access, and we are, therefore, vulnerable to service interruptions of these platforms. We have experienced, and expect that in the future we may experience interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud, or security attacks. In addition, if our security, or that of public cloud operators, is or is perceived to have been compromised, our products or platform are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations, and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints through our public cloud operators, our business, results of operations, and financial condition may be adversely affected. In addition, any changes in service levels from our public cloud operators may adversely affect our ability to meet our customers’ requirements.

The substantial majority of the services we use cloud service providers for are cloud-based server capacity and, to a lesser extent, storage and other optimization offerings. Public cloud operators allow us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. We access public cloud operator infrastructure through standard IP connectivity. Public cloud operators provide us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. Public cloud operators may terminate the agreement by providing 30 days’ prior written notice and may in some cases terminate the agreement immediately for cause upon notice. Although we expect that we could receive similar services from other third parties, if any of our arrangements with public cloud operators are terminated, we could experience interruptions on our platform and in our ability to make our products available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services.

Any of the above circumstances or events may harm our reputation, cause customers to stop using our products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under our service-level agreements, and otherwise harm our business, results of operations, and financial condition.

Interruptions or performance problems associated with our technology and infrastructure, and our reliance on technologies from third parties, may adversely affect our business operations and financial results.

Our website and internal technology infrastructure may experience performance issues due to a variety of factors, including infrastructure changes, human or software errors, website or third-party hosting disruptions, capacity constraints, technical failures, natural disasters, or fraud or security attacks. Our use and distribution of third-party open-source software and reliance on other third-party services may increase this risk. For example, we are dependent on our relationship with a third-party processor for installation and packaging solutions in one of our products. If our website is unavailable or our users are unable to download our products or order subscriptions or services within a reasonable amount of time or at all, our business could be harmed. We expect to continue to make significant investments to maintain and improve website performance and to enable rapid releases of new features and applications for our products. To the extent that we do not effectively upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business and results of operations may be harmed.

If we experience an interruption in service for any reason, our cloud offerings would similarly be interrupted. An interruption in our services to our customers could cause our customers’ internal and consumer-facing applications to fail to function properly, which could have a material adverse effect on our business, operations, financial results, customer relationships, and reputation. In addition, we rely on cloud technologies from third parties in order to operate critical functions of our business, including financial management services, customer relationship management services, and lead generation management services. Accordingly, if these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing sales of our products and supporting our customers could be impaired, and our ability to generate and manage sales leads could be weakened until equivalent services, if available, are identified, obtained, and implemented, all of which could harm our business and results of operations.

A real or perceived defect, security vulnerability, error, or performance failure in our products could cause us to lose revenue, damage our reputation, and expose us to liability.

Our products are inherently complex and, like all software, despite extensive testing and quality control, have in the past and may in the future contain defects or errors, especially when first introduced, or not perform as contemplated. These defects, security vulnerabilities, errors, or performance failures could cause damage to our reputation, loss of customers or revenue, product returns, order cancellations, service terminations, or lack of market acceptance of our software, which could expose us to liability. Because our products involve sensitive, secure and/or mission-critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk, or potential liability should our software fail to perform as contemplated in such deployments. We have in the past and may in the future need to issue corrective releases of our software to fix these defects, errors, or performance failures, which could require us to allocate significant research and development and customer support resources to address these problems.

Techniques used to sabotage or obtain unauthorized access to systems or networks are constantly evolving and, in some instances, are not identified until launched against a target. We and our service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative measures.

Further, there can be no assurance that any limitations of liability provisions in our customer and user agreements, contracts with third-party vendors and service providers, or other contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. Any cybersecurity insurance that we carry may be insufficient to cover all liabilities incurred by us in connection with any privacy or cybersecurity incidents or may not cover the kinds of incidents for which we submit claims. For example, insurers may consider cyberattacks by a nation-state as an “act of war” and any associated damages as uninsured. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, results of operations, and financial condition, as well as our reputation.

We depend on our senior management and other key employees, and the loss of one or more of these employees or an inability to attract, train, and retain highly skilled employees could harm our business.

Our future success is substantially dependent on our ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously harm our business, financial condition, and results of operations. We are also substantially dependent on the continued service of our existing engineering personnel because of the complexity of our products. Although we have entered into employment offer letters with our key personnel, these agreements have no specific duration and constitute at-will employment. The loss of one or more of our executive officers or key employees could seriously harm our business.

Our future performance also depends on the continued services and continuing contributions of our senior management to execute on our business plan and to identify and pursue new opportunities and product innovations. The loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, and results of operations.

Both the industry in which we operate and the San Francisco Bay Area, where our headquarters is located, are generally characterized by significant competition for skilled personnel as well as high employee attrition. Additionally, many of the companies with which we compete for experienced personnel have greater resources than we have and may provide higher levels of compensation. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited, that they have divulged proprietary or other confidential information, or that their former employers own their inventions or other work product.

In addition, a large percentage of our sales force is new to our company. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, the growth of our direct sales force leads to increasing difficulty and complexity in its organization, management, and leadership, at which we may prove unsuccessful. If we are unable to hire and train a sufficient number of effective sales personnel, we are ineffective at overseeing a growing sales force, or the sales personnel we hire are otherwise unsuccessful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.

Any failure to successfully attract, integrate, train, or retain qualified personnel to fulfill our current or future needs could materially and adversely affect our business, results of operations, and financial condition.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and entrepreneurial spirit we have worked to foster, which could harm our business.

We believe that our culture has been and will continue to be a key contributor to our success. If we do not continue to maintain our corporate culture as we grow, we may be unable to foster the innovation, creativity, and entrepreneurial spirit we believe we need to support our growth. Any failure to preserve our culture also could further harm our ability to retain and recruit personnel, innovate and create new products, operate effectively, and execute on our business strategy.

Operating as a remote-first company may make it difficult for us to preserve our corporate culture, have a negative impact on workforce morale and productivity, and harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.

We have been a remote-first company since incorporation. This subjects us to heightened operational risks. For example, technologies in our employees’ and service providers’ homes may not be as robust as in our offices and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable than in our offices. Further, because the security systems in place at our employees’ and service providers’ homes may be less secure than those used in our offices, we may be subject to increased cybersecurity risk, which could expose us to risks of data or financial loss and disrupt our business operations. There is no guarantee that our data security and privacy safeguards will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely.

Operating as a remote-first company as an increasing number of our employees choose to work remotely due to the COVID-19 pandemic may make it more difficult for us to preserve our corporate culture, and our employees may have decreased opportunities to collaborate in meaningful ways. Further, we cannot guarantee that an increasing number of employees working remotely will not have a negative impact on workforce morale and productivity. Any failure to preserve our corporate culture and foster collaboration could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.

Additionally, providing services to a remote-first company allows employees to move freely while undertaking their work responsibilities. On occasion, employees have and may continue to fail to inform us of changes to their work location in a timely manner. Conducting business in certain geographies may expose use to risks associated with that location, including compliance with local laws and regulations or exposure to compromised internet infrastructure. If employees fail to inform us of changes in their work location, we may be exposed to various risks without our knowledge. For example, if employees create intellectual property on our behalf while residing in a jurisdiction with weak or uncertain intellectual property laws, our ownership of such intellectual property may be questioned. Similarly, if employees access our resources through unsecured internet infrastructure, they may expose us to a heightened risk of data theft or cyberattack.

Our business is affected by seasonal demands, and our quarterly operations results fluctuate as a result.

Historically our business has been highly seasonal, with the highest percentage of our sales occurring in our fiscal fourth quarter due to increased buying patterns of our enterprise customers prior to the end of the year and a lower percentage of our sales in our second fiscal quarter due to the summer vacation slowdown that impacts many of our customers. We expect these seasonal trends to continue. We may also experience fluctuations due to factors that may be outside of our control that affect customer engagement with our platform. Additionally, activity levels may remain unpredictable due to the COVID-19 pandemic and uncertainties about the future, including the effectiveness of vaccines against various strains of the virus. Episodic experiences may also contribute to fluctuations in our quarterly results of operations. As our business matures, other seasonal trends may develop or existing seasonal trends may become more extreme.

Sales to government entities are subject to a number of challenges and risks.

We have recently started selling to U.S. federal governmental agency customers. Sales to such entities currently constitute a small portion of our revenue. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate meaningful sales. Government certification requirements for products like ours may change, thereby restricting our ability to sell into the government sector until we have attained such revised certification or certifications. Government demand and payment for our products may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products. Additionally, any actual or perceived privacy, data protection, or data security incident, or even any perceived defect with regard to our practices or measures in these areas, may negatively impact public sector demand for our products.

Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have met government-mandated requirements, which may require significant upfront cost, time, and resources. If we do not achieve and maintain government requirements, it may harm our competitive position against larger enterprises whose competitive offerings are able to meet these requirements. There can also be no assurance that we will secure commitments or contracts with government entities even following efforts to meet government requirements, which could harm our margins, business, financial condition, and results of operations. Further, government demand and payment for our offerings are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our offering.

Additionally, we rely on certain partners to provide technical support services to certain of our government entity customers to resolve any issues relating to our products. If our partners do not effectively assist our government entity customers in deploying our products, succeed in helping our government entity customers quickly resolve post-deployment issues, or provide effective ongoing support, our ability to sell additional products to new and existing government entity customers would be adversely affected and our reputation could be damaged.

Further, governmental entities may demand contract terms that differ from our standard arrangements and are less favorable than terms agreed with private sector customers. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition, and results of operations. Governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government refusing to continue buying our subscriptions, a reduction of revenue, or fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could adversely affect our results of operations and reputation.

Risks Related to Our Intellectual Property

Some of our technology incorporates third-party open-source software, which could negatively affect our ability to sell our products, and subject us to possible litigation.

Our open-source and proprietary technologies incorporate third-party open-source software, and we expect to continue to incorporate third-party open-source software in our products in the future and it may be necessary to utilize new and upgraded versions of these software applications. There can be no assurance that new versions of the third-party open-source projects we currently use will continue to be licensed under open-source licenses, or that necessary licenses will be available on acceptable terms or under open-source licenses permitting redistribution in our open-source and proprietary offerings, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our products and may have a material adverse effect on our business, results of operations, and financial condition. In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property, and we may be unable to obtain such licenses on commercially reasonable terms or at all.

In addition, few of the licenses applicable to open-source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could adversely impact our interests and the interests of our customers both with respect to our use of third-party open source as well as our distribution of our own software under open-source licenses, including by imposing unanticipated conditions or restrictions on our ability to commercialize our products, or limiting our ability to enforce our rights in the manner we had anticipated. Moreover, we cannot ensure that our software does not include open-source software that we are unaware of, or that we have not incorporated additional open-source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures, including requiring us to make some or all of our software available under an open-source license that is unacceptable to us or to our customers. If we incorporate third-party open-source software into our software products, then certain circumstances, we and our customers may be subject to certain requirements, including requirements that we offer our solutions that incorporate such third-party open-source software under license terms that are inconsistent with our intended license, such as requiring portions of our products we create based upon, derived from, incorporating, or using such open-source software (and in turn, portions of our customers’ products that they create which are based upon, derived from, incorporating, or using our products) be made available for no cost and for the purpose of making and redistributing such software (including in source code form) and derivatives thereof. If an author or other third party that distributes such open-source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our products that contained the open-source software, and required to comply with onerous conditions or restrictions on these products, which could disrupt the distribution and sale of these products.

Moreover, there have been claims challenging the ownership rights in open-source software against companies that incorporate open-source software into their products, and the licensors of such open-source software provide no warranties or indemnities with respect to such claims. In the event such a claim were made with respect to a third-party open-source component included in our products, we and our customers could be required to seek licenses from third parties in order to continue offering our products, and to re-engineer our respective products or discontinue the sale of our respective products in the event re-engineering cannot be accomplished on a timely basis. We and our customers may also be subject to suits by parties claiming infringement, misappropriation or violation due to the reliance by our solutions on certain open-source software, and such litigation could be costly for us to defend or subject us to certain types of equitable remedies, such as an injunction. Some open-source projects have known vulnerabilities and architectural instabilities and are provided on an as-is basis, which, if not properly addressed, could negatively affect the performance of our product. Any of the foregoing could require us to devote additional research and development resources to re-engineer our solutions, provide an advantage to our competitors or other entrants to the market, create new security vulnerabilities, or highlight existing security vulnerabilities in products, result in customer dissatisfaction, and may adversely affect our business, results of operations, and financial condition. We cannot ensure that our processes for identifying and controlling our use of open-source software in our platform and products will be effective.

We use third-party open-source software, which could negatively affect our ability to sell our offerings, or make it easier for competitors, some of whom may have greater resources than we have, to enter our markets and compete with us.

Unlike traditional proprietary software, the core of all of our products is developed in open source, allowing our partners and third parties to give feedback directly, report issues, contribute features, and fix bugs, which we accept and integrate into our products. Our partners are able to integrate their technology solutions and validate their integrations with continuous development. We plan to continue to develop our products in this open-source environment, and enabling third-party contributions, and the integration of open-source software from third parties into our codebase. While these open-source software licenses state that any work of authorship licensed under it may be reproduced and distributed provided that certain conditions are met, we may nevertheless be subject to suits by parties claiming ownership rights in what we believe to be permissively licensed open-source software or claiming non-compliance with the applicable open-source licensing terms.

In addition, the use of third-party open-source software may expose us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open-source software may also present additional security risks because the public availability of such software may publicize vulnerabilities or otherwise make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could be harmful to our business, results of operations, financial condition, and cash flows and could help our competitors develop products that are similar to or better than ours.

Failure to obtain, maintain, protect, and enforce our proprietary technology and intellectual property rights could harm our business and results of operations.

Our success depends to a significant degree on our ability to obtain, maintain, protect, and enforce our intellectual property rights, including proprietary technology, methodologies, know-how, and brand. We rely on a combination of trademarks, copyrights, service marks, trade secret laws, patents, contractual restrictions, and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect, and enforce our intellectual property rights may be inadequate. Our intellectual property rights may not protect our competitive position if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights, or if others are successful in designing around the protections our intellectual property rights afford. If we fail to protect our intellectual property rights adequately, our competitors may gain access to our proprietary technology, develop and commercialize substantially identical products, services, or technologies, and our business may be harmed. In addition, defending our intellectual property rights might entail significant expense.

Any patents, trademarks, or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or held unenforceable or invalidated through administrative process, including re-examination inter partes review, interference and derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. There can be no assurance that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain further patent protection for our technology. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or offerings. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or offerings.

Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create offerings that compete with ours. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our products are available. We may be unable to prevent third parties from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights. Furthermore, third parties may assert intellectual property claims against us, and we may be subject to liability, required to enter into costly license agreements, or required to rebrand our offering or prevented from selling our offering if third parties successfully oppose or challenge our trademarks or successfully claim that we infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights. The laws of some countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. As we expand our international activities, our exposure to unauthorized copying and use of our products and proprietary information will likely increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other parties. No assurance can be given that these agreements will be effective in controlling access to and distribution of our proprietary information. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products. These agreements may be breached, and we may not have adequate remedies for any such breach.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or injure our reputation.

We could incur substantial costs as a result of any claim of infringement, misappropriation, or violation of another party’s intellectual property rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights in the software industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement, misappropriation, or violation of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement, misappropriation, or violation claims. For example, recently we and a number of other companies have been sued by a non-practicing entity in Delaware federal court alleging patent infringement with respect to certain patents relating to power savings in data centers and cloud networking management, and we intend to vigorously defend against this lawsuit. Further, the software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them.

We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, or results of operations. Accordingly, we could incur substantial costs in prosecuting or defending any current or future intellectual property litigation. Any such intellectual property litigation could be expensive and could divert our management resources possibly leading to delays in development or commercialization of our products.

Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using products that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;

•	make substantial payments for legal fees, settlement payments, license fees, royalties, or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and results of operations. We expect that the occurrence of infringement claims is likely to grow as the market for our platform for data in motion and our offering grows. Accordingly, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement, misappropriation, or violation claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, misappropriation, violation, and other losses.

Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, misappropriation, or violation, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, or other contractual obligations. Large indemnity obligations and payments could disrupt and harm our business, results of operations, and financial condition. Although we generally attempt to contractually limit our liability with respect to such indemnity obligations, our efforts may not always be successful, and we may still incur substantial liability related to them even when subject to limitations. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

Risks Related to our Regulatory, Legal, Tax, and Accounting Environment

In connection with the operation of our business, we may collect, store, transfer, and otherwise process certain personal data and personally identifiable information, and our products help our customers do so as well. As a result, our business is subject to a variety of government and industry regulations, as well as other obligations, related to privacy, data protection, and data security.

Privacy, data protection, and data security have become significant issues in various jurisdictions where we offer our products and increasingly so as we gain more traction with our cloud offerings. We process certain personal data as part of our business operations, and our Vault product is specifically designed to assist our customers with management of their private and sensitive information. As we develop our cloud offerings and are able to process more data in the cloud, these issues become more significant. The regulatory frameworks for privacy, data protection, and data security issues worldwide are rapidly evolving and are likely to remain uncertain for the foreseeable future, particularly for data processed in the cloud. Federal, state, and non-U.S. government bodies or agencies have in the past adopted, and may in the future adopt, new laws and regulations or may make amendments to existing laws and regulations affecting data protection, data privacy, and/or data security and/or regulating the use of the internet as a commercial medium. Industry organizations also regularly adopt and advocate for new standards in these areas, and we are bound by certain contractual obligations relating to our use, storage, security, and other processing of personal data and other personally identifiable information. We also post privacy policies and have made, and may make, other representations regarding our privacy and data security practices. If we fail to comply with any of these laws, regulations, standards, or other obligations, or such public representations, or are alleged to have done so, we may be subject to investigations, enforcement actions, civil litigation, fines, and other penalties, all of which may generate negative publicity and have a negative impact on our business.

In the United States, we may be subject to investigation and/or enforcement actions brought by federal agencies and state attorneys general and consumer protection agencies. We publicly post policies and other documentation regarding our practices concerning the processing, use, and disclosure of personally identifiable information. Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

Many states have enacted privacy and data security laws. For example, the California Consumer Privacy Act, or CCPA, which took effect on January 1, 2020, gives California residents expanded rights to access and delete their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. California has already adopted a new law, the California Privacy Rights Act of 2020, or CPRA, that will substantially expand the CCPA effective January 1, 2023. Additionally, other U.S. states continue to propose, and in certain cases adopt, privacy-focused legislation such as Colorado and Virginia. Aspects of these state laws remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. A patchwork of differing state privacy and data security requirements would increase the cost and complexity of operating our business and increase our exposure to liability.

Internationally, we or our customers must comply with the data security, privacy, and data protection requirements of each of the jurisdictions we operate in. Within the European Union, the European General Data Protection Regulation, or the GDPR, became fully effective on May 25, 2018, and applies to the processing (which includes the collection and use) of certain personal data. The GDPR imposes substantial obligations and risk upon our business. Administrative fines under the GDPR can amount up to 20 million Euros or four percent of the group’s annual global turnover, whichever is highest. We may be required to incur substantial expense and to make significant changes to our business operations in an effort to comply with the obligations imposed by the GDPR, all of which may adversely affect our revenue and our business overall. Additionally, because the GDPR’s standards have not been previously enforced against companies, we are unable to predict how they will be applied to us. Despite our efforts to attempt to comply with the GDPR, a regulator may determine that we have not done so and subject us to fines and public censure, which could harm our company.

European privacy, data security, and data protection laws, including the GDPR, regulate and generally restrict the transfer of the personal data subject from Europe, including the European Economic Area, or EEA, the UK, and Switzerland, to third countries that have not been found to provide adequate protection to such personal data, including the United States unless the parties to the transfer have implemented specific safeguards to protect the transferred personal information. The safeguard on which we have primarily relied for such transfers has been implementation of the European Commission’s Standard Contractual Clauses, or SCCs, in our relevant data transfer agreements. We have undertaken certain efforts to conform transfers of personal data from the European Economic Area, or the EEA, to the United States and other jurisdictions based on our understanding of current regulatory obligations and the guidance of data protection authorities. The EU-U.S. Privacy Shield program administered by the U.S. Department of Commerce, to which we have self-certified, was invalidated in the “Schrems II” decision issued by the Court of Justice of the European Union, or CJEU, on July 16, 2020. On September 8, 2020, the Swiss Federal Data Protection and Information Commissioner invalidated the Swiss-U.S. Privacy Shield on similar grounds. In its July 16, 2020 opinion, the CJEU imposed additional obligations on companies when relying on SCCs to transfer personal data. The CJEU decision may result in European data protection regulators applying differing standards for, and requiring ad hoc verification of, transfers of personal data from Europe to the U.S. The European Commission released a draft of revised SCCs addressing the CJEU concerns in November 2020, and on June 4, 2021, published a new set of SCCs. The CJEU’s Schrems II decision, the revised SCCs, guidance and opinions of regulators, and other developments relating to cross-border data transfer may require us to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, which may increase compliance costs, lead to increased regulatory scrutiny or liability, and which may adversely impact our business, financial condition and operating results.

We may also experience hesitancy, reluctance, or refusal by European or multi-national customers to continue to use our products due to the potential risk exposure to such customers as a result of shifting business sentiment in the EEA regarding international data transfers and the data protection obligations imposed on them. We may find it necessary to establish systems to maintain personal data originating from the EEA in the EEA, which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business. We may be unsuccessful in maintaining the conforming means of transferring personal data from the EEA. We, and our customers, may face a risk of enforcement actions taken by European data protection authorities until the time, if any, that personal data transfers to us and by us from the EEA are legitimized under European law.

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications, or the ePrivacy Regulation, would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated. Most recently, on February 10, 2021, the Council of the EU agreed on its version of the draft ePrivacy Regulation. If adopted, the earliest date for entry into force is in 2023, with broad potential impacts on the use of internet-based services and tracking technologies, such as cookies. Aspects of the ePrivacy Regulation remain for negotiation between the European Commission and the Council. We expect to incur additional costs to comply with the requirements of the ePrivacy Regulation as it is finalized for implementation.

Further, the United Kingdom enacted a Data Protection Act in May 2018 that substantially implements the GDPR, and has implemented legislation referred to as the “UK GDPR” that generally provides for the GDPR to be implemented in the United Kingdom following Brexit and the transition period that ended on December 31, 2020. This legislation provides for substantial penalties for noncompliance of up to the greater of £17.5 million or four percent of worldwide revenues. While the EU has published draft decisions that the United Kingdom may be deemed an “adequate country” to which personal data could be exported from the EEA, this decision may face challenges in the future, creating uncertainty regarding transfers of personal data to the United Kingdom from the EEA. Some countries also are considering or have passed legislation requiring local storage and processing of data, or similar requirements, which could increase the cost and complexity of delivering our products.

Finally, we publish privacy policies and other documentation regarding our collection, use, disclosure, and other processing of personal information. Although we endeavor to adhere to these policies and documentation, we and the third parties on which we rely may at times fail to do so or may be perceived to have failed to do so. Such failures could subject us to regulatory enforcement action as well as costly legal claims by affected individuals or our customers.

Because the interpretation and application of many laws and regulations relating to privacy, data protection, and data security, along with industry standards, are uncertain, particularly as they relate to our cloud offerings, it is possible that these laws and regulations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products, and we could face fines, lawsuits, regulatory investigations, and other claims and penalties, and we could be required to fundamentally change our products or our business practices, which could have an adverse effect on our business. Any inability to adequately address privacy, data protection, and data security concerns, even if unfounded, or any actual or perceived failure to comply with applicable privacy, data protection, and data security laws, regulations, and other obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products. Privacy, data protection, and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and countries outside of the United States. If we are not able to adjust to changing laws, regulations, and standards related to the internet, our business may be harmed.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate these controls.

Our software may be subject to U.S. export control laws and regulations including the Export Administration Regulations, or EAR, and trade and economic sanctions maintained by the Office of Foreign Assets Control, or OFAC. As such, an export license may be required to export or re-export our products to certain countries, end-users, and end-uses. Because we incorporate encryption functionality into our products, we also are subject to certain U.S. export control laws that apply to encryption items. If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments and persons, as well as for prohibited end-uses. Monitoring and ensuring compliance with these complex U.S. export control laws is particularly challenging because our offerings are widely distributed throughout the world and are available for download without registration. Even though we take precautions to ensure that we and our partners comply with all relevant export control laws and regulations, any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations, and penalties.

In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit our end-customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations in such countries may create delays in the introduction of our products into international markets, prevent our end-customers with international operations from deploying our products globally, or, in some cases, prevent or delay the export or import of our products to certain countries, governments, or persons altogether. Any change in export or import laws or regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing export, import, or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import, or sanctions laws or regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers with international operations. Any decreased use of our products or limitation on our ability to export to or sell our products in international markets could adversely affect our business, financial condition, and operating results.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.K. Bribery Act, and other anti-corruption, anti-bribery, and anti-money laundering laws in various jurisdictions, both domestic and abroad. We leverage third parties, including channel partners, to sell our offerings and conduct our business abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, all of which may have an adverse effect on our reputation, business, operating results, and prospects.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products, and could adversely affect our business, results of operations, and financial condition.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communications, and business applications. Federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our products and platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees, or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, or result in reductions in the demand for internet-based products such as our products and platform. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs. If the use of the internet is reduced as a result of these or other issues, then demand for our products could decline, which could adversely affect our business, results of operations, and financial condition.

Any legal proceedings or claims against us could be costly and time consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including patent infringement, other intellectual property, privacy and data protection, data security, torts, securities, employment, contractual rights, or other legal claims. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could expose us to greater than anticipated tax liabilities.

Our income tax obligations are based in part on our corporate structure and intercompany arrangements, including the manner in which we develop, value, and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our business, including the laws of the United States and other jurisdictions, are subject to interpretation and certain jurisdictions may aggressively interpret their laws in an effort to raise additional tax revenue. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position and results of operations. It is possible that tax authorities may disagree with certain positions we have taken and any adverse outcome of such a review or audit could have a negative effect on our financial position and results of operations. Further, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our consolidated financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

As of January 31, 2021, we had U.S. federal and state net operating loss carryforwards of $245.3 million and $188.7 million, respectively, which may be utilized against future income taxes and begin to expire in 2034 and 2025 for federal and state purposes, respectively. Limitations imposed by the applicable jurisdictions on our ability to utilize net operating loss carryforwards could cause income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such net operating loss carryforwards to expire unused, in each case reducing or eliminating the benefit of such net operating loss carryforwards. Furthermore, we may not be able to generate sufficient taxable income to utilize our net operating loss carryforwards before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our net operating loss carryforwards.

Utilization of our net operating loss carryforwards and other tax attributes, such as research and development tax credits, may be subject to annual limitations, or could be subject to other limitations on utilization or benefit due to the ownership change limitations provided by Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and other similar provisions. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We may have experienced various ownership changes, as defined by the Code, as a result of past financing transactions (or other activities), and we may experience ownership changes in the future as a result of subsequent changes in our stock ownership, some of which may be outside our control. Accordingly, our ability to utilize the aforementioned carryforwards may be limited.

Further, the Tax Cuts and Jobs Act of 2017, or the Tax Act, as modified by the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, changed the federal rules governing net operating loss carryforwards. For net operating loss carryforwards arising in tax years beginning after December 31, 2017, the Tax Act limits a taxpayer’s ability to utilize such carryforwards in tax years beginning after December 31, 2020 to 80% of taxable income for tax years beginning after December 31, 2020. In addition, net operating loss carryforwards arising in tax years beginning after December 31, 2017 can be carried forward indefinitely; net operating losses arising in tax years 2018, 2019, and 2020 may generally be carried back five years, but carryback is generally prohibited for net operating losses arising in tax years beginning after December 31, 2020. Net operating loss carryforwards generated before January 1, 2018 (which represent the substantial majority of our net operating losses as of January 31, 2021) will not be subject to the Tax Act’s 80% taxable income limitation and will continue to have a twenty-year carryforward period. Nevertheless, our net operating loss carryforwards and other tax assets could expire before utilization and could be subject to limitations, which could harm our business, revenue, and financial results.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our results of operations.

Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws and precedents. In addition, the authorities in the jurisdictions in which we operate through our subsidiaries could review our tax returns or require us to file tax returns in jurisdictions in which we are not currently filing, and could impose additional tax, interest, and penalties. These authorities could also claim that various withholding requirements apply to us or our subsidiaries, assert that benefits of tax treaties are not available to us or our subsidiaries, or challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement was to occur, and our position was not sustained, we could be required to pay additional taxes, and interest and penalties. Such authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and harm our business and results of operations.

The enactment of legislation implementing changes in the United States of taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Legislation or other changes to U.S. tax laws, including those that increase the U.S. corporate tax rate, could impact the tax treatment of our earnings. Due to expansion of our international business activities, such proposed changes, as well as regulations and legal decisions interpreting and applying these changes may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operation.

We may not collect sales and use, value added, or similar taxes in all jurisdictions in which we are deemed to have sales, and we have been advised that such taxes are not applicable to our products in certain jurisdictions. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, to us or our end-customers for the past amounts, and we may be required to collect such taxes in the future. If we are unsuccessful in collecting such taxes from our end-customers, we could be held liable for such costs. Such tax assessments, penalties and interest, or future requirements may adversely affect our results of operations.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of investors.

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in those consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of investors. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the determination of stand-alone selling prices of our performance obligations in revenue agreements, measurement of stock-based compensation expense, the capitalization and estimated period of benefit of deferred contract acquisition costs, and accounting for income taxes including deferred tax assets and liabilities.

Changes in accounting principles and guidance could result in unfavorable accounting charges or effects.

We prepare our consolidated financial statements in accordance with principles generally accepted in the United States. These principles are subject to interpretation by the SEC and various bodies formed to create and interpret appropriate accounting principles and guidance. Changes in existing accounting rules or practices, new accounting pronouncements rules, or varying interpretations of current accounting pronouncements practice could harm our results of operations or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective. GAAP is subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. Additionally, if there are changes to certain of our facts-and-circumstances or if regulators changed their interpretation, we might be required to change the way we report our financial results.

General Risks Related to Us

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition, and results of operations.

We expect in the future seek to acquire or invest in businesses, joint ventures, and platform technologies that we believe could complement or expand our platform, enhance our technology, or otherwise offer growth opportunities. Further, our anticipated proceeds from this offering increase the likelihood that we will devote resources to exploring larger and more complex acquisitions and investments than we have previously attempted. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. In addition, we have limited experience in acquiring other businesses. If an acquired business fails to meet our expectations, our operating results, and business and financial position may suffer. We may not be able to find and identify desirable acquisition targets, we may incorrectly estimate the value of an acquisition target, and we may not be successful in entering into an agreement with any particular target. Further, any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, including the introduction of new products or enhancements to existing products, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations.

The stock-based compensation expense related to our RSUs and other equity awards will result in increases in our expenses in future periods and we may also expend substantial funds to satisfy the minimum tax withholding and remittance obligations that arise upon the initial vesting and/or settlement of our RSUs, which may have an adverse effect on our financial condition and results of operations.

We have granted RSUs to our employees and directors, which generally vest upon the satisfaction of both service-based and liquidity event-related performance vesting conditions occurring before the award’s expiration date. The service-based vesting period is generally satisfied by the award holder providing services to us over a four-year period. The liquidity event-related performance vesting condition was satisfied upon the effectiveness of the registration statement of which this prospectus forms a part. As of October 31, 2021, no stock-based compensation expense had been recognized for such RSUs because a qualifying event as described above was not probable. As of January 31, 2021 and October 31, 2021, total unrecognized stock-based compensation expense related to RSUs subject to service-based and performance-based vesting conditions was approximately $136.0 million and $300.7 million, respectively. In connection with this offering, we will record cumulative stock-based compensation expense for those RSUs for which the service-based vesting condition was satisfied prior to this offering with the remaining expense recognized over the remaining service period. Following the completion of this offering, the stock-based compensation expense related to our RSUs and other outstanding equity awards will result in increases in our expenses in future periods, in particular in the quarter in which the offering is completed. If a liquidity event had occurred on January 31, 2021 or October 31, 2021, we would have recorded approximately $55.2 million and $138.2 million, respectively, of stock-based compensation expense related to these RSUs.

Additionally, we may expend substantial funds in connection with the tax withholding and remittance obligations that arise upon the vesting and/or settlement of our outstanding RSUs. Under U.S. tax laws, employment and income tax withholding and remittance obligations for RSUs arise in connection with the vesting and settlement of the RSUs. To fund the employment and income tax withholding and remittance obligations arising in connection with the vesting and settlement of vested RSUs, we will (i) require payment from the applicable RSU holder in an aggregate amount equal to the total amount of taxes that become due upon settlement, (ii) withhold shares of our Class A common stock that would otherwise be issued with respect to such vested RSUs and pay the relevant tax authorities in cash to satisfy such tax obligations, or (iii) have the holders of such vested RSUs use a broker or brokers to sell a portion of such shares into the market, with the proceeds of such sales to be delivered to us for us to remit to the relevant taxing authorities, in order to satisfy such employment and income tax withholding and remittance obligations. Any such expenditures by us of substantial funds to satisfy the minimum tax withholding and remittance obligations that arise upon the vesting and/or settlement of RSUs may have an adverse effect on our financial condition and results of operations.

The requirements of being a public company could strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company listed in the United States, we will incur significant costs associated with general administration, including legal, accounting, and other expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the Nasdaq Global Select Market, or Nasdaq, are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.

Being a public company and complying with new rules and regulations might make it more expensive for us to obtain director and officer liability insurance, and in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain our executive management and qualified board members.

Being a public company could also lead to an increased risk of threatened or actual litigation, including by competitors and other third parties. Because we will be subject to public filing requirements with the SEC, our business and financial condition will be more visible, which we believe could result in threatened or actual litigation, including by competitors and other third parties. If such claims were successful, our business and results of operations could be harmed, and even if the claims did not result in litigation or were resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and results of operations.

If we fail to establish or maintain an effective system of internal control over financial reporting, we may be unable to maintain accurate financial records or prevent fraud, and investor confidence may, therefore, be adversely affected.

We maintain internal control over financial reporting designed to provide reasonable assurance regarding the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements or prevent all fraud. Moreover, we may be subject to material weaknesses in such internal controls. Our design and implementation of internal controls is time-consuming, costly, and complicated. If we fail to maintain adequate internal control over financial reporting, we may suffer inaccuracies in our financial statements, we may be subject to increased likelihood of fraud, and investors may lose confidence in the accuracy and completeness of our financial statements, any of which could require additional financial and management resources.

Our failure to maintain capital at our current level, raise additional capital, or generate the capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

Historically, we have financed our operations primarily through the sale of our equity securities as well as payments received from customers using our products and services. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or otherwise enhance our offerings, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to current holders of our securities. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms that are favorable to us, if at all.

Our credit facility provides our lender with a first-priority lien against substantially all of our assets and contains restrictive covenants which could limit our operational flexibility and otherwise adversely affect our financial condition.

Our revolving credit facility allows us to borrow up to $50.0 million, and we have not borrowed any amounts under this agreement. In the event we borrow amounts under our credit facility, we will become subject to a number of covenants that may limit our ability to, among other things, transfer or dispose of assets, pay dividends or make distributions, incur additional indebtedness, create liens, make investments, loans and acquisitions, engage in transactions with affiliates, merge or consolidate with other companies, and sell substantially all of our assets. Our credit facility is secured by substantially all of our assets. The terms of our credit facility may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs, execute preferred business strategies, make it more difficult for us to successfully execute our business strategy, and compete against companies who are not subject to such restrictions. Additionally, any obligations to repay principal and interest on our indebtedness make us vulnerable to economic or market downturns.

Our failure to comply with the covenants or payment requirements, or other events specified in our credit facility, could result in an event of default and our lender may accelerate our obligations under our credit facility and foreclose upon the collateral, or we may be forced to sell assets, restructure our indebtedness, or seek additional equity capital, which would dilute our stockholders’ interests. Our failure to comply with any covenant could result in an event of default under the agreement and the lender could make the entire debt immediately due and payable. If this occurs, we might not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.

The phase-out of the LIBOR, or the replacement of LIBOR with a different reference rate, may adversely affect interest rates. Borrowings under our revolving credit facility bear interest at rates determined using LIBOR as the reference rate. On July 27, 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced that it would phase out LIBOR by the end of 2021. It is unclear whether LIBOR will be discontinued or substantially modified in the future. However, the publication of LIBOR tenors that pertain to our revolving credit facility shall not cease until June 30, 2023.

Changes in the method of calculating LIBOR, or the replacement of LIBOR with an alternative rate or benchmark, may adversely affect interest rates and result in higher borrowing costs. This could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks. Furthermore, we may need to renegotiate our revolving credit facility or incur other indebtedness, and changes in the method of calculating LIBOR, or the use of an alternative rate or benchmark, may negatively impact the terms of such indebtedness. Any of the foregoing could adversely affect our business, financial condition, or results of operations.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such charges may adversely affect our results of operations.

We are exposed to fluctuations in currency exchange rates and interest rates, which could negatively affect our results of operations and our ability to invest and hold our cash.

Our sales are denominated in U.S. dollars, and therefore our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our platform to our customers outside of the United States, which could adversely affect our results of operations. In addition, an increasing portion of our operating expenses is incurred outside of the United States.

These operating expenses are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. In the future, we expect to have sales denominated in currencies other than the U.S. dollar, which will subject our revenue to foreign currency risk. If we are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected. In addition, we are exposed to fluctuations in interest rates, which may result in a negative interest rate environment, in which interest rates drop below zero. In such a zero interest rate environment, any cash that we may hold with financial institutions, including cash proceeds received from this offering, will yield a storage charge instead of earning interest income, and encourages us to spend our cash or make high-risk investments, all of which could adversely affect our financial position, results of operations, and cash flows.

Catastrophic events, or man-made problems such as terrorism or climate change, may disrupt our business.

A significant natural disaster, such as an earthquake, fire, flood, or significant power outage, and the risks associated with climate change could have an adverse impact on our business, results of operations, and financial condition. We have a number of our employees and executive officers located in the San Francisco Bay Area, a region known for seismic activity, drought, and wildfires, and the resultant air quality impacts and power outages associated with such wildfires. Furthermore, it is more difficult to mitigate the impact of these events on our employees while they work from home as a result of the COVID-19 pandemic. In addition, acts of terrorism, pandemics, such as the outbreak of the novel coronavirus or another public health crisis, protests, riots, and the increasing frequency and impact of extreme weather events on critical infrastructure in the U.S. and elsewhere have the potential to disrupt our business, the business of our third-party suppliers, and the business of our customers, and may cause us to experience higher attrition, losses, and additional costs to maintain or resume operations. Additionally, any disruption in the business of our partners or customers that affects sales in a given fiscal quarter could have a significant adverse impact on our quarterly results for that and future quarters. All of the aforementioned risks may be further increased if our course of action in response to catastrophic events prove to be inadequate.

Health epidemics, including the COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners, and customers operate.

Our business and operations could be adversely affected by health epidemics, including the COVID-19 pandemic, impacting the markets and communities in which we, our partners, and customers operate. The ongoing global COVID-19 pandemic has adversely impacted, and may continue to adversely impact, certain parts of our business. In industries that were heavily impacted by the pandemic, such as travel and hospitality, we experienced a slowdown in customer spending on our products. Additionally, we also took responsive measures to the pandemic that impacted our business. For example, we suspended non-essential travel by our employees, required events to be held virtually, and temporarily closed our offices. These responsive measures negatively impacted our in-person conferences, the length and variability of our sales cycles, the rate of sales to new customers, our international operations, and the hiring and onboarding of new employees across the organization.

The pandemic was also a contributing factor that also led to existing and potential customers accelerating transitions for some customers to the cloud. As a result, we believe the value of our offering has become increasingly relevant during the course of the pandemic, which may result in a positive impact on our business over the long term. However, if customers do not transition to the cloud at anticipated rates, we may not experience these anticipated benefits.

The extent of the impact of the COVID-19 pandemic on our customers and our customers’ response to the COVID-19 pandemic is difficult to assess or predict, and we may be unable to accurately forecast our revenues or financial results, especially given that the long-term impact of the pandemic remains uncertain. Our results of operations could be materially above or below our forecasts, which could adversely affect our results of operations, disappoint analysts and investors, and/or cause our stock price to decline.

The global impact of COVID-19 continues to evolve, and we will continue to monitor the situation closely. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, operations, ability to access capital, or the global economy as a whole. While the spread of COVID-19 may be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

Risks Related to this Offering and Ownership of our Common Stock

No public market for our Class A common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

No public market for our Class A common stock currently exists. An active public trading market for our Class A common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active trading market may also reduce the fair value of your shares. An inactive market may also impair our ability to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The market price for our Class A common stock may be volatile or may decline regardless of our operating performance.

The market price of our Class A common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, many of which are beyond our control, including:

•	actual or anticipated changes or fluctuations in our results of operations;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	announcements by us or our competitors of new offerings or new or terminated significant contracts, commercial relationships, or capital commitments;

•	industry or financial analyst or investor reaction to our press releases, other public announcements, and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	future sales or expected future sales of shares of our Class A common stock;

•	investor perceptions of us and the industries in which we operate;

•	price and volume fluctuations in the overall stock market from time to time;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	the expiration of contractual lock-up agreements and sales of shares of our Class A common stock by us or our stockholders;

•

failure of industry or financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property rights or our solutions, or third-party proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	actual or perceived breaches of, or failures relating to, privacy, data protection, or data security;

•	interruptions, delays, or outages of our platform;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	any major changes in our management or our board of directors;

•	general economic conditions and slow or negative growth of our markets; and

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

We cannot predict the impact our dual-class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Under these policies, our dual-class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. Because of our dual-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

The dual-class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock prior to this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are offering in this initial public offering, has one vote per share. Following this offering, our directors, executive officers, and holders of 5% or more of our common stock, and their respective affiliates, will beneficially own in the aggregate 79.7% of the combined voting power of our Class A common stock and Class B common stock, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us in this offering. Because of the ten-to-one voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and will therefore, if acting together, be able to control all matters submitted to our stockholders for approval until the earlier of the tenth anniversary of the filing and effectiveness of our amended and restated certificate of incorporation in connection with this offering or the affirmative vote of the holders of 66-2/3% of the voting power of our outstanding Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.

Future transfers by holders of shares of our Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, including but not limited to, transfers effected for estate planning purposes and transfers among affiliates, to the extent the transferee continues to remain an affiliate. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those beneficial owners of Class B common stock who retain their beneficial ownership in the long term. See the section titled “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation, and Our Amended and Restated Bylaws” for additional information.

We will have broad discretion in the use of net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may adversely affect the price of our Class A common stock.

You will experience immediate and substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of Class A common stock immediately after this offering. If you purchase Class A common stock in this offering, you will suffer immediate dilution of $73.63 per share, or $72.75 per share if the underwriters exercise their over-allotment option in full, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of our Class A common stock in this offering and the assumed initial public offering price.

This dilution is due to the substantially lower price paid by our investors who purchased shares of Class B common stock prior to this offering as compared to the price offered to the public in this offering, and any previous exercise of options granted to our service providers. In addition, as of October 31, 2021, options to purchase 13,829,066 shares of Class B common stock with a weighted-average exercise price of $1.85 per share were outstanding as well as 9,329,284 issuable shares of Class B common stock upon satisfaction of service-based vesting conditions. The exercise of any of these options or issuance of these contingent shares of Class B common stock would result in additional dilution. See the section titled “Dilution” for additional information.

Future sales of substantial amounts of our Class A common stock in the public markets, or the perception that they might occur, could reduce the price that our Class A common stock might otherwise attain.

Future sales of a substantial number of shares of Class A common stock in the public market, particularly sales by our directors, executive officers, and significant stockholders, or the perception that these sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for you to sell your shares of Class A common stock at a time and price that you deem appropriate.

All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act (including any shares that may be purchased by any of our affiliates in this offering). The remaining shares of our common stock are subject to the lock-up agreement described below.

In addition, holders of an aggregate of 94,127,984 shares of Class B common stock, based on shares outstanding as of October 31, 2021 (after giving effect to the automatic conversion of all outstanding redeemable convertible preferred stock), are entitled to rights with respect to registration of these shares under the Securities Act pursuant to our amended and restated investors’ rights agreement. If these holders of our Class B common stock, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our Class A common stock. We have also registered the offer and sale of all shares of Class A common stock that we may issue under our equity compensation plan.

We and all of our directors, officers, and the holders of approximately 86.5% of our outstanding equity securities are subject to lock-up agreements with the underwriters that restrict their ability to transfer such securities, including any hedging transactions, during the period ending on the date that is 180 days after the date of this prospectus subject to early release provisions, as further described in the section titled “Shares Eligible for Future Sale.” Certain holders of our securities representing approximately 13.5% of our outstanding equity securities, who are primarily current and former employees, have not entered into lock-up agreements with the underwriters and, therefore, are not subject to the restrictions under the lock-up agreements with the underwriters. These holders are subject to market stand-off agreements with us which restrict their ability to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of our securities during the period ending 180 days after the date of this prospectus. We will not waive any of the restrictions of such market stand-off agreements during the period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC on behalf of the underwriters, provided that we may waive such restrictions to the extent consistent with the terms of the lock-up agreements with the underwriters. The market stand-off agreements do not prohibit these holders from pledging or hedging activities with respect to our securities.

In addition, pursuant to the lock-up agreements, if the terms of the lock-up agreements or market stand-off agreements with any of our directors, officers, or greater than 1% stockholders are terminated or waived (other than transfers not involving a disposition for value, if the potential transferor enters into a similar lock-up agreement, and in the case of an underwritten offering with an opportunity to participate pro rata), then the parties to our investors’ rights agreement and lock-up agreement will be entitled to a pro rata termination or waiver with respect to their securities, subject to the lock-up agreements or market stand-off provisions described above, and subject to an exception for any waiver of up to 1% of our total outstanding shares of Class A common stock subject to lock-up agreements (calculated as of immediately prior to this offering).

In addition, as further described in the section titled “Shares Eligible for Future Sale,” subject to certain conditions and terms of the lock-up agreements, including compliance with Rule 144 under the Securities Act, our directors, officers, and holders of our securities may sell in the public market a certain percentage of the aggregate number of shares of Class A common stock or other securities convertible into or exercisable or exchangeable for Class A common stock.

Upon the expiration of the restricted period described above, all of the securities subject to such lock-up agreements will become eligible for sale, subject to compliance with applicable securities laws. Furthermore, Morgan Stanley & Co., LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC may waive the lock-up agreements entered into by our directors, officers, and holders of our securities before they expire.

Sales of a substantial number of such shares upon expiration of the lock-up agreements, or the perception that such sales may occur, or the early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

Additional stock issuances could result in significant dilution to our stockholders and additional issuances of debt or senior equity securities could impair the value of our Class A common stock.

We may issue common stock or securities convertible into common stock from time to time in connection with a financing, acquisition, investment, our share incentive plans, or otherwise. Any such issuance could result in dilution to our existing stockholders unless pre-emptive rights exist. The amount of dilution could be substantial depending upon the size of the issuances or exercises.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the market price of our Class A common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws contains provisions that may make the acquisition of our company more difficult, including the following:

•	any amendments to our amended and restated certificate of incorporation or our amended and restated bylaws requires the approval of at least 66-2/3% of our then-outstanding voting power;

•	our board of directors is classified into three classes of directors with staggered three-year terms and stockholders will only be able to remove directors from office for cause;

•	our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	our amended and restated certificate of incorporation does not provide for cumulative voting;

•	vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•

a special meeting of our stockholders may only be called by an officer pursuant to a resolution adopted by our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President (in the absence of a chief executive officer);

•	certain litigation against us can only be brought in Delaware, unless we consent in writing to the selection of an alternative forum;

•

our amended and restated certificate of incorporation authorizes 100,000,000 shares of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) is the exclusive forum for the following (except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction):

•	any derivative action or proceeding brought on behalf of us;

•	any action asserting a claim of breach of a fiduciary duty;

•

any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time); and

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated bylaws further provide that the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find either exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could significantly harm our business.

If industry or financial analysts do not publish research or reports about our business, or if they issue inaccurate or unfavorable research regarding our Class A common stock, our share price and trading volume could decline.

The trading market for our Class A common stock is influenced by the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts, or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Class A common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our company, our share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or public investors, analysts could downgrade our Class A common stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our share price or trading volume to decline.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and have the option to utilize certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of this initial public offering, (B) in which we have total annual revenue of at least $1.07 billion, or (C) in which we are deemed to be a large accelerated filer, with at least $700 million of equity securities held by non-affiliates as of the prior June 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. However, we may take advantage of some of the other reduced regulatory and reporting requirements that will be available to us so long as we qualify as an emerging growth company.

Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our Class A common stock may be adversely affected. Further, we cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, contractual restrictions, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, stockholders must rely on sales of their capital stock after price appreciation as the only way to realize any future gains on their investment; because there is no market for any of our equity securities, stockholders may not be able to sell their capital stock when desired, or at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. In particular, information appearing under the sections titled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other portions of this prospectus include forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our future operating and financial performance, ability to generate positive cash flow and ability to achieve and sustain profitability;

•	our ability to attract and retain customers to use our products;

•	our ability to successfully anticipate and satisfy customer demands, including through the introduction of new features, products or services and the provision of professional services;

•	our ability to increase usage of our platform and sell additional products to existing customers;

•	future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;

•	the costs and success of our sales and marketing efforts, and our ability to promote our brand;

•	the estimated addressable market opportunity for our products and growth rate of those markets;

•	our reliance on key personnel and our ability to identify, recruit, and retain skilled personnel;

•	our ability to continue to build and maintain credibility with the developer community;

•	our ability to form new and expand existing strategic partnerships;

•	our ability to maintain the security of our software and adequately address privacy concerns;

•	our ability to accurately forecast our sales cycle and make changes to our pricing model;

•	our ability to effectively manage our growth, including any international expansion;

•	our ability to protect our intellectual property rights and any costs associated therewith;

•	the future trading prices of shares of our Class A common stock;

•	the effects of COVID-19 or other public health crises;

•	our ability to compete effectively with existing competitors and new market entrants;

•	the effects of any existing or future claims or litigation;

•	our ability to comply with modified or new laws and regulations applying to our business; and

•	our anticipated use of the net proceeds of this offering.

Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a highly competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from the industry publications and other third-party sources included in this prospectus is reliable, we have not independently verified the accuracy or completeness of the data contained in such sources. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Forecasts and other forward-looking information with respect to industry are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section titled “Special Note Regarding Forward-Looking Statements.” We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The source of certain statistical data, estimates and forecasts contained in this prospectus include the following independent industry publications or reports:

•	451 Research, part of S&P Global Market Intelligence, Voice of the Enterprise, Cloud, Hosting & Managed Services: Organizational Dynamics, 2020;

•	650 Group, HashiCorp Product Addressable Market Sizes, June 2021;

•	Gartner, Inc., Competitive Landscape: Cloud Service Brokerage 2020, October 2020; and

•	IDC, Semiannual Public Cloud Services Tracker 2016-2025, November 2021.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of shares of our Class A common stock that we are selling in this offering of approximately $1,154.0 million, based on an initial public offering price of $80.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares in this offering is exercised in full, based on the same assumptions, we estimate that our net proceeds will be approximately $1,328.0 million.

The principal purposes of our selling shares in this offering are to obtain additional capital, to create a public market for our Class A common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds for general corporate purposes, including working capital. We do not have more specific plans for the net proceeds from this offering. We may also use a portion of the net proceeds for the acquisition of, or investment in, businesses or technologies that complement our business. However, we do not have agreements or commitments to enter into any such acquisitions or investments at this time.

We intend to use a portion of the net proceeds we receive from this offering to satisfy the minimum anticipated tax withholding and remittance obligations of $104.2 million related to the RSU Settlement based upon the initial public offering price per share of $80.00.

We have not yet determined our anticipated expenditures and therefore cannot estimate the amounts to be used for each of the purposes discussed above, and we will have broad discretion over how to use the net proceeds to us from this offering. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government. The goal with respect to the investment of these net proceeds will be capital preservation and liquidity so that these funds are readily available to fund our operations.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, contractual restrictions, capital requirements, general business conditions and other factors that our board of directors may deem relevant. In addition, the terms of our credit facility contain restrictions on our ability to declare and pay cash dividends on our capital stock, even if no amounts are currently outstanding.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of October 31, 2021:

•	on an actual basis without any adjustments to reflect subsequent or anticipated events;

•

on a pro forma basis to give effect to (i) the Capital Stock Conversion; (ii) the Class B Reclassification; (iii) the RSU Settlement; (iv) the related increase in liabilities and corresponding decrease in additional paid-in capital for the associated tax liabilities related to the RSU Settlement, (v) the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the closing of this offering, and (vi) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $138.2 million associated with RSUs for which the service-based vesting condition was satisfied as of October 31, 2021 and for which the liquidity event-related performance vesting condition was satisfied in connection with this offering; and

•

on a pro forma as adjusted basis to give effect to (i) the pro forma adjustments set forth above; (ii) the issuance and sale by us of 15,300,000 shares of Class A common stock in this offering at the initial public offering price of $80.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the cash payment from the proceeds of this offering to pay the tax liabilities related to the RSU Settlement.

The pro forma as adjusted information set forth in the table below is illustrative only and is based on the initial public offering price. This table should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

	As of October 31, 2021
	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands, except per share data)
Cash and cash equivalents	$218,186	$218,186	$1,268,043

Redeemable convertible preferred stock, $0.000015 par value per share: 94,127,984 shares authorized, 94,127,984 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$349,113	$—	$—
Stockholders’ (deficit) equity:
Preferred Stock, $0.000015 par value per share; no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common Stock, $0.000015 par value per share, 200,000,000 shares authorized; 67,114,306 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1	—	—
Class A Common Stock, $0.000015 par value per share, no shares authorized; no shares issued and outstanding, actual; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma; and 1,000,000,000 shares authorized, 15,300,000 shares issued and outstanding, pro forma as adjusted	—	—	—
Class B Common Stock, $0.000015 par value per share, no shares authorized; no shares issued and outstanding, actual; 200,000,000 shares authorized, 163,587,670 shares issued and outstanding, pro forma and pro forma as adjusted	—	2	2
Additional paid-in capital	102,316	490,332	1,644,372

	As of October 31, 2021
	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands, except per share data)
Accumulated deficit	(278,402)	(421,488)	(421,488)

Total stockholders’ (deficit) equity	$(176,085)	$68,846	$1,222,886

Total capitalization	$173,028	$68,846	$1,222,886

If the underwriters’ option to purchase additional shares of our common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, total capitalization, and shares outstanding as of October 31, 2021 would be $1,442 million, $1,644 million, $1,397 million, $1,397 million, and 181,182,670 shares, respectively.

The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering is based on 163,587,670 shares of our common stock outstanding as of October 31, 2021, after giving effect to the Capital Stock Conversion, the Class B Reclassification, and the RSU Settlement, as if they had occurred on October 31, 2021, and excludes the following:

•

13,829,066 shares of our Class B common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of October 31, 2021 under our 2014 Stock Plan, at a weighted-average exercise price of $1.85 per share;

•

9,329,284 RSUs covering shares of our Class B common stock that are issuable upon satisfaction of service-based and liquidity-based vesting conditions outstanding as of October 31, 2021, for which the service-based condition was not yet satisfied as of October 31, 2021, pursuant to our 2014 Plan (we expect that vesting of certain of these RSUs through December 8, 2021 will result in the net issuance of 2,345,380 shares of our Class B common stock in the RSU Settlement in connection with this offering, after withholding 1,241,644 shares of Class B common stock to satisfy associated estimated income tax obligations (based on the initial public offering price of $80.00 per share and a 35% tax withholding rate));

•

977,680 shares of the IPO RSU Shares issuable in connection with the vesting of RSUs that were granted in connection with this offering under our 2021 Plan and will become effective as of the date on which our Form S-8 registration statement covering shares issuable under our 2021 Plan becomes effective, and provided that the recipient is a service provider of ours as of such date (see the section titled “Executive Compensation” for additional information regarding certain of these grants);

•

18,330,000 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which includes the IPO RSU Shares, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under this plan; and

•

1,900,000 shares of our Class A common stock reserved for future issuance under our ESPP, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under our ESPP.

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock immediately after this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and redeemable convertible preferred stock by the number of shares of our common stock outstanding. Our historical net tangible book deficit as of October 31, 2021 was $259.5 million, or $3.87 per share. Our pro forma net tangible book deficit as of October 31, 2021 was $14.6 million, or $0.09 per share, based on the total number of shares of our Class A common stock and Class B common stock outstanding as of October 31, 2021, after giving effect to (i) the Capital Stock Conversion, (ii) the Class B Reclassification, (iii) the RSU Settlement, (iv) the related increase in liabilities and corresponding decrease in additional paid-in capital for the associated tax liabilities related to the net settlement of the RSUs, and (v) the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the closing of this offering.

After giving further effect to the receipt of the net proceeds from our issuance and sale of 15,300,000 shares of Class A common stock in this offering at the initial public offering price of $80.00 per share of Class A common stock, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of October 31, 2021 would have been approximately $1,139.5 million, or $6.37 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $6.46 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $73.63 per share to new investors purchasing shares of our Class A common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the offering price that a new investor will pay for a share of Class A common stock. The following table illustrates this dilution:

Initial public offering price per share		$80.00
Historical net tangible book deficit per share as of October 31, 2021	$(3.87)
Increase per share attributable to the pro forma adjustments described above	$3.78
Pro forma net tangible book value per share as of October 31, 2021, before giving effect to this offering	$(0.09)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$6.46

Pro forma as adjusted net tangible book value per share after giving effect to this offering		$6.37

Dilution per share to new investors in this offering		$73.63

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value after the offering would be $7.25 per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $0.88 per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $72.75 per share, in each case based on the initial public offering price of $80.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of October 31, 2021, after giving effect to (i) the Capital Stock Conversion, (ii) the Class B Reclassification, (iii) the RSU Settlement, (iv) the related increase in liabilities and corresponding decrease in additional paid-in capital for the associated tax liabilities related to the net settlement of the RSUs, and (v) the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the closing of this offering, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid, or to be paid, to us, and the average price per share paid, or to be paid. The calculation below is based on an initial public offering price of $80.00 per share before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	161,242,290	91%	$359,190,000	23%	$2.23
New investors	15,300,000	9	1,224,000,000	77	80.00

Total	176,542,290	100%	$1,583,190,000	100%

The foregoing tables assume no exercise of the underwriters’ option to purchase additional shares or of outstanding stock options after October 31, 2021. As of October 31, 2021, 13,829,066 shares of common stock were subject to outstanding options, at a weighted-average exercise price of $1.85. To the extent these options are exercised there will be further dilution to new investors. See Note 9 of Notes to Consolidated Financial Statements.

The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering is based on 163,587,670 shares of our common stock outstanding as of October 31, 2021, after giving effect to the Capital Stock Conversion, the Class B Reclassification, and the RSU Settlement, as if they had occurred on October 31, 2021, and excludes the following:

•

13,829,066 shares of our Class B common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of October 31, 2021 under our 2014 Stock Plan, at a weighted-average exercise price of $1.85 per share;

•

9,329,284 RSUs, covering shares of our Class B common stock that are issuable upon satisfaction of service-based and liquidity-based vesting conditions outstanding as of October 31, 2021, for which the service-based condition was not yet satisfied as of October 31, 2021, pursuant to our 2014 Plan (we expect that vesting of certain of these RSUs through December 8, 2021 will result in the net issuance of 2,345,380 shares of our Class B common stock in the RSU Settlement in connection with this offering, after withholding 1,241,644 shares of Class B common stock to satisfy associated estimated income tax obligations (based on the initial public offering price of $80.00 per share and a 35% tax withholding rate));

•

977,680 shares of the IPO RSU Shares issuable in connection with the vesting of RSUs that were granted in connection with this offering under our 2021 Plan and will become effective as of the date on which our Form S-8 registration statement covering shares issuable under our 2021 Plan becomes effective, and provided that the recipient is a service provider of ours as of such date (see the section titled “Executive Compensation” for additional information regarding certain of these grants);

•

18,330,000 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which includes the IPO RSU Shares, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under this plan; and

•

1,900,000 shares of our Class A common stock reserved for future issuance under our ESPP, as well as any automatic increases in the number of shares of our Class A common stock reserved for future issuance under our ESPP.

To the extent that any outstanding options are exercised, outstanding RSUs vest and settle or new options or RSUs are issued under our stock-based compensation plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under the 2014 Plan as of October 31, 2021 were exercised or vested and settled, as applicable, then our existing stockholders, including the holders of these options and RSUs, would own 92.5% and our new investors would own 7.5% of the total number of shares of our common stock outstanding on the closing of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such difference include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2020 and 2021 are referred to herein as fiscal 2020 and fiscal 2021, respectively.

Overview

At HashiCorp, we believe that infrastructure enables innovation.

Our foundational technologies solve the core infrastructure challenges of cloud adoption by enabling an operating model that unlocks the full potential of modern public and private clouds. Our cloud operating model provides consistent workflows and a standardized approach to automating the critical processes involved in delivering applications in the cloud: infrastructure provisioning, security, networking, and application deployment. With our solutions, companies of all sizes and in all industries can accelerate their time to market, reduce their cost of operations, and improve their security and governance of complex infrastructure deployments.

Since our founding, our focus on innovation has allowed us to achieve the following significant milestones during the years indicated below:

HashiCorp Founded
Packer OSS
2013
Consul OSS
Terraform OSS
2014
1st HashiConf Global
1st HashiCorp User Group (HUG)
Vault OSS
Nomad OSS
2015
1st Enterprise Product
1st HashiConf Europe
Vault Enterprise
2016
1 Million Downloads TTM[1]
100 Customers
Consul Enterprise
Nomad Enterprise
Terraform Enterprise
2017
10 Million Downloads TTM[1]
10,000 HUG Members
2018
500 Customers
25,000 HUG Members
2019
50 Million Downloads TTM[1]
1,000 Customers
HashiCorp Cloud Platform
Boundary OSS
Waypoint OSS
2020
2,300+ Customers
37,000+ HUG Members
2021
~100 Million Downloads TTM[1]
1. Trailing Twelve Months

Organizations today are undergoing a digital transformation across every business function, driven by competition and ever-increasing consumer expectations. Underlying this digital transformation is a re-platforming of static on-premises infrastructure to dynamic and distributed cloud infrastructure. In this dynamic world, existing procedures are too inefficient to scale with distributed, multi-cloud infrastructure. Inconsistent, fragmented technologies and processes are time consuming and resource intensive to manage, exacerbated by inefficient, linear ticket-driven workflows that cannot facilitate scaled, real-time operations. This digital transformation demands a new cloud operating model for enterprise IT requiring automation to provision, secure, connect, and run infrastructure at scale and in real time. At HashiCorp, we build industry-leading products that enable this cloud operating model and accelerate cloud adoption. Our primary commercial products are Terraform, Vault, Consul, and Nomad.

Our products can be adopted individually and are also designed to work together as a stack in order to solve larger, more complex challenges. For instance, deploying Vault and Consul is the basis for a complete Zero Trust security architecture with identity-driven controls, offering a full range of authentication, authorization, and access management for human users or machines, like servers or applications. We continue to innovate and deliver additional emerging products to supplement these core capabilities and provide adjacent solutions.

Our Business Model

Our primary products are based on a combination of our open-source and proprietary software. We are committed to an open-source model in which we maintain free open-source offerings while developing proprietary features for paid tiers of our software. These proprietary features include collaboration modules, governance and policy modules, enterprise use cases, and premium support and services. We provide our software under a licensing model that protects our intellectual property, grows our adoption, and supports our business.

We generate revenue primarily from sales of subscriptions to our software. We offer an enterprise-ready, self-managed software offering that can be deployed in our customers’ public cloud, private cloud, and on-premises environments. HCP is our fully-managed cloud platform, available on all of the leading cloud providers. These two core offerings can be leveraged independently or together, spanning the various public cloud, private cloud, and on-premises environments in which our customers operate.

For our self-managed offerings, we offer various tiers that provide different levels of access to our proprietary products, modules, and support. Our licenses for self-managed deployments typically have terms of one to three years. We bill for one-year licenses upfront, and we primarily bill for multi-year term licenses annually in advance, with a multi-year payment schedule. The substantial majority of our revenue is recognized ratably over the subscription term. Each product is sold as a base module, with additional optional modules available that address needs like governance and policy, and a tiered pricing system that scales pricing with increased product usage. The unit of value for product usage varies by product, and generally scales with customer cloud adoption as workloads managed by our products move to cloud-based infrastructure.

Customers of our fully-managed cloud platform, HCP, can either use our offering with no minimum commitment where they pay an hourly rate, or can purchase an annual subscription contract with a minimum commitment. Customers who are on no-minimum commitment contracts are billed, and revenue from them is recognized, based on usage. Today, customers with minimum commitments are typically billed annually in advance for their subscriptions and we recognize all revenue from such subscriptions ratably over the subscription term. Over time, we intend to transition our committed contracts to a usage-based model. Our pricing schedule lists the hourly rate when deploying HCP for our various products, and actual usage is metered and calculated on a per-hour basis for increased accuracy.

We sell to organizations of all sizes across a broad range of industries, with a particular focus on enterprises that are managing and moving an increasing amount of business-critical processes, applications, and large volumes of data to the cloud. Ultimately, we believe all enterprises will need to transition to the cloud to reduce operational burden, improve scalability and elasticity, and increase agility. We plan to continue to invest in our direct sales force to grow our large enterprise base both domestically and internationally.

Our sales and marketing strategy combines the best of customer self-service with our direct sales approach. Our open-source model allows developers and individuals focused on operations, IT, and security, or practitioners, to engage with and evaluate our software in a frictionless manner, which we believe has contributed to our software’s popularity. This open source leadership and the wider ecosystem around us, compels practitioners to adopt and implement our software in the enterprise. As organizations recognize the value of our products, our inside and field sales teams can nurture leads and develop direct relationships with key stakeholders across all segments. HCP has accelerated our self-service approach, as practitioners can now quickly deploy and experiment with our paid offering with a fully-managed cloud solution and no minimum commitments.

As adoption grows, our marketing organization is focused on building our brand reputation and awareness, and engages with prospective customers through our user conferences, email marketing, digital advertising, and other public relations activities. This sales and marketing strategy allows us to not only acquire new customers, but also drive increased usage within existing customers.

We operate an adopt, land, expand, and extend motion. Our open source engagement and self-serve cloud motion help us identify and accelerate initial product adoption and use cases in an account. Our enterprise sales teams land these customers with subscription contracts for our software. Our expansion motion focuses on up-selling additional modules and increasing the footprint of usage of a given product, including across multiple buying centers within our customers’ organizations. The multiple capabilities of our deep product portfolio allow us to extend by cross-selling additional integrated products to our customers. For example, a company may initially adopt an open source use case of Terraform. After initial use of the open-source product, we frequently land their first paid use of Terraform to add enterprise functionality and support mission-critical cloud workloads. As customers grow their cloud presence to support additional cloud-based workloads, they frequently expand the amount of Terraform they consume. In addition to this increased Terraform usage, customers also frequently extend into additional products such as Vault or Consul. This combination of adopt, land, expand, and extend affords us considerable growth opportunities within our customer base, and we focus our go-to-market strategy on developing and cultivating long-term customer relationships. The increased use of our platform by our customers is evidenced by our high net dollar retention rate. As of January 31, 2020, January 31, 2021, October 31, 2020, and October 31, 2021, our last four quarter average net dollar retention rate was 131%, 123%, 127%, and 127%, respectively.

Factors Affecting Our Performance

We believe that the growth and future success of our business depends on a number of key factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations.

Adoption of Our Products and Landing New Customers

We believe there is substantial opportunity to continue to grow our product adoption and our customer base. We intend to drive product adoption through our open-source distribution model and by continuing to cultivate our open source community. Our products were downloaded approximately

100 million times in fiscal 2021, and we estimate that they have been downloaded by approximately 79% of the Fortune 500 as of October 31, 2021. In addition, we estimate that approximately 11,500 organizations have downloaded at least one of our products since HashiCorp’s inception.

We intend to drive paid customer growth by continuing to invest significantly in sales and marketing and to increase brand awareness. HCP has also improved our self-service model, and we expect HCP to continue to support our sales model and drive paid adoption. As of October 31, 2021, we served 2,392 customers spanning organizations of a broad range of sizes and industries, compared to 1,473 and 831 customers as of January 31, 2021 and 2020, respectively.

We also intend to continue to grow our base of large enterprises around the world. As of October 31, 2021, over 340 of the Forbes Global 2000 were our customers. We believe this demonstrates that our products have been adopted by many of the largest enterprises, and that there is substantial opportunity to further cultivate these large customers.

Our ability to attract new customers will depend on a number of factors, including the effectiveness and pricing of our products, development of new products and features, offerings of our competitors, engagement with the open source community, and effectiveness of our marketing and community-building efforts.

Expanding and Extending Within Existing Customer Base

Our large base of customers represents a significant opportunity for further sales growth. Our customers often expand the deployment of our products across larger teams and more broadly within the enterprise as they both do more with existing use cases and realize new use cases. At the same time, we often see customers extend to multiple products across our wider product portfolio as they realize the potential of integrating more of our products to better solve use cases. We intend to continue to invest in enhancing awareness of our brand and developing more products, features, and functionality, which we believe are important factors in achieving widespread adoption of our offerings. Our ability to increase sales to existing customers will depend on a number of factors, including our customers’ satisfaction with our products, the technical capabilities and security of our products, our customers’ progress on their cloud journey, competition, pricing, and overall changes in our customers’ spending levels.

Historically, we have experienced significant expansion after initial deployment of our products by our customers, with customers expanding usage as well as extending to additional products. The chart below illustrates this expansion and extension by presenting the ARR from each customer cohort over the years presented. We define ARR as the annualized value of all recurring subscription contracts with active entitlements as of the end of the applicable period, and in the case of our monthly, or consumption-based customers the annual value of their last month’s spend. The cohort for a given year represents customers that acquired their initial subscription from us in that fiscal year. For example, the cohort for the fiscal year ended January 31, 2018, or fiscal 2018, represents all customers that made their initial subscription from us between February 1, 2017 and January 31, 2018. The fiscal 2018 cohort increased their initial ARR from $26.0 million in fiscal 2018 to $52.2 million in fiscal 2021, representing a 2.0x multiple. A further indication of the propensity of customer relationships to expand over time is our dollar-based net retention rate, which compares ARR from the same set of customers in one period relative to the prior year period. We define dollar-based net retention rate as the ARR at the end of a period for a base set of customers from which we generated ARR in the year prior to the date of calculation, divided by the ARR one year prior to the date of the calculation for that same set of customers. As of January 31, 2020, January 31, 2021, October 31, 2020, and October 31, 2021, our last four quarter average net dollar retention rate was 131%, 123%, 127%, and 127%, respectively. We believe this demonstrates the stickiness of our products, and our offerings as a whole.

Increasing Adoption of HashiCorp Cloud Platform

We believe HCP represents a significant growth opportunity for our business. Since launching HCP in fiscal 2021, usage and sales of HCP have grown rapidly and has allowed us to better address the needs of potential customers looking for a fully-managed offering. We believe that as organizations are increasingly looking for a fully-managed cloud infrastructure platform, they will continue to adopt HCP. We offer HCP through a self-service motion which allows our customers to quickly and easily deploy our platform and increase usage over time. We expect HCP to continue to grow and represent an increasing percentage of our total revenue over time. For the fiscal quarter ended October 31, 2021, HCP accounted for approximately 6.7% of our subscription revenue.

Accelerating Technology Leadership and Product Expansion

Our success is dependent on our ability to sustain innovation and technology leadership in order to maintain our competitive advantage. We have built highly differentiated products that we believe have the ability to adapt and evolve with the support of our engineering expertise, our approach to innovation, our open source community, and our ecosystem of partners. HashiCorp is a critical part of the daily operations of practitioners and our free products make HashiCorp frictionless to adopt. We have proven initial success of our modular approach with multiple innovations and product launches, including the launch of HCP in fiscal 2021, and launch of Boundary and Waypoint in September 2020. We see continued adoption from our customers in our new products and innovations and, as of October 31, 2021, over 44% of our customers with $100,000 or greater ARR were licensing more than one product.

We intend to continue to invest in building additional products, features, and functionality to expand our products to new use cases. Our future success is dependent on our ability to successfully develop, market, and sell existing and new products to new and existing customers.

Expanding Internationally

We believe there is a significant opportunity to expand usage of our products outside of the United States as enterprises globally look to take advantage of cloud computing and look to adopt a cloud operating model across multiple clouds. For fiscal 2021 and the nine months ended October 31, 2021, 25%

and 27% of our revenue, respectively, was generated by customers outside of the United States. In addition, we have made and plan to continue to make investments in geographic expansion in Europe, the Middle East, Africa, and the Asia-Pacific region.

Key Business Metrics

	As of January 31,		As of October 31,
	2020	2021	2020	2021
Total customers	831	1,473	1,255	2,392
Total customers with $100,000 or greater ARR	338	500	451	595
Percentage of quarterly subscription revenue from HCP (and its predecessor cloud offerings)	0.6%(1)	2.6%(1)	1.5%(1)	6.7%(1)
Remaining performance obligations (RPOs) (in millions)	$152.1	$263.9	$206.0	$349.0
Non-GAAP RPOs (in millions)(2)	$171.0	$286.1	$224.8	$368.0

(1) Represents subscription revenue for each of the quarters ended January 31, 2020, January 31, 2021, October 31, 2020, and October 31, 2021.

(2)  Non-GAAP RPOs is a non-GAAP financial measure. For more information regarding our use of this measure and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, see the subsection titled “Non-GAAP Remaining Performance Obligations” elsewhere in this section and the section titled “Non-GAAP Financial Measures” included elsewhere in this prospectus.

We review a number of operating and financial metrics, including the following key metrics, to measure our performance, identify trends, formulate business plans, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors. We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure our performance, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Total Customers

We define total customers as the number of customers we have at the end of each fiscal quarter. We define the number of customers we have at the end of each fiscal quarter as the number of accounts with a unique account identifier for which we have an active contract in the period indicated. Users of our free products are not included in total customers. A single organization with multiple divisions, segments, or subsidiaries is counted as a single customer. Our customer count may also fluctuate due to acquisitions, consolidations, spin-offs, and other market activity.

Total Customers with $100,000 or Greater ARR

We define ARR as the annualized value of all recurring subscription contracts with active entitlements as of the end of the applicable period, and in the case of our monthly, or consumption-based customers, the annual value of their last month’s spend. Relationships with large enterprise customers lead to scale and operating leverage in our business model, as large enterprise customers present a greater opportunity for us to sell additional usage and modules because they have larger budgets, a wider range of potential use cases, and greater potential for expanding to other products in our offering. As such, we count the number of customers contributing $100,000 or greater ARR as a measure of our ability to scale with our customers and attract large enterprise customers to our product offerings. For each applicable financial reporting period, we calculate revenue from customers with $100,000 or greater ARR by aggregating the quarterly revenue attributable to such customers within such period. Customers with $100,000 or greater ARR represented 71% and 83% of revenue for fiscal 2020 and 2021, respectively, and 82% and 87% of revenue for the nine months ended October 31, 2020 and 2021, respectively.

Percentage of Quarterly Subscription Revenue from HCP

We believe that HCP represents an important growth opportunity for our business. As organizations continue their transition to the cloud, many will begin seeking fully-managed platforms and will begin to adopt HCP. We will continue to track the percentage of our revenue generated by HCP (and its predecessor cloud offerings) as a way of measuring the adoption of our platform. The following chart represents our quarterly subscription revenue from HCP (and its predecessor cloud offerings) for the indicated quarters.

Non-GAAP Remaining Performance Obligations

Remaining performance obligations, or RPOs, represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. RPOs exclude customer deposits, which are refundable pre-paid amounts that are expected to be recognized as revenue in future periods. As of January 31, 2020 and January 31, 2021, our RPOs were $152.1 million and $263.9 million, respectively. As of October 31, 2020 and 2021, our RPOs were $206.0 million and $349.0 million, respectively. As of October 31, 2021, we expect to recognize approximately 63% of RPOs as revenue over the next 12 months, and the remainder thereafter. The portion of RPOs that is expected to be recognized as revenue over the next 12 months represents an estimated minimum level of revenue for the applicable period and is not necessarily indicative of future product revenue growth because it does not account for revenue from customer renewals or new customer contracts. Moreover, RPOs are influenced by a number of factors, including the timing of renewals, average contract terms, seasonality and dollar amounts of customer contracts. Due to these factors, it is important to review RPOs in conjunction with revenue and other financial metrics disclosed elsewhere herein. For a further discussion of RPOs, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

We calculate non-GAAP RPOs as RPOs plus customer deposits, which are refundable pre-paid amounts, based on the timing of when these customer deposits are expected to be recognized as revenue in future periods. As of January 31, 2020 and January 31, 2021, non-GAAP RPOs were $171.0 million and $286.1 million, respectively. As of October 31, 2020 and 2021, non-GAAP RPOs were $224.8 million and $368.0 million, respectively. As of October 31, 2021, we expect to recognize 65% of our non-GAAP RPOs as revenue over the next 12 months, and the remainder thereafter.

We use non-GAAP RPOs in conjunction with RPOs as part of our overall assessment of our performance, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. Our management believes that presenting non-GAAP RPOs is useful to investors because the portion of non-GAAP RPOs that is expected to be recognized as revenue over the next 12 months represents an estimated minimum level of revenue for the applicable period, including customer deposits that are expected to be recognized as revenue in future periods but are not included in GAAP RPOs. Our definitions of non-GAAP RPOs may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Non-GAAP RPOs should be considered in addition to, not as substitutes for, or in isolation from, RPOs prepared in accordance with GAAP. We compensate for the limitations in the use of non-GAAP RPOs by providing a reconciliation of non-GAAP RPOs to RPOs. We encourage investors and others to review our results of operations and financial information in its entirety, not to rely on any single financial measure, and to view non-GAAP RPOs with RPOs and revenue.

The following table presents a reconciliation of our non-GAAP RPOs to our GAAP RPOs for the periods presented:

	As of
	April 30, 2019	July 31, 2019	October 31, 2019	January 31, 2020	April 30, 2020	July 31, 2020	October 31, 2020	January 31, 2021	April 30, 2021	July 31, 2021	October 31, 2021
	(in thousands)
GAAP RPOs
GAAP short-term RPOs	$59,808	$67,983	$80,372	$97,392	$100,606	$116,238	$131,645	$165,798	$178,703	$198,590	$220,712
GAAP long-term RPOs	26,228	25,370	34,622	54,711	54,837	62,274	74,339	98,131	109,207	118,799	128,256

Total GAAP RPOs	86,036	93,353	114,994	152,103	155,443	178,512	205,984	263,929	287,910	317,389	348,968
Add:
Customer deposits
Customer deposits expected to be recognized within the next 12 months	11,602	13,644	14,374	16,027	17,338	18,063	17,496	20,421	18,347	17,133	16,947
Customer deposits expected to be recognized after the next 12 months	3,851	3,454	3,265	2,856	2,460	1,924	1,330	1,798	1,404	1,255	2,036

Total customer deposits	15,453	17,098	17,639	18,883	19,798	19,987	18,826	22,219	19,751	18,388	18,983

Non-GAAP RPOs	$101,489	$110,451	$132,633	$170,986	$175,241	$198,499	$224,810	$286,148	$307,661	$335,777	$367,951
Non-GAAP short-term RPOs	$71,410	$81,627	$94,746	$113,419	$117,944	$134,301	$149,141	$186,219	$197,050	$215,723	$237,659
Non-GAAP long-term RPOs	30,079	28,824	37,887	57,567	57,297	64,198	75,669	99,929	110,611	120,054	130,292

Impact of COVID-19

The ongoing COVID-19 pandemic has caused business disruption worldwide. The extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, cash flows, financial condition or our customers will depend on many factors, including the duration and continued spread of COVID-19; public health measures; national, state, and local government responses; and the impact of the pandemic on the global economy, all of which remain uncertain.

During 2020 and through the date of this prospectus, we experienced, and may continue to experience, adverse impacts on certain parts of our business as a result of the pandemic and our responsive measures. In industries that were heavily impacted by the pandemic, such as travel and hospitality, we experienced a slowdown in customer spending on our products. Additionally, we also took responsive measures to the pandemic that impacted our business. For example, we suspended non-essential travel by our employees, required events to be held virtually, and temporarily closed our offices. These responsive measures negatively impacted our in-person conferences, the length and variability of our sales cycles, the rate of sales to new customers, our international operations, and the hiring and onboarding of new employees across the organization.

The pandemic was a contributing factor that also led to existing and potential customers accelerating transitions to the cloud. As a result, we believe the value of our offering has become increasingly relevant during the course of the pandemic, which may result in a positive impact on our business over the long term. The global impact of COVID-19 continues to rapidly evolve, and while the broader implications of the ongoing COVID-19 pandemic remain uncertain, we will continue to monitor the situation and the effects on our business and operations.

Key Components of Results of Operations

Revenue

We generate revenue primarily from subscriptions and, to a lesser extent, professional services.

Subscription revenue. We generate revenue primarily from subscriptions which include licenses of proprietary features, support and maintenance revenue, and cloud-hosted services. Licenses for self-managed software consist of term licenses and provide the customer with a right to use the software for a fixed term commencing upon delivery to the customer. Support and maintenance revenue (collectively referred to as Support Revenue in the consolidated statements of operations) are bundled with each license subscription for the term of the license period. Cloud-hosted services are provided on a subscription basis and give customers access to our cloud solutions, which include related customer support.

Subscription revenue on self-managed software includes both upfront revenue recognized when the license is delivered as well as revenue recognized ratably over the contract period for support and maintenance. The substantial majority of our revenue is recognized ratably over the subscription term. Revenue on committed cloud-hosted services is recognized ratably when we satisfy the performance obligation over the contract period, whereas revenue from non-committed, pay-as-you-go cloud-hosted services are recognized when usage occurs.

We generate subscription revenue from contracts with typical durations ranging from one to three years. We typically invoice our customers annually in advance and, to a lesser extent, multi-year in advance. Amounts that have been invoiced and are nonrefundable are recorded in deferred revenue, or they are recorded in revenue if the revenue recognition criteria have been met. Our current and non-current deferred revenue represents contracts that are invoiced annually in advance or multi-year in advance. Customer payments that are contractually refundable are recorded as customer deposits.

Professional services. Professional services revenue consists of revenue from professional services and training services, which were generally sold on a time-and-materials basis prior to fiscal 2021. Commencing in fiscal 2021 we began to sell professional services on a predominantly fixed-fee basis. Revenue for professional services and training services is recognized as these services are delivered. Professional services are services utilized by some of our self-managed customers to accelerate the deployment of our products.

Support and maintenance revenue and cloud-hosted services make up the majority of our revenue and are typically recognized ratably over the terms of our subscription contracts. Therefore, a substantial portion of the revenue that we report in each period is attributable to the recognition of deferred revenue relating to agreements that we entered into during previous periods. Consequently, increases or decreases in new sales or renewals in any one period may not be immediately reflected as revenue for that period. Any downturn in sales, however, may negatively affect our revenue in future periods. Accordingly, the effect of downturns in sales and market acceptance of our products, and potential changes in our rate of renewals, may not be fully reflected in our results of operations until future periods.

Cost of Revenue

Cost of Subscription Revenue. Cost of subscription revenue primarily includes personnel-related costs, such as salaries, bonuses and benefits, and stock-based compensation for employees associated with customer support and maintenance, third-party cloud infrastructure costs, amortization of internal-use software, and allocated overhead. We expect our cost of subscription revenue to increase as our subscription revenue increases.

Cost of Professional Services. Cost of professional services primarily includes personnel-related costs, such as salaries, bonuses and benefits, and stock-based compensation for employees associated with our professional services, costs of third-party contractors, and allocated overhead. We expect our cost of professional services to increase as our professional services revenue increases.

Gross Profit and Margin

Gross profit is revenue less cost of revenue.

Gross margin is gross profit expressed as a percentage of revenue. Our gross margin has been, and will continue to be affected by, a number of factors, including the average sales price of our subscriptions and professional services, changes in our revenue mix, the timing and extent of our investments in our global customer support personnel, hosting-related costs, and the amortization of internal-use software. We expect our gross margin to fluctuate over time depending on the factors described above. We expect our revenue from cloud-hosted services to increase as a percentage of total revenue, which we expect to lead to an increase in associated hosting and managing costs, which, in turn, would be expected to adversely impact our gross margin.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel costs, which consist of salaries, bonuses, benefits, stock-based compensation and, with regard to sales and marketing expenses, sales commissions, are the most significant component of our operating expenses. We also incur other non-personnel costs such as software and subscription services and an allocation of our general overhead costs for facilities, IT, and depreciation expenses.

As of January 31, 2021 and October 31, 2021, total unrecognized stock-based compensation expense related to RSUs subject to service-based and performance-based vesting conditions was approximately $136.0 million and $300.7 million, respectively. If a liquidity event had occurred on January 31, 2021 or October 31, 2021, we would have recorded approximately $55.2 million and $138.2 million, respectively, of stock-based compensation expense related to these RSUs.

Based on the initial public offering price of $80.00 per share set forth on the cover page of this prospectus, we expect to recognize $195.8 million of stock-based compensation for RSUs in the three months ending January 31, 2022 (inclusive of the $138.2 million not yet recognized as of October 31, 2021 calculated if the liquidity event had occurred October 31, 2021), and, subsequently, we expect to recognize an additional $203.6 million of stock-based compensation over the remaining life of such RSUs through the fiscal year ended January 31, 2026. These amounts are inclusive of stock-based compensation from the 977,680 RSUs granted and the 414,632 RSUs modified in November 2021 as further detailed in Note 14 to our consolidated financial statements included elsewhere in this prospectus.

Sales and Marketing. Sales and marketing expenses consist primarily of personnel-related costs, such as salaries, sales commissions that are recognized as expenses over the period of benefit, bonuses, benefits, stock-based compensation, costs related to marketing programs, travel-related costs, software and subscription services, and allocated overhead. Marketing programs consist of advertising, events, corporate communications, brand-building, and developer-community activities. We expect our sales and marketing expenses will increase over time and continue to be our largest operating expense for the foreseeable future as we expand our sales force, increase our marketing efforts, and expand into new markets. While we expect our sales and marketing expenses to decrease as a percentage of revenue over the long term due to business growth, our sales and marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Research and Development. Research and development expenses consist primarily of personnel-related costs, such as salaries, bonuses, benefits, and stock-based compensation, net of capitalized amounts, contractor and professional services fees, software and subscription services dedicated for use by our research and development organization and allocated overhead. We continue to focus our research and development efforts on the addition of new features and products and enhancing the functionality and ease of use of our existing products. We expect our research and development expenses will continue to increase as our business grows and we continue to invest in our offering. While we expect our research and development expenses to decrease as a percentage of revenue over the long term due to this business growth, our research and development expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

General and Administrative. General and administrative expenses for administrative functions including finance, legal, and human resources, consist primarily of personnel-related costs, such as salaries, bonuses, benefits, and stock-based compensation, as well as software and subscription services, and legal and other professional fees. Following the closing of this offering, we expect to incur additional general and administrative expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for investor relations and professional services. We expect that our general and administrative expenses will increase as our business grows. However, we expect our general and administrative expenses to decrease as a percentage of revenue over the long term due to this business growth, our general and administrative expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Other Income, Net

Other income, net consists primarily of interest income, interest expense, and foreign exchange gains and losses.

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign jurisdictions in which we conduct business, as well as state income taxes in the United States. We have recorded deferred tax assets for which we provide a full valuation allowance, which includes net operating loss carryforwards and tax credits. We expect to maintain this full valuation allowance for the foreseeable future as it is more likely than not that some or all of those deferred tax assets may not be realized based on our history of losses.

Results of Operations

The following tables summarize our consolidated statements of operations data for the periods presented. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
	(in thousands)
Revenue:
License	$18,503	$36,208	$24,570	$31,850
Support	96,820	165,607	118,475	175,782
Cloud-hosted services	2,339	4,092	2,359	11,699

Total subscription revenue	117,662	205,907	145,404	219,331
Professional services	3,599	5,947	4,630	4,915

Total revenue	121,261	211,854	150,034	224,246

Cost of revenue:
Cost of license(1)	294	536	402	167
Cost of support(1)	17,704	27,194	19,980	23,568
Cost of cloud-hosted services(1)	1,390	4,811	2,914	7,723

Total cost of subscription revenue(1)	19,388	32,541	23,296	31,458
Cost of professional services(1)	4,527	8,511	6,292	5,276

Total cost of revenue(1)	23,915	41,052	29,588	36,734

Gross profit	97,346	170,802	120,446	187,512

Operating expenses:
Sales and marketing(1)	89,308	141,018	107,855	142,380
Research and development(1)	40,118	65,248	49,366	68,703
General and administrative(1)	24,137	48,545	40,089	38,478

Total operating expenses	153,563	254,811	197,310	249,561

Loss from operations	(56,217)	(84,009)	(76,864)	(62,049)
Other income, net	3,382	756	627	90

Loss before income taxes	(52,835)	(83,253)	(76,237)	(61,959)
Provision for income taxes	535	262	400	479

Net loss	$(53,370)	$(83,515)	$(76,637)	$(62,438)

(1) Includes stock-based compensation expense as follows:

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
	(in thousands)
Cost of revenue:
Cost of license	$—	$—	$—	$—
Cost of support	401	1,056	956	378
Cost of cloud-hosted services	—	—	—	6

Total cost of subscription revenue	401	1,056	956	384
Cost of professional services	89	308	285	36

Total cost of revenue	490	1,364	1,241	420
Sales and marketing	2,466	11,286	10,702	1,748
Research and development	1,507	5,974	5,539	1,272
General and administrative	4,998	20,599	20,050	1,326

Total stock-based compensation expense	$9,461*	$39,223*	$37,532*	$4,766*

*   In connection with tender offers and secondary sales of our common stock, stock-based compensation expense for fiscal 2020, fiscal 2021, and the nine months ended October 31, 2020 included $1.5 million, $32.1 million, and $32.1 million of expense, respectively, related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. There were no tender offers or secondary sales for the nine months ended October 31, 2021. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further details.

Based upon the initial public offering price of $80.00 per share, the aggregate intrinsic value of stock options and RSUs outstanding as of October 31, 2021 was $2,107.7 million, of which $896.6 million related to exercisable stock options and $1,211.1 million related to stock options not yet exercisable and RSUs.

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
Revenue:
License	15%	17%	16%	14%
Support	80	78	79	79
Cloud-hosted services	2	2	2	5

Total subscription revenue	97	97	97	98
Professional services	3	3	3	2

Total revenue	100	100	100	100

Cost of revenue:
Cost of license	—	—	—	—
Cost of support	15	13	14	11
Cost of cloud-hosted services	1	2	2	3

Total cost of subscription revenue	16	15	16	14
Cost of professional services	4	4	4	2

Total cost of revenue	20	19	20	16

Gross profit	80	81	80	84

Operating expenses:
Sales and marketing	73	67	71	64
Research and development	33	31	33	31
General and administrative	20	23	27	17

Total operating expenses	126	121	131	112

Loss from operations	(46)	(40)	(51)	(28)
Other income, net	2	1	—	—

Loss before income taxes	(44)	(39)	(51)	(28)
Provision for income taxes	—	—	—	—

Net loss	(44)%	(39)%	(51)%	(28)%

Comparison of the Nine Months Ended October 31, 2020 and 2021

Revenue

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

Revenue:

License	$24,570	$31,850	$7,280	30%

Support	118,475	175,782	57,307	48%

Cloud-hosted services	2,359	11,699	9,340	396%

Total subscription revenue	145,404	219,331	73,927	51%

Professional services	4,630	4,915	285	6%

Total revenue	$150,034	$224,246	$74,212	49%

Subscription revenue increased by $73.9 million, or 51%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. This increase is attributable to the addition of new customers, which contributed $33.0 million for the nine months ended October 31, 2021, as we increased our customer base by 91% from October 31, 2020 to October 31, 2021. The remainder of this increase in revenue is attributable to expanded product adoption among existing customers, as reflected by our average net dollar retention rate of 127% for the trailing four quarters ended October 31, 2021.

Professional services revenue increased by $0.3 million, or 6%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. This was primarily due to the completion of certain professional services projects.

Cost of Revenue and Gross Margin

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

Cost of revenue:

Cost of license	$402	$167	$(235)	(58)%

Cost of support	19,980	23,568	3,588	18%

Cost of cloud-hosted services	2,914	7,723	4,809	165%

Total cost of subscription revenue	23,296	31,458	8,162	35%

Cost of professional services	6,292	5,276	(1,016)	(16)%

Total cost of revenue	$29,588	$36,734	$7,146	24%

	Nine Months Ended October 31,
	2020	2021

Gross margin

License	98%	99%

Support	83%	87%

Cloud-hosted services	(24)%	34%

Total subscription margin	84%	86%

Professional services	(36)%	(7)%

Total gross margin	80%	84%

Cost of subscription revenue increased by $8.2 million, or 35%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. The increase in cost of subscription revenue was driven by an increase in employee-related expenses of $4.8 million due to a 7% increase in headcount in our customer support organization from October 31, 2020 to October 31, 2021 and a $1.2 million one-time funding of paid time off, or PTO, balances as we transitioned to a PTO model in the United States partially offset by a $0.7 million decrease in stock-based compensation expense from secondary sales of our common stock during the nine months ended October 31, 2020. The increase in headcount reflects the net increase after certain roles transitioned from a technical support function to a sales relationship management function, which resulted in expenses being classified as sales and marketing compared to cost of revenue in the prior period resulting in support margins increasing by 4%, total subscription margins increasing by 3%, and total gross margins increasing by 3% for the period. The increase in cost of subscription revenue was also attributable to a $1.6 million increase in cloud hosting fees as well as a $1.1 million increase in software and third-party services. We launched cloud-hosted versions of our products during fiscal 2020 and 2021. As cloud becomes a larger portion of our revenue, our gross margin profile will change because we have a lower gross margin on cloud-hosted services due to headcount related to our cloud offering operations and cloud hosting fees.

Cost of professional services decreased by $1.0 million, or 16%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. The decrease in cost of professional services was driven by a $0.5 million decrease in employee-related expenses due to a 14% decrease in headcount caused by a change in the organizational structure and a $0.2 million decrease in stock-based compensation expense from secondary sales of our common stock during the nine months ended October 31, 2020, and fewer partner service hours driving a $0.5 million decrease in partner costs. Our professional services gross margin has been negative, and will continue to be negative for the near-term. Our professional services are generally priced at a low margin which, combined with allocated overhead, has resulted in a negative margin.

Gross margin increased to 84% for the nine months ended October 31, 2021 from 80% for the nine months ended October 31, 2020, with 3% of the change driven by the impact of certain roles transitioning from a technical support function to a sales relationship management function, as noted above, and the balance by our overall growth in revenue.

Operating Expenses

Sales and Marketing

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

Sales and marketing	$107,855	$142,380	$34,525	32%

Sales and marketing expenses increased by $34.5 million, or 32%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. The increase was primarily driven by a $32.5 million increase in employee-related costs due to a 70% increase in headcount in our sales and marketing organization from October 31, 2020 to October 31, 2021 partially attributable to certain roles transitioning from a technical support function to a sales relationship management function, which resulted in expenses being classified as sales and marketing compared to cost of revenue in the prior period, and a $4.8 million one-time funding of PTO balances as we transitioned to a PTO model in the United States. The increase in employee-related costs includes a $4.9 million net increase in sales commissions that were recognized as expenses and is partially offset by an $8.9 million decrease in stock-based compensation expense from secondary sales of our common stock during the nine months ended October 31, 2020. Marketing expenses increased $1.1 million, driven primarily by increases in advertising and sponsorships. The remainder of the increase was attributable to a $1.4 million increase in software expenses and a $0.9 million increase in allocated overhead due to increased headcount and partially offset by a $2.0 million decrease in employee development primarily due to company events being held virtually during the COVID-19 pandemic.

Research and Development

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

Research and development	$49,366	$68,703	$19,337	39%

Research and development expenses increased by $19.3 million, or 39%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020 as we continued to develop and enhance the functionality of our existing products and release new products. This increase was primarily driven by a $19.4 million increase in employee-related costs due to a 62% increase in research and development headcount from October 31, 2020 to October 31, 2021 and a $3.6 million one-time funding of PTO balances as we transitioned to a PTO model in the United States. The increase in employee-related costs includes a decrease of $4.2 million in stock-based compensation expense from secondary sales of our common stock during the nine months ended October 31, 2020. The remainder of the increase was attributable to increased software and subscription expenses of $2.1 million and a $0.5 million increase in allocated overhead driven primarily by the increase in headcount, partially offset by $2.8 million in higher research and development costs capitalized to internal-use software for our cloud platform compared to the nine months ended October 31, 2020.

General and Administrative

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

General and administrative	$40,089	$38,478	$(1,611)	(4)%

General and administrative expenses decreased by $1.6 million, or 4%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. The decrease was primarily driven by a $18.1 million decrease in stock-based compensation expense from secondary sales of our common stock during the nine months ended October 31, 2020. The decrease was offset by a $10.3 million increase in employee-related costs exclusive of stock-based compensation expense from secondary sales due to a 145% increase in general and administrative headcount from October 31, 2020 to October 31, 2021 and a $1.1 million one-time funding of PTO balances as we transitioned to a PTO model in the United States. In addition, professional service and consulting fees increased $2.9 million net of capitalized deferred offering costs in anticipation of an initial public offering. Software expenses increased $1.8 million and employee development expenses increased $0.8 million due to increased headcount.

Other Income, Net

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

Other income, net	$627	$90	$(537)	(86)%

Other income, net decreased by $0.5 million, or 86%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020. The decrease was primarily attributed to a change in the mix of our investment portfolio coupled with lower yields on balances invested in money market funds and the weakening of the U.S. dollar against other major currencies.

Provision for Income Taxes

	Nine Months Ended October 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)

Provision for income taxes	$400	$479	$79	20%

Provision for income taxes increased by $0.1 million, or 20%, for the nine months ended October 31, 2021 compared to the nine months ended October 31, 2020, primarily due to income in foreign tax jurisdictions. We maintain a full valuation allowance on our U.S. deferred tax assets, and the significant components of the tax expense recorded are current cash tax expenses in various jurisdictions. Current cash tax expenses are impacted by each jurisdiction’s individual tax rates, laws on the timing of recognition of income and deductions, and availability of net operating losses and tax credits. Our effective tax rate may fluctuate significantly on a quarterly basis and could be adversely affected to the extent earnings are lower than anticipated in countries that have lower statutory rates and higher than anticipated in countries that have higher statutory rates.

Comparison of Fiscal 2020 and 2021

Revenue

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Revenue
License	$18,503	$36,208	$17,705	96%
Support	96,820	165,607	68,787	71%
Cloud-hosted services	2,339	4,092	1,753	75%

Total subscription revenue	117,662	205,907	88,245	75%
Professional services	3,599	5,947	2,348	65%

Total revenue	$121,261	$211,854	$90,593	75%

Subscription revenue increased by $88.2 million, or 75%, for fiscal 2021 compared to fiscal 2020. This increase is attributable to the addition of new customers, which contributed $49.7 million for fiscal 2021, as we increased our customer base by 77% from January 31, 2020 to January 31, 2021. The remainder of this increase in revenue is attributable to expanded product adoption among existing customers, as reflected by our average net dollar retention rate of 123% for the trailing four quarters ended January 31, 2021.

During fiscal 2021, we experienced a modest adverse impact on our subscription revenue growth as a result of decreases in customer spending on our offering and a lengthening of, and increased variability in, our sales cycles, and a decrease in the rate of sales to new customers, which we believe were primarily due to the effects of the COVID-19 pandemic on our enterprise customer base.

Professional services revenue increased by $2.3 million, or 65%, for fiscal 2021 compared to fiscal 2020. This was primarily due to an increase in delivery of professional services as we grew our professional services organization with increased hiring to address additional demand by our customers so that they could further realize the benefits of our offering.

Cost of Revenue and Gross Margin

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Cost of revenue
Cost of license	$294	$536	$242	82%
Cost of support	17,704	27,194	9,490	54%
Cost of cloud-hosted services	1,390	4,811	3,421	246%

Total cost of subscription revenue	19,388	32,541	13,153	68%
Cost of professional services	4,527	8,511	3,984	88%

Total cost of revenue	$23,915	$41,052	$17,137	72%

	Year Ended January 31,
	2020	2021
Gross margin
License	98%	99%
Support	82%	84%
Cloud-hosted services	41%	(18)%
Total subscription margin	84%	84%
Professional services	(26)%	(43)%
Total gross margin	80%	81%

Cost of subscription revenue increased by $13.2 million, or 68%, for fiscal 2021 compared to fiscal 2020. The increase in cost of revenue was driven by an increase in employee-related expenses of $10.2 million due to a 49% increase in headcount in our customer support organization from January 31, 2020 to January 31, 2021. The increase in cost of revenue was also attributable to a $2.2 million increase in software and third-party services as well as a $0.7 million increase in cloud hosting fees. We launched cloud-hosted versions of our products during fiscal 2020 and 2021. As cloud becomes a larger portion of our revenue, our gross margin profile will change because we have a lower gross margin on cloud-hosted services, including due to headcount related to our cloud offering operations and cloud hosting fees. During the 12 months ended January 31, 2021, there was a negative margin on cloud-hosted services due to investment in headcount to grow HCP.

Cost of professional services increased by $4.0 million, or 88%, for fiscal 2021 compared to fiscal 2020. The increase in cost of revenue was driven by an increase in employee-related expenses, which was driven by a 58% increase in headcount in our professional services organization from January 31, 2020 to January 31, 2021. Our professional services gross margin has been negative, and will continue to be negative for the near-term, due to growth in our professional services organization to support the deployment of our software. Our professional services are generally priced at a low margin which combined with allocated overhead, result in a negative margin.

Gross margin increased to 81% in fiscal 2021 from 80% in fiscal 2020, driven by our overall growth in revenue.

Operating Expenses

Sales and Marketing

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Sales and marketing	$89,308	$141,018	$51,710	58%

Sales and marketing expenses increased by $51.7 million, or 58%, for fiscal 2021 compared to fiscal 2020. The increase was primarily driven by $51.5 million in employee-related costs due to a 38% increase in headcount in our sales and marketing organization from January 31, 2020 to January 31, 2021, which includes a $10.3 million net increase in sales commissions that were recognized as expenses and an $8.9 million increase in stock-based compensation expense from secondary sales of our common stock during fiscal 2021. The remainder of the increase was attributable to increased expenses of $1.0 million in employee development, $2.6 million in software expenses and $1.7 million in allocated overhead due to increased headcount and partially offset by a $4.5 million decrease in travel and entertainment caused by decreased travel during the COVID-19 pandemic, as meetings and conferences were canceled and held virtually, and a $0.5 million decrease in professional services.

Research and Development

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Research and development	$40,118	$65,248	$25,130	63%

Research and development expenses increased by $25.1 million, or 63%, for fiscal 2021 compared to fiscal 2020 as we continued to develop and enhance the functionality of our existing products and release new products. This increase was primarily driven by a 28% increase in research and development headcount from January 31, 2020 to January 31, 2021 which resulted in additional expenses of $26.3 million in employee-related costs, including an increase of $4.2 million in stock-based compensation expense from secondary sales of our common stock during fiscal 2021. The remainder of the increase was attributable to increased software and subscription expenses of $2.0 million driven primarily by the increase in headcount. Increases in research and development expenses were partially offset by $2.9 million in capitalized internal-use software for our cloud platform.

General and Administrative

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
General and administrative	$24,137	$48,545	$24,408	101%

General and administrative expenses increased by $24.4 million, or 101%, for fiscal 2021 compared to fiscal 2020. The increase was primarily driven by a 41% increase in general and administrative headcount from January 31, 2020 to January 31, 2021, which resulted in an additional $22.5 million of employee-related costs, including an increase of $16.6 million in stock-based compensation expense from secondary sales of our common stock during fiscal 2021 compared to fiscal 2020. The remainder of the increase was primarily due to increased software and subscription expenses, office administrative expenses, and depreciation and amortization expenses related to our San Francisco headquarters lease going into service.

Other Income, Net

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Other income, net	$3,382	$756	$(2,626)	(78)%

Other income, net decreased by $2.6 million, or 78%, for fiscal 2021 compared to fiscal 2020. The decrease was primarily attributed to a change in the mix of our investment portfolio coupled with lower yields on balances invested in money market funds and the weakening of the U.S. dollar against other major currencies.

Provision for Income Taxes

	Year Ended January 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Provision for income taxes	$535	$262	$(273)	(51)%

Our provision for income taxes decreased by $0.3 million, or 51%, for fiscal 2021 compared to fiscal 2020, primarily due to certain credits and deductions taken against income in foreign tax jurisdictions. We maintain a full valuation allowance on our U.S. deferred tax assets, and the significant components of the tax expense recorded are current cash tax expenses in various jurisdictions. Current cash tax expenses are impacted by each jurisdiction’s individual tax rates, laws on the timing of recognition of income and deductions, and availability of net operating losses and tax credits. Our effective tax rate may fluctuate significantly on a quarterly basis and could be adversely affected to the extent earnings are lower than anticipated in countries that have lower statutory rates and higher than anticipated in countries that have higher statutory rates.

Quarterly Results of Operations and Other Data

The following table sets forth our unaudited quarterly statements of operations data and the percentage of revenue that each line item represents for each of the quarters indicated. The unaudited quarterly statements of operations data set forth below have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for any quarter are not necessarily indicative of results to be expected for a full year or any other period. The following quarterly financial data should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	April 30, 2019	July 31, 2019	October 31, 2019	January 31, 2020	April 30, 2020	July 31, 2020	October 31, 2020	January 31, 2021	April 30, 2021	July 31, 2021	October 31, 2021
	(in thousands)
Revenue:
License	$2,727	$3,047	$5,370	$7,359	$6,815	$8,389	$9,366	$11,638	$10,160	$11,798	$9,892
Support	18,224	22,043	26,369	30,184	35,603	40,019	42,853	47,132	52,730	58,158	64,894
Cloud-hosted services	472	529	566	772	636	705	1,018	1,733	2,580	3,762	5,357

Total subscription revenue	21,423	25,619	32,305	38,315	43,054	49,113	53,237	60,503	65,470	73,718	80,143
Professional services	813	767	1,159	860	1,234	1,391	2,005	1,317	1,442	1,395	2,078

Total revenue	22,236	26,386	33,464	39,175	44,288	50,504	55,242	61,820	66,912	75,113	82,221

Cost of revenue:
Cost of license(1)	59	76	78	81	104	139	159	134	85	45	37
Cost of support(1)	3,475	4,225	4,885	5,119	6,110	7,359	6,511	7,214	8,442	8,242	6,884
Cost of cloud-hosted services(1)	154	379	396	461	496	668	1,750	1,897	2,571	2,626	2,526

Total cost of subscription revenue(1)	3,688	4,680	5,359	5,661	6,710	8,166	8,420	9,245	11,098	10,913	9,447
Cost of professional services(1)	647	785	1,048	2,047	1,931	2,409	1,952	2,219	1,578	2,006	1,692

Total cost of revenue(1)	4,335	5,465	6,407	7,708	8,641	10,575	10,372	11,464	12,676	12,919	11,139

Gross profit	17,901	20,921	27,057	31,467	35,647	39,929	44,870	50,356	54,236	62,194	71,082

Operating expenses:
Sales and marketing(1)	16,600	20,753	25,150	26,805	32,856	43,095	31,904	33,163	38,876	49,993	53,511
Research and development(1)	8,005	9,274	11,116	11,723	14,548	19,766	15,052	15,882	18,134	24,914	25,655
General and administrative(1)	5,986	5,092	5,856	7,203	7,326	25,509	7,254	8,456	12,642	12,386	13,450

Total operating expenses	30,591	35,119	42,122	45,731	54,730	88,370	54,210	57,501	69,652	87,293	92,616
Loss from operations	(12,690)	(14,198)	(15,065)	(14,264)	(19,083)	(48,441)	(9,340)	(7,145)	(15,416)	(25,099)	(21,534)
Other income (expense), net	1,134	887	823	538	361	182	84	129	94	(5)	1

Loss before income taxes	(11,556)	(13,311)	(14,242)	(13,726)	(18,722)	(48,259)	(9,256)	(7,016)	(15,322)	(25,104)	(21,533)
Provision for (benefit from) income taxes	32	158	140	205	152	194	54	(138)	264	(203)	418

Net loss	$(11,588)	$(13,469)	$(14,382)	$(13,931)	$(18,874)	$(48,453)	$(9,310)	$(6,878)	$(15,586)	$(24,901)	$(21,951)

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	April 30, 2019		July 31, 2019	October 31, 2019	January 31, 2020	April 30, 2020	July 31, 2020	October 31, 2020	January 31, 2021	April 30, 2021	July 31, 2021	October 31, 2021

	(in thousands)
Cost of revenue:
Cost of license	$—		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cost of support	87		110	101	103	114	753	89	100	106	79	193
Cost of cloud-hosted services	—		—	—	—	—	—	—	—	3	2	1

Total cost of subscription revenue	87		110	101	103	114	753	89	100	109	81	194
Cost of professional services	19		18	27	25	25	235	25	23	12	12	12

Total cost of revenue	106		128	128	128	139	988	114	123	121	93	206
Sales and marketing	532		761	561	612	611	9,511	580	584	692	531	525
Research and development	329		343	418	417	444	4,655	440	435	423	413	436
General and administrative	2,079		943	990	986	709	18,748	593	549	490	461	375

Total stock-based compensation expense	$3,046	*	$2,175	$2,097	$2,143	$1,903	$33,902*	$1,727	$1,691	$1,726	$1,498	$1,542

*   In connection with tender offers and secondary sales of our common stock, stock-based compensation expense for the three months ended April 30, 2019 and October 31, 2020 included $1.5 million and $32.1 million of expense, respectively, related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further details.

Percentage of Revenue Data

	Three Months Ended
	April 30, 2019	July 31, 2019	October 31, 2019	January 31, 2020	April 30, 2020	July 31, 2020	October 31, 2020	January 31, 2021	April 30, 2021	July 31, 2021	October 31, 2021
Revenue:
License	12%	12%	16%	19%	15%	17%	17%	19%	15%	16%	12%
Support	82	83	79	77	81	79	77	76	79	77	78
Cloud-hosted services	2	2	2	2	1	1	2	3	4	5	7

Total subscription revenue	96	97	97	98	97	97	96	98	98	98	97
Professional services	4	3	3	2	3	3	4	2	2	2	3

Total revenue	100	100	100	100	100	100	100	100	100	100	100

Cost of revenue:
Cost of license	—	—	—	—	—	—	—	—	—	—	—
Cost of support	15	17	15	14	15	15	12	12	13	11	8
Cost of cloud-hosted services	1	1	1	1	1	1	3	3	4	3	3

Total cost of subscription revenue	16	18	16	15	16	16	15	15	17	14	11
Cost of professional services	3	3	3	5	4	5	4	4	2	3	3

Total cost of revenue	19	21	19	20	20	21	19	19	19	17	14

Gross profit	81	79	81	80	80	79	81	81	81	83	86

Operating expenses:
Sales and marketing	75	79	76	68	73	85	58	53	58	67	65
Research and development	36	35	33	30	33	39	27	26	27	33	31

	Three Months Ended
	April 30, 2019	July 31, 2019	October 31, 2019	January 31, 2020	April 30, 2020	July 31, 2020	October 31, 2020	January 31, 2021	April 30, 2021	July 31, 2021	October 31, 2021
General and administrative	27	19	17	18	17	51	13	14	19	16	16

Total operating expenses	138	133	126	116	123	175	98	93	104	116	112
Loss from operations	(57)	(54)	(45)	(36)	(43)	(96)	(17)	(12)	(23)	(33)	(26)
Other income, net	5	4	2	1	1	—	—	1	—	—	—

Loss before income taxes	(52)	(50)	(43)	(35)	(42)	(96)	(17)	(11)	(23)	(33)	(26)
Provision for (benefit from) income taxes	—	1	—	1	1	—	—	—	—	—	1

Net loss	(52)%	(51)%	(43)%	(36)%	(43)%	(96)%	(17)%	(11)%	(23)%	(33)%	(27)%

Quarterly Revenue Trends

Our quarterly subscription revenue increased sequentially for all periods presented due to renewals, expansions, and extensions of existing customers, and the addition of new customers. We generally experience seasonality in terms of when we enter into agreements with our customers. We typically enter into a higher percentage of agreements with new customers, as well as renewal agreements with existing customers, in our fourth fiscal quarter due to the buying patterns of our enterprise customers. We also usually experience lower sales activity in our second fiscal quarter due to the summer vacation slowdown that impacts many of our customers.

However, because we recognize a significant portion of subscription revenue ratably over the term of our subscription contracts, a substantial portion of the revenue that we report in each period is attributable to the recognition of deferred revenue relating to orders that we received during previous periods. Consequently, increases or decreases in new sales or renewals in any one period may not be immediately reflected in our subscription revenue for that period and may negatively affect our revenue in future periods. Accordingly, the effect of downturns in sales and market acceptance of our products and potential changes in our rate of renewals, may not be fully reflected in our results of operations until future periods.

Our quarterly professional services revenue fluctuated for the periods presented, primarily as a result of timing of delivery of professional services.

Quarterly Cost of Revenue Trends

Cost of revenue increased sequentially in each of the quarters presented, other than the three months ended October 31, 2020 due to a significantly higher stock-based compensation charge related to a secondary transaction included in the prior quarter, primarily driven by an expansion in our customer support and cloud operations organizations to support our growth, and third-party cloud infrastructure costs resulting from the increased use of our products by existing and new customers, and the three months ended October 31, 2021 partially due to certain roles transitioning from a technical support function to a sales relationship management function, which resulted in expenses being classified as sales and marketing compared to cost of revenue, as well as the reduction in professional services projects and related headcount.

Quarterly Gross Margin Trends

Our gross margin fluctuated over time mainly due to changes in our revenue mix, combined with timing of hiring in our customer support and professional services organizations, the timing of projects that utilize third-party services, and continued investment in our cloud-hosted services.

Quarterly Operating Expense Trends

Operating expenses generally have increased sequentially in every fiscal quarter, other than the three months ended October 31, 2020, due to a significantly higher stock-based compensation charge recorded in the prior quarter related to the sale of our shares in a tender offer, primarily due to increases in headcount and other related expenses to support our growth. Historically we have seen seasonality in sales and marketing costs associated with the timing of our largest user conference, HashiConf Global, which we have held in the second or third quarter, as well as sales kickoff events which were normally held in the first quarter. Additionally, we held our company-wide employee conference in the first quarter which increased operating expenses overall. The increase in sales and marketing, research and development, and general and administrative expenses, and therefore net loss, in the quarter ended July 31, 2020 was primarily due to an $8.9 million, $4.2 million, and $18.1 million increase, respectively, in stock-based compensation expense from a secondary stock purchase transaction that was executed among certain of our employees and certain new and existing stockholders.

Liquidity and Capital Resources

To date, we have financed our operations principally through private placements of our equity securities, as well as payments received from customers using our products and services. As of October 31, 2021, we had cash and cash equivalents of $218.2 million and restricted cash of $1.8 million, and as of October 31, 2020, we had cash and cash equivalents of $278.4 million and restricted cash of $1.8 million. Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments in money market funds. Our restricted cash constitutes cash on deposit with financial institutions in support of letters of credit in favor of landlords for non-cancelable operating lease agreements. We have generated significant operating losses from our operations as reflected in our accumulated deficit of $209.1 million and $278.4 million as of October 31, 2020 and October 31, 2021, respectively, and negative cash flows from operations in fiscal 2020, fiscal 2021, and the nine months ended October 31, 2020 and 2021. We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to make as described above, and as a result we may require additional capital resources to execute strategic initiatives to grow our business.

On November 23, 2020, we entered into a loan and security agreement with HSBC Ventures USA Inc, or the Loan Agreement. The Loan Agreement provides us a revolving line of credit, which expires November 23, 2023. Under the Loan Agreement, we are able to borrow up to $50.0 million. Interest on any drawdown under the revolving line of credit accrues at the adjusted LIBOR plus 3.00%. We also incur a commitment fee of 0.30% for any unused portion of the credit facility. As of October 31, 2021, we had no balance outstanding under the Loan Agreement. The Loan Agreement includes customary restrictive covenants and in the event we borrow amounts under the agreement, we will become subject to a number of covenants that may limit our ability to, among other things, transfer or dispose of assets, pay dividends or make distributions, incur additional indebtedness, create liens, make investments, loans and acquisitions, engage in transactions with affiliates, merge or consolidate with other companies, and sell substantially all of our assets. We are currently in compliance with all covenants under the Loan Agreement.

We believe that our existing cash and cash equivalents will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary as a result of, and our future capital requirements, both near-term and long-term, will depend on many factors, including our growth rate, the timing and extent of spending to support our research and development efforts, the expansion of sales and marketing and international operating activities, the timing of new introductions of solutions or features, and the continuing market acceptance of our services. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, operating results and financial condition would be adversely affected.

To satisfy tax withholding obligations associated with the vesting and settlement of outstanding RSUs for which the service-based vesting condition is satisfied and for which the liquidity-based vesting condition is satisfied in connection with this offering, we will withhold the number of shares necessary to satisfy the tax obligations based on the initial public offering price. We currently expect that the average of these withholding tax rates will be approximately 35%. We intend to use a portion of the net proceeds we receive from this offering to satisfy the minimum anticipated tax withholding and remittance obligations of $104.2 million during the fourth quarter of fiscal 2022 related to the RSU Settlement based upon the initial public offering price per share of $80.00.

The following table summarizes our cash flows for the periods presented:

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
	(in thousands)
Net cash used in operating activities	$(28,365)	$(39,623)	$(33,086)	$(49,217)
Net cash provided by (used in) investing activities	$46,020	$22,776	$23,924	$(4,738)
Net cash provided by financing activities	$1,071	$177,124	$177,030	$1,348

Operating Activities

We typically invoice our customers annually in advance and to a lesser extent, multi-year in advance. Therefore, a substantial source of our cash is from such prepayments, which are included on our consolidated balance sheets in deferred revenue and customer deposits. We generally experience seasonality in terms of when we enter into agreements with our customers, particularly in our fourth fiscal quarter due to increased buying patterns of our enterprise customers and in our second fiscal quarter due to the summer vacation slowdown that impacts many of our customers. Given the seasonality in our business as discussed above, the operating cash flow benefit from increased collections from our customers generally occurs in the subsequent one to two quarters after billing. We expect seasonality, timing of billings, and collections from our customers to have a material impact on our cash flow from operating activities from period to period. Our primary uses of cash from operating activities are for personnel-related expenses, software and subscription expenses, sales and marketing expenses, third-party cloud infrastructure costs, and overhead expenses.

Net cash used in operating activities during the nine months ended October 31, 2021 was $49.2 million, which resulted from a net loss of $62.4 million, adjusted for non-cash charges of $8.0 million and net cash inflow of $5.2 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $4.8 million for stock-based compensation expense, $1.5 million for depreciation and amortization expense, and $1.7 million for non-cash operating lease costs. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $7.9 million decrease in accounts receivable due to timing of collections from our customers, a $12.8 million increase in deferred revenue from advance invoicing in accordance with our subscription contracts, a $12.8 million increase in accrued compensation and benefits primarily due to accrued sales commissions and accrued payroll taxes and our transition to a PTO model in the United States, and a $3.8 million increase in accounts payable. The cash inflow was partially offset by a $22.4 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, a $4.3 million increase in prepaid expenses and other assets, a $0.3 million decrease in accrued expenses and other liabilities, a $1.8 million decrease in operating lease liabilities, and a $3.2 million decrease in customer deposits.

Net cash used in operating activities during the nine months ended October 31, 2020 was $33.1 million, which resulted from a net loss of $76.6 million, adjusted for non-cash charges of $39.7 million and net cash inflow of $3.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $37.5 million for stock-based compensation expense, $0.6 million for depreciation and amortization expense, and $1.6 million for non-cash operating lease costs. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $0.6 million decrease in accounts receivable due to timing of collections from our customers, a $2.2 million decrease in prepaid expenses and other assets, a $2.5 million increase in accrued expenses and other liabilities, a $1.5 million increase in accrued compensation and benefits primarily due to accrued sales commissions and accrued payroll taxes, and a $7.8 million increase in deferred revenue from advance invoicing in accordance with our subscription contracts. The cash inflow was partially offset by a $9.3 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, a $1.2 million decrease in operating lease liabilities, a $0.2 million decrease in accounts payable, and a $0.1 million decrease in customer deposits.

Net cash used in operating activities during fiscal 2021 was $39.6 million, which resulted from a net loss of $83.5 million, adjusted for non-cash charges of $42.3 million and net cash inflow of $1.6 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $39.2 million for stock-based compensation expense, $0.9 million for depreciation and amortization expense, and $2.1 million for non-cash operating lease costs. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $46.9 million increase in deferred revenue and $3.3 million increase in customer deposits from advance invoicing in accordance with our subscription contracts, a $7.5 million increase in accrued compensation and benefits primarily due to accrued sales commissions and accrued payroll taxes, a $3.3 million increase in accrued expenses and other liabilities, a $2.7 million decrease in prepaid expenses and other assets, and a $1.1 million increase in accounts payable. The cash inflow was partially offset by a $41.4 million increase in accounts receivable due to higher billings and timing of collections from our customers, a $20.0 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, and a $1.8 million decrease in operating lease liabilities.

Net cash used in operating activities during fiscal 2020 was $28.4 million, which resulted from a net loss of $53.4 million, adjusted for non-cash charges of $11.0 million and net cash inflow of $14.0 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $9.5 million for stock-based compensation expense, $1.3 million for non-cash operating lease costs, and $0.2 million for depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $45.6 million increase in deferred revenue and $6.9 million increase in customer deposits from advance invoicing in accordance with our subscription contracts, a $6.6 million increase in accrued compensation and benefits primarily due to accrued sales commissions and accrued payroll taxes, a $2.4 million increase in accounts payable, and a $0.4 million increase in accrued expenses and other liabilities. The cash inflow was partially offset by a $27.7 million increase in accounts receivable due to higher billings and timing of collections from our customers, a $15.9 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, a $3.4 million increase in prepaid expenses and other assets, and a $0.8 million decrease in operating lease liabilities.

Investing Activities

Net cash used in investing activities during the nine months ended October 31, 2021 of $4.7 million resulted primarily from $0.1 million in purchases of property and equipment and $4.7 million in capital expenditures for our cloud platform.

Net cash provided by investing activities during the nine months ended October 31, 2020 of $23.9 million resulted primarily from $80.0 million in proceeds from maturity of short-term investments offset by $50.0 million in purchases of short-term investments, $4.2 million in purchases of property and equipment, and $1.9 million in capital expenditures for our cloud platform.

Net cash provided by investing activities during fiscal 2021 of $22.8 million resulted primarily from $80.0 million in proceeds from maturity of short-term investments net of $50.0 million in purchases of short-term investments, and offset by $4.3 million in purchases of property and equipment and $2.9 million in capital expenditures for our cloud platform.

Net cash provided by investing activities during fiscal 2020 of $46.0 million resulted primarily from $167.0 million in proceeds from the maturity of short-term investments net of $120.0 million in purchases of short-term investments, and offset by $1.0 million in purchases of property and equipment.

Financing Activity

Net cash provided by financing activities of $1.3 million during the nine months ended October 31, 2021 was due to $3.4 million of proceeds from the exercise of stock options offset by $2.0 million of payments for deferred offering costs in anticipation of an initial public offering.

Net cash provided by financing activities of $177.0 million during the nine months ended October 31, 2020 was due to $174.7 million in proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs, and $2.3 million from the exercise of stock options.

Net cash provided by financing activities of $177.1 million during fiscal 2021 was primarily due to $174.7 million in proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs, $2.6 million from the exercise of stock options, and offset by $0.2 million used for payments of loan issuance costs for our credit facility.

Net cash provided by financing activities of $1.1 million during fiscal 2020 was primarily due to $1.1 million in proceeds from the exercise of stock options and a de minimis amount in proceeds from the early exercised stock options.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of January 31, 2021:

	Payment Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Operating leases	$21,763	$3,096	$6,503	$7,150	$5,014
Non-cancelable purchase obligations	3,832	3,030	802	—	—

Total	$25,595	$6,126	$7,305	$7,150	$5,014

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above. Purchase orders issued in the ordinary course of business are not included in the table above, as our purchase orders represent authorizations to purchase rather than binding agreements.

As of October 31, 2021, there were no material changes to our purchase obligations since January 31, 2021, except that in the second quarter of the fiscal year ended January 31, 2022, or fiscal 2022, we entered into non-cancellable capacity commitments with a hosting infrastructure vendor for a total value of $31.5 million over the next four years, and in the third quarter of fiscal 2022 we entered into a sub-lease agreement with a minimum lease commitment of $2.1 million over 3.5 years. These amounts are not reflected in the table above.

Quantitative and Qualitative Disclosures About Market Risk

We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments in money market funds. As of October 31, 2021, we had cash and cash equivalents of $218.2 million and restricted cash of $1.8 million. The carrying amount of our cash equivalents reasonably approximates fair value due to the short maturities of these instruments. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs, and the fiduciary control of cash and investments. We do not enter into investments for trading or speculative purposes. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income. Due to the short-term nature of our investment portfolio and type of investments included in portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair market value of our portfolio. We, therefore, do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Foreign Currency Risk

All of our sales contracts are denominated in U.S. dollars. A portion of our operating expenses are incurred outside of the United States, denominated in foreign currencies, and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the British Pound, Euro, Canadian Dollar, Australian Dollar, Singaporean Dollar, Japanese Yen, and Indian Rupee. Fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, to date we have not entered into derivative or hedging transactions; we may do so in the future if our exposure to foreign currency becomes more significant. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in foreign exchange rates.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We generate revenue primarily from subscriptions which include licenses of proprietary features, support and maintenance revenue, and cloud-hosted services. Licenses for self-managed software consist of term licenses and provide the customer with a right to use the software upon delivery to the customer. Revenue on committed cloud-hosted services is recognized ratably when we satisfy the performance obligation over the contract period, whereas revenue from non-committed, pay-as-you-go cloud-hosted services are recognized when usage occurs. Support and maintenance are bundled with the license subscription for the term of the license period. Cloud-hosted services are provided on a committed basis or non-committed basis and give customers access to our cloud solutions, which include related customer support. We also generate revenue from professional services revenue which consist of professional services and training.

We recognize revenue when our customer obtains control of promised goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements, we perform the following steps:

(i) identification of the contract with a customer;

We contract with our customers typically through order forms or purchase orders which in most cases are governed by master sales agreements. At contract inception we evaluate whether two or more contracts should be combined and accounted for as a single contract and identify the different performance obligations accordingly.

(ii) determination of whether the promised goods or services are performance obligations;

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct and distinct in the context of the contract.

Our self-managed subscriptions include both an obligation to provide the customer with the right to use our proprietary software, as well as an obligation to provide support (on both open-source and proprietary software) and maintenance. Certain arrangements with customers include a renewal option that is separately evaluated for a material right.

Our cloud-hosted services products provide access to hosted software as well as support, which we consider to be a single performance obligation.

Professional services are not integral to the functionality of the subscription services and are generally distinct from the other performance obligations.

We have concluded that our contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii) measurement of the transaction price;

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring services and products to the customer. We record our revenue net of any value added or sales tax.

Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of our contracts contain a significant financing component.

(iv) allocation of the transaction price to the performance obligations; and

We measure the transaction price with reference to the standalone selling price, or SSP, of the various performance obligations inherent within a contract. Management determines the SSP based on an observable standalone selling price when it is available, as well as other factors, including the price charged to customers, discounting practices, and overall pricing objectives, while maximizing observable inputs.

We do not have observable SSP for our licenses or our support as they are not sold separately. We developed a model to estimate relative SSP for each performance obligation using an “expected cost-plus margin” approach. This model uses observable data points to develop the main assumptions including the estimated useful life of the intellectual property and appropriate margins.

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, we allocate the transaction price to each performance obligation based on their relative SSP. We also consider if there are any additional material rights inherent in a contract, and if so, we allocate a portion of the transaction price to such rights based on its relative SSP.

For our contracts with customers which include a material right of renewal each month, we use the practical alternative to allocate value to the future optional renewal of software and related mandatory support services. As we expect renewals over the full contractually stated term, the entire transaction price is allocated evenly to each monthly renewal option.

(v) recognition of revenue when we satisfy each performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to the customer. Our self-managed subscriptions include both upfront revenue recognition when the license is delivered as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. When arrangements include material rights associated with monthly renewal options, we recognize revenue each month equal to the allocated value of a one-month term license and one-month support and maintenance services.

In the event that the customer cancels support, the customer receives a refund for the remaining contractual balance of support while any remaining nonrefundable software balance is immediately recognized as revenue. The amount of refundable contractual balance is included in customer deposits within the consolidated balance sheets.

Revenue on our cloud-hosted services product is recognized ratably over the contract period when we satisfy the performance obligation. Cloud-hosted contracts are generally nonrefundable.

Revenue from professional services and training are recognized as these services are performed.

We sell directly through our sales team and through our channel partners. Sales to channel partners are made at a discount and revenues are recorded at this discounted price once all the revenue recognition criteria above are met.

Contract Balances

We receive payments from customers based upon contractual billing schedules; accounts receivable is recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 to 60 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced.

Contract liabilities include payments received in advance of performance under the contract and are recorded to deferred revenue and deferred revenue, non-current in the consolidated balance sheets. Customer prepayments that are contractually refundable are recorded as customer deposits in the consolidated balance sheets.

Remaining Performance Obligations

The typical customer contract term is one year but can range up to three years. RPOs include both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. RPOs exclude customer deposits, which are refundable pre-paid amounts expected to be recognized in future periods. These balances are included in customer deposits in the consolidated balance sheets and are classified as current because contractually customers can cancel these obligations with 30 days written notice. The customer deposit balance is amortized to revenue over the term of the underlying contract as the customer’s right to cancel expires. If no contracts with customers are cancelled, the existing customer deposit balance is recognized to revenue over the accounting term of the underlying contract which may be over the next 12 months or longer.

Deferred Contract Acquisition Costs

Deferred contract acquisition costs represent costs that are incremental to the acquisition of customer contracts, which consist mainly of sales commissions and associated payroll taxes. We determine whether costs should be deferred based on sales compensation plans by determining if the commissions are in fact incremental and would not have occurred absent the customer contract.

Sales commissions for the renewal of a contract are not considered commensurate with the commissions paid for the acquisition of the initial contract given the substantive difference in commission rates in proportion to their respective contract values. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of five years while commissions paid for renewal contracts are amortized over the contractual term of the renewals. Amortization of deferred contract acquisition costs is recognized commensurate with the pattern of revenue recognition and included in sales and marketing expense in the consolidated statements of operations.

We determine the period of benefit for commissions paid for the acquisition of the initial contract by taking into consideration the expected contract term and expected renewals of customer contracts, the duration of relationships with our customers, customer retention data, our technology development lifecycle, and other factors. Management periodically reviews the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and capitalized software development costs subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by the asset to its carrying value. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals.

Stock-Based Compensation

We estimate the fair value of share-based awards on the date of grant. For service-based awards, the related stock-based compensation expense is recognized over the vesting period of the entire award using the straight-line attribution method. For awards that include both a performance and service condition, we amortize stock-based compensation expense on a graded vesting basis over the vesting period, after assessing the probability of achieving requisite performance. We recognize forfeitures as they occur.

We selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of management assumptions, which determine the fair value of share-based awards, including the fair value of common stock, the option’s expected term and the price volatility of the underlying stock.

We recognize excess tax benefits from stock-based compensation in our provision for income taxes as a discrete item in the reporting period in which they occur.

These assumptions are estimated as follows:

•

Fair Value of Common Stock. The fair value of the common stock underlying our stock options is determined by our board of directors. The board of directors, with input from management, exercises significant judgment and considers numerous objective and subjective factors to determine the fair value of common stock at each grant date as discussed in more detail under “—Common Stock Valuations” below.

•

Expected Term. The expected term represents the period that the stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” we determine the expected term using the simplified method as provided by the SEC. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the option.

•

Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

•

Expected Volatility. Since our stock is not yet publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies.

•	Dividend Rate. The expected dividend is assumed to be zero, as we have never paid dividends and have no current plans to do so.

The following table summarizes the assumptions used in the Black-Scholes option pricing model to determine the fair value of our stock options:

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
Expected volatility	47.3%—54.1%	50.0%—51.4%	51.4%	49.0%—50.2%
Expected term (in years)	6.08	6.08	6.08	6.08
Risk-free interest rate	1.4%—2.6%	0.5%—0.6%	0.5%	0.9%—1.04%
Dividend yield	0%	0%	0%	0%

We also assess the need to record stock-based compensation expense when certain of our affiliated stockholders purchase shares from our employees and founders in excess of fair value. We recognize any such excess fair value as stock-based compensation expense in our consolidated statements of operations at the time of purchase. We recorded $1.5 million, $32.1 million, and $32.1 million of stock-based compensation expense in fiscal 2020, fiscal 2021, and the nine months ended October 31, 2020, respectively, related to tender offers and secondary sales of our common stock. There were no tender offers or secondary sales included in stock-based compensation expense for the nine months ended October 31, 2021.

Common Stock Valuations

The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and reference to contemporaneous independent third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	the prices, rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	the prices paid for common or redeemable convertible preferred stock sold to third-party investors by us and prices paid in tender offers or secondary transactions;

•	lack of marketability of our common stock;

•	our operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of our company and the introduction of new products;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering, a merger, or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

The fair value of our common stock was determined using various valuation methods, including a combination of the income and market approach. The income approach estimates value based on the expectation of future cash flows that we will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or those with similar business operations and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to our financial forecasts to estimate the value of our company.

For each valuation, the fair value, or equity value, of our business determined by the income and market approaches was then allocated to the common stock using either the option-pricing method, or OPM, or the probability-weighted expected return method, or PWERM, or both. Our valuations prior to July 31, 2019 were allocated based on the OPM. Beginning July 31, 2019, our valuations were allocated based on the PWERM and the OPM.

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information. When affiliated stockholders acquire shares from our employees at a price in excess of fair value, we recognize such excess value as stock-based compensation expense.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations and may have a material impact on the valuation of our common stock.

Following this offering, the fair value of our Class A common stock will be based on the closing price as reported on the date of grant on the stock exchange on which we are listed.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

We recognize interest and penalties related to income tax matters as a component of the income tax provision.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Recently Issued Accounting Pronouncements

Refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information regarding recent accounting pronouncements adopted.

NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements prepared and presented in accordance with GAAP we use certain non-GAAP financial measures, as described below, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes. We are presenting these non-GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. For example, these measures exclude expenses associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy.

In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP.

Non-GAAP RPOs

The following tables present a reconciliation of our non-GAAP RPOs to our GAAP RPOs for the periods presented:

	As of
	January 31, 2019	April 30, 2019	July 31, 2019	October 31, 2019	January 31, 2020	April 30, 2020	July 31, 2020	October 31, 2020	January 31, 2021	April 30, 2021	July 31, 2021	October 31, 2021
	(in thousands)
GAAP RPOs
GAAP short-term RPOs	$58,918	$59,808	$67,983	$80,372	$97,392	$100,606	$116,238	$131,645	$165,798	$178,703	$198,590	$220,712
GAAP long-term RPOs	20,237	26,228	25,370	34,622	54,711	54,837	62,274	74,339	98,131	109,207	118,799	128,256

Total GAAP RPOs	79,155	86,036	93,353	114,994	152,103	155,443	178,512	205,984	263,929	287,910	317,389	348,968
Add:
Customer deposits
Customer deposits expected to be recognized within the next 12 months	8,437	11,602	13,644	14,374	16,027	17,338	18,063	17,496	20,421	18,347	17,133	16,947
Customer deposits expected to be recognized after the next 12 months	3,584	3,851	3,454	3,265	2,856	2,460	1,924	1,330	1,798	1,404	1,255	2,036

Total customer deposits	12,021	15,453	17,098	17,639	18,883	19,798	19,987	18,826	22,219	19,751	18,388	18,983

Non-GAAP RPOs	$91,176	$101,489	$110,451	$132,633	$170,986	$175,241	$198,499	$224,810	$286,148	$307,661	$335,777	$367,951
Non-GAAP short-term RPOs	67,355	71,410	81,627	94,746	113,419	117,944	134,301	149,141	186,219	197,050	215,723	237,659
Non-GAAP long-term RPOs	23,821	30,079	28,824	37,887	57,567	57,297	64,198	75,669	99,929	110,611	120,054	130,292

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense.

	Year Ended January 31,			Nine Months Ended October 31,
	2019	2020	2021	2020	2021
	(in thousands, except percentages)
Gross profit	$44,458	$97,346	$170,802	$120,446	$187,512
Add:
Stock-based compensation expense(1)	264	490	1,364	1,241	420

Non-GAAP gross profit	$44,722	$97,836	$172,166	$121,687	$187,932

Gross margin	83%	80%	81%	80%	84%
Non-GAAP gross margin (non-GAAP gross profit as a percentage of revenue)	83%	81%	81%	81%	84%

(1)  In connection with tender offers and secondary sales of our common stock, stock-based compensation expense within cost of subscription revenue and cost of professional services for both fiscal 2021 and the nine months ended October 31, 2020 included $0.9 million of expense related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. No such expense was included in stock-based compensation expense for fiscal 2019, fiscal 2020, or for the nine months ended October 31, 2021. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further details.

Non-GAAP Loss from Operations and Non-GAAP Operating Margin

We define non-GAAP loss from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, excluding stock-based compensation expense.

	Year Ended January 31,			Nine Months Ended October 31,
	2019	2020	2021	2020	2021
	(in thousands, except percentages)
Loss from operations	$(47,877)	$(56,217)	$(84,009)	$(76,864)	$(62,049)
Add:
Stock-based compensation expense(1)	27,341	9,461	39,223	37,532	4,766

Non-GAAP loss from operations	$(20,536)	$(46,756)	$(44,786)	$(39,332)	$(57,283)

Operating margin	(89)%	(46)%	(40)%	(51)%	(28)%
Non-GAAP operating margin (non-GAAP loss from operations as a percentage of revenue)	(38)%	(39)%	(21)%	(26)%	(26)%

(1)  In connection with tender offers and secondary sales of our common stock, stock-based compensation expense for fiscal 2019, fiscal 2020, fiscal 2021, and the nine months ended October 31, 2020 included $22.8 million, $1.5 million, $32.1 million, and $32.1 million of expense, respectively, related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. There were no tender offers or secondary sales for the nine months ended October 31, 2021. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for further details.

BUSINESS

Overview

At HashiCorp, we believe that infrastructure enables innovation.

Our foundational technologies solve the core infrastructure challenges of cloud adoption by enabling an operating model that unlocks the full potential of modern public and private clouds. Our cloud operating model provides consistent workflows and a standardized approach to automating the critical processes involved in delivering applications in the cloud: infrastructure provisioning, security, networking, and application deployment. With our solutions, companies of all sizes and in all industries can accelerate their time to market, reduce their cost of operations, and improve their security and governance of complex infrastructure deployments.

Organizations today are undergoing a digital transformation across every business function, driven by competition and ever-increasing consumer expectations. Underlying this digital transformation is a re-platforming of static on-premises infrastructure to dynamic and distributed cloud infrastructure. In this dynamic world, existing procedures are too inefficient to scale with distributed, multi-cloud infrastructure. Inconsistent, fragmented technologies and processes are time consuming and resource intensive to manage, exacerbated by inefficient, linear ticket-driven workflows that cannot facilitate scaled, real-time operations. This digital transformation demands a new cloud operating model for enterprise IT requiring automation to provision, secure, connect, and run infrastructure at scale and in real time. At HashiCorp, we build industry-leading products that enable this cloud operating model and accelerate cloud adoption. Our primary commercial products are Terraform, Vault, Consul, and Nomad:

•

Terraform is our infrastructure provisioning product that allows users to easily set up and manage IT infrastructure. Terraform enables IT operations teams to apply an Infrastructure-as-Code approach, where processes and configuration required to support applications are codified and automated instead of being manual and ticket-based. Terraform is cloud-neutral, supporting all major public and private clouds, and has a broad ecosystem of more than a thousand integrations with multiple cloud, software, and hardware platforms.

•

Vault is our secrets management and data protection product. Using Vault, security teams can apply policies based on application and user identity, integrating with both on-premises and cloud-native identity providers, to govern access to credentials and secure sensitive data. Vault makes it simple for practitioners to deploy zero-trust security and automate complex workflows.

•

Consul is our application-centric networking automation product. It enables practitioners to manage application traffic, security teams to secure and restrict access between applications, and operations teams to automate the underlying network infrastructure.

•

Nomad is our scheduler and workload orchestrator that enables organizations to deploy and manage applications. It provides practitioners with a self-service interface to manage the application lifecycle.

Our products can be adopted individually and are also designed to work together as a stack in order to solve larger, more complex challenges. For instance, deploying Vault and Consul is the basis for a complete Zero Trust security architecture with identity-driven controls, offering a full range of authentication, authorization, and access management for human users or machines, like servers or applications. We continue to innovate and deliver additional emerging products to supplement these core capabilities and provide adjacent solutions.

Today, our software is predominantly self-managed by users and customers who deploy it across public, private, and hybrid cloud environments. We also offer HCP, our fully-managed cloud platform for multiple products that further accelerates enterprise cloud migration by addressing resource and skills gaps, improving operational efficiency, and speeding up deployment time for customers.

We have deliberately built our products using an open-core software development model. All of our products are developed as open-source projects, with large communities of users, contributors, and partners collaborating on their development. We sell proprietary, commercial software that builds on our open-source products with additional enterprise capabilities. Our products are available in a non-commercial form for users to download, learn, and adopt, leading to market standardization of our products. Developers now play a larger role in deciding which technology is used within the companies for which they work, and this broad community engagement assists our go-to-market strategy by enabling technical knowledge and adoption inside our customers’ organizations. As a result, companies of all sizes and industries use our products, which were downloaded approximately 100 million times during fiscal 2021.

Our sales efforts build on our broad open source reach and are driven by an enterprise sales force that focuses on large organizations. In addition, HCP supplements our direct sales motion with a self-serve offering that enables us to serve small- and medium-sized businesses, or SMBs, through a low-touch solution. HCP also addresses the needs of our largest enterprise customers who are increasingly looking for fully managed, cloud-native solutions.

Our open-core software development model and sales efforts are further strengthened by our ecosystem of partners. Our partners, including cloud service providers and ISVs build direct integrations for our mutual customers, playing a critical role in amplifying the reach and access of our products. We partner with global and regional systems integrators and resellers to facilitate transactions and provide scalable service engagements to ensure successful customer implementations. CIOs, as a key IT deployment decision maker at many enterprises, standardize on our platform over time as they build their cloud adoption strategies and programs around their chosen cloud vendors and HashiCorp in concert with their cloud service providers of choice and existing ISVs. Enabling users to work within their existing infrastructure vendors creates a strong network effect with our products. We had over 1,700 providers and integrations and more than 800 partners, including over 190 ISVs, as of October 31, 2021, and these numbers continue to grow as we become mission critical to our customers and increasingly integral to their entire ecosystem.

The combination of our open-core, self-service, direct sales, and partner ecosystem components enables our powerful adopt, land, expand, and extend motion. Our open-source engagement and self-serve cloud model help us identify and accelerate initial product adoption and use cases. This broad footprint then allows our enterprise sales teams to target and sign these customers with subscription contracts for our software. Our expansion motion focuses on up-selling additional modules and increasing the footprint of usage of a given product, including across multiple buying centers within our customers’ organizations. Importantly, the multiple capabilities of our deep product portfolio allow us to extend our reach by cross-selling additional products to customers. Our adopt, land, expand, and extend motion affords us many growth opportunities within our customer base as we focus our go-to-market strategy on developing and cultivating long-term customer relationships. As of January 31, 2020, January 31, 2021, October 31, 2020, and October 31, 2021, our last four quarter average net dollar retention rate was 131%, 123%, 127%, and 127%, respectively. We are still in the early stages of our expansion and extension journey with our customers. Our focus on winning lighthouse accounts in the Forbes Global 2000 accelerates our practitioner adoption by adding new users and driving partners to integrate our ecosystem, creating a powerful flywheel helping to drive our business.

Our transformative technologies, open-source reach, and market leadership have led us to experience rapid growth. As of January 31, 2021, we had 500 customers with $100,000 or greater

ARR compared to 338 customers with $100,000 or greater ARR as of January 31, 2020. As of October 31, 2021, we had 595 customers with $100,000 or greater ARR compared to 451 customers with $100,000 or greater ARR as of October 31, 2020. We served over 340 of the Forbes Global 2000 companies as of October 31, 2021. Our revenue was $121.3 million and $211.9 million for fiscal 2020 and 2021, respectively, representing year-over-year growth of 75%. Our revenue was $150.0 million and $224.2 million for the nine months ended October 31, 2020 and 2021, respectively, representing period-over-period growth of 49%. Customers with $100,000 or greater ARR represented 71% and 83% of revenue for fiscal 2020 and 2021, respectively, and 82% and 87% of revenue for the nine months ended October 31, 2020 and 2021, respectively. We incurred net losses of $53.4 million and $83.5 million for fiscal 2020 and 2021, respectively, and $76.6 million and $62.4 million for the nine months ended October 31, 2020 and 2021, respectively. We expect we will incur net losses for the foreseeable future as we continue to invest into the market opportunity ahead of us.

Industry Background

Several key industry megatrends underpin our business:

•

Digital Transformation. Organizations are increasingly digitizing their business, driven by competition and the expectation of consumers to have rich experiences across a wide range of platforms and technologies. This digital transformation is elevating the importance of software and shifting focus to the ability to deliver new features and services. Cloud platforms are being built in part to accelerate the delivery of new applications, and IT systems are being modernized to enable more rapid iteration, improved security, and lower operational overhead.

•

Cloud Adoption. Organizations across the globe are shifting increasing proportions of their workloads and infrastructure to the cloud. According to IDC, the global public cloud services market is expected to increase from $307.9 billion in 2020 to $704.1 billion in 2024. Modern cloud environments are characterized by a multiplicity of cloud service providers, services, frequent updates, and ephemeral workloads. This contrasts sharply with traditional on-premises environments that were largely homogeneous and relatively static. The fundamental differences between these environments require new approaches to management and modern tooling built around cloud-native principles.

•

Multi-Cloud. Modern startups are often built cloud native, while traditional enterprises have cloud adoption as a top priority. Most large businesses do not use a single cloud vendor, but rather, use a multi-cloud approach, creating complexity and challenges. According to a recent Gartner cloud adoption survey, more than 75% of organizations are using a multi-cloud adoption model. This is driven by multiple factors, including acquisition activity, regulatory requirements, vendor relationships, and the differentiated capabilities of cloud service providers.

We see these priorities coalesce into four themes driving investments that are consistent across industries and geographies:

•

Infrastructure Automation. Cloud-native applications have many services, highly dynamic and ephemeral infrastructure, and high rates of change. To support this, infrastructure must be automated end-to-end, which requires a shift from manual processes to infrastructure-as-code and automation. As organizations embrace multi-cloud environments, there is pressure to standardize to improve efficiency and reduce the overhead of security and governance.

•

Zero Trust Security. Traditional approaches to network security depend heavily on static IP-based controls and a well-defined network perimeter. As organizations adopt a multi-cloud infrastructure and have an increasingly distributed workforce, there is no longer a clear network perimeter. Security needs to shift to identity-based controls, which can handle dynamic infrastructure to ensure authentication and authorization of all communications. Increased scrutiny on data privacy also requires additional focus on protecting data at rest and in transit.

•

Application-Centric Networking. As development teams are empowered to build and deploy more services, they require self-service capabilities to efficiently manage traffic to their applications. Securing network communications between applications requires a scalable identity-based approach, given highly-dynamic infrastructure and the need to span multiple public, private, and hybrid cloud environments. Ticket-driven workflows that update networking middleware must be replaced by automated processes to enable the speed and scale of cloud-native applications.

•

Developer-Centric Application Delivery. The pressure on application teams to deliver faster code updates translates to a greater need to enable those teams to optimize the production and delivery process. Traditional environments were highly siloed, requiring developers to go through complex ticket-driven workflows, which could take days, weeks, or months of effort when building or deploying new applications. New platforms need to empower developers to manage the lifecycle of applications and deploy them directly without relying on centralized IT or other cumbersome processes.

However, customers face multiple challenges in adopting a new operating model for the cloud, including:

•

Inconsistent Operating Model. Organizations need to implement a common operating model that allows for a consistent process across their environments. This reduces their cost of training and onboarding employees, reduces operational overhead, and minimizes the security risks and challenges of governance.

•

Significant Skills Gap. While almost all organizations are investing in digital transformation and cloud adoption, there is a significant shortage of skills, and the skills required are unevenly distributed across companies. According to 451 Research’s Voice of the Enterprise, Cloud, Hosting, and Managed Services: Organizational Dynamics study, 85% of organizations identify a skills gap related to cloud implementation expertise.

•

Cloud Fragmentation. Across public and private clouds, customers have many different approaches to provisioning, security, networking, and application deployment, leading to inconsistency, lack of interoperability, and vendor lock-in.

•

Inefficient Workflows. Developers, operators, and security teams must work together seamlessly in a collaborative and iterative manner in order to build, test, and deploy applications faster and more reliably at scale. However, most organizations define ticket-driven workflows to manage their infrastructure that are not automated. This model requires development teams to file tickets against many different internal teams to provision infrastructure, request credentials to systems, update networks, and deploy their applications. This results in significant friction across these teams, increases costs and risks, and reduces productivity.

The cloud operating model for an enterprise can be defined as implementing new architectures with standardized and consistent sets of workflows and interfaces designed to meet the dynamic needs of the cloud. HashiCorp provides the tools and capabilities to meet this requirement, and leads the way at each layer.

Our Solution

HashiCorp products were all built with common design principles around the need to enable automation in infrastructure, broad ecosystem support, and self-service for practitioners. Our products embody those principles at every layer of infrastructure needed for enterprises to successfully operate in the cloud. Our primary commercial products are Terraform, Vault, Consul, and Nomad:

•	Terraform solves end-to-end infrastructure automation by enabling organizations to easily codify their infrastructure when provisioning.

•	Vault provides identity-based controls that are appropriate for modern Zero Trust security needs by authenticating users and applications based on extensible plug-ins.

•	Consul enables application-centric networking by providing a central, real-time view of all applications so application teams can manage traffic and security policies.

•	Nomad enables developers to deliver workloads more efficiently using a self-service application lifecycle.

Our broader portfolio includes numerous other products (Waypoint, Boundary, Vagrant, and Packer) solving adjacent challenges in achieving a cloud operating model.

Our solution has the following key characteristics that define our products and approach:

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Purpose-Built for Cloud. HashiCorp products are built for modern cloud-native architectures. To fully realize the value of cloud, HashiCorp enables infrastructure to be highly automated across provisioning, security, networking, and application deployment. Customers are able to leverage the differentiating capabilities of cloud services, while maintaining a consistency of management and governance.

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Cloud Platform- and Technology-Neutral. A key element of our design ethos is the focus on solving user workflows rather than specific technologies or platforms. All of our solutions are built to be cloud platform- and technology-neutral, which allows a common approach to be extended to any cloud platform or on-premises technology. Our products are used in all major public clouds and also in private data centers and in edge environments such as in retail, manufacturing, hospitality, and more.

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User-Centric Design. HashiCorp products are built by practitioners for practitioners. Traditional infrastructure management software was historically sold top-down to executives and was less focused on the experience of end users. We use the guiding principle of building tools that we would want to use ourselves to build our products. We invest heavily in product design and user research to make our products convenient and easy to use at initial adoption and in ongoing operations.

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Enabling Self-Service Use. HashiCorp products are designed to enable self-service use. Traditional ticket-based processes forced development teams to use a linear workflow to provision infrastructure, request credentials, deploy applications, update networks, and more. HashiCorp products allow platform teams to define the blueprints and set up guardrails while also empowering developers without ticketing workflows. This can result in saving development teams days, weeks, or months of effort when building or deploying new applications.

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Open Source Community. Unlike traditional proprietary software, the core of all HashiCorp products is developed in open source. This allows a large and vibrant community of users, contributors, and partners to participate. Users are able to give feedback directly, report issues, contribute features, and fix bugs. Partners are able to integrate their technology solutions and validate their integrations with continuous development. The community of users and partners creates a powerful network effect that drives further adoption and standardization of our open-source and paid solutions.

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Broad User Base. The open-source nature of our products means they are free to download and widely distributed. During fiscal 2021, our products were downloaded approximately 100 million times. In addition, we estimate that approximately 11,500 organizations have downloaded at least one of our products since HashiCorp’s inception. This broad, global usage extends from small startup organizations to Fortune 100 companies across industries. Our HUGs are self-organizing chapters of users that advocate for our products, which include over 37,000 members in more than 140 chapters across over 50 countries as of October 31, 2021.

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Deep and Broad Ecosystem. Most enterprises have a large set of existing technology investments and platforms. It is critical that any new technologies are able to integrate into their environment. HashiCorp products are built with extensibility in mind, and we work closely with hundreds of partners to ensure interoperability of our solutions. A key component of our ecosystem is our collection of “providers.” Our providers are connections to integrate products like Terraform with cloud players, software applications, and hardware vendors using APIs. These companies often build providers for their own technologies to connect with HashiCorp. We have certification programs for our major products so that users can be assured the integrations are validated.

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Self-Managed and Cloud Delivery. The adoption of cloud infrastructure is accelerating, and the future of most services will be cloud delivered. However, the world’s largest organizations have substantial investments in on-premises and private cloud environments and will continue to have a large footprint for many years to come. HashiCorp products were initially built as self-managed, allowing them to be adopted in private clouds and by customers with a reluctance to offload critical infrastructure. As customers gain comfort and become increasingly cloud native, HCP enables the consumption of our products as a fully-managed service. This bi-modal delivery allows us to service the entire market with solutions that fit their needs.

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Focused Products. Large organizations have many silos where independent technology and buying decisions are made. HashiCorp has purposely built a portfolio of products rather than a monolithic platform, so that individual products can be sold to relevant stakeholders. This provides us multiple opportunities to engage customers and reduces the complexity of a sale by avoiding the need for a top-down mandate or broad consensus within an organization.

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End-to-End Solution. While our individual products solve specific problems, the broader HashiCorp portfolio provides a holistic approach to enabling a consistent cloud operating model. This integrated set of solutions enables us to become a strategic partner to customers, helping them define their technology strategy as they adopt a multi-cloud infrastructure.

Key Benefits to Customers

The key benefits of our solutions to our customers include:

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Accelerate time to delivery. HashiCorp customers use our products to automate the key processes involved in application delivery and enable self-service for application teams. This can result in saving such teams days, weeks, or months of effort when building or deploying new applications. This improved agility improves their time to market and allows for rapid iteration on products and services.

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Reduce risk and improve security and governance. While enabling self-service is a critical goal for most of our customers, it is equally important to maintain strong security and governance controls. Our products are designed with those needs in mind and enable security and compliance teams to set policies and audit interactions, while operations teams define consistent blueprints and templates to ensure standardization of best practices. This reduces total complexity and ensures that security controls are baked into the automation and consistently enforced.

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Business agility, flexibility, and resilience. Organizations that depend heavily on manual process become inflexible and their agility is impaired by the speed of human operations. HashiCorp customers have codified and automated their processes, which enables them to make changes rapidly at scale. This allows them to quickly respond to market opportunities, security incidents, technology failures, and other critical operational events.

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Improved operational efficiency. As organizations adopt a multi-cloud infrastructure, they are confronted with many different interfaces and workflows native to each environment. HashiCorp customers standardize their workflows and implement a consistent cloud operating model with our products and platform. This allows them to have a single set of workflows, reduce the employee training and onboarding burden, and simplify their security and governance challenges. This consistency improves the operational efficiency of managing infrastructure at scale.

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Access to talent. HashiCorp products represent an industry standard in infrastructure management. We believe our community has hundreds of thousands of users, over 13,000 of whom have completed our certification program as of October 31, 2021. By leveraging our products, customers can more easily hire new employees, train and certify existing employees, and ensure their organizations retain expertise in managing their systems.

Competitive Strengths

Our competitive strengths include:

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We believe we are the leading paradigm for IT organizations to provision, secure, connect, and run in the cloud with a powerful ecosystem being built around us. Enterprises use HashiCorp as a single plane of control for cloud infrastructure automation. The simplicity that our integrated product portfolio offers is particularly relevant in a multi-cloud world. Our deep integrations and partnerships have reinforced our position as the leading paradigm for IT organizations to run in the cloud. Our customers benefit from the innovation of our partners and wider ecosystem with a common workflow to access it all at any time. We have a rich ecosystem of over 1,700 providers and integrations as well as more than 800 partners as of October 31, 2021, including all major cloud service providers and technology partners, that complement our products by enabling our customers to incorporate technologies from those partners into their workflows.

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We provide a single, comprehensive, integrated portfolio of products that spans all critical components of cloud infrastructure automation. We serve organizations with a wide range of cloud infrastructure automation needs and provide customers with the simplicity of working with one central partner. In a fragmented competitive environment with dozens of vendors targeting application platforms, Zero Trust security, and infrastructure automation use cases, we provide one holistic approach to unlock the cloud operating model. Our integrated portfolio of products acts as a strategic growth vector. Practitioners may start by using one or more of our products before exploring and extending to our broader product portfolio, and our products’ consistency and ability to work together as a stack ease the implementation of additional products. As practitioners adopt more of our products, they also unlock more value from each of our individual products as they are able to address more advanced use cases where our integrated stack is even more compelling.

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Our passionate user community has supported us since day one and represents a sustainable competitive advantage. Our open source heritage and community of passionate users have helped us design practitioner-friendly software that continually adapts to evolving needs. We designed our contributor ecosystem to enable incorporation of the best aspects of an open-source model while protecting against misuse and product forking. Our ecosystem and feature development have reached significant scale and continually evolve, adding to our competitive differentiation. Our community of users has been critical to building brand awareness and supporting the growth of our partner ecosystem. We strive to deliver a seamless user experience to our community. Our passionate open source community includes the key practitioners in organizations who are increasingly core decision makers in choosing software and technology partners. We host two annual conferences for the HashiCorp community, held in the United States and Europe. At these conferences, we share the latest technical updates with our community and continue deepening our practitioner relationships.

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We have a HashiCorp-controlled approach to our open-source model. We designed our open-source workflow to encourage practitioners and partners to contribute to projects, but unlike third-party controlled open-source projects, we maintain control over our code base. Our open-source license allows practitioners to easily download and experiment with our software and allows anyone to suggest code contributions that are reviewed by a HashiCorp-employed core committer before integration with our code base. In addition, all contributors are required to sign a contributor license agreement that grants HashiCorp exclusive license to distribute any accepted contribution commercially. This model enables us to define our future product roadmap and monetize our innovation, while benefiting from the ideas and engagement of the open source community.

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We serve a diverse set of customers, including over 340 of the Forbes Global 2000. Our platform powers the most disruptive global leaders and innovators across various industries. We serve an expansive range of industries, including technology, consumer, business, and financial services, government and healthcare, and media and entertainment. These enterprises have complex needs and requirements that push forward further innovation on our platform and range from the largest companies in the world to the most innovative startups and SaaS platforms at scale, who are often early adopters of cloud-native technologies.

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We have a powerful growth flywheel driven by our passionate user community, rich ecosystem, and diverse enterprise customers. Our passionate open source users download, contribute to, and advocate for our products. Our relevance then grows with our user base, incentivizing ecosystem partners to build integrations, adding additional value to users and customers. As customers standardize on our products, driven by bottoms-up adoption, they train and enable new users and influence their technology partners to build additional ecosystem integrations. This flywheel effect results in a broad ecosystem of partnerships and integrations, driving widespread product adoption and creating strong network effects.

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Our platform-agnostic approach to cloud transformation positions us as a long-term partner to all cloud providers. We enable developers to incorporate the strengths of their preferred cloud platforms while reducing the complexities of managing cloud providers’ native tooling. Regardless of whether organizations choose the private cloud, multiple public cloud vendors, or a hybrid model, we enable them to manage complex infrastructure needs in a dynamic environment. As one of the most critical partners for enabling cloud adoption, we have a strong, collaborative partnership across product and technology with the key cloud service providers. We have been recognized as a partner of the year by Microsoft and Google, highlighting our strategic importance to our cloud partners. We accelerate cloud adoption by creating a consistent set of workflows across private data centers and the public cloud, enabling rapid cloud migration.

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Our go-to-market motion captures demand generated from our open-source approach and proprietary enterprise tools. Our platform is purpose-built for mission-critical infrastructure challenges. Our blue-chip customers serve as our references and are a testament to the scalability, performance, and strength of our platform and benefit our direct selling efforts. Our open-source engagement and self-serve cloud motion enables rapid distribution and adoption of our products and showcases the impact of our technology platform on a wide array of customers. This creates a large opportunity for our direct sales team to focus on landing commercial customers. This approach helps create a cycle where customers discover our products through open source or our self-service cloud platform, adopt our products for free, transition into paying customers through targeted sales efforts.

Our Market Opportunity

Our platform provides a comprehensive operating model that can be employed across public cloud, private cloud, and multi-cloud hybrid environments. We unlock the true opportunity associated with running in the cloud by empowering all practitioners with automation while maintaining scalability, reliability, and security in the cloud. According to IDC, the global public cloud services market is expected to be $704.1 billion by 2024, and we believe it is still in the infant stages of adoption.

We have estimated our total addressable market size by evaluating the size of the large, existing, and fast-growing markets that we are disrupting. We believe our product offering addresses four separate, yet related markets of infrastructure, security, networking, and applications. According to the 650 Group in June 2021, collectively, these four markets were estimated to be $41.7 billion in 2021 and projected to reach $72.5 billion by 2026, and include both legacy markets that are being reconstituted by the transition to cloud, as well as new markets being created by modern ways of deploying applications and managing infrastructure.

Each of our primary products corresponds to one of these markets:

•	Terraform addresses the emerging cloud infrastructure market, which was estimated to be $2.1 billion by the end of 2021 and $12.0 billion by the end of 2026.

•	Vault addresses the legacy and emerging security market, which was estimated to be $16.3 billion by the end of 2021 and $20.8 billion by the end of 2026.

•	Consul addresses the legacy and emerging networking market, which was estimated to be $22.6 billion by the end of 2021 and $30.9 billion by the end of 2026.

•	Nomad addresses the emerging applications and workload orchestration market, which was estimated to be $0.7 billion by the end of 2021 and $8.8 billion by the end of 2026.

The 650 Group estimates the global public cloud market at $607.1 billion and the private cloud market at $33.0 billion by 2026.

Our Growth Strategy

We intend to pursue the following growth strategies:

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Grow our customer base by acquiring new customers. We served 2,392 total customers as of October 31, 2021, including over 340 of the Forbes Global 2000. We believe that nearly all organizations will adopt a cloud strategy, resulting in a substantial opportunity to continue growing our customer base. Nearly all of our paid product adoption began with open-source usage. Our products were downloaded approximately 100 million times during fiscal 2021. As we continue to cultivate those users and turn them into paid customers, we also intend to drive new paying customer additions by expanding our sales and marketing efforts as well as our product portfolio.

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Expand and extend within our existing customer base through increased usage, extensions to new products, and new use cases. Our customer base represents a significant growth opportunity as we enable their cloud adoption journeys. Our model is aligned with our customers’ usage in the cloud. As cloud adoption continues and our customers look to build more scalable and dynamic cloud architectures, they will likely move from adopting bare-necessities use cases to more complex deployments, expanding their usage of a given product. Additionally, our modular portfolio of products is structured to allow customers to extend usage of our offerings by adopting additional products and features over time as new needs arise. As a result, we expect to expand in both scale and scope within our existing customer base, with extensions in horizontal use cases and cross-sell contributing to growth. We plan to continue to invest in sales and marketing to expand our relationships with existing customers.

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Unlock additional value and market share through HashiCorp Cloud Platform. HCP, released in 2020, addresses the needs of our largest enterprise customers and enables us to serve SMBs through a low-touch solution. HCP enables organizations that previously did not have the capacity or ability to self-manage HashiCorp products to benefit from our industry-leading product portfolio. Additionally, HCP not only increases the number and type of organizations that we can serve, but it also enables us to offer consumption-based pricing. Consumption-based pricing allows customers to align spend with usage, and it also provides an organic way to increase monetization with the adoption and usage of our products.

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Extend our technology leadership through new products and continued investment in our platform and open source community. We have a history of technological innovation, launching new innovative products, releasing new features on a regular basis and making frequent updates to our products. We intend to continue making significant investments in research and development and hiring top technical talent to enable new use cases and increase our product differentiation. As we continually release new products, our open source community drives adoption, maturity, and ecosystem development upon which additional enterprise functionality is built. Over time, we believe our focus on innovation will provide new avenues for growth and allow us to continually deliver meaningful, differentiated value to our customers.

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Expand and develop our technology partner and reseller ecosystem. Our HashiCorp Partner Network, which consists of the top systems integrators and resellers around the world, helps accelerate the adoption of our products and platform. In addition, we maintain and manage hundreds of integrations, like our Terraform Providers. These include more than 30 official providers (created by us), more than 160 verified providers (created by our community and verified by us), and more than 1,300 community providers (created by our community) as of October 31, 2021. We plan to continue investing in building out our partner program to drive more consumption through our platform, broaden our distribution footprint, and drive greater awareness of our platform.

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Expand our global footprint. As organizations around the world increase their public cloud adoption, we believe there is a significant opportunity to expand the use of our products and platform even further outside of North America. Sales outside of the United States comprised 25% of our revenue for fiscal 2021 and 27% of our revenue for the nine months ended October 31, 2021. We plan to make investments in sales and marketing and customer support in geographic areas of focus, and we believe there is a large opportunity to increase our global presence over time.

Our Products & Technology

Overview

The HashiCorp products enable customers to implement a cloud operating model that provides consistent workflows and a standardized approach to automating the critical processes involved in delivering applications to any environment. Our offerings require multiple foundational capabilities that span all environments. We organize our products around four primary functionalities:

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Provisioning. The underlying infrastructure that supports applications needs to be highly automated, scalable, and integrated with security and compliance controls. Our approach is focused on enabling at scale automation by codifying how infrastructure is configured and deployed, along with the security and governance controls that provide guardrails.

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Security. The emergence of “Zero Trust” architectures changed the focus from traditional network perimeter security to identity-based controls, and strong enforcement of authentication and authorization everywhere. We are focused on enabling identity-based controls, managing application identity, securing machine-to-machine communication, and human-to-machine interactions.

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Networking. Modern networking is software-defined and driven by a proliferation in microservices, creating a need for service-to-service networking capable of responding to rapid and dynamic change. Organizations need a consistent approach to network automation that spans multiple platforms and multiple clouds, including public and private environments.

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Application Delivery. Internal development teams are limited by the speed by which they can deploy to the cloud. Increasingly enterprises are building shared service platform teams to simplify and accelerate the process of deployment. Tooling that enables application teams to centrally manage infrastructure, while enabling self-service to developers is key. We focus on application deployment tooling and platform abstractions to enable that developer self service.

Our Principles (Tao) For Products and Technology

While the products are developed independently as part of a portfolio, they apply a shared ethos, described by the Tao of HashiCorp, that is consistent between them. Some of these guiding principles include:

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Build for workflows, not technology. We believe in solving for fundamental user workflows, rather than building capabilities around specific technologies. Workflows tend not to evolve, while technology continues to change at a blistering pace. Making the products extensible and pluggable to support new technologies as they evolve keeps our products relevant and increases their utility for customers who can embrace legacy and modern systems today and hedge against new systems emerging in the future.

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Codification to enable automation. There are many different processes required to manage infrastructure and deliver cloud-based applications. Codification of those processes enables automation, but also allows for versioning and applying the best practices from software development to infrastructure management.

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Composability over complexity. Software applications often solve adjacent problems by expanding on their features and capabilities typically at the cost of complexity. We prefer to build tools that are focused on a specific set of problems, and design them to work together as a stack. This clarity of scope allows for a simpler and better user experience.

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Pragmatism. We have strong convictions about how to best manage infrastructure in cloud environments. However, we understand that many organizations have existing investments in systems and processes that are difficult to change. We embrace that complexity with pragmatism in our solutions and ensure our products can integrate with existing legacy environments while being opinionated about best practices for operating in the cloud.

HashiCorp Cloud Platform

HCP is a common foundation for delivering our products through our fully-managed cloud platform across the public cloud providers. All of our products can be self-managed, and our Terraform, Consul, and Vault products are available as managed services through HCP. We believe that enterprise customers will become increasingly comfortable with infrastructure services being provided by a third party, and SMB benefit from the ease of adopting fully-managed products. Our ability to reduce operational complexity, speed up deployment and adoption times, provide multi-cloud consistency, and address the skills gap will be a critical driver of adoption. The shared identity and unified experience provided by the platform enable us to deeply integrate our products, creating a more powerful experience that drives additional usage of each product as well as adoption of new products and services.

HCP also has significant implications for our go-to-market strategy. Through HCP we are able to offer a faster and more flexible solution with less upfront expenditure, which enables us to address SMB customers as well as our enterprise customers looking for a fully-managed offering. Customers can self-serve and pay based on consumption-based pricing. Product instrumentation allows us to discover qualified leads and use an inside sales lead motion to drive high velocity deals. Cloud customers can spend significantly less time focused on product deployment and immediately start product adoption, which enables higher retention and expansion.

Our Products

Across our portfolio of products, we have offerings at different stages of commercialization. Our core products, Terraform and Vault, are very established with commercial offerings at scale, and make up the majority of our revenues today. Emerging products, such as Consul and Nomad, are earlier in the commercialization process while our community products are focused on product development, market maturity, and community adoption. This framework enables us to continue to innovate and add new products to our portfolio while simultaneously executing on a go-to-market strategy for our commercial products.

Infrastructure Provisioning Products

Terraform. Operators and developers are increasingly overwhelmed by the need to manage infrastructure as organizations transition from running dedicated servers at limited scale to spinning up and down thousands of servers on-demand in dynamic, multi-cloud environments. Terraform is our foundational infrastructure provisioning product and empowers practitioners to create and manage infrastructure at scale for any public cloud and private cloud environment. Terraform takes an infrastructure-as-code approach to provisioning and lifecycle management, transforming these workflows from ticket-based manual processes into end-to-end self-service infrastructure automation.

Terraform has a broad ecosystem of providers. Our providers are connections to integrate Terraform with cloud players, software applications, and hardware vendors using APIs. These companies often build providers for their own technologies to connect with HashiCorp. As of October 31, 2021, Terraform has more than 30 official providers (created by us), more than 160 verified providers (created by our community and verified by us), and more than 1,300 community providers (created by our community).

Terraform Cloud and Terraform Enterprise are commercial offerings that provide a centralized way for users to collaborate on infrastructure, define and share reusable modules, provide central visibility, and enforce policy controls. The open-source Terraform product is focused on solving the technical challenge of provisioning, and our HashiCorp community provides thousands of provider integrations and shared blueprints in a public registry, allowing for the advancement of these products. Terraform Cloud and Terraform Enterprise, our commercial offerings, enable enterprises to operationalize Terraform, and pricing is based on the number of workspaces managed by our product. Key use cases include enabling self-service infrastructure, enabling multi-cloud consistency, and enforcing policy and governance.

Packer. As application teams move from development phases toward production environments, they must transform raw source code, application and system configuration, and security controls into a production worthy artifact. Depending on the environment, that artifact could be a virtual machine, or VM, image for an on-premises infrastructure, a Cloud VM image, a container, or serverless package. Packer provides a consistent way to define the process of transforming the raw source inputs into a production worthy artifact, across any environment or packaging format. This allows for a consistent approach to packaging that handles the nuances and variations in packaging for each environment.

Vagrant. As application teams are developing software, they must set up development environments that provide all the software tools, libraries, packages, operating system, and dependencies required for their application. Vagrant allows teams to define how development environments are set up, so that applications teams can automatically provision them and quickly get started with the actual development rather than spend time on setup. The codified definitions can be easily maintained and kept in parity with production environments, to ensure a parity between development and production environments and avoiding the risks inherent in mismatched environments.

Security Products

Vault. Vault was designed around the premise that modern security needs to be identity based, rather than traditional approaches based in IP controls and network perimeters. Vault is used to authenticate applications using a set of extensible plugins, which allows it to support a broad range of platforms, including public cloud providers such as AWS, on-premises systems such as Active Directory, and applications platforms such as Kubernetes. Human users similarly authenticate with Vault using pluggable mechanisms, supporting traditional on-premises and modern cloud-based identity providers, or IDPs. Based on the identity of the client, Vault provides a consistent mechanism for authorizing access to secrets, performing administrative operations, and invoking cryptographic capabilities on sensitive data.

Vault has an extensible set of integrations which allow it to dynamically manage the lifecycle of credentials. For example, native database integrations with Oracle, MongoDB, or Snowflake allow users to be provisioned on demand, with restricted access, and a limited time to live. Vault manages the entire lifecycle of generation, scoping of permissions, and revocation. This allows developers to self service credentials while security teams define the controls and policies. The dynamic credentials reduce the risk of a compromise and reduce the operational burden of frequent credential rotation.

As data protection becomes increasingly critical, Vault addresses the challenges of key management and cryptography. Vault allows security teams to define keys and grant the right to perform cryptographic operations, such as encrypting or decrypting data, to applications. Application teams can leverage a high-level API to integrate with Vault and offload key management and cryptography. This minimizes the risk of a key compromise or improper implementation of cryptography, which has many subtle nuances with which most developers are unfamiliar.

Our commercial Vault offering expands on open-source capabilities to solve for multi-tenancy of application teams, operational challenges of scale, additional security and governance needs of enterprises, and deeper sets of advanced data protection capabilities, such as tokenization and interoperability with the Key Management Interoperability Protocol, or KMIP. Vault is priced based on the number of clients (users, servers, applications etc.).

Boundary. Traditional approaches to Privileged Access Management, or PAM, have required users to interact with multiple systems, such as virtual private networks, to access private networks and PAM solutions to retrieve credentials and broker access to sensitive systems. This adds complexity for users, and for operations and security teams, makes administration more complex as controls are fragmented across multiple systems. Additionally, cloud infrastructure is more dynamic and ephemeral, making management of static IPs and hosts brittle. Boundary applies an identity-based approach to PAM and unifies the controls to a single system. User access is simplified to only using Boundary to establish sessions to sensitive systems. Security and operations teams only need to manage a single set of controls, which are based on the logical identity of users and applications, allowing for dynamic and ephemeral cloud infrastructure to be supported without an outsized burden.

Networking Products

Consul. Consul provides a central dynamic catalog of all applications, their locations, metadata, and current health status. This real-time view of applications provided by the catalog allows for dynamic applications and network automation. As application teams move from monolithic to microservices architectures, there is a proliferation of services that need to register and discover each other. Consul enables those application teams to have autonomy in managing the incoming traffic to their services. Applications can query Consul to determine how to connect to any services they depend on. For example, Consul can be used by a web server to query how to connect to a database. Consul’s real-time catalog allows applications and infrastructure to be dynamic and ephemeral, without the fragility and brittleness of static IPs or hostnames.

Consul also enables a modern service mesh architecture. Every application participates in actively authenticating and authorizing every connection. This enables a fine-grained approach to microsegmentation, reducing the risk of a network compromise through lateral attacker movement. This focus on identity-based controls reduces the total number of controls that need to be managed and reduces the operational burden of static controls in dynamic cloud environments. Security teams can apply a consistent approach to network segmentation across all their environments regardless of the hardware or network fabric.

Integration with Terraform allows networking appliances, such as load balancers, firewalls, and API gateways to be automatically updated based on application changes. This enables an end-to-end automation without manual ticket processes. This automation allows for policies to be defined using application identity, and to have the underlying IP addresses be managed dynamically. This enables security teams to focus on identity-based controls rather than managing static IP controls in a dynamic environment.

Our commercial Consul offering expands on open-source capabilities to solve the challenges of multiple teams collaborating and integrating infrastructure, operational challenges of scale, and the security and governance needs of enterprises. Consul is priced based on the number of server instances used.

Application Delivery Products

Nomad. With traditional VM-based applications, there is typically a tight coupling of the application with the underlying VM and operating system. This creates an organizational challenge where developers are not able to self-serve application deployments or manage application lifecycles because ownership is shared or owned by operations teams. Nomad decouples the underlying infrastructure from the application lifecycle. This allows operations teams to manage the infrastructure and provides a self-service interface for developers to manage application lifecycle. Nomad supports a broad range of technologies, including VM-based, containerized, and serverless applications spanning Linux, Windows, and other operating systems.

The commercial version of Nomad is differentiated by solving the challenges of teams being multi-tenant, operational challenges of scale, security and governance needs of enterprises, and a deeper set of functionalities around auto-scaling and capacity management. Nomad is priced based on the number of nodes used.

Waypoint. Waypoint provides a simple developer-focused workflow for the build, deploy, and release process. Developers typically start their development lifecycle by writing code, using version control to collaborate, and using continuous integration systems to test code. Once ready to push a change to production, there is a highly fragmented ecosystem of tools, and often organizations have custom-built solutions to manage the remaining lifecycle. Waypoint provides a standard workflow that is designed to be simple and prescriptive for developers, while being highly extensible to enable platform operators to integrate their existing tools and systems. This enables platform teams to hide the complexity of the underlying infrastructure and enable developers to have a consistent workflow for application delivery across environments.

Our Customers

Our products are used across the globe by organizations of all sizes, across a vast range of industries. We are used by practitioners at the most complex large enterprises. As of October 31, 2021, we had 2,392 total customers, including over 340 of the Forbes Global 2000. As of October 31, 2021, we had 595 customers with $100,000 or greater in ARR and 62 customers with $1.0 million or greater in ARR. For fiscal 2021, no single customer accounted for more than 3% of our total revenue. Our percentage of revenue generated by customers outside of the U.S. was 25% for fiscal 2021 and 27% for the nine months ended October 31, 2021.

We also have a large and growing base of developers that contributes to our open source community. As of October 31, 2021, we had more than 37,000 members in our user groups spanning over 50 countries. In fiscal 2021, our products were downloaded approximately 100 million times.

Representative Customers

As of October 31, 2021, we had 2,392 total customers in over 45 countries. Our customers include leading businesses in a diverse range of industries, including entertainment and telecommunications, financial services and consulting, consumer and business services, software, and automotive, among others.

The following table represents examples of our customers by industry category:

Entertainment and Telecommunications	Financial Services and Consulting	Consumer and Business Services
Comcast	ABN AMRO Bank of America Credicorp (BCP) Goldman Sachs Morgan Stanley Stripe	GlaxoSmithKline
FOX		ID.ME
NBCUniversal		Progressive
Pandora (Sirius XM)		SumUp
Red Ventures
Roblox
Sky
Seatgeek
Vodafone

Software	Automotive
Anaplan	General Motors
Autodesk
GitHub
Q2

Customer Case Studies

ABN AMRO

Situation. As the third largest bank in the Netherlands, ABN AMRO provides a comprehensive line of products and services for its customers and has extensive security demands. But securing the systems, applications, and data that enable those services grew to be a daunting task for the company’s corporate IT security operations team. Their legacy system required additional modules and hands-on monitoring to manage the ephemeral backend secrets and digital keys for their internal apps and infrastructure. ABN AMRO struggled to prevent secret sprawl. Their previous secrets management solution required a lot of programming to set up a new application and did not integrate well with the team’s Kubernetes instance.

Solution and Benefits. Eager to improve its secrets management practices by eliminating hardcoded credentials from internally developed applications and scripts, the ABN AMRO team adopted Vault Enterprise, implementing a central secrets management repository while eliminating manual operations to apply secrets policies to new applications and hosts. Vault’s dynamic secrets and API encryption capabilities, coupled with its secrets injector and secure communications, make it possible to confidently onboard apps to their container platform with a fraction of the prior amount of time and effort. ABN AMRO is able to manage ephemeral secrets in AWS and Microsoft Azure in ways they could not before without adding unnecessary cost, headcount, or long learning curves.

With HashiCorp, ABN AMRO:

•	eliminated costly ephemeral secrets modules to reduce cost and complexity;

•	used dynamic secrets to enable onboarding of two dozen new platforms; and

•	established the foundation for data encryption.

Banco de Crédito del Perú

Situation. Banco de Crédito del Perú, or BCP, is a subsidiary of Forbes Global 2000 member Credicorp Ltd. BCP is the largest bank and supplier of integrated financial services in Peru where a significant segment of the population is still without access to modern banking services and solutions. Like many financial institutions, BCP’s legacy IT infrastructure had been designed and deployed for a different time and era. The on-premises infrastructure was fine for securely executing financial transactions over the years, but as the bank embraced a DevOps mindset and adopted best practices to fuel its digital transformation, BCP’s DevOps team was given an executive directive to reduce infrastructure delivery and secrets management timelines to support accelerated time to market for new customer-facing applications and services.

Solution and Benefits. One of BCP’s primary goals was to standardize its infrastructure-provisioning processes across both on-premises and public cloud platforms to enable greater self-service for its development teams. BCP adopted Terraform and Vault to streamline and accelerate BCP’s infrastructure and secrets management operations. After a short evaluation of proof of concept versus competing tools, the company chose HashiCorp solutions for their simplicity and security, as well as their extensive cross-platform capabilities in support of BCP’s move toward a multi-cloud and hybrid IT environment. With Terraform, BCP’s DevOps team is provisioning infrastructure that follows consistent corporate security and operations guidelines to better control implementation of different cloud instances and workspaces without being locked into a single cloud vendor. With Vault, the team found appropriate security controls for encrypting its secrets, a strong authentication mechanism, as well as a disaster recovery process.

With HashiCorp, BCP:

•	reduced cloud infrastructure deployment times by 96% — from 2 or 3 days to hours;

•	automated secrets management to reduce validation times from one hour to seconds;

•	eliminated many costly and time-consuming errors due to manual data management; and

•	accelerated time to market of high priority customer services.

Pandora

Situation. Pandora’s proprietary Music and Podcast Genome projects provide an on-demand streaming music and podcast discovery platform that offers personalized listening experiences to its users. Pandora’s revolutionary tools helped shape the burgeoning streaming content industry, but also presented a growing list of technical and operational challenges. The company’s longstanding do-it-yourself corporate culture resulted in a mix of ad-hoc development workflows, disparate infrastructure deployment processes, and homegrown tooling that made coordinating activities difficult and limited the organization’s agility. Traditionally, the company’s various engineering teams had the latitude to choose the technology and methodologies that worked best for their specific team or project. However, while the freedom to work their own way was great for creativity and productivity, it created numerous and complex issues for the infrastructure and operations team. They faced visibility gaps that made mapping application and code dependencies nearly impossible and made discovering and connecting services a challenge.

Solution and Benefits. Pandora was drawn to HashiCorp’s product suite because it offers a complete, end-to-end solution to give Pandora teams the automation products they need to work more efficiently, cohesively, and intelligently in their environment. Pandora started first with Consul and extended their use to include Nomad. They were also a long-time user of Vault open source, more recently moving to Vault Enterprise. Using multiple products from the HashiCorp suite, they created a standard development workflow across all development teams to provide for greater efficiency and consistent work productivity. HashiCorp products have transformed Pandora’s development and deployment practices, standardizing previously disjointed workflows to provide for faster, more consistent, and efficient delivery of new features and services.

With HashiCorp, Pandora:

•	created a standard development workflow across all development teams for greater efficiency and consistent delivery;

•	automated service discovery for more than 50,000 service instances;

•	enabled reduced lead time for critical application rollout from several days to 15 minutes; and

•	enabled greater self-service capabilities for developers to deploy their services without depending on a systems administrator.

Q2

Situation. Q2 provides digital solutions to more than 800 financial institutions and fintech companies that enable digital financial experiences for their customers. Today, one out of 10 account holders in the United States uses Q2’s platform to bank, and since 2017 it has powered digital banking solutions for more than 20 million end users, handling more than $4 trillion worth of monetary transactions through their platform. But as the company’s customer roster grew and the range of use cases evolved, so did the need for replacing its time- and resource-intensive manual practices for provisioning their infrastructure. Prior to using HashiCorp solutions, Q2 manually provisioned and deployed the infrastructure they used to deliver their digital offerings. Q2’s first-generation orchestration platform was developed in-house and was not meeting its growing need to scale, nor did it allow the IT operations team to self-serve to set up needed infrastructure nor quickly make infrastructure changes.

Solution and Benefits. Q2 started using multiple HashiCorp open-source tools, adopted the enterprise versions of Nomad, Consul, and Vault, and continues to use the open-source versions of Terraform and Packer. With Nomad, the Q2 IT operations team creates pools of computing resources accessible across their on-premises and cloud environments and handles the simple, efficient orchestration and deployment of workloads. Nomad’s ability to orchestrate both legacy and new workloads enables the team to run Linux and Windows workloads side-by-side for greater visibility and control. In addition to replacing extensive manual processes with automated ones by using HashiCorp solutions, Q2 engineers and developers are using Consul and Vault integrations within Nomad for service discovery and management of dynamic secrets and certificates. In 2019, following adoption of HashiCorp solutions, Q2 reduced downtime by 65% compared to 2018.

With HashiCorp, Q2:

•	reduced build time for new environments from weeks to minutes;

•	automated provisioning and deployment to save dozens of work hours per week; and

•	achieved greater scale to support emergency workloads.

Roblox

Situation. Roblox is a rapidly growing gaming company. Both its users and engineering teams are scaling and driving significantly higher levels of resource consumption, capacity demands, and frequency of changes. Roblox’s reliance on manual workflows and homegrown tooling resulted in significant productivity bottlenecks across their AWS, Microsoft Azure, and bare metal environment, and their infrastructure needed upgrading.

Solution and Benefits. Roblox needed a solution to modernize their infrastructure and enable resource management, efficient scheduling, container adoption, and developer velocity at scale and across public and private clouds. Nomad enables Roblox to scale their global gaming platform easily and reliably, giving them the ability to deploy and operate as a single, lightweight binary, accelerating the time to value. Roblox began working with Nomad and now uses all four commercial HashiCorp products to support its business. Roblox added Vault for managing and dynamically rotating application secrets and Consul for service discovery and service mesh. Roblox also had over 80 people throughout the organization using Terraform open source to reduce provisioning times, and moved to Terraform Enterprise to decrease human error via automation and increase end-to-end auditability of their infrastructure operations.

With HashiCorp, Roblox:

•	enabled operational simplicity to deploy applications on bare metal in just four days;

•	created flexible workload support that enables Roblox to reliably serve users in 180+ countries;

•	improved productivity to enable deployment of new applications globally in minutes; and

•	saved costs, enabling reduced downtime to migrate application deployments.

Marketing

We focus our marketing efforts on two core priorities:

•	community adoption by building awareness and relationships across user communities; and

•	sales support with demand generation, pipeline acceleration and partner activation.

Community adoption. Users can download our open-source software products or sign up for cloud services for free and begin engaging with our software and the active user community immediately. We empower users to solve a wide array of cloud infrastructure automation tasks. As technology challenges are being recast to the cloud, the roles and skill sets of developers and operators solving those challenges are also migrating to the cloud. We provide free learning material, documentation, and forums alongside instructor-led training, and certification programs. In a recent survey, approximately 32% of those who took certification exams stated they were required to by their employer. We also provide experiences, such as our annual HashiConf community conferences in Europe and the United States, with online viewership of approximately 7,000 at the Europe event in June 2021 and approximately 9,000 at the U.S.-based global event in October 2021. We also support our HUGs and other community efforts globally.

Sales support. Community adoption provides a highly efficient channel for demand generation, due to the mission-critical nature of our platform. On our platform, users naturally demonstrate the value of our products to their organizations, as use of our platform scales with their cloud-adoption journeys. In this process, users drive further awareness and expansion of our products and their features. Our commercial marketing team also provides an array of broad and deep campaigns, in-field marketing, and through- and to-partner marketing to support our adopt, land, expand, and extend business model.

Additionally, our marketing team provides the necessary brand, communications, product, and digital marketing capabilities to support community and commercial growth.

Sales

Our go-to-market strategy combines a viral bottom-up adoption model with a targeted top-down sales model. All of our products are developed as open-source offerings so that users can freely download, learn, and adopt them, improving the general market standardization of our products by removing barriers to use. Developers today have greater control of technology decision-making inside the companies where they work, and this broad community engagement assists our go-to-market model by enabling technical knowledge and adoption inside our customers’ organization. As a result, companies of all sizes and industries use our products, which were downloaded approximately 100 million times in fiscal 2021.

Our sales efforts build on our wide open-source reach and are driven by an enterprise sales force that focuses on the world’s largest organizations. Our inside sales team also provides high velocity engagement for smaller customers. In addition, HCP supplements this direct sales motion with a self-service offering that addresses the needs of our largest enterprise customers and enables us to serve SMB and mid-market businesses through a low-touch solution.

In addition, we partner with global and regional systems integrators and resellers to facilitate transactions and provide scalable service engagements to ensure successful customer implementations. CIOs standardize on our platform over time as they build their cloud adoption strategies and programs based on their chosen cloud vendors and HashiCorp in concert with their cloud service providers of choice and existing ISVs.

Our sales organization comprises sales development, sales engineering, inside sales, and field sales personnel and is segmented both geographically, and by the size of prospective customers. As of October 31, 2021, we had more than 750 employees in our sales and marketing organizations.

Research and Development

Our research and development efforts are focused on innovation to solve the challenges of adopting a cloud operating model through the development of new products as well as enhancements and new functionalities applicable to existing products. We believe rapid development of new products and enhancement of existing products and features is essential to maintaining our competitive position. We continuously incorporate feedback from our community and our customers in our software development efforts. Our multi-faceted approach to research and development allows us to continuously meet the changing demands of our customers.

As of October 31, 2021, we had more than 450 employees in our research and development organization. We intend to continue to invest in our research and development capabilities to extend our platform. Research and development expenses totaled $40.1 million and $65.2 million for fiscal 2020 and 2021, respectively, and $68.7 million for the nine months ended October 31, 2021.

Our Competition

Our market is highly competitive and characterized by rapid changes in technology, customer needs, frequent introductions of new offerings, and improvements to existing service offerings.

Internal IT teams sometimes attempt to “do it themselves” using open-source software. While individuals and small teams can sometimes use our open-source products to solve their technical problems, larger enterprises face more complex needs that require our commercial products. Our commercial products are substantially differentiated from their open-source versions and therefore companies using only open-source tools do not benefit from our full product offering.

For select companies adopting a single-cloud solution, we compete with the well-established public cloud providers such as AWS and their in-house offerings. We also compete with similar in-house offerings from Microsoft Azure, Google Cloud Platform, and other cloud providers.

We also compete with legacy providers with point products such as Red Hat, CyberArk, VMware, and IBM. We also compete with alternative open-source projects such as Google Istio.

We believe we compete favorably based on the following competitive factors:

•	ability to offer consistency across clouds;

•	ability to implement multi-cloud provisioning, security, networking, and application deployment;

•	ability to integrate with existing cloud platforms;

•	ability to engage community of open source users and partners;

•	ability to integrate with existing on-premises environments;

•	ability to innovate around a cloud-delivered architecture;

•	ability to offer ecosystem of vendors integrated with our products;

•	ability to create new products and expand our existing platform;

•	ability to scale up and down dynamically on demand;

•	ease of use;

•	speed of implementation and time to achieving value;

•	product capabilities, including flexibility, scalability, performance and security; and

•	brand recognition and reputation, particularly within the open source community.

Our Employees

Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees and consultants. In addition to competitive base salaries and cash compensation, the principal purpose of our share incentive plans is to attract, retain, and reward personnel through the granting of share-based compensation awards in order to increase shareholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As of October 31, 2021, we had over 1,650 employees operating across the world. We recognize that everyone deserves respect and equal treatment, regardless of gender, race, ethnicity, age, disability, sexual orientation, gender identity, cultural background, or religious belief and we strive to emphasize this equality as part of our core values to create a diverse, equitable, and inclusive work environment. We believe that kindness should be extended at every opportunity, to our peers, users, partners, and customers. An internal environment that is friendly, kind, and forgiving of mistakes is positive and productive. None of our employees are represented by a labor union. In certain countries in which we operate, such as France, we are subject to, and comply with, local labor law requirements, which may automatically make our employees subject to industry-wide collective bargaining agreements. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

As of October 31, 2021, we held four issued U.S. patents, had two other U.S. patent applications allowed, and had at least 18 pending U.S. patent applications, with several more patent applications in the pipeline. We have no pending or issued patents in any jurisdiction outside of the United States. Our issued patents are scheduled to expire between 2039-2040. As of October 31, 2021, we held nine registered trademarks in the United States, and also held 55 registered trademarks in foreign jurisdictions. As of October 31, 2021, we held three pending U.S. trademark applications and 31 pending foreign trademark applications. We continually review our development efforts to assess the existence and patentability of new intellectual property.

We seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

Technology Infrastructure

We outsource substantially all of our cloud infrastructure to public cloud operators that host our products and platform, primarily AWS, Google Cloud, and Microsoft Azure. Because of the significant use of our platform on public clouds, our solutions must remain interoperable with them. Further, we are subject to the standard agreements, policies, and terms of service of these public clouds, as well as agreements, policies, and terms of service of the various application stores that make our solutions available to our developers, creators, customers, and users. These agreements, policies, and terms of service govern the availability, promotion, distribution, content, and operation generally of applications and experiences on such public clouds.

The substantial majority of the services for which we use public cloud operators are cloud-based server capacity and, to a lesser extent, storage and other optimization offerings. Public cloud operators allow us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. We access public cloud operator infrastructure through standard IP connectivity. Public cloud operators provide us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. Public cloud operators may terminate the agreement by providing 30 days’ prior written notice and may in some cases terminate the agreement immediately for cause upon notice.

Our Facilities

Our principal executive office and world headquarters is located in San Francisco, California and consists of approximately 37,000 square feet of space under a lease that expires in May 2027. We are a remote-first company with a global distributed workforce.

We lease all of our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. We have received, and may in the future continue to receive, claims and lawsuits from third parties asserting, among other things, infringement of their certain rights, including, but not limited to, patent and other intellectual property rights, data privacy and data protection, privacy and other torts, securities, employment, contractual rights, or other legal claims. Future litigation may be necessary to defend ourselves, our partners, and our customers by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT

The following table sets forth information for our executive officers and directors as of October 31, 2021:

Name	Age	Title
Executive Officers:
David McJannet	49	Chief Executive Officer and Chairman of the Board
Armon Dadgar(3)	30	Co-Founder, Chief Technology Officer and Director
Navam Welihinda	43	Chief Financial Officer
Marc Holmes	46	Chief Marketing Officer
Brandon Sweeney	54	Chief Revenue Officer

Non-Employee Directors:
Todd Ford(1)(2)	55	Lead Independent Director
Susan St. Ledger(2)(3)	57	Director
Glenn Solomon(1)(2)	52	Director
Sigal Zarmi(1)(3)	57	Director

(1) Member of our audit committee
(2) Member of our compensation committee
(3) Member of our nominating and corporate governance committee

Executive Officers

David McJannet has served as our Chief Executive Officer and a member of our board of directors since July 2016. Mr. McJannet is also Chairman of our board of directors. Prior to joining us, he was an Executive-in-Residence at Greylock Partners, a venture capital firm, from December 2015 to June 2016. From April 2015 to October 2015, Mr. McJannet served as Vice President of Marketing at GitHub, Inc., a software company. From October 2012 to April 2015, he served as Vice President, Marketing at Hortonworks, Inc., an open-source software company acquired by Cloudera, Inc. From January 2010 to October 2012, he served as Senior Director, Product Marketing at VMware, Inc., a software company. Mr. McJannet holds a B.A. in Economics from McGill University.

We believe that Mr. McJannet is qualified to serve on our board of directors because of his executive leadership experience with the management and operation of companies in the software-as-a-service sector and the perspective and experience he brings as our Chief Executive Officer.

Armon Dadgar is one of our co-founders and has served as our Chief Technology Officer since July 2013 and as a member of our board of directors since September 2014. He holds a B.S. in Computer Science from the University of Washington.

We believe that Mr. Dadgar is qualified to serve on our board of directors because of his extensive background in software engineering and the perspective and experience he brings as our Co-Founder and Chief Technology Officer.

Navam Welihinda has served as our Chief Financial Officer since February 2021 and as our Vice President of Finance from February 2017 to February 2021. Prior to joining us, Mr. Welihinda served as the head of finance at Compose within International Business Machines Corporation, or IBM, from October 2015 to December 2016. He served as Vice President, Finance at Compose, a cloud database platform, from May 2013 to October 2015 when it was acquired by IBM. Mr. Welihinda holds a Bachelor of Arts in Computer Science from Dartmouth College.

Marc Holmes has served as our Chief Marketing Officer since February 2019. Prior to joining us, Mr. Holmes was Chief Sales and Marketing Officer at Pulumi Corporation, a software company, from May 2018 to February 2019. From June 2016 to April 2018, he served as Vice President of Marketing at Chef Software, Inc., a software automation company. From October 2015 to June 2016, Mr. Holmes served as Head of Growth Marketing at Docker, Inc., an application development company. He attended the University of Sussex.

Brandon Sweeney has served as our Chief Revenue Officer since February 2020. Prior to joining us, Mr. Sweeney served in various executive roles at VMware, Inc., a cloud computing company, from January 2004 to January 2020 most recently as Senior Vice President, Worldwide Cloud Sales from November 2019 to January 2020 and as Senior Vice President, Worldwide Commercial, Dell and Partner Sales from January 2017 to October 2019. He holds a B.A. in Government from Bowdoin College and a Master of Management from the Kellogg School of Management at Northwestern University.

Directors

See above for biography of Mr. Dadgar.

Todd Ford has served as a member of our board of directors since May 2020, and was appointed as our Lead Independent Director in November 2021. Mr. Ford has served as President of Finance and Operations since June 2021 and as Chief Financial Officer from May 2015 to June 2021 at Coupa Software Incorporated, a business spend management company. From December 2013 to May 2015, he served as Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises. Mr. Ford currently serves as a member of the board of directors of 8x8, Inc., a provider of voice over IP products, and previously served as a director of Performant Financial Corporation, a provider of technology-enabled cost containment and related analytics services. He holds a B.S. in Accounting from Santa Clara University.

We believe that Mr. Ford is qualified to serve on our board of directors because of his executive level experience in software-as-a-service and hardware manufacturing, his general experience with, and knowledge of, the industry in which we operate, and his experience as a seasoned investor and a current and former director of many companies.

See above for biography of Mr. McJannet.

Susan St. Ledger has served as a member of our board of directors since November 2019. Ms. St. Ledger has served as the President, Worldwide Field Operations at Okta, Inc., an access management company, since February 2021. From May 2016 to October 2017, she was with Splunk Inc., a data analytics company, where she served as President, Worldwide Field Operations from October 2017 to January 2021 and as Senior Vice President, Chief Revenue Officer from May 2016 to October 2017. From August 2012 to March 2016, Ms. St. Ledger served as Chief Revenue Officer, Marketing Cloud at Salesforce.com, Inc., a provider of enterprise cloud computing software, or Salesforce. She served as President at Buddy Media, Inc., a social media marketing platform, from March 2012 to August 2012 when it was acquired by Salesforce. Previously, Ms. St. Ledger served in a variety of senior sales management roles at salesforce and Sun Microsystems, Inc., a provider of network computing infrastructure solutions. She holds a B.S. degree in Computer Science from the University of Scranton.

We believe that Ms. St. Ledger is qualified to serve on our board of directors because of her extensive background in software engineering, her executive leadership experience with the management and operation of companies in the software-as-a-service sector, her general experience with and knowledge of the industry in which we operate, and her experience as a current and former director of many companies.

Glenn Solomon has served as a member of our board of directors since September 2014. Mr. Solomon has been a Managing Partner at GGV Capital, a venture capital firm, since March 2006. He currently serves as a member of the board of directors of Opendoor Technologies Inc., an online residential real estate company, and previously served on the board of directors of Domo, Inc., a cloud software company. Mr. Solomon holds a B.A. in Public Policy from Stanford University and an M.B.A. from Stanford University Graduate School of Business.

We believe that Mr. Solomon is qualified to serve on our board of directors because of his general experience with and knowledge of the industry in which we operate, and his experience as a seasoned investor and a current and former director of many companies.

Sigal Zarmi has served as a member of our board of directors since June 2021. Ms. Zarmi has been a Senior Advisor since July 2021 at Morgan Stanley, and previously served as Managing Director from October 2018 to July 2021, International Chief Information Officer and Global Head of Transformation from September 2020 to July 2021, and Head of Transformation from October 2018 to September 2020. From December 2014 to September 2018, she was a Partner and served as Vice Chairman, Global and U.S. Chief Information Officer at PricewaterhouseCoopers, a professional services network. Ms. Zarmi currently serves as a member of the board of directors of ADT Inc., a provider of alarm monitoring services. She holds a B.S. in Engineering from the Technion—Israel Institute of Technology and an M.B.A. from Columbia University.

We believe that Ms. Zarmi is qualified to serve on our board of directors because of her general experience with and knowledge of the industry in which we operate, and her experience as a current and former director of many companies.

Family Relationships

There are no other family relationships among any of our executive officers or directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of six directors. Pursuant to our certificate of incorporation and voting agreement that were in effect prior to this offering, our directors prior to this offering were elected as follows:

•	Messrs. Dadgar and McJannet were elected as the designees nominated by the holders of common stock;

•	Mr. Solomon was elected as the designee nominated by the holders of Series B redeemable convertible preferred stock; and

•	Mr. Ford and Mses. St. Ledger and Zarmi were elected as the designees nominated by the holders of redeemable convertible preferred stock and common stock.

Our voting agreement will be terminated in connection with this offering and the provisions of our certificate of incorporation by which our directors were elected will be amended and restated in connection with our adoption of an amended and restated certification of incorporation which will become effective in connection with this offering. The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws which will become effective in connection with this offering. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal.

Classified Board of Directors

Our amended and restated certificate of incorporation to be effective upon the closing of this offering provides that our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors are divided among the three classes as follows:

•	the Class I directors are Mr. Solomon and Ms. St. Ledger, and their terms will expire at our first annual meeting of stockholders following our listing;

•	the Class II directors are Mr. Ford and Ms. Zarmi, and their terms will expire at our second annual meeting of stockholders following our listing; and

•	the Class III directors are Messrs. Dadgar and McJannet, and their terms will expire at our third annual meeting of stockholders following our listing.

Each director’s term will continue until the election and qualification of their successor, or their earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Messrs. Ford and Solomon and Mses. St. Ledger and Zarmi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Lead Independent Director

Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chairman is not independent. Our board of directors has appointed Mr. Ford to serve as our Lead Independent Director. As Lead Independent Director, Mr. Ford will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and our independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.

Committees of the Board of Directors

Our board of directors has established an audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Ford and Solomon and Ms. Zarmi, with Mr. Ford serving as Chairperson, and each of whom meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Mr. Ford is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Specific responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

Our compensation committee consists of Messrs. Ford and Solomon and Ms. St. Ledger, with Mr. Solomon serving as Chairperson, and each of whom meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. Specific responsibilities of our compensation committee include, among other things:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing, approving, and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Dadgar and Mses. St. Ledger and Zarmi, with Ms. Zarmi serving as Chairperson. With the exception of Mr. Dadgar who does not qualify as an independent director and will be subject to the phase-in schedules of Nasdaq, all members of our nominating and corporate governance committee meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Specific responsibilities of our nominating and corporate governance committee include, among other things:

•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Pursuant to Nasdaq’s phase-in rules, all members of our nominating and corporate governance committee must be independent by the one-year anniversary of our listing.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Director Compensation

The following table sets forth information concerning the compensation of the non-executive officer directors for HashiCorp’s fiscal 2021. Directors who are also our employees receive no additional compensation for their service as directors.

Name	Stock Awards ($)(1)		Total ($)
Todd Ford	1,937,000	(2)	1,937,000
Mitchell Hashimoto(3)	—		—
Susan St. Ledger	—		—

(1) The outstanding stock awards and option awards held by each director included in this table is set forth below under the section titled “Outstanding Equity Awards at Fiscal Year End.”

(2)  The amount reported represents the aggregate grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718. The performance condition applicable to the RSUs was deemed to be improbable at the date of grant; however, the amount reported assumes achievement of the applicable performance condition. The assumptions used in calculating the grant date fair value of the RSUs reported in the Stock Awards column are set forth in Note 9 to our consolidated financial statements included elsewhere in this prospectus. The amount reported in this column reflects the accounting cost for the RSUs and does not necessarily correspond to the actual value that may be recognized by Mr. Ford.

(3) Mr. Hashimoto, a current employee and former director, resigned from our board of directors in July 2021. Mr. Hashimoto did not receive any compensation for his board service in fiscal 2021.

Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by our non-executive officer directors as of January 31, 2021:

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Option Exercise Price Per Share($)	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards
Todd Ford	05/26/2020	—	—	—	100,000(1)(2)
Mitchell Hashimoto	03/28/2018	530,000(3)	1.03	03/27/2028	—
	05/14/2019	266,000(4)	5.695	05/13/2029	—
	05/27/2020	—	—	—	130,000(1)(5)
	01/28/2021	—	—	—	103,800(1)(6)
Susan St. Ledger	11/13/2019	—	—	—	180,000(1)(7)

(1)  As further described in the footnotes below, the RSUs granted pursuant to our 2014 Plan will vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition. The liquidity event-related performance vesting condition will be satisfied on the earlier of (i) the closing of a change of control as defined in the 2014 Plan or (ii) the effectiveness of the registration statement of which this prospectus forms a part.

(2) The service-based vesting condition is satisfied in 16 equal quarterly installments with the first installment vesting on June 20, 2020 subject to continued service to us.
(3) The Class B shares underlying this option vest in 48 equal monthly installments beginning on March 1, 2019 subject to continued service to us.

(4)  The service-based vesting condition is satisfied as to 25% of the total shares of our Class B common stock underlying the options on February 1, 2020, and for the remaining options vest in 36 equal monthly installments thereafter subject to continued service to us.

(5)  The service-based vesting condition is satisfied as to 25% of the total shares of our Class B common stock underlying the RSUs on March 4, 2021, and for the remaining RSUs vest in 12 equal quarterly installments with the first installment vesting on March 20, 2021 subject to continued service to us.

(6)  The service-based vesting condition will be satisfied as to 25% of the total shares of our Class B common stock underlying the RSU on January 31, 2022, and for the remaining RSUs vest in 12 equal quarterly installments with the first installment vesting on March 20, 2022 subject to continued service to us.

(7)  The service-based vesting condition will be satisfied with 6.25% vesting on February 13, 2020 and in 15 equal quarterly installments thereafter with the first installment vesting on March 20, 2020 subject to continued service to us.

Outside Director Compensation Policy

Prior to this offering, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we have granted equity awards to certain non-employee directors to entice them to join our board of directors or for their continued service on our board of directors. We have also reimbursed our directors for expenses associated with attending meetings of our board of directors.

In October 2021, our compensation committee retained Compensia, a third-party compensation consultant, to provide our board of directors and its compensation committee with an analysis of publicly available market data regarding non-employee director compensation levels and practices and assistance in determining compensation to be provided to our non-employee directors following this offering. In November 2021, our board of directors adopted, and our stockholders approved, a new compensation policy for our non-employee directors that will become effective upon the effective date of the registration statement of which this prospectus forms a part, or the Outside Director Compensation Policy.

Cash Compensation

The Outside Director Compensation Policy provides for the following cash compensation program for our non-employee directors:

•	$30,000 per year for service as a non-employee director;

•	$15,000 per year for service as lead independent director;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$14,000 per year for service as chair of the compensation committee;

•	$7,000 per year for service as a member of the compensation committee;

•	$8,000 per year for service as chair of the nominating and corporate governance committee; and

•	$4,000 per year for service as a member of the nominating and corporate governance committee.

The above-listed fees for service as board chair or a chair or member of any committee are payable in addition to the non-employee director retainer. Each non-employee director who serves as a committee chair will receive only the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as lead independent director will receive the cash retainer fees for such role as well as the cash retainer fee for service as a non-employee director. These fees to our non-employee directors will be paid quarterly in arrears on a prorated basis.

The Outside Director Compensation Policy also will provide for reimbursement to our non-employee directors for reasonable travel expenses to attend meetings of our board of directors and its committees.

RSU Award in Lieu of Cash Retainers

A non-employee director may elect to convert 100% of his or her retainer fees with respect to services to be performed in a future fiscal year of ours into an award of RSUs, or the Retainer Award, in accordance with the election procedures under our Outside Director Compensation Policy. Retainer Awards will be granted automatically on the first day of our fiscal year to which such election relates. The number of shares subject to a Retainer Award will be determined by dividing (x) the aggregate annual amount of cash fees described above applicable to the non-employee director as of the first day of the applicable fiscal year for which the non-employee director receives the Retainer Award, by (y) the closing sales price of a share of our Class A common stock on the date of the grant of the Retainer Award (or, if no closing sales price was reported on that date, on the last trading day such closing sales price was reported) (with the number of shares subject to the Retainer Award, if any fractional share results, rounded down to the nearest whole share). One fourth (1/4th) of the shares subject to the Retainer Award will be scheduled to vest on each of June 20, September 20, December 20, and March 20 immediately following the grant date of the Retainer Award, in each case subject to the non-employee director remaining a non-employee director through the applicable vesting date.

Equity Compensation

Initial Award. Each person who first becomes a non-employee director after the effective date of the policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of RSUs, or the Initial Award. The Initial Award will cover a number of shares of our Class A common stock that results in the Initial Award having a value of $390,000 (rounded down to the nearest whole share), with “value” meaning the grant date fair value of the Initial Award (as determined in accordance with GAAP). The Initial Award will be scheduled to vest as to one third (1/3rd) of the shares subject to the Initial Award on each of the one (1), two (2), and three (3) year anniversaries of the Initial Award’s grant date, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders that occurs following the effective date of the Outside Director Compensation Policy, an annual award of RSUs, or the Annual Award, except that, if an individual has served as a non-employee director for less than six months as of the date of such annual meeting, then such individual will not be eligible for an Annual Award with respect to such annual meeting. The Annual Award will cover a number of shares of our Class A common stock having a value of $195,000, with “value” meaning the grant date fair value of the shares subject to an Initial Award (as determined in accordance with GAAP). Each Annual Award will be scheduled to vest as to all of the shares subject to the Annual Award on the earlier of (a) the one (1) year anniversary of the Annual Award’s grant date or (b) the date of the next annual meeting following the Annual Award’s grant date, subject to continued services to us through the applicable vesting date.

Change in Control

In the event of our change in control, as defined in our 2021 Plan, each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to him or her while a non-employee director will accelerate vesting in full, provided that he or she remains a non-employee director through the date of our change in control.

Other Award Terms

Each Retainer Award, Initial Award, and Annual Award will be granted under our 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Annual Compensation Limit

Our Outside Director Compensation Policy provides that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $750,000 (with the value of equity awards based on its grant date fair value determined in accordance with GAAP for purposes of this limit), provided that such amount is increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. Equity awards granted or other compensation provided to a non-employee director for services as an employee or consultant (other than a non-employee director), or before the effective date of the registration statement of which this prospectus forms a part, will not count toward this annual limit.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for the year ended January 31, 2021, were:

•	David McJannet, our Chief Executive Officer and member of our board of directors;

•	Armon Dadgar, our Co-Founder, Chief Technology Officer and member of our board of directors; and

•	Brandon Sweeney, our Chief Revenue Officer.

Summary Compensation Table

Name and Position Principal	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
David McJannet	2021	400,000	13,062,738	118,872	4,790,166	(3)	18,371,776
Chief Executive Officer

Armon Dadgar	2021	260,000	4,819,865	99,060	4,684,705	(4)	9,863,630
Chief Technology Officer

Brandon Sweeney	2021	350,000	12,414,510	276,495	—		13,041,005
Chief Revenue Officer

(1)

Amounts reflect the grant-date fair value of RSUs granted during fiscal 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The RSUs granted in fiscal 2021 are subject to both service-based and liquidity-based vesting conditions. The grant-date fair value of RSUs granted in fiscal 2021 reported in the table above assumes achievement of the liquidity-based vesting condition. Note that while the grant-date fair value assuming achievement of the liquidity-based vesting condition is included in the table above, the achievement of the liquidity-based vesting condition was not deemed probable on the date of grant. See Note 9 to our consolidated financial statements included elsewhere in this prospectus for the assumptions used in calculating these values.

(2)

The amounts reported represent discretionary bonuses based upon achievement of certain HashiCorp and individual performance metrics for the six month periods ended July 31, 2020 and January 31, 2021, which were paid in August 2020 and February 2021, respectively.

(3)	The amount reported represents the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock.
(4)

The amount reported consists of $4,660,705, representing the difference between the fair market value of common stock sold in our tender offer in May 2020 and the price paid to the executive for such common stock, and $24,000 for a housing allowance.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for the executive officers named in the Summary Compensation Table as of the end of HashiCorp’s fiscal 2021.

Outstanding equity awards at fiscal year end for fiscal year 2021

Name	Grant Date(1)	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David McJannet	07/18/2016	2,837,638(3)	—	0.119	07/17/2026	—	—
	03/28/2018	253,958(4)	276,042	1.03	03/27/2028	—	—
	05/14/2019	127,458(5)	138,542	5.695	05/13/2029	—	—
	05/27/2020	—	—	—	—	318,000(6)(7)	8,172,600
	01/28/2021	—	—	—	—	311,300(6)(8)	8,000,410
Armon Dadgar	03/28/2018	253,958(4)	276,042	1.03	03/27/2028	—	—
	05/14/2019	127,458	138,542	5.695	05/13/2029	—	—
	05/27/2020	—	—	—	—	130,000(6)(7)	3,341,000
	01/28/2021	—	—	—	—	103,800(6)(8)	2,667,660
Brandon Sweeney	03/04/2020	—	—	—	—	800,000(6)(9)	20,560,000
	01/28/2021	—	—	—	—	69,200(6)(8)	1,778,440

(1)	Each of the outstanding equity awards was granted pursuant to our 2014 Plan.
(2)

This amount reflects the fair market value of our Class B common stock of $25.70 as of January 31, 2021 (the determination of the fair market value by our Board of Directors as of the most proximate date) multiplied by the amount shown in the column for the number of shares or units that have not vested.

(3)	The Class B shares underlying this stock option are fully vested and immediately exercisable.
(4)	The Class B shares underlying this stock option vest in 48 equal monthly installments beginning on March 1, 2019, subject to continued service to us through each such date.
(5)

The Class B shares underlying this stock option vested as to 25% of the total shares on March 4, 2020 and the remaining shares vest in 36 equal monthly installments, subject to continued service to us through each such date.

(6)

As further described in the footnotes below, the RSUs granted pursuant to our 2014 Plan will vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition. The liquidity event-related performance vesting condition will be satisfied on the earlier of (i) the closing of a change of control as defined in the 2014 Plan or (ii) the effectiveness of the registration statement of which this prospectus forms a part.

(7)

The service-based vesting condition is satisfied as to 25% of the total shares of our Class B common stock underlying the RSUs on March 4, 2021, and for the remaining RSUs vest in 12 equal quarterly installments with the first installment vesting on March 20, 2021 subject to continued service to us.

(8)

The service-based vesting condition will be satisfied as to 25% of the total shares of our Class B common stock underlying the RSU on January 31, 2022, and for the remaining RSUs vest in 12 equal quarterly installments with the first installment vesting on March 20, 2022 subject to continued service to us.

(9)

The service-based condition is satisfied for 25% of the RSUs on February 3, 2021 and for the remaining RSUs vest in 12 equal quarterly installments with the first installment vesting on March 20, 2021, subject to continued service to us.

Executive Employment Agreements

Prior to the completion of this offering, we intend to enter into an employment letter setting forth the terms and conditions of employment for Mr. McJannet. The employment letter currently is expected to have no specific term and to provide for at-will employment. Mr. McJannet’s current annual base salary is $400,000, and his annual target bonus for fiscal 2022 is 75% of his annual base salary.

Prior to the completion of this offering, we intend to enter into an employment letter setting forth the terms and conditions of employment for Mr. Dadgar. The employment letter currently is expected to have no specific term and to provide for at-will employment. Mr. Dadgar’s current annual base salary is $290,000, and his annual target bonus for fiscal 2022 is 40% of his annual base salary. As of the effective date of the registration statement of which this prospectus forms a part, Mr. Dadgar’s annual base salary will be increased to $325,000.

Prior to the completion of this offering, we intend to enter into an employment letter setting forth the terms and conditions of employment for Mr. Sweeney. The employment letter currently is expected to have no specific term and to provide for at-will employment. Mr. Sweeney’s current annual base salary is $350,000, and his annual target bonus for fiscal 2022 is 100% of his annual base salary.

Executive IPO Grants

We have granted awards of RSUs under our 2021 Plan covering 285,000 shares to Mr. Dadgar, 95,000 shares to Mr. Holmes, 285,000 shares to Mr. McJannet, and 95,000 shares to Mr. Welihinda. The awards are scheduled to vest as to 50% of the underlying shares on the two-year anniversary of the effectiveness of the registration statement of which this prospectus forms a part and as to the remaining 50% on a quarterly basis thereafter over a period of two years, in each case subject to continued service through the applicable vesting date.

Change in Control and Severance Agreements

Prior to the completion of this offering, we expect to enter into a change in control and severance agreement, or the Severance Agreement, with each of our named executive officers, which would provide for certain benefits in connection with certain qualifying involuntary termination, including in connection with a change in control.

The Severance Agreements will provide that, if the employment of a named executive officer is terminated outside of the period beginning on the date that is three months prior to the date of a “change in control” and ending on the one-year anniversary date of such change in control, or the Change in Control Period, either (1) by us without cause, and other than due to the executive’s death or disability, or (2) by the executive for good reason, as such terms are defined in the Severance Agreements, the executive will receive the following benefits:

•	a lump sum cash payment equal to 50% of the executive’s annual base salary, or 100% in the case of Mr. McJannet; and

•	up to 6 months of COBRA premiums paid by us, or 12 months in the case of Mr. McJannet.

The Severance Agreements will provide that, if the employment of a named executive officer is terminated within the Change in Control Period either (1) by us without cause, and other than due to the executive’s death or disability, or (2) by the executive for good reason, the executive will receive the following benefits:

•	a lump sum cash payment equal to 100% of the executive’s annual base salary;

•	a lump sum cash payment equal to a prorated portion of the executive’s target bonus;

•	up to 12 months of COBRA premiums paid by us; and

•

vesting acceleration of 100% of any then outstanding stock options or other equity awards covering shares of our common stock that are subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria.

The Severance Agreements will provide that any severance payable under a Severance Agreement is subject to the named executive officer executing a separation agreement and release of claims in our favor. The Severance Agreements also will provide that, if any payment or benefits to the applicable named executive officer (including the payments and benefits under his or her Severance Agreement) would constitute a “parachute payment” within the meaning of Section 280G of the Code and therefore would be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits. The Severance Agreements will not provide for any Section 280G-related tax gross-up payments from us.

Under the Severance Agreements, cause generally means (i) the executive’s commission of, or participation in, an act of fraud, embezzlement, code of conduct violation, or act of dishonesty or misrepresentation against us that results (or could reasonably be expected to result) in material harm or injury to our business or reputation; (ii) intentional acts or omissions by the executive in connection with the performance of the executive’s duties and responsibilities that result in material damage to our business, property or reputation; (iii) the executive’s material breach of any contract or agreement between the executive and us where such breach is not cured within 30 days after the executive receiving written notice from us of the breach, including without limitation, material breach of the executive’s confidential information and invention assignment agreement with us, which would include the executive’s use or disclosure of our confidential information or trade secrets; (iv) the executive’s conviction of any felony or misdemeanor involving fraud, dishonesty, or moral turpitude; (v) the executive’s repeated failure to follow reasonable and lawful instructions from our board of directors or our Chief Executive Officer where the executive fails to cure such failure within 30 days of receiving written notice from us; or (vi) the executive’s material refusal to comply with our written policies or rules as they may be in effect from time to time, where such refusal is not cured withing 30 days of the executive receiving written notice thereof. Notwithstanding the foregoing, prior to us terminating the executive for cause, (A) we will notify the executive that our board of directors will be considering whether an event constituting cause has occurred and provide the executive with an opportunity to appear before our board of directors prior to any board of director action in that regard, (B) we will deliver to the executive a copy of a resolution duly adopted by a majority of our board of directors, finding that in the good faith opinion of our board of directors, an event constituting cause has occurred and specifying the facts thereof in detail; and (C) to the extent curable (as determined by our board of directors in its good faith discretion), the executive shall be given reasonable opportunity and at least thirty days to cure any act or omission that constitutes cause.

Under the Severance Agreements, good reason generally means the executive’s resignation due to the occurrence of any of the following conditions which occurs without the executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of the executive’s total base compensation then in effect; (ii) a material reduction in the executive’s authority, duties or responsibilities pursuant to the executive’s employment with us; (iii) we condition, or our successor conditions, the executive’s continued service on the executive being transferred to a site of employment that would increase the executive’s one-way commute by more than 30 miles from the executive’s then-principal residence; or (iv) failure or refusal of a successor to us to materially assume our obligations under the severance agreement in the event of a change in control. In order for the executive to resign for good reason, the executive must provide written notice to us of the existence of the good reason condition within 90 days of the initial existence of such good reason condition. Upon receipt of such notice, we will have 30 days during which it may remedy the good reason condition. If the good reason condition is not remedied within such 30 day period, in order to constitute good reason, the executive must resign based on the good reason condition specified in the notice effective no later than 90 days following the expiration of our 30 day cure period. To the extent the executive’s principal site of employment is not our corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the executive, the executive’s site of employment, from which a change in location will be measured, will be considered our office or facility location where the executive’s employment with us primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

For the purposes of the Severance Agreements, annual base salary and target bonus generally will be the executive’s annual base salary or annual target bonus, respectively, in effect immediately prior to the executive’s termination of employment (or, if the termination is due to a resignation for good reason whereby the executive’s base salary is reduced, then the executive’s annual base salary in effect immediately prior to such reduction) or, if the executive’s termination of employment occurs during the Change in Control Period and the amount is greater, the executive’s annual base salary or target bonus, as applicable, in effect immediately prior to the change in control.

Employee Benefit and Stock Plans

Executive Incentive Compensation Plan

In November 2021, our board of directors adopted an executive incentive compensation plan, or the Executive Incentive Compensation Plan. Our Executive Incentive Compensation Plan will be administered by our board of directors or a committee appointed by our board of directors. Unless and until our board of directors determines otherwise, our compensation committee will administer our Executive Incentive Compensation Plan. Our Executive Incentive Compensation Plan will allow us to grant incentive awards, generally payable in cash, to employees of ours or of any parent, subsidiary or affiliate of ours who is selected by the administrator, including our named executive officers.

Under our Executive Incentive Compensation Plan, the administrator will determine any performance goals applicable to an award, which goals may include, without limitation, goals related to attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit, or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award or portion of a target award will not have a performance goal associated with it but instead will be granted, if at all, as determined by the administrator.

The administrator of our Executive Incentive Compensation Plan, in its sole discretion and at any time, may increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to any bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and the administrator is not required to establish any allocation or weighting with respect to the factors it considers. All determinations made by the administrator or delegate of the administrator will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

Actual awards generally will be paid in cash (or its equivalent) only after they are earned, and, unless otherwise determined by the administrator, a participant generally must be employed with us through the date the actual award is paid. The administrator of our Executive Incentive Compensation Plan reserves the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as determined by the administrator. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Incentive Compensation Plan.

Awards under our Executive Incentive Compensation Plan will be subject to any clawback policy of ours as may be established or amended from time to time to comply with applicable laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may impose such other clawback, reduction, recovery, forfeiture, recoupment, reimbursement or reacquisition provisions with respect to an award under our Executive Incentive Compensation Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award, or upon specified events which may include (without limitation) termination of a participant’s status as an employee or other service provider for cause or any specified action or inaction by a participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such participant’s status as an employee or other service provider. Certain participants may be required to reimburse us for certain amounts paid under an award under our Executive Incentive Compensation Plan in connection with certain accounting restatements we may be required to prepare due to our material noncompliance with any financial reporting requirements under applicable securities laws, as a result of misconduct.

The administrator of our Executive Incentive Compensation Plan will have the authority to modify, amend, suspend, or terminate our Executive Incentive Compensation Plan, provided such action does not materially alter or materially impair without the consent of the participant the rights or obligations under any awards earned by the participant. Our Executive Incentive Compensation Plan will remain in effect until terminated in accordance with its terms.

2014 Stock Plan

Our 2014 Plan originally was adopted by our board of directors in June 2014 and most recently was amended in November 2021. Our stockholders last approved our 2014 Plan in September 2021. Our 2014 Plan was terminated as of one business day before the effectiveness of the registration statement of which this prospectus forms a part, and we will not grant any additional awards under our 2014 Plan. However, our 2014 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2014 Plan.

Our 2014 Plan allowed us to provide awards of stock options (which may be either incentive stock options, within the meaning of Section 422 of the Code, or nonstatutory stock options), RSUs, or restricted stock (each, an “award” and the recipient of such award, a “participant”) to employees and consultants of ours and any parent, subsidiary, or affiliate of ours, and to our directors.

As of October 31, 2021, an aggregate of 49,973,917 shares of our Class B common stock were reserved for issuance under our 2014 Plan. As of October 31, 2021, awards outstanding under our 2014 Plan consisted of stock options to purchase an aggregate of 13,829,066 shares of our Class B common stock and awards of RSUs covering an aggregate of 12,836,858 shares of our Class B common stock. Such shares issued pursuant to awards granted under the 2014 Plan may be authorized, but unissued, or reacquired shares of our Class B common stock. As described in more detail in the section titled “Description of Capital Stock—Common Stock—Conversion Conversion of

Class B Common Stock,” any transfer of Class B Common Stock will generally cause a conversion to Class A common stock, subject to certain enumerated exceptions.

Plan Administration

Our 2014 Plan is administered by our board of directors, a committee appointed by our board of directors, or a combination of both (the body administering our 2014 Plan is referred to as the “administrator”). The administrator has the authority to make all determinations necessary or advisable to administer our 2014 Plan, including the authority, subject to the terms and conditions of our 2014 Plan, to determine the fair market value of a share; select the individuals to whom awards may be granted; determine the number of shares to be covered by each award; approve forms of agreement and other related documents used under our 2014 Plan; determine the terms and conditions of any award granted under our 2014 Plan; amend any outstanding award or agreement related to any stock subject to an award; subject to applicable laws, to institute an exchange program under which outstanding awards granted under our 2014 Plan are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, participants would have the opportunity to transfer any outstanding awards granted under our 2014 Plan to a financial institution or other person or entity selected by the administrator, and/or the exercise price of an outstanding award granted under our 2014 Plan is reduced or increased, the terms and conditions of which the administrator will determine in its sole discretion; approve addenda or grant awards to, or to modify the terms of, any outstanding award agreement or any agreement related to shares covered by an award held by participants who are non-U.S. nationals or employed outside of the U.S.; and construe and interpret the terms of our 2014 Plan, any award agreement under our 2014 Plan, and any agreement related to any shares of our common stock covered by an award, which constructions, interpretations and decisions will be final and binding on all participants. Subject to applicable law, our board of directors may authorize one or more officers of the company to make awards under our 2014 Plan to eligible employees and consultants, subject to the terms of our 2014 Plan and to the parameters specified by our board of directors. The administrator may at any time offer to buy out for a payment in cash or shares an option previously granted under the 2014 Plan based on such terms and conditions as the administrator establishes and communicates to the participant at the time that such offer is made.

Eligibility

Employees and consultants or advisors of ours or our parent, subsidiary or affiliate companies and our directors are eligible to receive awards under our 2014 Plan, except that only our employees or employees of our parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options

Stock options have been granted under our 2014 Plan. The administrator determines the exercise price of stock options granted under our 2014 Plan, which, for incentive stock options, generally may not be less than the fair market value of our Class B common stock on the date of grant. The term of a stock option is stated in the applicable award agreement, but may not exceed ten years from the grant date. With respect to any employee who owns more than 10% of the total combined voting power of all classes of outstanding stock or ours or any of our parent or subsidiary companies, the exercise price of an incentive stock option must equal at least 110% of the fair market value on the grant date and the term of an incentive stock option granted to such employee may not exceed five years. The administrator determines the methods of payment of the exercise price of a stock option, which may include: cash or check; to the extent permitted by applicable law, delivery of a promissory note with terms determined by administrator; cancellation of indebtedness; delivery of shares of our common stock; a program approved by the administrator in which payment of the option exercise price may be satisfied, in whole or in part, through the sale of shares subject to the option; such other consideration and method of payment permitted by applicable law; or any combination of the foregoing. The administrator determines the terms and conditions upon which an option will remain exercisable, if at all, following termination of an optionee’s continuous service status, which provisions may be waived or modified by the administrator at any time. Generally, such period will be three months (or 12 months in the case of a participant’s termination of employment or service due to death or disability or in the event of death within three months of termination of employment or service), except that, in the event a participant’s employment or provision of services to us is terminated by the Company for “cause” (as defined in our 2014 Plan), the option will terminate immediately. If a participant’s employment or service is suspended pending an investigation of whether the participant’s service or employment will be terminated for cause, all the participant’s rights under any option, including the right to exercise the option, shall be suspended during the investigation period. A stock option may not be exercised later than the expiration of its term.

Restricted Stock

Restricted stock awards have been granted under our 2014 Plan. Such restricted stock are shares of our Class B common stock entitling the recipient to acquire, for a purchase price (if any) and subject to such restrictions and conditions as the administrator may determine at the time of grant, including the number of shares that such person will be entitled to purchase, the price to be paid, if any (which shall be as determined by the administrator, subject to applicable laws), and the time within which such person must accept such offer. Unless the administrator determines otherwise, the restricted stock award agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the participant’s continuous service status for any reason (including death or disability) at a purchase price per share equal to the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at such rate as the administrator determines. The restricted stock award agreement will contain such other terms, provisions and conditions not inconsistent with our 2014 Plan as may be determined by the administrator. In addition, the provisions of restricted stock award agreement need not be the same with respect to each participant. Once the restricted stock is purchased, the participant generally will have the rights equivalent to those of a holder of capital stock, and shall be a record holder when his or her purchase and the issuance of the shares is entered upon the records of our duly authorized transfer agent.

Restricted Stock Units

RSUs have been granted under our 2014 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our Class B common stock. Subject to the provisions of our 2014 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-transferability of Stock Options

Unless otherwise determined by the administrator of our 2014 Plan, subject to the terms and conditions of our 2014 Plan, awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, provided that the designation of a beneficiary will not constitute a transfer. An option may be exercised, during the lifetime of the holder of the option, only by such holder or a permitted transferee.

Certain Adjustments

Subject to any action required under applicable laws by the holders of capital stock of the Company, in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of our Class B shares or subdivision of our Class B shares, (a) the numbers and class of shares or other stock or securities: (x) available for future awards under our 2014 Plan and (y) covered by each outstanding award, (b) the exercise price per share of each such outstanding option, and (c) any repurchase price per share applicable to shares issued pursuant to any award, will be automatically proportionately adjusted. In the event of any increase or decrease in the number of issued Class B shares effected without receipt of consideration by us, a declaration of an extraordinary dividend with respect to the Class B shares payable in a form other than Class B shares in an amount that has a material effect on the fair market value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the administrator will make appropriate adjustments, in its discretion, in one or more of (i) the numbers and class of shares or other stock or securities: (x) available for future awards under the 2014 Plan and (y) covered by each outstanding award, (ii) the exercise price per share of each outstanding option, and (iii) any repurchase price per share applicable to shares issued pursuant to any award, and any such adjustment by the administrator shall be made in the administrator’s sole and absolute discretion and shall be final, binding, and conclusive. No other issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares subject to an award. If, by reason of a transaction or an adjustment, a participant’s award agreement or agreement related to any shares covered by an award covers additional or different shares of stock or securities, then such additional or different shares, and the award agreement or agreement related to the shares covered in respect thereof, will be subject to all of the terms, conditions and restrictions which were applicable to the award or covered shares prior to such adjustment.

Effect of Certain Transactions

In the event of a “corporate transaction” (as defined in our 2014 Plan), each outstanding award (vested or unvested) will be treated as the administrator determines, which determination may be made without the consent of any participant and need not treat all outstanding awards (or portion such awards) in an identical manner, except as provided in our 2014 Plan. Such determination, without the consent of any participant, may provide (without limitation) for one or more of the following in the event of a corporate transaction: (a) the continuation of such outstanding awards by us (if we are the surviving corporation); (b) the assumption of such outstanding awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new options or equity awards for such awards; (d) the cancellation of such awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid for the shares subject to the awards; or (e) the cancellation of any outstanding options, an outstanding right to purchase restricted stock, or outstanding RSUs.

However, in the event of a “change of control” (as defined in our 2014 Plan) or a corporate transaction pursuant to which any awards or any portions of awards are not continued by us (if we are the surviving corporation), assumed by the surviving corporation or its parent, or substituted for substantially similar awards (including vesting provisions that are no worse to the participant) by the surviving corporation or its parent, then as of immediately prior to the completion of such change of control or corporate transaction, the awards (or portions of awards) that are not continued, assumed, or substituted for will accelerate as to one hundred percent (100%) of any then-unvested shares subject to the award (or portion of such award) not continued, assumed, or substituted, and in the case of any award subject to performance-based vesting, unless otherwise specified in the applicable award agreement governing the award, with respect to one hundred percent (100%) of the then unvested shares that remain subject to performance-based vesting under such award, all performance goals and other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels. In addition, if any awards that are stock options or other similar type of award (or portions of such awards) are not so continued, assumed, or substituted for in connection with a change of control or corporate transaction, the administrator will notify the participant in writing or electronically that the options or similar awards (or portions of such awards) that are not continued, assumed, or substituted for will be exercisable for a period of time determined by the administrator, in its sole discretion, and the options and similar awards (or portions of such awards) not continued, assumed, or substituted for will terminate upon expiration of such period.

In the event of our dissolution or liquidation, each award will terminate immediately prior to the consummation of such action, unless otherwise determined by the administrator.

Amendment and Termination

Our board of directors at any time may amend or terminate our 2014 Plan, but no amendment or termination may be made that would materially and adversely affect the rights of any participant under any outstanding award, without his or her consent. In addition, to the extent necessary and desirable to comply with applicable laws, the Company will obtain the approval of holders of our capital stock with respect to any amendment in such a manner and to such a degree as required. Unless sooner terminated by action of our board of directors, the 2014 Plan will continue in effect for a term of ten years following the date of its adoption by our board of directors. We expect that as of one business day before the effectiveness of the registration statement of which this prospectus forms a part, our 2014 Plan will be terminated and we will not grant any additional awards under our 2014 Plan thereafter. However, our 2014 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2014 Plan prior to its termination.

2021 Equity Incentive Plan

In November 2021, our board of directors adopted, and our stockholders approved, our 2021 Plan. Our 2021 Plan will become effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part.

Our 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, RSUs, and performance awards to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares

Subject to the adjustment provisions of and the automatic increase described in our 2021 Plan, a total of 18,330,000 shares of our Class A common stock are reserved for issuance pursuant to our 2021 Plan. In addition, subject to the adjustment provisions of our 2021 Plan, the shares reserved for issuance under our 2021 Plan also include any shares subject to stock options, RSUs or similar awards granted under our 2014 Plan that, on or after the date that our 2014 Plan is terminated, are cancelled, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to our 2021 Plan pursuant to this sentence is 26,700,352 shares). Subject to the adjustment provisions of the 2021 Plan, the number of shares available for issuance under our 2021 Plan also includes an annual increase on the first day of each fiscal year beginning on the first day of the fiscal year ended January 31, 2023, or fiscal 2023, and ending on (and inclusive of) the first day of the fiscal year ended January 31, 2032, or fiscal 2032, in an amount equal to the least of:

•	28,500,000 shares of Class A common stock;

•	5% of the outstanding shares of all classes of our common stock on the last day of our immediately preceding fiscal year; and

•	such number of shares of our Class A common stock as the administrator may determine no later than the last day of our immediately preceding fiscal year.

Shares issuable under our 2021 Plan are authorized, but unissued, or reacquired shares of our Class A common stock. If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, RSUs or performance awards, is forfeited to or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; except if shares issued pursuant to awards of restricted stock, RSUs or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax liabilities or withholdings related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan Administration

Our board of directors or one or more committees appointed by our board of directors will have authority to administer our 2021 Plan. The compensation committee of our board of directors initially will administer our 2021 Plan. In addition, if we determine it is desirable to qualify transactions under our 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2021 Plan, the administrator has the power to administer our 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including but not limited to the power to determine the fair market value of our Class A common stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to our 2021 Plan, including creating sub-plans, modify or amend each award, allow participants to satisfy withholding tax obligations in accordance with the 2021 Plan, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to institute an exchange program under which outstanding awards granted under the 2021 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have higher or lower exercise prices and/or different terms, awards of a different type and/or cash, participants have the opportunity to transfer outstanding awards granted under the 2021 Plan to a financial institution or other person or entity selected by the administrator, or the exercise price of an outstanding award granted under the 2021 Plan is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and are given the maximum deference permitted by applicable law.

Stock Options

Stock options may be granted under our 2021 Plan. The per share exercise price of options granted under our 2021 Plan must be equal to at least 100% of the fair market value of a share of our Class A common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of our parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Class A common stock on the grant date. The administrator may grant incentive stock options under the 2021 Plan for a period of ten years from the earlier of the date our board of directors approves the 2021 Plan or the date that our stockholders approve the 2021 Plan. The administrator determines the methods of payment of the exercise price of an option, which may include cash, certain shares, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of our 2021 Plan, the administrator determines the terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2021 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash, shares of our Class A common stock, or a combination of both, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under our 2021 Plan. Restricted stock awards are grants of shares of our Class A common stock that may vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2021 Plan, determines the terms and conditions of such awards. The administrator may impose whatever vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any vesting restrictions and that consideration for the award is paid for by past services. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under our 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our Class A common stock. Subject to the provisions of our 2021 Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based on the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Subject to the terms and conditions of the 2021 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based on the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All outside (non-employee) directors are eligible to receive all types of awards (except for incentive stock options) under our 2021 Plan. Our 2021 Plan provides that in any given fiscal year, no outside director may be granted awards (the value of which will be based on their grant date fair value) under our 2021 Plan and provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $750,000, provided that such amount is increased to $1,000,000 in the fiscal year of his or her initial service as an outside director. The grant date fair values of awards granted under our 2021 Plan is determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or prior to the effective date of the registration statement of which this prospectus forms a part, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2021 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, our 2021 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, such as a dividend or other distribution (whether in the form of cash, Class A common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of our shares or other securities or other change in our corporate structure affecting our shares of Class A common stock (other than ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under our 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2021 Plan and/or the number, class and price of shares covered by each outstanding award and any numerical share limits set forth in our 2021 Plan.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

Our 2021 Plan provides that in the event of our merger with or into another corporation or other entity or change in control, as defined in our 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2021 Plan will be assumed or substituted by substantially equivalent awards, be terminated upon or immediately before the merger or change in control, become vested and exercisable or payable and, to the extent the administrator determines, be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type similarly.

If an acquiring or successor corporation or its affiliate does not assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

If an outside director’s awards are assumed or substituted for in our merger or change in control and the service of such outside director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the date of the assumption or substitution, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the outside director.

Clawback

Awards are subject to any clawback policy of ours, which we may establish and/or amend from time to time to comply with applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of ours or applicable laws.

Amendment and Termination

The administrator has the authority to amend, alter, suspend or terminate our 2021 Plan provided such action does not materially impair the existing rights of any participant unless mutually agreed otherwise. Our 2021 Plan will continue in effect until we terminate it.

2021 Employee Stock Purchase Plan

In November 2021, our board of directors adopted, and our stockholders approved, our ESPP. Our ESPP will be effective on the business day immediately before the effective date of the registration statement of which this prospectus forms a part.

Authorized Shares

Subject to the adjustment provisions of our ESPP, a total of 1,900,000 shares of our Class A common stock are available for sale under our ESPP. In addition, subject to the adjustment provisions of our ESPP, our ESPP also provides for annual increases in the number of shares of our Class A common stock that will be available for sale under our ESPP on the first day of each fiscal year beginning on the first day of fiscal 2023 and ending on (and inclusive of) the first day of fiscal 2032, equal to the least of:

•	5,700,000 shares of our Class A common stock;

•	1% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as the administrator may determine as of no later than the last day or our immediately preceding fiscal year.

Shares issuable under our ESPP are authorized, but unissued, or reacquired shares of our Class A common stock.

Plan Administration

The compensation committee of our board of directors administers our ESPP. The administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside of the United States. The administrator’s findings, decisions, and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility

Generally, any of our employees is eligible to participate in our ESPP if they are customarily employed by us or any of our participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (a) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (b) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (c) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under our ESPP if the employee (i) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of our (or any of our parent’s or subsidiary’s) capital stock; or (ii) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

Offering Periods and Purchase Periods

Our ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. Unless determined otherwise by the administrator prior to the enrollment date of an offering period, offering periods will be the overlapping, consecutive periods of approximately 24 months commencing on the first trading day on or after June 15 and December 15 of each year, and terminating on the first trading day on or after June 15 and December 15, approximately 24 months later, except that (i) the first offering period will commence on the first trading day on or after the effective date of the registration statement of which this prospectus forms a part, and terminate on the first trading day on or after December 15, 2023, and (ii) the second offering period will commence on the first trading day on or after June 15, 2022. Unless determined otherwise by the administrator prior to the enrollment date of an offering period, each offering period will include four purchase periods that will be approximately six months in length, commencing on the first trading day on or after each June 15 and December 15 of each offering period, and ending on December 15 or June 15, respectively, approximately six months later. However, the first purchase period will commence on the first trading day of the first offering period and will end on the first trading day on or after June 15, 2022. The last day of each purchase period is referred to here as the exercise date.

The administrator will have the power to change the duration of offering periods (including the commencement dates) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period that would be affected, provided, however, that no offering period may last more than 27 months

Unless determined otherwise by the administrator, if the fair market value of a share of our Class A common stock on an exercise date is less than the fair market value on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on that exercise date and automatically will be enrolled in the immediately following offering period.

Contributions

Our ESPP permits participants to purchase shares of our Class A common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime, shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. Subject to the adjustment provisions of our ESPP, a participant may purchase a maximum of 500 shares of our Class A common stock during any purchase period.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of our Class A common stock at the end of each six-month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first trading day of each offering period or on the exercise date of the applicable purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us and any participating subsidiary.

Non-Transferability

A participant may not transfer the contributions credited to his or her ESPP account or rights granted under our ESPP, other than by will or the laws of descent and distribution.

Certain Adjustments

Our ESPP provides that if any dividend or other distribution (whether in the form of cash, our Class A common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, reclassification, repurchase, or exchange of our Class A common stock or other securities of ours, or other change in our corporate structure affecting our Class A common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator will make adjustments to the number and class of shares that may be delivered under our ESPP and/or the purchase price per share and number of shares covered by each option granted under our ESPP that has not yet been exercised, and the numerical share limits under our ESPP.

Dissolution or Liquidation

Our ESPP provides that in the event of our proposed dissolution or liquidation, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the administrator. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Merger or Change in Control

Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period or periods then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period or a participant’s participation has terminated due to termination of employment.

Amendment; Termination

The administrator has the authority to amend, suspend, or terminate our ESPP, or any part thereof, at any time and for any reason. Our ESPP automatically will terminate in 2041, unless we terminate it sooner.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of certain relationships and transactions since February 2018 involving our directors, executive officers or beneficial holders of more than 5% of our capital stock. Compensation arrangements with our directors and officers are described in the sections titled “Executive Compensation” and “Management.”

Series E Redeemable Convertible Preferred Stock Financing

In March and April 2020, we issued and sold an aggregate of 6,051,132 shares of our Series E redeemable convertible preferred stock at a purchase price of $28.9202 per share for aggregate gross proceeds of approximately $175.0 million. Purchasers of our Series E redeemable convertible preferred stock include venture capital funds that beneficially own more than 5% of our outstanding capital stock and/or are represented on our board of directors. The following table presents the number of shares and total purchase price paid by these entities.

Investor	Shares of Series E Redeemable Convertible Preferred Stock	Total Purchase Price
Entities affiliated with GGV Capital(1)	1,123,782	$32,499,944
Entity affiliated with Mayfield(2)	345,778	$9,999,951
Entities affiliated with Redpoint Omega(3)	691,558	$19,999,961
Entity affiliated with True Ventures(4)	34,576	$999,943

(1)  Shares purchased by GGV VII Investments, L.L.C. and GGV VII Plus Investments L.L.C. Entities affiliated with GGV Capital currently hold more than 5% of our outstanding capital stock. Glenn Solomon, a member of our board of directors, is a Managing Director at GGV Capital.

(2)  Shares purchased by MF Leaders H-E, L.P. Entities affiliated with Mayfield currently hold more than 5% of our outstanding capital stock. Navin Chaddha, a former member of our board of directors, is a Managing Director at Mayfield.

(3)  Shares purchased by Redpoint Omega III, L.P. and Redpoint Omega Associates III, LLC. Entities affiliated with Redpoint Omega currently hold more than 5% of our outstanding capital stock. Scott Raney, a former member of our board of directors, is a Managing Director at Redpoint Omega.

(4) Shares purchased by True Ventures Select III, LP. Entities affiliated with True Ventures currently hold more than 5% of our outstanding capital stock.

Series D Redeemable Convertible Preferred Stock Financing

In October 2018, we issued and sold an aggregate of 9,022,542 shares of our Series D redeemable convertible preferred stock at a purchase price of $11.0834 per share for aggregate gross proceeds of approximately $100.0 million. Purchasers of our Series D redeemable convertible preferred stock include venture capital funds that beneficially own more than 5% of our outstanding capital stock and/or are represented on our board of directors. The following table presents the number of shares and total purchase price paid by these entities.

Investor	Shares of Series D Redeemable Convertible Preferred Stock	Total Purchase Price
Entity affiliated with GGV Capital(1)	2,075,184	$22,999,991
Entity affiliated with Mayfield(2)	90,226	$1,000,006
Entities affiliated with Redpoint Omega(3)	721,804	$8,000,006
Entity affiliated with True Ventures(4)	270,676	$2,999,997

(1)  Shares purchased by GGV Capital Select L.P. Entities affiliated with GGV Capital currently hold more than 5% of our outstanding capital stock. Glenn Solomon, a member of our board of directors, is a Managing Director at GGV Capital.

(2)  Shares purchased by Mayfield Select, a Cayman Islands Exempted Limited Partnership. Entities affiliated with Mayfield currently hold more than 5% of our outstanding capital stock. Navin Chaddha, a former member of our board of directors, is a Managing Director at Mayfield.

(3)  Shares purchased by Redpoint Omega II, L.P. and Redpoint Omega Associates II, LLC. Entities affiliated with Redpoint Omega currently hold more than 5% of our outstanding capital stock. Scott Raney, a former member of our board of directors, is a Managing Director at Redpoint Omega.

(4) Shares purchased by True Ventures Select II, LP. Entities affiliated with True Ventures currently hold more than 5% of our outstanding capital stock.

Tender Offer for Common Stock

In May 2020, some of our stockholders sold an aggregate of 4,773,144 shares of our common stock to a number of investors at a purchase price of $26.02815 per share for aggregate gross proceeds of approximately $124.2 million. Purchasers of our common stock include venture capital funds that beneficially own more than 5% of our outstanding capital stock and/or are represented on our board of directors. The following table presents the number of shares and total purchase price paid by these entities.

Investor	Shares of Common Stock	Total Purchase Price
Entity affiliated with GGV Capital(1)	576,298	$14,999,971

(1)  Shares purchased by GGV VII Plus Investments, L.L.C. Entities affiliated with GGV Capital currently hold more than 5% of our outstanding capital stock. Glenn Solomon, a member of our board of directors, is a Managing Director at GGV Capital.

Investors’ Rights Agreement

We are party to our fifth amended and restated investors’ rights agreement, dated as of March 6, 2020, or IRA, which provides, among other things, that certain holders of our capital stock who in the aggregate hold a majority of our common stock, among other things, issuable or issued upon conversion of our redeemable convertible preferred stock, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Mr. Solomon, member of our board of directors, is a Managing Director at GGV Capital. See the section titled “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Family Employment Relationship

The brother of Armon Dadgar, our Co-Founder, Chief Technology Officer, and member of our board of directors, is employed by HashiCorp as a software engineer and received total cash compensation of less than $225,000 in fiscal 2021. In April 2021, he also received an RSU grant that will settle into 19,140 shares of our Class B common stock. The RSU was granted pursuant to our 2014 Plan and vests upon the satisfaction of both a service-based vesting condition on standard four-year vesting terms and a liquidity event-related performance vesting condition that will be satisfied upon this offering. His compensation was established in accordance with our compensation practices applicable to employees with comparable qualifications and responsibilities holding similar positions.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation, which will become effective in connection with the closing of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors. In addition, if the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws, which will become effective in connection with the closing of this offering, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

In connection with the effectiveness of the registration statement of which this prospectus forms a part, our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2021, referred to below as the “Beneficial Ownership Date,” and as adjusted to reflect the sale of shares of our Class A common stock by us in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock offered by us in this prospectus, by:

•	each person or group of affiliated persons known by us to beneficially own 5% or more of the outstanding shares of our Class A or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date, or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of the Beneficial Ownership Date, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

Percentage of beneficial ownership and voting power prior to the offering are based on no shares of our Class A common stock and 163,587,670 shares of our Class B common stock outstanding as of the Beneficial Ownership Date, after giving effect to the Capital Stock Conversion, the Class B Reclassification, the RSU Settlement, and the filing and effectiveness of our amended and restated certificate of incorporation.

Percentage of beneficial ownership and voting power after the offering assumes the sale of 15,300,000 shares of Class A common stock by us in this offering and 163,587,670 shares of our Class B common stock deemed outstanding after the offering, assuming the RSU Settlement and that the underwriters do not exercise their option to purchase additional shares of Class A common stock from us.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o HashiCorp, Inc., 101 Second Street, Suite 700, San Francisco, CA 94105.

	Shares Beneficially Owned				% of Total Outstanding Before Offering	% of Total Voting Power Before Offering#	% of Total Outstanding After Offering	% of Total Voting Power After Offering#
Name of Beneficial Owner	Class A Common Stock	%	Class B Common Stock	%
5% Holders:
Entities affiliated with Mayfield(1)	—	—	29,888,156	18.3	18.3	18.3	16.7	18.1
Entities affiliated with GGV Capital(2)	—	—	29,734,288	18.2	18.2	18.2	16.6	18.0
Entities affiliated with Redpoint Omega(3)	—	—	17,829,354	10.9	10.9	10.9	10.0	10.8
Mitchell Hashimoto(4)	—	—	15,127,104	9.2	9.2	9.2	8.4	9.1
Entities affiliated with True Ventures(5)	—	—	13,815,070	8.4	8.4	8.4	7.7	8.4
Named Executive Officers and Directors:
David McJannet(6)	—	—	6,334,552	3.8	3.8	3.8	3.5	3.8
Armon Dadgar(7)	—	—	18,854,770	11.5	11.5	11.5	10.5	11.4
Brandon Sweeney(8)	—	—	227,869	*	*	*	*	*
Todd Ford(9)	—	—	43,750	*	*	*	*	*
Susan St. Ledger(10)	—	—	101,250	*	*	*	*	*
Glenn Solomon(11)	—	—	29,734,288	18.2	18.2	18.2	16.6	18.0
Sigal Zarmi(12)	—	—	9,375	*	*	*	*	*
All executive officers and directors as a group (9 persons)(13)	—	—	56,079,476	33.4	33.4	33.4	30.6	33.1
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
#

Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to 10 votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

(1)

Consists of (i) 26,216,776 shares of Class B common stock held of record by Mayfield XIV, a Cayman Islands Exempted Limited Partnership (MF XIV); (ii) 3,325,602 shares of Class B common stock held of record by Mayfield Select, a Cayman Islands Exempted Limited Partnership (MF Select); and (iii) 345,778 shares of Class B common stock held of record by MF Leaders H-E, L.P. (MF Leaders). Mayfield XIV Management (UGP), Ltd., a Cayman Islands Exempted Company (MF XIV UGP), is the general partner of Mayfield XIV Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership (MF XIV EGP), which is the general partner of MF XIV. Rajeev Batra, Navin Chaddha, and Urshit Parikh, the directors of MF XIV UGP, may be deemed to share beneficial ownership of the shares owned by MF XIV, but each of the individuals disclaims such beneficial ownership. Mayfield Select Management (UGP), Ltd., a Cayman Islands Exempted Company (MF Select UGP), is the general partner of Mayfield Select Management (EGP), L.P., a Cayman Islands Exempted Limited Partnership (MF Select EGP), which is the general partner of MF Select. Messrs. Batra, Chaddha, and Parikh, the directors of MF Select UGP, may be deemed to share beneficial ownership of the shares owned by MF Select, but each of the individuals disclaims such beneficial ownership. MF Leaders Management, L.L.C. (MF Leaders GP) is the general partner of MF Leaders. Mr. Chaddha, the sole member of MF Leaders GP, may be deemed to share beneficial ownership of the shares owned by MF Leaders, but disclaims such beneficial ownership. The address for these entities and individuals is c/o Mayfield, 2484 Sand Hill Road, Menlo Park, CA 94025.

(2)

Consists of (i) 20,986,922 shares of Class B common stock held of record by GGV Capital V L.P. (GGV V LP); (ii) 6,277,066 shares of Class B common stock held of record by GGV Capital Select L.P. (GGV Select LP); (iii) 770,220 shares of Class B common stock held of record by GGV Capital V Entrepreneurs Fund L.P. (GGV Entrepreneurs); (iv) 864,448 shares of Class B common stock held of record by GGV VII Investments, L.L.C. by (GGV Investments); and (v) 835,632 shares of Class B common stock held of record by GGV VII Plus Investments, L.L.C. (GGV Plus Investments). GGV Capital V L.L.C. (GGV V LLC) serves as the General Partner of GGV V LP and GGV Entrepreneurs. GGV Capital Select L.L.C. (GGV Select LLC) serves as the General Partner of GGV Select LP. As the managing directors of GGV V LLC and GGV Select LLC, Jixun Foo, Jenny Lee, Jeff Richards, Glenn Solomon, one of our directors, and Hans Tung share voting and dispositive power with respect to the shares held of record by GGV V LP, GGV Entrepreneurs and GGV Select LP. GGV Capital VII L.L.C. (GGV Capital VII) is the Manager of GGV Investments. GGV Capital VII Plus L.L.C. (GGV Capital VII Plus) is the Manager of GGV Plus Investments. As the managing directors of GGV Capital VII and GGV Capital VII Plus, Ms. Lee and Messrs. Foo, Richard, Solomon, Tung and Eric Xu share voting and dispositive power with respect to the shares held of record by GGV Investments and GGV Plus Investments. The address for these entities is c/o GGV Capital, 3000 Sand Hill Road, Building 4, Suite 230, Menlo Park, CA 94025.
(3)

Consists of (i) 16,623,670 shares of Class B common stock held of record by Redpoint Omega II, L.P. (RO II); (ii) 514,126 shares of Class B common stock held of record by Redpoint Omega Associates II, LLC (ROA II); (iii) 660,438 shares of Class B common stock held of record by Redpoint Omega III, L.P. (RO III); and (iv) 31,120 shares of Class B common stock held of record by Redpoint Omega Associates III, LLC (ROA III). Redpoint Omega II, LLC (RO II LLC) is the sole general partner of RO II. Voting and dispositive decisions with respect to the shares held by RO II and ROA II are made by the managers of RO II LLC and ROA II: W. Allen Beasley, Jeffrey D. Brody, Satish Dharmaraj, R. Thomas Dyal, Timothy M. Haley, Christopher B. Moore, Scott C. Raney, John L. Walecka and Geoffrey Y. Yang. Redpoint Omega III, LLC (RO III LLC) is the sole general partner of RO III. Voting and dispositive decisions with respect to the shares held by RO III and ROA III are made by the managers of RO III LLC and ROA III: Messrs. Beasley, Dharmaraj, Dyal, and Raney, Logan Bartlett and Elliot Geidt. The address for these entities affiliated with Redpoint Omega is 2969 Woodside Road, Woodside, CA 94062.

(4)

Consists of (i) 14,274,580 shares of Class B common stock held of record by the 2018 Mitchell Hashimoto Separate Property Trust dated 10-30-18 for which Mr. Hashimoto serves as trustee; (ii) 250,000 shares of Class B common stock held of record by the Hashimoto Irrevocable Trust; (iii) 563,832 shares of Class B common stock subject to options exercisable within 60 days of October 31, 2021; (iv) 30,566 shares of Class B common stock issuable upon the net settlement of RSUs for which the service-based vesting condition and the liquidity-based vesting condition were satisfied upon the effectiveness of the registration statement of which this prospectus forms a part; and (v) 8,126 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.

(5)

Consists of (i) 13,194,174 shares of Class B common stock held of record by True Ventures III, L.P. (TV III LP), for itself and as nominee for True Ventures III-A, L.P. (TV III-A LP); (ii) 586,320 shares of Class B common stock held of record by True Ventures Select II, LP (TV Select II LP); and (iii) 34,576 shares of Class B common stock held of record by True Ventures Select III, LP (TV Select III LP). True Ventures Partners III LLC (TVP III LLC) is the general partner of each of TV III LP and TV III-A LP. True Venture Partners Select II, LLC (TVP Select II LLC) is the general partner of TV Select II LP. True Venture Partners Select III, LLC (TVP Select III LLC) is the general partner of TV Select III LP. As the Managing Members of TVP III LLC, TVP Select II LLC and TVP Select III LLC, Jonathan Callaghan and Philip Black share voting and dispositive power with respect to the shares held of record by TV III LP, TV III-A LP, TV Select II LP, and TV Select III LP. The address for these entities affiliated with True Ventures is 575 High Street, Suite 400, Palo Alto, CA 94301.

(6)

Consists of (i) 1,419,236 shares of Class B common stock held of record by a McJannet family trust for which Mr. McJannet serves as a trustee; (ii) 1,422,100 shares of Class B common stock held of record by other McJannet family trusts; (iii) 3,401,470 shares of Class B common stock subject to options exercisable within 60 days of October 31, 2021; (iv) 71,870 shares of Class B common stock issuable upon the net settlement of RSUs for which the service-based vesting condition and the liquidity-based vesting condition were satisfied upon the effectiveness of the registration statement of which this prospectus forms a part; and (v) 19,876 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.

(7)

Consists of (i) 480,916 shares of Class B common stock held of record by Mr. Dadgar; (ii) 15,209,288 shares of Class B common stock held of record by the Armon Dadgar 2020 Charitable Trust; (iii) 2,339,030 shares of Class B common stock held of record by the Armon Memaran-Dadgar Living Trust for which Mr. Dadgar serves as trustee; (iv) 700,000 shares of Class B common stock held of record by Black Swan III, LLC which Mr. Dadgar controls; (v) 82,916 shares of Class B common stock subject to options exercisable within 60 days of October 31, 2021; (vi) 34,494 shares of Class B common stock issuable upon the net settlement of RSUs for which the service-based vesting condition and the liquidity-based vesting condition were satisfied upon the effectiveness of the registration statement of which this prospectus forms a part; and (vii) 8,126 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.

(8)

Consists of (i) 177,869 shares of Class B common stock issuable upon the net settlement of RSUs for which the service-based vesting condition and the liquidity-based vesting condition were satisfied upon the effectiveness of the registration statement of which this prospectus forms a part; and (ii) 50,000 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.

(9)	Consists of 43,750 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.
(10)	Consists of 101,250 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.
(11)	Consists of shares of Class B common stock held by entities affiliated with GGV Capital. See footnote (2) above.
(12)	Consists of 9,375 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.
(13)

Consists of (i) 51,484,886 shares of Class B common stock beneficially owned by our executive officers and directors; (ii) 4,077,980 shares of Class B common stock subject to options exercisable within 60 days of October 31, 2021; (iii) 284,233 shares of Class B common stock issuable upon the net settlement of RSUs for which the service-based vesting condition and the liquidity-based vesting condition were satisfied upon the effectiveness of the registration statement of which this prospectus forms a part; and (iv) 232,377 shares of Class B common stock issuable upon the settlement of RSUs within 60 days of October 31, 2021.

DESCRIPTION OF CAPITAL STOCK

The following information describes our Class A common stock and Class B common stock and preferred stock, as well as options to purchase our common stock and provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary and reflects the expected terms of our amended and restated certificate of incorporation and bylaws to be effective in connection with this offering. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

General

Upon the filing of our amended and restated certificate of incorporation effective in connection with this offering, our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $0.000015 per share, 200,000,000 shares of Class B common stock, par value $0.000015 per share, and 100,000,000 shares of preferred stock, par value $0.000015 per share.

Common Stock

We will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting and conversion.

Outstanding Shares

As of October 31, 2021, there were no shares of Class A common stock outstanding, 163,587,670 shares of Class B common stock outstanding held by 1,803 stockholders of record, and no shares of redeemable convertible preferred stock outstanding, after giving effect to (i) the Capital Stock Conversion, (ii) the Class B Reclassification, (iii) the RSU Settlement, and (iv) the filing and effectiveness of our amended and restated certificate of incorporation in connection with this offering.

Voting Rights

Holders of our Class A common stock will be entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders, and holders of our Class B common stock will be entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders, in each case, including the election of directors. Following this offering, the holders of our outstanding Class B common stock will hold 99.1% of the combined voting power of our outstanding capital stock. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation.

Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class A common stock and at least a majority of the outstanding shares of our Class B common stock, each voting separately as a class, is required (i) to approve certain merger and change of control transactions, and (ii) in order for the Class A common stock and the Class B common stock to be treated differently with respect to, among other things, dividends, distributions and the consideration paid or distributed to stockholders in a change of control. In addition, Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the combined voting power of our outstanding capital stock can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Conversion of Class B Common Stock

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Future transfers by holders of shares of Class B common stock will generally result in those shares converting to Class A common stock (including any transfer to a broker, equity plan administrator, or other nominee regardless of whether there is a corresponding change in beneficial ownership), subject to limited exceptions, including, but not limited to, certain transfers effected for estate planning purposes, and transfers among affiliates, to the extent the transferor continues to remain an affiliate. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued.

All the outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock upon the earlier of the tenth anniversary of the filing and effectiveness of our amended and restated certificate of incorporation in connection with this offering or the affirmative vote of the holders of 66-2/3% of the voting power of our outstanding Class B common stock. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of Class A common stock to be issued in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and nonassessable.

Preferred Stock

Upon the effectiveness of our amended and restated certificate of incorporation in connection with this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A common stock. The issuance of preferred stock could adversely affect the voting power of holders of Class A common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in our control or other corporate action. Upon completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of October 31, 2021, there were outstanding options to purchase an aggregate of 13,829,066 shares of our Class B common stock, with a weighted-average exercise price of $1.85 per share, under our 2014 Plan.

Restricted Stock Units

As of October 31, 2021, there were no outstanding RSUs for shares of our Class A common stock and 12,836,858 outstanding RSUs for shares of our Class B common stock.

Registration Rights

After the completion of this offering, under our amended and restated investors’ rights agreement, holders of up to 94,127,984 shares of our capital stock or their transferees have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

After the completion of this offering, holders of up to 94,127,984 shares of our capital stock will be entitled to certain demand registration rights. At any time beginning after 180 days following the completion of this offering, the holders of a majority of the shares having registration rights then outstanding can request that we file a registration statement to register the offer and sale of their shares. Each such request for registration must cover securities the anticipated aggregate gross proceeds of which, after deducting underwriting discounts and expenses, is at least $10.0 million. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 60 days.

Form S-3 Registration Rights

After the completion of this offering and as soon as reasonably practicable after we are eligible to use Form S-3, we have agreed to file and cause to be declared effective a registration statement on Form S-3, or Shelf Form S-3. We are required to provide notice to the holders of the shares having these rights then outstanding and we have agreed to include any shares requested to be included in response to such notice on the Shelf Form S-3. We are obligated to maintain the effectiveness of the Shelf Form S-3 until the date on which all the shares having these rights have been sold or have otherwise ceased to be entitled to such rights.

From time to time after the Shelf Form S-3 has been declared effective, holders of these rights may request to sell their the shares they hold as long as the registration has anticipated aggregate proceeds, after deducing underwriting discounts and expenses, of at least $2.0 million and that such holder sells all of the shares held by such holder in an underwritten shelf takedown offering that is registered pursuant to the Shelf Form S-3. We are not obligated to effect an underwritten shelf takedown if we have, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3.

Piggyback Registration Rights

After the completion of this offering, holders of up to 94,127,984 shares of our capital stock will be entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of shares of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, this right applies whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related to any employee benefit plan, (ii) a registration relating to a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any form which does not include substantially the same information as would be required to be included in this offering, or (iv) a registration in which the only common stock registered is that issuable upon conversion of debt securities that are also being registered.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified limitations.

Termination

The registration rights terminate upon the earliest of (i) the date that is three years after the completion of this offering, (ii) immediately prior to the completion of certain liquidation events, and (iii) as to a given holder of registration rights, the date after the completion of this offering when such holder of registration rights holds less than 1.0% of the outstanding securities of the Company and Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares during a three-month period without registration.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation, and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Dual Class Common Stock

As described above in the section titled “Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a dual class common stock structure, which will provide holders of our Class B common stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Preferred Stock

Our amended and restated certificate of incorporation will contain provisions that permit our board of directors to issue, without any further vote or action by the stockholders, 100,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

Our amended and restated certificate of incorporation will provide that our board of directors is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the 2022 annual meeting of stockholders, the term of the initial Class II directors shall terminate on the date of the 2023 annual meeting of stockholders, and the term of the initial Class III directors shall terminate on the date of the 2024 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2022, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Our amended and restated certificate of incorporation will provide that stockholders may only remove a director for cause by a vote of no less than a majority of the voting power of the shares present in person or by proxy at a meeting of stockholders and entitled to vote.

Director Vacancies

Our amended and restated certificate of incorporation will authorize only our board of directors to fill vacant directorships.

No Cumulative Voting

Our amended and restated certificate of incorporation will provide that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer pursuant to a resolution adopted by our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President (in the absence of a chief executive officer).

Advance Notice Procedures for Director Nominations

Our bylaws will provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders or seeking to propose matters that can be acted upon by stockholders at annual stockholder meetings must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the General Corporation Law of the State of Delaware, or Delaware General Corporation Law, except that amendment of certain provisions would require the approval of at least 66-2/3% of the combined voting power of the outstanding shares of our common stock entitled to vote generally in the election of directors. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of common stock, voting together as a single class, except for any amendment of certain provisions, which would require the approval of at least 66-2/3% of the combined voting power of the outstanding shares of our common stock. Additionally, our amended and restated certificate of incorporation will provide that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of Nasdaq, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our amended and restated bylaws that will become effective in connection with this offering provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the

State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim arising pursuant to the Delaware General Corporation Law, any action regarding our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated bylaws further provide that the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. For additional information, please also see the section titled “Risk Factors—Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States. will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.”

Section 203 of the Delaware General Corporation Law

While we have opted out of Section 203 of the Delaware General Corporation Law, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s Affiliates and Associates (as such terms are defined in our amended and restated certificate of incorporation) (a) owns 15% or more of our then outstanding voting stock, or (b) is our Affiliate or Associate and owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest. Our amended and restated certificate of incorporation provides that any “Founder,” “Exempt Transferee,” and “Affiliate” of any such person (as such terms are defined in our amended and restated certificate of incorporation) will not constitute “interested stockholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Limitation on Liability and Indemnification

See the section titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and our Class B common stock is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

We have been approved to list our Class A common stock on Nasdaq under the trading symbol “HCP.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time.

Upon the completion of this offering, based on the number of shares of our capital stock outstanding as of October 31, 2021 after giving effect to (i) the Capital Stock Conversion, (ii) the Class B Reclassification, (iii) the RSU Settlement, and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering, we will have a total of 15,300,000 shares of our Class A common stock outstanding and 163,587,670 shares of our Class B common stock outstanding. Of these outstanding shares, the 15,300,000 shares of Class A common stock sold in this offering by us (17,595,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) will be freely transferable without restriction, unless purchased by persons deemed to be our “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act.

The remaining outstanding shares of Class A common stock (including shares issued upon conversion of our Class B common stock), will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market under the Securities Act or under an available exemption from registration, such as provided through Rule 144 or Rule 701, which rules are summarized below. Taking into account the lock up agreements and market stand-off provisions described below and the provisions of our IRA described in the section titled “Description of Capital Stock—Registration Rights,” and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock (including shares of our Class A common stock issuable upon conversion of our Class B common stock) will be available for sale in the public market as agreed between us and the underwriters.

Nevertheless, sales of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding stock options and upon the settlement of RSUs, in the public market following this offering, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

As a result of the lock-up agreements and market stand-off agreements, and subject to volume limitations applicable to “affiliates” under Rule 144 as described below, all shares owned by our stockholders will be eligible for sale after the 180th day following the date of this prospectus. Prior to such date, and subject to the provisions of Rule 144 and Rule 701, shares of our Class A common stock will be available for sale in the public market as follows:

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock
The first trading day on which our common stock is traded on Nasdaq, or the first release window.

Up to an aggregate total of 3,647,530 shares, representing, as of the effective date of the registration statement of which this prospectus forms a part:

•  up to 1% of the shares owned by our Chief Executive Officer, Armon Dadgar, and Mitchell Hashimoto;

•  up to 5% of the shares owned by certain of our directors and officers; and

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock

•  up to 15% of the shares owned by our other employees and former employees.

Such securities include vested and exercisable stock options as of the date of this prospectus, but exclude (i) any unvested convertible securities, stock options, RSUs or other equity awards issued by us as of the date of this prospectus, (ii) shares held by venture capital funds or other institutional investors, and (iii) shares withheld in connection with the RSU Settlement.

Any time after our public release of earnings following the most recent period for which financial statements are included in this prospectus, or the second release window; provided, that the closing price of our Class A common stock on Nasdaq is at least the same as the initial public offering price per share set forth on the cover page of this prospectus for three consecutive trading days at any time after our public release of earnings.

Up to an aggregate total of 44,151,160 shares, representing up to 25% of the shares owned by our securityholders. Such securities include vested and exercisable stock options as of the date of this prospectus, but exclude any unvested convertible securities, stock options, RSUs or other equity awards issued by us as of the date of this prospectus, and shares withheld in connection with the RSU Settlement. Does not give effect to up to 3,647,530 shares available for sale under the first release window that may be sold during this second release window if not sold during the first release window.

In addition to the shares eligible for sale described above, pursuant to certain exceptions to our stockholders’ obligations under the lock-up agreements and market stand-off agreements, based upon the initial public offering price of $80.00 per share, an estimated 755,544 shares will be eligible for sale in the public market by our employees and service providers in order to satisfy tax obligations in connection with the settlement of RSUs that are expected to vest after this offering over 13 vesting dates through the expiration of the restricted period, based on an assumed tax rate of 35%. The actual number of shares eligible for sale in the public market in connection with tax obligations may differ based on our RSU holders’ tax rates.

Lock-Up and Market Stand-Off Agreements

In connection with this offering, we and all directors and officers and the holders of approximately 86.5% of our outstanding equity securities have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus, or the restricted period:

i.

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

ii.	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

iii.	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

In the case of (i) and (ii) above, the lock-up party acknowledges and agrees that the lock-up party is precluded from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the lock-up party.

The lock-up agreements, which are subject to certain exceptions and release conditions, are described in the section titled “Underwriters.”

Certain holders of our securities representing approximately 13.5% of our outstanding equity securities, who are primarily current and former employees, have not entered into lock-up agreements with the underwriters and, therefore, are not subject to the restrictions under the lock-up agreements with the underwriters. These holders are subject to market stand-off agreements with us which restrict their ability to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of our securities during the period ending 180 days after the date of this prospectus. We will not waive any of the restrictions of such market stand-off agreements during the period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC on behalf of the underwriters, provided that we may waive such restrictions to the extent consistent with the terms of the lock-up agreements with the underwriters. The market stand-off agreements do not prohibit these holders from pledging or hedging activities with respect to our securities.

Notwithstanding the foregoing,

A.

up to one percent of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by our Chief Executive Officer, Armon Dadgar, and Mitchell Hashimoto, will be immediately available for sale in the public market following the signing of the Underwriting Agreement, subject to the restrictions of Rule 144; provided, that any such RSUs or options are vested and exercisable, in each case, as of the date of this prospectus, and excluding any unvested convertible securities, stock options, RSUs or other equity awards issued by us, and any shares held by venture capital funds or other institutional investors;

B.

up to five percent of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by our directors, our officers within the meaning of Rule 16a-1(f) of the Exchange Act, and/or an individual who reports directly to our Chief Executive Officer and is not covered by the paragraph above, will be immediately available for sale in the public market following the signing of the Underwriting Agreement, subject to the restrictions of Rule 144; provided, that any such RSUs or options are vested and exercisable, in each case, as of the date of this prospectus, and excluding any unvested convertible securities, stock options, RSUs or other equity awards issued by us, and any shares held by venture capital funds or other institutional investors;

C.

up to fifteen percent of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by our current and former employees, but in each case excluding the individuals covered by the paragraphs above, will be immediately available for sale in the public market following the signing of the Underwriting Agreement, subject to the restrictions of Rule 144; provided, that any such RSUs or options are vested and exercisable, in each case, as of the date of this prospectus, and excluding any unvested convertible securities, stock options, RSUs or other equity awards issued by us, and any shares held by venture capital funds or other institutional investors; and

D.

up to an additional 25% of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by each of our securityholders will be immediately available for sale in the public market any time after our public release of earnings for the first quarter following the most recent period for which financial statements are included in this prospectus; provided, that the closing price of our Class A common stock on Nasdaq is at least the same as the initial public offering price per share set forth on the cover page of this prospectus for any three consecutive trading days at any time after the earnings release described above, subject to the restrictions of Rule 144.

In addition, pursuant to the lock-up agreements, if the terms of the lock-up agreements or market stand-off agreements with any of our directors, officers, or greater than 1% stockholders are terminated or waived (other than transfers not involving a disposition for value, if the potential transferor enters into a similar lock-up agreement, and in the case of an underwritten offering with an opportunity to participate pro rata), then the parties to our investors’ rights agreement and lock-up agreement will be entitled to a pro rata termination or waiver with respect to their securities, subject to the lock-up agreements or market stand-off provisions described above, and subject to an exception for any waiver of up to 1% of our total outstanding shares of Class A common stock subject to lock-up agreements (calculated as of immediately prior to this offering).

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market stand-off provisions described above, within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately 1,788,877 shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements or market stand-off provisions as described above and under the section titled “Underwriters” and will not become eligible for sale until the expiration of those agreements.

Registration Statement

In connection with this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act registering (i) the issuance and sale of all of the shares of our common stock reserved for issuance under our equity incentive plans and (ii) shares of common stock issued pursuant to our equity incentive plans permitting the resale of such shares by affiliates and non-affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

We have granted demand, Form S-3, and piggyback registration rights to certain of our shareholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the related registration statement, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, the treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•	tax-exempt organizations or governmental organizations;

•	pension plans or tax-exempt retirement plans;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our Class A common stock;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

This discussion is for informational purposes only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Class A common stock arising under the U.S. federal gift or estate tax laws or under the laws of any U.S. state or local, non-U.S., or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our Class A common stock, are not a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) and are not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or U.S. persons, who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Gain on Disposition of Our Class A Common Stock.”

Except as otherwise described below in the section on effectively connected income and the sections titled “—Backup Withholding and Information Reporting” and “—FATCA,” any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. If we or another withholding agent withhold excess tax or if a non-U.S. holder does not timely provide the applicable withholding agent with the required certification, the non-U.S. holder may be entitled to a refund of any excess tax withheld by timely filing an appropriate claim with the Internal Revenue Service, or the IRS.

In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally you will be required to update such forms and certifications from time to time as required by law. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. You should consult your tax advisor regarding entitlement to benefits under any applicable income tax treaties.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide the applicable withholding agent with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. federal income tax return and taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Except as otherwise described below in the sections titled “—Backup Withholding and Information Reporting,” and “—FATCA,” you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and other conditions are met; or

•

our Class A common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our Class A common stock at any time during the foregoing period.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty between the United States and your country of residence. If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale or other disposition of our Class A common stock, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, the amount of dividends paid to you, your name and address and the amount of tax withheld, if any, must be reported annually to the IRS. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the sale or other disposition of stock made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.

Information reporting and backup withholding generally will apply to the proceeds of a sale or other disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of the proceeds from a sale or other disposition of our Class A common stock to a non-U.S. holder where the transaction is effected outside of the United States through a foreign broker. However, for information reporting purposes, sales, or other dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to sales or other dispositions effected through a U.S. office of a broker. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

FATCA

Sections 1471 through 1474 of the Code, and the treasury regulations and administrative guidance issued thereunder, or collectively, FATCA, generally impose U.S. federal withholding tax at a rate of 30% on dividends on and the gross proceeds from a sale or other disposition of our Class A common stock if paid to a “foreign financial institution” (as defined in the Code), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends paid on and the gross proceeds from a sale or other disposition of our Class A common stock if paid to a “non-financial foreign entity” (as defined in the Code) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying, and information with respect to, certain direct and indirect “substantial U.S. owners” (as defined in the Code), or substantial U.S. owners, of the entity, certifies that it does not have any such substantial U.S. owners or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our Class A common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	4,444,285
Goldman Sachs & Co. LLC	3,642,857
J.P. Morgan Securities LLC	3,642,857
BofA Securities, Inc.	874,286
Citigroup Global Markets Inc.	801,429
Cowen and Company, LLC	255,000
JMP Securities LLC	255,000
KeyBanc Capital Markets Inc.	255,000
Nomura Securities International, Inc.	255,000
Oppenheimer & Co. Inc.	255,000
Stifel, Nicolaus & Company, Incorporated	255,000
William Blair & Company, L.L.C.	255,000
R. Seelaus & Co., LLC	54,643
Blaylock Van, LLC	54,643

Total	15,300,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,295,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$80.00	$1,224,000,000	$1,407,600,000
Underwriting discounts and commissions to be paid by us	$4.20	$64,260,000	$73,899,000
Proceeds, before expenses, to us	$75.80	$1,159,740,000	$1,333,701,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $5.7 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them. 56,750 shares of Class A common stock will be allocated to certain investors pursuant to the Company’s direction to the underwriters.

We have been approved to list our Class A common stock on Nasdaq under the trading symbol “HCP.”

In connection with this offering, we and all directors and officers and the holders of substantially all of our outstanding stock and equity securities have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus, or the restricted period:

i.

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

ii.	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Class A common stock; or

iii.

make any demand for or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for shares of Class A common stock.

In the case of (i) and (ii) above, the lock-up party acknowledges and agrees that the lock-up party is precluded from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the lock-up party.

Notwithstanding the foregoing,

A.

up to one percent of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for shares of our Class A common stock owned by our Chief Executive Officer, Armon Dadgar, and Mitchell Hashimoto are immediately available for sale in the public market following the signing of the Underwriting Agreement, subject to the restrictions of Rule 144 under the Securities Act; provided, that any such RSUs or options are vested and exercisable, in each case, as of the date of this prospectus, and excluding any unvested convertible securities, stock options, RSUs or other equity awards issued by us, and any shares held by venture capital funds or other institutional investors;

B.

up to five percent of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by our directors, our officers within the meaning of Rule 16a-1(f) of the Exchange Act, and/or an individual who reports directly to our Chief Executive Officer and is not covered by the paragraph above, are immediately available for sale in the public market following the signing of the Underwriting Agreement, subject to the restrictions of Rule 144; provided, that any such RSUs or options are vested and exercisable, in each case, as of the date of this prospectus, and excluding any unvested convertible securities, stock options, RSUs or other equity awards issued by us, and any shares held by venture capital funds or other institutional investors;

C.

up to fifteen percent of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by our current and former employees, but in each case excluding the individuals covered by the paragraphs above, are immediately available for sale in the public market following the signing of the Underwriting Agreement, subject to the restrictions of Rule 144; provided, that any such RSUs or options are vested and exercisable, in each case, as of the date of this prospectus, and excluding any unvested convertible securities, stock options, RSUs or other equity awards issued by us, and any shares held by venture capital funds or other institutional investors; and

D.

up to an additional 25% of the shares of our outstanding Class A common stock and other securities convertible into or exercisable or exchangeable for our Class A common stock owned by each of our securityholders are immediately available for sale in the public market any time after our public release of earnings for the first quarter following the most recent period for which financial statements are included in this prospectus; provided, that the closing price of our Class A common stock on Nasdaq is at least the same as the initial public offering price per share set forth on the cover page of this prospectus for any three consecutive trading days at any time after the earnings release described above, subject to the restrictions of Rule 144.

See the section titled “Shares Eligible for Future Sale” for information about the number of shares of our Class A common stock, excluding shares sold in this offering, that may be eligible for sale pursuant to the early release windows described above.

The restrictions described in (i) – (iii) above are subject to certain exceptions and release conditions, including the following:

a.	transfers of Class A common stock or other securities to the underwriters pursuant to the underwriting agreement;

b.

transactions relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of this offering, provided, that no public announcement or filing under Section 16(a) of the Exchange Act or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of Class A common stock, shall be required or voluntarily made during the restricted period;

c.

transfers of shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock (i) by bona fide gift, charitable contribution, will or intestacy to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up party upon the death of the lock-up party, (ii) to an immediate family member of the lock-up party or to a trust formed for the benefit of an immediate family member of the lock-up party, or (iii) if the lock-up party is a trust, to a trustee or beneficiary of the trust; provided, that in the case of any transfer or distribution pursuant to this clause (c), (1) none of the transfers in this clause (c) shall involve a disposition for value, (2) that it shall be a condition to such transfer that any recipient sign and deliver a lock-up letter substantially in the form of the lock-up agreement, and (3) no public filing, report or announcement by or on behalf of the lock-up party reporting a reduction in beneficial ownership of shares of Class A common stock, shall be made during the restricted period, other than if the lock-up party is required to file a report under Section 16(a) of the Exchange Act or Schedule 13D during the restricted period, in which case the lock-up party shall include a statement in such report to the effect that (A) such transfer relates to the circumstances described in this clause (c), (B) the shares received are subject to a lock-up agreement with the underwriters of this offering and (C) the transfer is not made for value, and such transfer shall not involve a disposition for value;

d.

if the lock-up party is a partnership, limited liability company, corporation, trust or other business entity, (x) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (within the meaning set forth in Rule 405 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and including the subsidiaries of the lock-up party) of the lock-up party, or (y) as part of a disposition, transfer or distribution by the lock-up party to its limited partners, general partners, stockholders, equity holders or members of the lock-up party; provided, that in the case of any transfer pursuant to this clause (d), it shall be a condition to such transfer that the transferee or distributee signs and delivers a lock-up agreement substantially in the form of the lock-up agreement; provided, further, that in each case (x) and (y) such transfer shall not involve a disposition for value; and provided, further, that in each case (x) and (y) no filing under Section 16(a) of the Exchange Act reporting such transfer of the lock-up party’s shares of Class A common stock, or other public filing, report or announcement by or on behalf of the lock-up party reporting a reduction in beneficial ownership of shares of Class A common stock, shall be required or voluntarily made during the restricted period;

e.

the transfer of shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock to us upon a vesting event of our securities or upon the exercise of options to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the lock-up party in connection with such vesting or exercise, so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options (or the Class A common stock issuable upon the exercise thereof) to us, and our cancellation of all or a portion thereof to pay the exercise price and/or withholding tax and remittance obligations, provided, that in the case of any transfer pursuant to this clause (e), (1) any such shares of Class A common stock received by the lock-up party shall be received pursuant to equity awards granted under our equity incentive plans that are described in this prospectus and shall be subject to the terms of the lock-up agreement, (2) no public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of Class A common stock, shall be voluntarily made during the restricted period, and (3) any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (e);

f.

through the sale by us (on behalf of the lock-up party) of up to such number of shares of Class A common stock solely necessary to raise funds to satisfy any income, employment or social tax withholding and remittance obligations of the lock-up party in connection with the vesting of restricted stock units held by the lock-up party and outstanding as of the date of this offering, provided, that in the case of any transfer pursuant to this clause (f), (1) no public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of class A common stock, shall be voluntarily made during the restricted period, and (2) any filing required under Section 16(a) of the Exchange Act reporting such transfer shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (f);

g.

the exercise of options for cash to purchase shares of Class A common stock which are outstanding as of the date hereof or were granted pursuant to a stock incentive plan or stock purchase plan described in this prospectus, provided, that in the case of any transfer pursuant to this clause (g), (1) no public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of class A common stock, shall be voluntarily made during the restricted period, and (2) any filing required under Section 16(a) of the Exchange Act reporting such transfer shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (g);

h.

the conversion of outstanding Class B common stock into shares of Class A common stock; provided, that (1) such shares of Class A common stock remain subject to the terms of the lock-up agreement, (2) no public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a change in beneficial ownership of shares of Class B common stock or Class A common stock, shall be voluntarily made during the restricted period, and (3) any filing required under Section 16(a) of the Exchange Act reporting such conversion shall clearly indicate in the footnotes thereto that such conversion is pursuant to the circumstances described in this clause (h);

i.

the transfer of shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock to us, pursuant to agreements under which we have the option to repurchase such shares as disclosed in this prospectus or a right of first refusal with respect to transfers of such shares, provided, any filing required under Section 16(a) of the Exchange Act reporting such transfer shall clearly indicate in the footnotes thereto that such transfer is pursuant to the circumstances described in this clause (i);

j.

the transfer of shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock that occurs pursuant to a qualified domestic order, in connection with a divorce settlement, provided, that in the case of any transfer pursuant to this clause (j), (1) each recipient shall sign and deliver a lock-up letter substantially in the form of the lock-up agreement, (2) no public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of Class A common stock, shall be voluntarily made during the restricted period, and (3) any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the transfer is pursuant to the circumstances described in this clause (j), and the shares received are subject to a lock-up agreement with the underwriters of this offering;

k.

the transfer of shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Class A common stock involving a “change of control” (as defined below) of the Company occurring after the consummation of this offering, that has been approved by our board of directors; provided, that if the tender offer, merger, consolidation or other such transaction is not completed, the Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock beneficially owned by the lock-up party shall remain subject to the restrictions contained in the lock-up agreement. For purposes of this clause (k), “change of control” means the transfer (whether by third party tender offer, merger, consolidation or other similar transactions), in one transaction or a series of transactions approved by our board of directors or a duly authorized committee thereof, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than us, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of our (or the surviving entity’s) voting stock; provided, that, for the avoidance of doubt, this offering shall not constitute a change of control; or

l.

the establishment of a trading plan on behalf of one of our stockholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock; provided, that (i) such plan does not provide for the transfer of shares of Class A common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up party or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time, provided that, if the shareholder is one of our officers or directors, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC will notify us of the impending release or waiver at least three business days before the release or waiver, and when and as required by FINRA Rule 5131, we have agreed to announce the impending release or waiver at least two business days before the release or waiver, except where the release or waiver is effected solely to permit a transfer of securities that is not for consideration and where the transferee has agreed in writing to be bound by the same lock-up agreement terms in place for the transferor. Certain holders of our securities representing approximately 13.5% of our outstanding equity securities, who are primarily current and former employees, have not entered into lock-up agreements with the underwriters and, therefore, are not subject to the restrictions under the lock-up agreements with the underwriters. These holders are subject to market stand-off agreements with us which restrict their ability to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of our securities during the period ending 180 days after the date of this prospectus. We will not waive any of the restrictions of such market stand-off agreements during the period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC on behalf of the underwriters, provided that we may waive such restrictions to the extent consistent with the terms of the lock-up agreements with the underwriters. The market stand-off agreements do not prohibit these holders from pledging or hedging activities with respect to our securities.

In addition, pursuant to the lock-up agreements, if the terms of the lock-up agreements or market stand-off agreements with any of our directors, officers, or greater than 1% stockholders are terminated or waived (other than transfers not involving a disposition for value, if the potential transferor enters into a similar lock-up agreement, and in the case of an underwritten offering with an opportunity to participate pro rata), then the parties to our investors’ rights agreement and lock-up agreement will be entitled to a pro rata termination or waiver with respect to their securities, subject to the lock-up agreements or market stand-off provisions described above, and subject to an exception for any waiver of up to 1% of our total outstanding shares of Class A common stock subject to lock-up agreements (calculated as of immediately prior to this offering).

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over- allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

In the ordinary course of business, we have sold, and may in the future sell, our platform and solutions to one or more of the underwriters or their respective affiliates in arm’s-length transactions on market competitive terms.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price- earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

Each underwriter has represented and agreed that:

a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of Class A common stock. The shares of Class A common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or the FinSA, and no application has or will be made to admit the shares of Class A common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

•

For Qualified Institutional Investors, or QII. Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

•

For Non-QII Investors. Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the Addressed Investors); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (the Qualified Investors). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered Class A common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account, (b) for investment purposes only, and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. The underwriters have been represented by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements of HashiCorp, Inc. as of January 31, 2021 and 2020, and for each of the two years in the period ended January 31, 2021, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. SEC maintains an internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We currently do not file periodic reports with the SEC. As a result of this offering, we became subject to the information and reporting requirements of the Exchange Act of 1934, as amended, and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements and other information will be available on the website of the SEC referred to above. We also maintain a website at www.HashiCorp.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

HASHICORP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of HashiCorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HashiCorp, Inc. and subsidiaries (the “Company”) as of January 31, 2020 and 2021, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended January 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2020 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

July 29, 2021

We have served as the Company’s auditor since 2019.

HASHICORP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	January 31,		October 31, 2021
	2020	2021
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$110,519	$270,793	$218,186
Short-term investments	30,000	—	—
Accounts receivable, net of allowance of $6, $36, and $100 (unaudited), respectively	52,112	93,462	85,474
Deferred contract acquisition costs	8,754	15,275	23,571
Prepaid expenses and other current assets	7,360	4,574	8,522

Total current assets	208,745	384,104	335,753
Property and equipment, net	3,182	8,235	11,543
Operating lease right-of-use assets	17,864	15,766	16,117
Deferred contract acquisition costs, non-current	21,507	34,970	49,071
Other assets, non-current	1,824	2,189	6,412

Total assets	$253,122	$445,264	$418,896

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,393	$5,203	$10,167
Accrued expenses and other current liabilities	1,593	2,138	2,480
Accrued compensation and benefits	11,677	19,213	32,051
Operating lease liabilities	1,695	2,389	3,073
Deferred revenue	88,662	136,091	148,030
Customer deposits	18,883	22,219	18,983

Total current liabilities	127,903	187,253	214,784
Deferred revenue, non-current	11,724	11,206	12,037
Operating lease liabilities, non-current	19,238	16,755	16,286
Other liabilities, non-current	108	2,741	2,761

Total liabilities	158,973	217,955	245,868

Commitments and contingencies (note 7)
Redeemable convertible preferred stock
Redeemable convertible preferred stock; $0.000015 par value; 88,076,852, 94,127,984, and 94,127,984 shares authorized as of January 31, 2020 and 2021 and October 31, 2021 (unaudited), respectively; 88,076,852, 94,127,984, and 94,127,984 shares issued and outstanding as of January 31, 2020 and 2021 and October 31, 2021 (unaudited), respectively; aggregate liquidation preference of $174,760, $349,760, and $349,760 as of January 31, 2020 and 2021 and October 31, 2021 (unaudited), respectively	174,389	349,113	349,113

Stockholders’ deficit
Common stock; $0.000015 par value; 188,000,000, 192,000,000, and 200,000,000 shares authorized as of January 31, 2020 and 2021 and October 31, 2021 (unaudited), respectively; 61,447,164, 65,577,877, and 67,114,306 shares issued and outstanding as of January 31, 2020 and 2021 and October 31, 2021 (unaudited), respectively	1	1	1
Additional paid-in capital	52,208	94,159	102,316
Accumulated deficit	(132,449)	(215,964)	(278,402)

Total stockholders’ deficit	(80,240)	(121,804)	(176,085)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$253,122	$445,264	$418,896

The accompanying notes are an integral part of these consolidated financial statements.

HASHICORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Revenue:
License	$18,503	$36,208	$24,570	$31,850
Support	96,820	165,607	118,475	175,782
Cloud-hosted services	2,339	4,092	2,359	11,699

Total subscription revenue	117,662	205,907	145,404	219,331
Professional services	3,599	5,947	4,630	4,915

Total revenue	121,261	211,854	150,034	224,246

Cost of revenue:
Cost of license	294	536	402	167
Cost of support	17,704	27,194	19,980	23,568
Cost of cloud-hosted services	1,390	4,811	2,914	7,723

Total cost of subscription revenue	19,388	32,541	23,296	31,458
Cost of professional services	4,527	8,511	6,292	5,276

Total cost of revenue	23,915	41,052	29,588	36,734

Gross profit	97,346	170,802	120,446	187,512

Operating expenses:
Sales and marketing	89,308	141,018	107,855	142,380
Research and development	40,118	65,248	49,366	68,703
General and administrative	24,137	48,545	40,089	38,478

Total operating expenses	153,563	254,811	197,310	249,561

Loss from operations	(56,217)	(84,009)	(76,864)	(62,049)
Other income, net	3,382	756	627	90

Loss before income taxes	(52,835)	(83,253)	(76,237)	(61,959)
Provision for income taxes	535	262	400	479

Net loss	$(53,370)	$(83,515)	$(76,637)	$(62,438)

Net loss per share attributable to common stockholders, basic and diluted	$(0.90)	$(1.32)	$(1.22)	$(0.94)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	59,161,264	63,375,470	62,764,291	66,313,361

The accompanying notes are an integral part of these consolidated financial statements.

HASHICORP, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of February 1, 2019	88,076,852	$174,389	58,967,390	$1	$41,509	$(79,079)	$(37,569)
Issuance of common stock upon exercise of stock options	—	—	2,289,774	—	1,048	—	1,048
Issuance of common stock related to early exercised stock options	—	—	190,000	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	190	—	190
Stock-based compensation	—	—	—	—	9,461	—	9,461
Net loss	—	—	—	—	—	(53,370)	(53,370)

Balance as of January 31, 2020	88,076,852	$174,389	61,447,164	$1	$52,208	$(132,449)	$(80,240)

Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $276	6,051,132	174,724	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	4,130,713	—	2,629	—	2,629
Vesting of early exercised stock options	—	—	—	—	99	—	99
Stock-based compensation	—	—	—	—	39,223	—	39,223
Net loss	—	—	—	—		(83,515)	(83,515)

Balance as of January 31, 2021	94,127,984	$349,113	65,577,877	$1	$94,159	$(215,964)	$(121,804)

Balance as of January 31, 2020	88,076,852	$174,389	61,447,164	$1	$52,208	$(132,449)	$(80,240)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $276 (unaudited)	6,051,132	174,724	—	—	—	—	—
Issuance of common stock upon exercise of stock options (unaudited)	—	—	3,725,680	—	2,306	—	2,306
Vesting of early exercised stock options (unaudited)	—	—	—	—	83	—	83
Stock-based compensation (unaudited)	—	—	—	—	37,532	—	37,532
Net loss (unaudited)	—	—	—	—	—	(76,637)	(76,637)

Balance as of October 31, 2020 (unaudited)	94,127,984	$349,113	65,172,844	$1	$92,129	$(209,086)	$(116,956)

Balance as of January 31, 2021	94,127,984	$349,113	65,577,877	$1	$94,159	$(215,964)	$(121,804)
Issuance of common stock for restricted stock awards (unaudited)	—	—	10,564	—	—	—	—
Issuance of common stock upon exercise of stock options (unaudited)	—	—	1,525,865	—	3,376	—	3,376
Vesting of early exercised stock options (unaudited)	—	—	—	—	15	—	15
Stock-based compensation (unaudited)	—	—	—	—	4,766	—	4,766
Net loss (unaudited)	—	—	—	—	—	(62,438)	(62,438)

Balance as of October 31, 2021 (unaudited)	94,127,984	$349,113	67,114,306	$1	$102,316	$(278,402)	$(176,085)

The accompanying notes are an integral part of these consolidated financial statements.

HASHICORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Cash flows from operating activities
Net loss	$(53,370)	$(83,515)	$(76,637)	$(62,438)
Adjustments to reconcile net loss to cash from operating activities:
Stock-based compensation expense	9,461	39,223	37,532	4,766
Depreciation and amortization expense	235	888	623	1,478
Non-cash operating lease cost	1,263	2,098	1,563	1,685
Other	5	57	47	69
Changes in operating assets and liabilities:
Accounts receivable	(27,698)	(41,407)	609	7,919
Deferred contract acquisition costs	(15,920)	(19,984)	(9,320)	(22,397)
Prepaid expenses and other assets	(3,436)	2,653	2,216	(4,327)
Accounts payable	2,423	1,093	(231)	3,818
Accrued expenses and other liabilities	360	3,277	2,510	(341)
Accrued compensation and benefits	6,646	7,536	1,507	12,838
Operating lease liabilities	(801)	(1,789)	(1,222)	(1,821)
Deferred revenue	45,605	46,911	7,774	12,770
Customer deposits	6,862	3,336	(57)	(3,236)

Net cash used in operating activities	(28,365)	(39,623)	(33,086)	(49,217)

Cash flows from investing activities
Purchases of property and equipment	(980)	(4,304)	(4,181)	(86)
Capitalized internal-use software	—	(2,920)	(1,895)	(4,652)
Purchase of short-term investments	(120,000)	(50,000)	(50,000)	—
Proceeds from maturities of short-term investments	167,000	80,000	80,000	—

Net cash provided by (used in) investing activities	46,020	22,776	23,924	(4,738)

Cash flows from financing activities
Payments of loan issuance costs	—	(229)	—	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	174,724	174,724	—
Proceeds from issuance of common stock upon exercise of stock options	1,048	2,629	2,306	3,376
Proceeds from issuance of common stock related to early exercised stock options	23	—	—	—
Payments of deferred offering costs	—	—	—	(2,028)

Net cash provided by financing activities	1,071	177,124	177,030	1,348

Net increase (decrease) in cash, cash equivalents, and restricted cash	18,726	160,277	167,868	(52,607)

Cash, cash equivalents, and restricted cash beginning of period	93,573	112,299	112,299	272,576

Cash, cash equivalents, and restricted cash end of period	$112,299	$272,576	$280,167	$219,969

Supplemental disclosure of cash flow information
Cash paid for income taxes	$119	$452	$379	$655
Cash paid for operating lease liabilities	$1,379	$2,479	$1,722	$2,364
Supplemental disclosure of noncash investing and financing activities
Purchase of property and equipment included in accounts payable	$1,283	$—	$75	$46
Operating lease right-of-use assets obtained in exchange for new lease obligations	$10,829	$—	$—	$2,036
Tenant allowance included in prepaid expenses and other current assets	$1,666	$—	$—	$—
Unpaid deferred offering costs	$—	$—	$—	$1,818
Vesting of early exercised stock options	$190	$99	$83	$15

The accompanying notes are an integral part of these consolidated financial statements.

HASHICORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

HashiCorp, Inc. was incorporated in Delaware in May 2013. HashiCorp, Inc. is headquartered in San Francisco, California and has wholly owned subsidiaries around the world, or collectively, the Company. The Company’s foundational technologies solve the core infrastructure challenges of cloud adoption by enabling an operating model that unlocks the full potential of modern public and private clouds. The Company’s cloud operating model provides consistent workflows and a standardized approach to automating the critical processes involved in delivering applications in the cloud: infrastructure provisioning, security, networking, and application deployment. The Company’s primary commercial products are HashiCorp Terraform, Vault, Consul, and Nomad. The Company’s software is predominantly self-managed by users and customers who deploy it across public, private, and hybrid cloud environments. The Company also offers a fully managed cloud platform for multiple products that further accelerates enterprise cloud migration by addressing resource and skills gaps, improving operational efficiency and speeding up deployment time for customers. Additionally, the Company provides premium support and services.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, or GAAP.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on January 31. References to fiscal 2021, for example, refer to the fiscal year ended January 31, 2021.

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of October 31, 2021, the consolidated statements of operations and of cash flows for the nine months ended October 31, 2020 and 2021, and the consolidated statement of redeemable convertible preferred stock and shareholders’ deficit for the nine months ended October 31, 2021 are unaudited. These interim consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, include all adjustments necessary to fairly state the Company’s financial position as of October 31, 2021 and the results of the Company’s operations and cash flows for the nine months ended October 31, 2020 and 2021. The financial data and other financial information disclosure in the notes to these consolidated financial statements related to the nine month periods are also unaudited. The results for the nine months ended October 31, 2021 are not necessarily indicative of the operating results expected for fiscal 2022, or any future period.

Foreign Currency Transactions

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Transactions denominated in currencies other than the functional currency are remeasured at the average exchange rate in effect during the reporting period. At the end of each reporting period all monetary assets and liabilities of the Company’s subsidiaries are remeasured at the current U.S. dollar exchange rate at the end of the reporting period. Nonmonetary assets and liabilities denominated in foreign currencies have been remeasured into U.S. dollar using historical exchange rates. Remeasurement gains and losses are included within other income, net in the accompanying consolidated statements of operations. Remeasurement gains and losses were not material to the consolidated financial statements for fiscal 2020 and 2021 and the nine months ended October 31, 2020 and 2021 (unaudited).

Stock Split

On November 1, 2020, the Company effected a 2-for-1 stock split of its capital stock. All of the share and per share information referenced throughout the consolidated financial statements and notes to the consolidated financial statements have been retroactively adjusted to reflect this stock split.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. Such management estimates include the determination of standalone selling prices of the Company’s performance obligations, the discount rates used for operating leases, the fair value of share-based awards, software development costs, the estimated period of benefit of deferred contract acquisition costs, impairment of long-lived assets, and accounting for income taxes, including the valuation allowance on deferred tax assets and uncertain tax positions. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

COVID-19

The novel coronavirus, or COVID-19, pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions. The full extent to which the COVID-19 pandemic will directly or indirectly impact the global economy, the lasting social effects, and impact on the Company’s business, results of operations, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. As of the date of issuance of the consolidated financial statements, the Company is not aware of any specific event or circumstance related to COVID-19 that would require it to update its estimates or judgments or adjust the carrying value of its assets or liabilities. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.

Short-Term Investments

Investments with an original maturity of three months or less at the date of purchase are considered cash equivalents, while all other investments are classified as short-term or long-term based on the nature of the investments, their maturities, and their availability for use in current operations. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. The Company’s short-term investments include certified deposits with original maturities greater than three months but less than twelve months in the consolidated balance sheets.

Restricted Cash

Restricted cash constitutes letters of credit established according to the requirements under certain non-cancellable operating lease agreements and is included in other assets, non-current in the consolidated balance sheets. As of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited), the Company maintained $1.8 million, $1.8 million, and $1.8 million in restricted cash, respectively.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	As of January 31,		As of October 31,
	2020	2021	2021
			(unaudited)
Cash and cash equivalents	$110,519	$270,793	$218,186
Restricted cash included in other assets, non-current	1,780	1,783	1,783

Cash, cash equivalents, and restricted cash	$112,299	$272,576	$219,969

Accounts Receivable and Allowance for Doubtful Accounts

Trade Accounts receivable primarily consists of amounts billed currently due from customers. The Company’s accounts receivable are subject to collection risk. Gross accounts receivable are reduced for this risk by an allowance for doubtful accounts. This allowance is for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company determines the need for an allowance for doubtful accounts based upon various factors, including past collection experience, credit quality of the customer, age of the receivable balance, and current economic conditions, as well as specific circumstances arising with individual customers.

The allowance for credit losses reflects the Company’s best estimate of probable losses inherent in the Company’s receivables portfolio. Activity related to the Company’s allowance for doubtful accounts was as follows (in thousands):

	Year Ended January 31,		Nine Month Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Beginning balance	$68	$6	$6	$36
Bad debt expense (recovery)	(62)	129	119	69
Write-offs	—	(99)	—	(5)

Ending balance	$6	$36	$125	$100

When management determines a balance is uncollectible and the Company no longer actively pursues collection of the receivable, both the gross accounts receivable and the full allowance on that receivable are written off.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, the deposits, at times, may exceed federally insured limits. The Company invests its excess cash in highly-rated money market funds. The Company extends credit to customers in the normal course of business. The Company monitors for uncollectible accounts on an ongoing basis. There were no customers that individually exceeded 10% of the Company’s revenue for fiscal 2020 and 2021 and the nine months ended October 31, 2020 and 2021 (unaudited). As of January 31, 2020 and 2021 and October 31, 2021 (unaudited), no customer represented 10% or more of accounts receivable, net.

Property and Equipment, net

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred and significant improvements and betterments that substantially enhance the life of an asset are capitalized.

Revenue Recognition

The Company generates revenue primarily from subscriptions and, to a lesser extent, professional services.

Subscription revenue. The Company generates revenue primarily from subscriptions which include licenses of proprietary features, support and maintenance revenue, and cloud-hosted services. Licenses for self-managed software consist of term licenses and provide the customer with a right to use the software for a fixed term commencing upon delivery to the customer. Support and maintenance revenue (collectively referred to as Support Revenue in the consolidated statements of operations) are bundled with each license subscription for the term of the license period. Cloud-hosted services are provided on a subscription basis and give customers access to the Company’s cloud solutions, which include related customer support.

Professional services. Professional services revenue consists of revenue from professional services and training services, which were generally sold on a time and materials basis prior to fiscal 2021. Commencing in fiscal 2021 the Company began to sell professional services on a fixed fee basis.

The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements, the Company performs the following steps:

(i) identification of the contract with a customer;

The Company contracts with its customers typically through order forms or purchase orders which in most cases are governed by master sales agreements. At contract inception the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and identifies the different performance obligations accordingly.

(ii) determination of whether the promised goods or services are performance obligations;

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct and distinct in the context of the contract.

The Company’s self-managed subscriptions include both an obligation to provide the customer with the right to use its proprietary software, as well as an obligation to provide support (on both open source and proprietary software) and maintenance. Support is contractually mandatory in order for the customer to legally use the proprietary software. Certain arrangements with customers include a renewal option that is separately evaluated for a material right.

The Company’s cloud-hosted services products provide access to hosted software as well as support, which the Company considers to be a single performance obligation. Professional services are not integral to the functionality of the subscription services and are generally distinct from the other performance obligations.

The Company has concluded that its contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii) measurement of the transaction price;

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services and products to the customer. The Company records revenue net of any value added or sales tax.

Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contain a significant financing component.

(iv) allocation of the transaction price to the performance obligations; and

The Company measures the transaction price with reference to the standalone selling price, or SSP, of the various performance obligations inherent within a contract. Management determines the SSP based on an observable standalone selling price when it is available, as well as other factors, including the price charged to customers, discounting practices, and overall pricing objectives, while maximizing observable inputs.

The Company does not have observable SSP for its licenses or its support as they are not sold separately. The Company developed a model to estimate relative SSP for each performance obligation using an “expected cost-plus margin” approach. This model uses observable data points to develop the main assumptions including the estimated useful life of the intellectual property and appropriate margins.

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on their relative SSP. The Company also considers if there are any additional material rights inherent in a contract, and if so, the Company allocates a portion of the transaction price to such rights based on its relative SSP.

For the Company’s contracts with customers which include a material right of renewal each month, the Company uses the practical alternative to allocate value to the future optional renewal of software and related mandatory support services. As the Company expects renewals over the full contractually stated term, the entire transaction price is allocated evenly to each monthly renewal option.

(v) recognition of revenue when the Company satisfies each performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to the customer. The Company’s self-managed subscriptions include both upfront revenue recognition when the license is delivered as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. When arrangements include material rights associated with monthly renewal options, the Company recognizes revenue each month equal to the allocated value of a one-month term license and one-month support and maintenance services.

In the event that the customer cancels support, the customer receives a refund for the remaining contractual balance of support while any remaining nonrefundable software balance is immediately recognized as revenue. The amount of potentially refundable contractual balance is included in customer deposits within the consolidated balance sheets.

Revenue on committed cloud-hosted services is recognized ratably when performance obligations are satisfied over the contract period, whereas revenue from non-committed, pay-as-you-go cloud-hosted services are recognized when usage occurs.

Revenue for professional services and training services is recognized as these services are delivered. Professional services are services utilized by some self-managed customers to accelerate the deployment of the Company’s products.

The Company sells directly through its sales team and through its channel partners. Sales to channel partners are made at a discount and revenues are recorded at this discounted price once all the revenue recognition criteria above are met.

Support and maintenance revenue and cloud-hosted services make up the majority of our revenue and are typically recognized ratably over the terms of our subscription contracts. Therefore, a substantial portion of the revenue reported in each period is attributable to the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, increases or decreases in new sales or renewals in any one period may not be immediately reflected as revenue for that period. Any downturn in sales, however, may negatively affect revenue in future periods. Accordingly, the effect of downturns in sales and market acceptance of the Company’s products, and potential changes in the Company’s rate of renewals, may not be fully reflected in the Company’s results of operations until future periods.

Disaggregation of Revenue

The following table presents revenue by category (dollars in thousands):

	Year Ended January 31,				Nine Months Ended October 31,
	2020		2021		2020		2021
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue
					(unaudited)
License	$18,503	15%	$36,208	17%	$24,570	16%	$31,850	14%
Support	96,820	80	165,607	78	118,475	79	175,782	79
Cloud-hosted services	2,339	2	4,092	2	2,359	2	11,699	5

Total subscription revenue	117,662	97	205,907	97	145,404	97	219,331	98
Professional services	3,599	3	5,947	3	4,630	3	4,915	2

Total revenue	$121,261	100%	$211,854	100%	$150,034	100%	$224,246	100%

The following table summarizes the revenue by region based on the billing address of customers who have contracted to use the Company products and services (dollars in thousands):

	Year Ended January 31,				Nine Months Ended October 31,
	2020		2021		2020		2021
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue
					(unaudited)
United States	$92,771	77%	$157,916	75%	$111,488	74%	$163,785	73%
Rest of the world	28,490	23	53,938	25	38,546	26	60,461	27

Total	$121,261	100%	$211,854	100%	$150,034	100%	$224,246	100%

No other country, outside of the United States, exceeded 10% of total revenue during the periods presented.

Contract Balances

The Company generates subscription revenue from contracts with typical stated durations ranging from one to three years. Customers are typically invoiced annually in advance and, to a lesser extent, multiple years in advance.

The Company receives payments from customers based upon contractual billing schedules; accounts receivable is recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 to 60 days. Contract assets include amounts related to the Company’s contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Contract assets were de minimis, $1.3 million, and $2.2 million as of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited), respectively, and are included in accounts receivable, net in the consolidated balance sheets.

Contract liabilities include payments received in advance of performance under the contract and are recorded to deferred revenue and deferred revenue, non-current in the consolidated balance sheets. Customer refundable prepayments are recorded as customer deposits in the consolidated balance sheets.

Changes in deferred revenue and unbilled accounts receivable were as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Balance, beginning of period	$54,781	$100,386	$100,386	$147,297
Billings, excluding billings for customer deposits	149,139	228,498	134,921	213,059
Reclassification to deferred revenue from customer deposits	18,331	29,046	21,413	23,018
Recognition of revenue, net of change in unbilled accounts receivable*	(121,865)	(210,633)	(148,560)	(223,307)

Balance, end of period	$100,386	$147,297	$108,160	$160,067

* Reconciliation to Revenue Reported per Consolidated Statements of Operations:

Revenue billed as of the end of the period	$121,865	$210,633	$148,560	$223,307
(Decrease) increase in total unbilled accounts receivable	(604)	1,221	1,474	939

Revenue Reported per Consolidated Statements of Operations	$121,261	$211,854	$150,034	$224,246

Remaining Performance Obligations (RPOs)

The typical customer stated contract term is one year but can range up to three years. RPOs include both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. As of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited) the Company had $152.1 million, $263.9 million, and $349.0 million, respectively, of remaining performance obligations, which is comprised of product and services revenue not yet delivered. As of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited), the Company expected to recognize approximately 64%, 63% and 63%, respectively, of its remaining performance obligations as revenue over the next 12 months and the remainder thereafter.

RPOs exclude customer deposits, which are refundable pre-paid amounts that are expected to be recognized as revenue in future periods. These balances are included in customer deposits in the consolidated balance sheets and are classified as current because contractually customers can cancel these obligations with 30 days written notice. The customer deposit balance is amortized to revenue over the term of the underlying contract as the customer’s right to cancel expires. If no contracts with customers are cancelled, the existing customer deposit balance will be recognized to revenue over the accounting term of the underlying contract which may be over the next 12 months or longer as follows (in thousands):

	As of January 31,		As of October 31,
	2020	2021	2021
			(unaudited)
Within the next 12 months	$16,027	$20,421	$16,947
After the next 12 months	2,856	1,798	2,036

Total	$18,883	$22,219	$18,983

Deferred Contract Acquisition Costs

Deferred contract acquisition costs represent costs that are incremental to the acquisition of customer contracts, which consist mainly of sales commissions and associated payroll taxes. The Company determines whether costs should be deferred based on sales compensation plans, by determining if the commissions are in fact incremental and would not have occurred absent the customer contract.

Sales commissions for renewal of a contract are not considered commensurate with the commissions paid for the acquisition of the initial contract given the substantive difference in commission rates in proportion to their respective contract values. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of five years while commissions paid for renewal contracts are amortized over the contractual term of the renewals. Amortization of deferred contract acquisition costs is recognized commensurate with the same pattern of revenue recognition and included in sales and marketing expense in the consolidated statements of operations.

The Company determines the period of benefit for commissions paid for the acquisition of the initial contract by taking into consideration the expected contract term and expected renewals of customer contracts, the duration of relationships with the Company’s customers, customer retention data, the Company’s technology development lifecycle and other factors. Management periodically reviews the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. There were no impairment losses recognized for deferred contract acquisition costs during fiscal 2020 and 2021 and the nine months ended October 31, 2020 and 2021 (unaudited).

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Beginning balance	$14,341	$30,261	$30,261	$50,245
Capitalization of contract acquisition costs	22,668	33,821	18,860	39,125
Amortization of deferred contract acquisition costs	(6,748)	(13,837)	(9,540)	(16,728)

Ending balance	$30,261	$50,245	$39,581	$72,642

Deferred contract acquisition costs, current	$8,754	$15,275	$12,033	$23,571
Deferred contract acquisition costs, non-current	21,507	34,970	27,548	49,071

Total deferred contract acquisition costs	$30,261	$50,245	$39,581	$72,642

Leases

Leases consist of the Company’s contractual obligations that convey the right to use office spaces for a period of time in exchange for consideration. The Company determines whether a contract contains a lease at inception. Operating leases are included in operating lease right-of-use assets, operating lease liabilities and operating lease liabilities, non-current on the Company’s consolidated balance sheets. The Company currently does not have any financing leases. A right-of-use asset represents the Company’s right to use an underlying asset and a lease liability represents the Company’s obligation to make payments during the lease term. The operating lease right-of-use asset also includes any advance lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The Company accounts for lease components and non-lease components as a single lease component. The Company applies the practical expedient to not recognize lease assets and lease liabilities for leases with an original term of 12 months or less.

The lease liability is measured as the present value of the remaining lease payments over the lease term upon the lease commencement date. The right-of-use asset is initially measured as the present value of the lease payments, adjusted for initial direct costs, prepaid lease payments and lease incentives. The discount rate used to determine the present value is the Company’s incremental borrowing rate unless the interest rate implicit in the lease is readily determinable. The Company estimates its incremental borrowing rate based on the information available at lease commencement date for collateralized borrowings with a similar term.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, accounting, consulting, and other fees related to the Company’s planned initial public offering, or IPO, are capitalized in other assets, non-current on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be immediately expensed in the consolidated statements of operations. There were no deferred offering costs recorded as of January 31, 2020 and 2021. Deferred offering costs as of October 31, 2021 (unaudited) were $3.8 million.

Cost of Revenue

Cost of subscription revenue primarily includes personnel-related costs, such as salaries, bonuses and benefits, and stock-based compensation for employees associated with customer support and maintenance, third-party cloud infrastructure costs, amortization of internal-use software, and allocated overhead.

Cost of professional services primarily includes personnel-related costs, such as salaries, bonuses and benefits, and stock-based compensation for employees associated with our professional services, costs of third-party contractors, and allocated overhead.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, such as salaries, sales commissions that are recognized as expenses over the period of benefit, bonuses, benefits, stock-based compensation, costs related to marketing programs, travel-related costs, software and subscription services, and allocated overhead.

Research and Development

Research and development expenses consist primarily of personnel-related costs, such as salaries, bonuses, benefits, and stock-based compensation, net of capitalized amounts, contractor and professional services fees, software and subscription services dedicated for use by our research and development organization and allocated overhead.

General and Administrative

General and administrative expenses for administrative functions including finance, legal, and human resources, consist primarily of personnel-related costs, such as salaries, bonuses, benefits, and stock-based compensation, as well as software and subscription services, and legal and other professional fees.

Capitalized Software Development Costs

Capitalization of software development costs for products to be sold to third parties begins upon the establishment of technological feasibility and ceases when the product is available for general release. There is generally no significant passage of time between achievement of technological feasibility and the availability of the Company’s enterprise software for general release, and the majority of the Company’s software is open source. Therefore, the Company has not capitalized any software costs through fiscal 2020 and 2021 and the nine months ended October 31, 2020 and 2021 (unaudited). All software development costs have been charged to research and development expense in the consolidated statements of operations as incurred.

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development, or costs related to development of web-based products are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. Capitalized costs are recorded as part of property and equipment, net. Maintenance and training costs are expensed as incurred. Capitalized internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally five years, and is recorded as cost of cloud-hosted services in the consolidated statements of operations. No amounts were capitalized for fiscal 2020 as internal-use software costs were immaterial. The Company capitalized $2.9 million, $1.9 million, and $4.7 million in internal-use software for fiscal 2021 and the nine months ended October 31, 2020 and 2021 (unaudited), respectively. There was no amortization expense for fiscal 2020 and the nine months ended October 31, 2020 (unaudited). Amortization expense was de minimis and $0.7 million for fiscal 2021 and the nine months ended October 31, 2021 (unaudited).

Advertising Costs

Advertising costs, which are expensed and included in sales and marketing expense in the consolidated statements of operations when incurred, were $2.6 million, $2.2 million, $1.4 million, and $3.3 million for fiscal 2020 and 2021 and the nine months ended October 31, 2020 and 2021 (unaudited), respectively.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and capitalized software development costs subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset to its carrying value. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals. There was no impairment charge recorded during fiscal 2020 and 2021 and the nine months ended October 31, 2020 and 2021 (unaudited).

Stock-Based Compensation

The Company estimates the fair value of stock-based awards on the date of grant. For awards with a service-based vesting condition, the related stock-based compensation expense is recognized over the vesting period of the entire award using the straight-line attribution method. For awards that include both a performance and service condition, the Company amortizes stock-based compensation expense on a graded vesting basis over the vesting period, after assessing the probability of achieving requisite performance. The Company recognizes forfeitures as they occur.

The Company selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of management assumptions, which determine the fair value of stock-based awards, including the fair value of common stock, the option’s expected term, and the price volatility of the underlying stock.

Net Loss per Share Attributable to Common Stockholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers convertible redeemable preferred stock and unvested common stock, which includes early exercised stock options, to be participating securities as holders of such securities have non-forfeitable dividend rights in the event of the declaration of a dividend for shares of common stock. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to participating securities.

Basic and diluted net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding. Net loss is allocated based on the weighted-average shares outstanding for each class of common stock. As the Company has net losses for the periods presented, all potentially dilutive common stock, which are comprised of convertible redeemable preferred stock, stock options, RSUs, and early exercised options are anti-dilutive. Diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of common stock are anti-dilutive.

Comprehensive Loss

Comprehensive loss consists of other comprehensive loss and net loss. Other comprehensive loss refers to revenue, expenses, gains and losses that are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company did not have any other comprehensive loss transactions during the period presented. Accordingly, comprehensive loss is equal to net loss.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker, or CODM. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. Substantially all of the Company’s long-lived assets were held in the United States as of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited). The Company presents revenue by region in Note 2 to the consolidated financial statements.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of January 31, 2020 and 2021 and October 31, 2021 (unaudited), the Company has recorded a full valuation allowance against its net federal and state deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company recognizes interest and penalties related to income tax matters as a component of the income tax provision

Fair Value Measurements

Fair value accounting is applied for all assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company follows the established framework for measuring fair value in accordance with GAAP.

Employee Benefit Plan

The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There have been no employer contributions under this plan to date.

Recent Accounting Pronouncements Adopted

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments, ASU 2018-19, ASU 2019-04, and ASU 2019-05, or collectively, Topic 326. Topic 326 amends guidance on reporting credit losses for certain financial assets and requires the use of expected credit loss model to replace current use of incurred loss model. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2019. The Company adopted this guidance in the first quarter of fiscal 2021, and the impact of this ASU on its consolidated financial statements was not material.

In August 2018, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update, or ASU, No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40). This ASU amends the definition of a hosting arrangement and aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred for internal-use software. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2019. The Company adopted this guidance in the first quarter of fiscal 2021, and the impact of this ASU on its consolidated financial statements was not material.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which modifies and eliminates certain exceptions to the general principles of ASC 740, Income taxes. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2020. The Company adopted this guidance in the first quarter of fiscal 2022, and the impact of this ASU on its consolidated financial statements was not material as the Company records a full valuation allowance on deferred tax assets.

Recent Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform—Facilitation of the Effects of Reference Rate Reform on Financial Reporting (Topic 848), which provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates such as the Secured Overnight Financing Rate, or SOFR. This guidance is effective upon issuance and generally can be applied through the end of calendar year 2022. We are currently evaluating the impact and applicability of this new standard.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock, and enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings per share guidance. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2021. The Company is evaluating the effect of adopting this guidance, but does not expect adoption will have a material impact on its consolidated financial statements.

3.	Fair Value Measurements

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2—Inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The following table sets forth the financial assets, measured at fair value, by level within the fair value hierarchy on a recurring basis using the above input categories (in thousands):

	As of January 31, 2020
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents
Money market funds	$61,993	$—	$—	$61,993

Total cash and cash equivalents	61,993	—	—	61,993
Short-term investments
Certificates of deposit	—	30,000	—	30,000

Total short-term investments	—	30,000	—	30,000

Total assets measured at fair value	$61,993	$30,000	$—	$91,993

Included in cash and cash equivalents				$61,993

Included in short-term investments				$30,000

	As of January 31, 2021
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents
Money market funds	$151,657	$—	$—	$151,657

Total cash and cash equivalents	151,657	—	—	151,657

Total assets measured at fair value	$151,657	$—	$—	$151,657

Included in cash and cash equivalents				$151,657

	As of October 31, 2021
	Level 1	Level 2	Level 3	Total
	(unaudited)
Cash and cash equivalents
Money market funds	$100,581	$—	$—	$100,581

Total cash and cash equivalents	100,581	—	—	100,581

Total assets measured at fair value	$100,581	$—	$—	$100,581

Included in cash and cash equivalents				$100,581

Money market funds are cash equivalents with remaining maturities of three months or less at the date of purchase. The Company uses quoted prices in active markets for identical assets to determine the fair value of its Level 1 investments in money market funds.

The consolidated financial statements as of January 31, 2020, January 31, 2021 and October 31, 2021 (unaudited), do not include any nonrecurring fair value measurements relating to assets or liabilities. There were no transfers between fair value measurement levels during the year ended January 31, 2020. During the year ended January 31, 2021, the certificates of deposit matured and the Company transferred $30.0 million to cash and cash equivalents in the consolidated balance sheets. There were no transfers between fair value measurement levels during the nine months ended October 31, 2021 (unaudited).

4.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net are comprised of the following (in thousands):

	Estimated Useful life	As of January 31,		As of October 31,
		2020	2021	2021
				(unaudited)
Furniture and fixtures	5 years	$434	$1,224	$1,266
Computers, equipment and software	3 years	83	389	475
Capitalized internal-use software development costs	5 years	—	2,920	7,572
Leasehold improvements	Shorter of useful life or lease term	824	4,979	4,983
Assets under construction		2,230	—	—

Total property and equipment		3,571	9,512	14,296
Less: accumulated depreciation		(389)	(1,277)	(2,753)

Property and equipment - net		$3,182	$8,235	$11,543

Total depreciation and amortization expense for fiscal 2020 and 2021 was $0.2 million and $0.9 million, respectively. Depreciation and amortization expense was $0.6 million and $1.5 million for the nine months ended October 31, 2020 and 2021 (unaudited), respectively.

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities are comprised of the following (in thousands):

	As of January 31,		As of October 31,
	2020	2021	2021
			(unaudited)
Accrued expenses	$753	$569	$1,982
Accrued income taxes payable	445	354	489
Liability for early exercise of unvested stock options	123	24	9
Sales tax payable	265	1,191	—
Other	7	—	—

Total accrued expenses and other liabilities	$1,593	$2,138	$2,480

5.	Credit Facility

On November 23, 2020, the Company entered into a loan and security agreement with HSBC Ventures USA Inc., or the Loan Agreement. This Loan Agreement provides the Company a revolving line of credit, which expires on November 23, 2023. Under the Loan Agreement, the Company is able to borrow up to $50.0 million. Interest on any drawdown under the revolving line of credit accrues at the adjusted LIBOR rate plus 3.00%. The Company also incurs a commitment fee of 0.30% for any unused portion of the credit facility. As of January 31, 2021 and October 31, 2021 (unaudited), the Company had no balance outstanding under the Loan Agreement. The Loan Agreement includes customary restrictive covenants and in the event the Company borrows amounts under the agreement, the Company will become subject to a number of covenants that may limit the Company’s ability to, among other things, transfer or dispose of assets, pay dividends or make distributions, incur additional indebtedness, create liens, make investments, loans and acquisitions, engage in transactions with affiliates, merge or consolidate with other companies, and sell substantially all of the Company’s assets. The Company is in compliance with all covenants as of January 31, 2021 and as of October 31, 2021 (unaudited).

6.	Leases

The Company leases office spaces under noncancelable operating lease agreements, which expire at various dates through 2027. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities. These lease agreements do not contain residual value guarantees or restrictive covenants.

In September 2021, the Company entered into a sub-lease agreement with a minimum lease commitment of $2.1 million over 3.5 years.

Lease costs

Operating lease costs were as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Short-term operating lease costs	$98	$227	$155	$243
Long-term operating lease costs	1,842	2,898	2,175	2,228

Total lease costs	$1,940	$3,125	$2,330	$2,471

There were no other lease components for the periods presented.

Lease term and discount rate information are summarized as follows:

	As of January 31,		As of October 31, 2021
	2020	2021
			(unaudited)
Weighted average remaining lease terms (in years)	7.3	6.3	5.4
Weighted average discount rate	3.9%	3.9%	3.8%

Future lease payments under noncancelable operating leases on an undiscounted cash flow basis as of January 31, 2021 are as follows (in thousands):

Years Ending January 31,	Amount
2022	$3,096
2023	3,189
2024	3,314
2025	3,522
2026	3,628
Thereafter	5,014

Total minimum lease payments	21,763
Less imputed interest	(2,619)

Present value of future minimum lease payments	19,144
Less current lease liabilities	(2,389)

Operating lease liabilities, non-current	$16,755

Future lease payments under noncancelable operating leases on an undiscounted cash flow basis as of October 31, 2021 (unaudited) are as follows (in thousands):

Years Ending January 31,	Amount
2022 (remaining three months)	$927
2023	3,781
2024	3,924
2025	4,150
2026	3,734
Thereafter	5,014

Total minimum lease payments	21,530
Less imputed interest	(2,171)

Present value of future minimum lease payments	19,359
Less current lease liabilities	(3,073)

Operating lease liabilities, non-current	$16,286

7.	Commitments and Contingencies

Letter of Credit

The Company has a total of $1.8 million in letters of credit outstanding as security deposits for the Company’s leased office spaces as of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited).

Purchase Commitments

In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties to purchase products and services such as software subscriptions and corporate events. As of January 31, 2021, the Company had outstanding non-cancelable purchase obligations with a term of 12 months or longer as follows (in thousands):

Years Ending January 31,	Amount
2022	$1,480
2023	802

Total	$2,282

As of October 31, 2021 (unaudited), there were no material changes to the Company’s purchase obligations since January 31, 2021 except that in the second quarter of fiscal 2022 the Company entered into non-cancellable capacity commitments with a hosting infrastructure vendor for a total value of $31.5 million over the next four years. This amount is not reflected in the table above.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

Although the results of litigation and claims are inherently unpredictable, the Company believes that there was not a reasonable possibility that the Company had incurred a material loss with respect to such loss contingencies, as of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited).

8.	Redeemable Convertible Preferred Stock

In March 2020, the Company entered into a Series E redeemable convertible preferred stock purchase agreement, which provided for the sale and issuance of up to 6,051,132 shares of Series E redeemable convertible preferred stock at a price of $28.9202 per share. The Company sold 6,051,132 shares of Series E redeemable convertible preferred stock for total gross proceeds of $175.0 million and included related issuance costs of $0.3 million.

The Company’s certificate of incorporation, as amended and restated, designates and authorizes the Company to issue 94,127,984 shares of preferred stock as of October 31, 2021 (unaudited).

Redeemable convertible preferred stock consists of the following (in thousands except share and per share data):

	As of January 31, 2020
	Shares Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Issue Price per Share
Series Seed	8,418,228	8,418,228	$560	$560	$0.07
Series A	23,575,316	23,575,316	10,114	10,200	$0.43
Series B	34,434,922	34,434,922	23,927	24,000	$0.70
Series C	12,625,844	12,625,844	39,909	40,000	$3.17
Series D	9,022,542	9,022,542	99,879	100,000	$11.08

Total	88,076,852	88,076,852	$174,389	$174,760

	As of January 31, 2021
	Shares Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Issue Price per Share
Series Seed	8,418,228	8,418,228	$560	$560	$0.07
Series A	23,575,316	23,575,316	10,114	10,200	$0.43
Series B	34,434,922	34,434,922	23,927	24,000	$0.70
Series C	12,625,844	12,625,844	39,909	40,000	$3.17
Series D	9,022,542	9,022,542	99,879	100,000	$11.08
Series E	6,051,132	6,051,132	174,724	175,000	$28.92

Total	94,127,984	94,127,984	$349,113	$349,760

	As of October 31, 2021
	Shares Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Issue Price per Share
	(unaudited)
Series Seed	8,418,228	8,418,228	$560	$560	$0.07
Series A	23,575,316	23,575,316	10,114	10,200	$0.43
Series B	34,434,922	34,434,922	23,927	24,000	$0.70
Series C	12,625,844	12,625,844	39,909	40,000	$3.17
Series D	9,022,542	9,022,542	99,879	100,000	$11.08
Series E	6,051,132	6,051,132	174,724	175,000	$28.92

Total	94,127,984	94,127,984	$349,113	$349,760

The holders of Series Seed, Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock have various rights and preferences as follows:

Voting

Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:

As long as at least 9,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of preferred stock are outstanding, holders of Series Seed, Series A, Series B, Series C, Series D, and Series E preferred stock, voting together as a single class on an as-converted basis, are entitled to certain protective provisions which require a majority of holders of preferred stock to approve, among other actions, a liquidation event, an amendment, waiver, or repeal of provisions of the Company’s Certificate of Incorporation or Bylaws, a change to the number of authorized directors of the Company, and a declaration or payment of a dividend with respect to any shares of the Company.

As long as at least 6,750,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series A preferred stock are outstanding, the holders of a majority of such then-outstanding shares of Series A preferred stock, voting together as a separate series, shall be entitled to elect one member of the board of directors.

As long as at least 3,945,670 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series B preferred stock are outstanding, the holders of a majority of such then-outstanding shares of Series B preferred stock, voting together as a separate series, shall be entitled to elect one member of the board of directors.

Holders of common stock, voting as a separate class, are entitled to elect three members to the board of directors.

Dividends

Each holder of Series Seed, Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock shall be entitled to receive, out of any funds legally available, noncumulative dividends at the rate of $0.005323335, $0.034612335, $0.055757335, $0.253448000, $0.886668, and $2.3136 per share, respectively, per annum, payable in preference and priority to any payment of any dividends on common stock when and as declared by the board of directors. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then-effective conversion rate. No dividends have been declared or paid to date.

Liquidation Preference

In the event of any liquidation, dissolution, or winding-up of the Company, the holders of preferred stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the issuance price per share of $0.0665335, $0.4326665, $0.6969665, $3.1681, $11.08335, and $28.92015 for Series Seed, Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock, respectively, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, plus any declared but unpaid dividends, or the Liquidation Preference. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of preferred stock, then the assets of the Company shall be distributed ratably to the holders of preferred stock in proportion to the Liquidation Preference such holders would otherwise be entitled to receive.

After payment of the Liquidation Preference to the holders of preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock. If the holders of preferred stock would have been entitled to a larger distribution had they converted their shares to common stock, then the preferred stock will be deemed to have converted to common stock.

Redemption

Series Seed, Series A, Series B, Series C, Series D, and Series E convertible preferred stock do not have mandatory redemption provisions.

Conversion

Each share of preferred stock is convertible, at the option of its holder, into the number of fully paid and non-assessable shares of common stock at the applicable conversion price per share on the date that the share certificate is surrendered for conversion. As of January 31, 2020 and 2021 and October 31, 2021 (unaudited), the conversion prices per share for all shares of preferred stock were equal to the original issue prices, and the rate at which each share would convert into common stock was one-for-one.

Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public not less than $50.0 million net of underwriting discounts and commissions, or a Qualified IPO, or (ii) the consent of holders of at least a majority of the then-outstanding shares of preferred stock, voting together as a single class on an as-converted basis.

Antidilution Protections

Series Seed, Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock have antidilution protection. If the antidilution protection for the preferred stock is triggered, the conversion price will be subject to a broad-based weighted-average adjustment to reduce dilution.

Classification of Redeemable Convertible Preferred Stock

Although the Company’s redeemable convertible preferred stock is not mandatorily redeemable, it is classified outside of stockholders’ deficit because it is contingently redeemable upon certain events outside of the Company’s control. Accordingly, redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

9.	Common Stock and Stockholders’ Deficit

As of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited) the number of shares of common stock authorized was 188,000,000, 192,000,000, and 200,000,000, respectively, and the number of shares of common stock issued and outstanding was 61,447,164, 65,577,877, and 67,114,306, respectively. Common stock is not redeemable and common stockholders are entitled to one vote for each share of common stock held.

The Company had reserved shares of common stock for future issuance as follows:

	As of January 31,		October 31,
	2020	2021	2021
			(unaudited)
Series Seed convertible preferred stock	8,418,228	8,418,228	8,418,228
Series A convertible preferred stock	23,575,316	23,575,316	23,575,316
Series B convertible preferred stock	34,434,922	34,434,922	34,434,922
Series C convertible preferred stock	12,625,844	12,625,844	12,625,844
Series D convertible preferred stock	9,022,542	9,022,542	9,022,542
Series E convertible preferred stock	—	6,051,132	6,051,132
Award outstanding	23,095,986	24,191,707	26,665,924
Award available for future grants	208,924	637,212	1,358,331

Total	111,381,762	118,956,903	122,152,239

Stock Awards

In June 2014, the Company adopted the 2014 Stock Plan, or the 2014 Plan, pursuant to which the board of directors may grant incentive stock options to purchase shares of the Company’s common stock, nonstatutory stock options to purchase shares of the Company’s common stock, restricted stock awards, or RSAs, unrestricted stock awards, and restricted stock units, or RSUs. As of January 31, 2020, January 31, 2021, and October 31, 2021 (unaudited), the 2014 Plan reserves 39,597,994, 45,252,716 and 49,973,917 shares of common stock for issuance, respectively. Stock options must be granted with an exercise price equal to the fair market value of a share of common stock at the date of grant. Stock options generally have a 10-year contractual term and vest over a four-year period starting from the date specified in each agreement.

The equity awards available for grant for the periods presented are as follows:

	Year Ended January 31,		October 31,
	2020	2021	2021
			(unaudited)
Available at beginning of period	3,573,054	208,924	637,212
Awards authorized	1,400,000	5,654,722	4,721,201
Options granted	(2,874,700)	(54,500)	(69,700)
Options cancelled	938,154	269,326	289,882
RSUs granted	(2,960,690)	(5,858,686)	(4,929,530)
RSUs cancelled	133,106	417,426	709,266

Available at end of period	208,924	637,212	1,358,331

Stock Options

The following table summarizes stock option activity for the 2014 Plan (aggregate intrinsic value in thousands):

	Options Outstanding
	Number of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (1)
Balance as of January 31, 2020	19,920,652	$1.50	7.6	$212,012
Stock options granted	54,500	$18.01
Stock options exercised	(4,130,713)	$0.65		$81,505
Stock options cancelled/forfeited/expired	(269,326)	$1.91

Balance as of January 31, 2021	15,575,113	$1.77	6.7	$372,671

Stock options granted (unaudited)	69,700	$28.34
Stock options exercised (unaudited)	(1,525,865)	$2.17		$61,357
Stock options cancelled/forfeited/expired (unaudited)	(289,882)	$2.12

Balance as of October 31, 2021 (unaudited)	13,829,066	$1.85	5.9	$907,861

Exercisable as of January 31, 2021	10,591,037	$0.96	6.3	$261,972

Exercisable as of October 31, 2021 (unaudited)	11,388,614	$1.27	5.7	$754,290

(1)	The aggregate intrinsic value of options exercised represents the difference between the estimated fair value of common stock on the date of exercise and the exercise price of the options.

Exercisable shares consist of 10,498,557 shares that are vested and 92,480 shares with an early exercise provision that are unvested as of January 31, 2021. Exercisable shares consist of 11,376,738 shares that are vested and 11,876 shares with an early exercise provision that are unvested as of October 31, 2021 (unaudited).

The weighted-average grant-date fair values of option awards granted during fiscal 2020 and 2021 were $3.45 and $10.10 per share, respectively. The weighted-average grant date fair values of awards granted for the nine months ended October 31, 2020 and 2021 (unaudited) were $8.81 and $18.46 per share, respectively.

The total grant-date fair value of stock options vested was $4.5 million and $10.5 million during fiscal 2020 and 2021, respectively. The total grant-date fair value of stock options vested was $6.5 million and $4.9 million for the nine months ended October 31, 2020 and 2021 (unaudited), respectively.

The total intrinsic value of options exercised during fiscal 2020 and 2021 were $19.3 million and $81.5 million, respectively. The total intrinsic value of options exercised was $71.8 million and $61.4 million for the nine months ended October 31, 2020 and 2021 (unaudited), respectively.

Early Exercise of Employee Options

The 2014 Plan allows for the early exercise of stock options for certain individuals as determined by the board of directors. The consideration received for the early exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability and reflected as accrued expenses and other current liabilities in the consolidated balance sheets. This liability is reclassified to additional paid-in capital and common stock as the awards vest. If a stock option is early exercised, the unvested shares may be repurchased by the Company in case of employment termination for any reason, including death and disability, at the price paid by the purchaser for such shares. In fiscal 2020 the Company issued 190,000 shares of common stock for total proceeds of $0.2 million and less than $0.1 million related to early exercised stock options. There were no early exercises in the year ended January 31, 2021 and the nine months ended October 31, 2021 (unaudited). There were no shares repurchased during any periods presented. As of January 31, 2020 and 2021, and October 31, 2021 (unaudited), the number of shares of common stock subject to repurchase was 397,910, 40,052, and 7,500 shares with an aggregate repurchase price of $0.1 million, de minimis, and de minimis, respectively.

Performance Restricted Stock Units

For performance RSUs, the board of directors determines their vesting conditions, the period over which performance RSUs will vest, and the settlement. Performance RSUs generally have a five-year contractual term and vest over a four-year period starting from the date specified in each agreement. The fair value of RSUs is estimated based on the fair value of the Company’s common stock on the date of grant. Performance RSUs convert into common stock when they vest and settle.

The Company grants performance RSUs that contain both service and performance conditions, or the Performance RSUs, to its employees. Vesting of the Performance RSUs is subject to continuous service with the Company and satisfaction of certain performance events of the Company. While the Company will recognize cumulative stock-based compensation expense when it is probable that the performance condition will be met, vesting and settlement of the Performance RSUs are subject both to the service and performance conditions being met. The Company expects that the satisfaction of the performance condition will become probable upon completion of a Qualified IPO or change in control. As of January 31, 2020 and 2021, and October 31, 2021 (unaudited), the Company has not recognized stock-based compensation expense related to the outstanding Performance RSUs as it has determined that it is not probable that a liquidity event will occur.

The Company’s summary of Performance RSUs activity under the Stock Plan is as follows:

	Number of Awards	Weighted- Average Grant Date Fair Value
Outstanding and unvested at January 31, 2020	3,175,334	$9.13
RSUs granted	5,858,686	$19.15
RSUs released	—	$—
RSUs cancelled	(417,426)	$12.42

Outstanding and unvested at January 31, 2021	8,616,594	$15.78

RSUs granted (unaudited)	4,929,530	$36.45
RSUs released (unaudited)	—	$—
RSUs cancelled (unaudited)	(709,266)	$21.09

Outstanding and unvested at October 31, 2021 (unaudited)	12,836,858	$23.42

Restricted Stock Awards

The fair value of RSAs is estimated based on the fair value of the Company’s common stock on the date of grant. RSAs convert into common stock when they vest and settle.

In March 2021, the Company granted 5,314 shares of RSAs outside of the 2014 Stock Plan at a weighted-average grant date fair value of $28.94 to certain employees. In August 2021, the Company granted 5,250 shares of RSAs outside of the 2014 Stock Plan at a weighted-average grant date fair value of $47.07 to certain employees. Stock-based compensation related to RSAs was not material for the nine months ended October 31, 2021 (unaudited).

Modification

On November 20, 2019, the Company amended the 2014 Stock Plan to restrict the ability of a successor entity in a change in control transaction to cancel unvested awards. The amendment modified 3,208,340 RSUs in which the Company have reassessed the original grant date fair value as of the modification date. The weighted-average grant date fair value before modification was $7.24 and after modification was $9.13, which will be used to recognize expense, when and if the vesting becomes probable.

Stock-Based Compensation Expense

Total stock-based compensation expense recognized in the Company’s consolidated statements of operations is as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Stock-based compensation expense:
Cost of license	$—	$—	$—	$—
Cost of support	401	1,056	956	378
Cost of cloud-hosted services	—	—	—	6
Cost of professional services	89	308	285	36
Sales and marketing	2,466	11,286	10,702	1,748
Research and development	1,507	5,974	5,539	1,272
General and administrative	4,998	20,599	20,050	1,326

Total stock-based compensation expense	$9,461	$39,223	$37,532	$4,766

In fiscal 2020 and 2021, and in the nine months ended October 31, 2020 (unaudited), the Company recorded $1.5 million and $32.1 million, and $32.1 million of stock-based compensation expense in the consolidated statements of operations associated with secondary stock purchase transactions, respectively. These transactions were executed among certain employees, non-employees, non-related investors and certain affiliated stockholders of the Company. The Company concluded that affiliated stockholders acquired shares from its employees at a price in excess of fair value. Accordingly, the Company recognized such excess value as stock-based compensation expense. There were no secondary transactions in the nine months ended October 31, 2021 (unaudited).

Total stock-based compensation expense recognized in the Company’s consolidated statements of operations for these secondary transactions is as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Stock-based compensation expense:
Cost of license	$—	$—	$—	$—
Cost of support	—	650	650	—
Cost of cloud-hosted services	—	—	—	—
Cost of professional services	—	210	210
Sales and marketing	—	8,895	8,895	—
Research and development	—	4,199	4,199	—
General and administrative	1,524	18,097	18,097	—

Total stock-based compensation expense	$1,524	$32,051	$32,051	$—

Total stock-based compensation expense recognized in the Company’s consolidated statements of operations exclusive of charges related to secondary sales is as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Stock-based compensation expense:
Cost of license	$—	$—	$—	$—
Cost of support	401	406	306	378
Cost of cloud-hosted services	—	—	—	6
Cost of professional services	89	98	75	36
Sales and marketing	2,466	2,391	1,807	1,748
Research and development	1,507	1,775	1,340	1,272
General and administrative	3,474	2,502	1,953	1,326

Total stock-based compensation expense	$7,937	$7,172	$5,481	$4,766

As of January 31, 2021 and October 31, 2021 (unaudited), total unrecognized stock-based compensation expense related to the Performance RSUs was approximately $136.0 million and $300.7 million, respectively. The Company will record cumulative stock-based compensation expense related to the Performance RSUs in the period when its liquidity event is completed for the portion of the awards for which the relevant service condition has been satisfied with the remaining expense recognized over the remaining service period. If a Qualified IPO had occurred on January 31, 2021 or October 31, 2021, the Company would have recorded approximately $55.2 million and $138.2 million, respectively, of stock-based compensation expense related to these RSUs.

As of January 31, 2021, unrecognized stock-based compensation expense related to outstanding unvested stock options for employees that are expected to vest was approximately $10.3 million. This unrecognized stock-based compensation expense is expected to be recognized over a weighted-average period of approximately 1.9 years.

As of October 31, 2021 (unaudited), unrecognized stock-based compensation expense related to outstanding unvested stock options for employees that are expected to vest was approximately $6.5 million. This unrecognized stock-based compensation expense is expected to be recognized over a weighted-average period of approximately 1.7 years.

Stock Option Valuation

The Company estimates the fair value of stock options to employees on the date of grant using the: Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which greatly affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted were as follows:

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Fair value of common stock	$5.44 - $10.34	$16.52 - $23.37	$16.52	$28.94 - $47.07
Expected volatility	47.3% - 54.1%	50.0% -51.4%	51.4%	49.0% - 50.2%
Expected term (in years)	6.08	6.08	6.08	6.08
Risk-free interest rate	1.4% - 2.6%	0.5% - 0.6%	0.5%	0.9% - 1.04%
Dividend yield	0%	0%	0%	0%

Fair Value of Common Stock—The fair value of the common stock underlying the Company’s stock options is determined by our board of directors. The board of directors, with input from management, exercises significant judgment and considers numerous objective and subjective factors to determine the fair value of common stock at each grant date.

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method as provided by the Securities and Exchange Commission. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Volatility—Since the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies.

Dividend Rate—The expected dividend is assumed to be zero, as the Company has never paid dividends and has no current plans to do so.

There were no option grants to nonemployees and stock-based compensation was not significant for nonemployees during the years ended January 31, 2020 and 2021, and in the nine months ended October 31, 2020 and 2021 (unaudited).

10.	Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Numerator:
Net loss	$(53,370)	$(83,515)	$(76,637)	$(62,438)

Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	59,161,264	63,375,470	62,764,291	66,313,361

Net loss per share attributable to common stockholders, basic and diluted	$(0.90)	$(1.32)	$(1.22)	$(0.94)

The following outstanding potentially dilutive shares of common stock were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because the impact of including them would have been antidilutive:

	Year Ended January 31,		Nine Months Ended October 31,
	2020	2021	2020	2021
			(unaudited)
Convertible redeemable preferred stock	88,076,852	94,127,984	94,127,984	94,127,984
Stock awards	23,095,986	24,191,707	22,905,570	26,665,918
Common stock subject to repurchase	397,910	40,052	89,212	7,500

Total	111,570,748	118,359,743	117,122,766	120,801,402

11.	Income Taxes

The Company’s loss before income taxes was as follows (in thousands):

	Year Ended January 31,
	2020	2021
Domestic	$(54,236)	$(86,845)
International	1,401	3,592

Loss before income taxes	$(52,835)	$(83,253)

The components of the provision for income taxes are as follows (in thousands):

	Year Ended January 31,
	2020	2021
Current provisions for income taxes:
Federal	$—	$—
State	15	9
Foreign	520	401

Total current tax expense	535	410
Deferred tax expense:
Federal	—	—
State	—	—
Foreign	—	(148)

Total deferred tax expense	—	(148)

Provision for income taxes	$535	$262

The reconciliation of the statutory federal income tax and the Company’s effective income tax is as follows:

	Year Ended January 31,
	2020	2021
U.S. federal tax benefit at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	4.8	6.9
Foreign earnings taxed at different rate	(0.4)	0.6
Stock-based compensation	(0.7)	8.0
Non-deductible expenses and other	(1.1)	(0.2)
Research and development credits	2.0	1.9
Change in valuation allowance, net	(26.6)	(38.5)

Effective tax rate	(1.0)%	(0.3)%

The components of the Company’s net deferred tax assets and liabilities were as follows (in thousands):

	Year Ended January 31,
	2020	2021
Deferred tax assets:
Net operating losses	$28,920	$62,279
Deferred revenue	3,279	3,493
Lease liability	5,449	4,943
Other accruals	479	2,436
Stock-based compensation	1,459	1,963
Credit carryforwards	4,829	6,468

Total deferred tax assets	$44,415	$81,582

	Year Ended January 31,
	2020	2021
Deferred tax liabilities:
Fixed assets	$(489)	$(943)
Right-of-use asset	(4,650)	(4,071)
Deferred commissions	(7,877)	(12,974)

Total deferred tax liabilities	$(13,016)	$(17,988)

Net deferred tax assets	$31,399	$63,594
Valuation allowance	(31,399)	(63,446)

Deferred tax assets, net of valuation allowance	$—	$148

Due to its history of operating losses, the Company has not recorded any income tax expense for the year ended January 31, 2021 except for $0.3 million of tax expense for its foreign subsidiaries which are profitable as a result of intercompany compensation. Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. A valuation allowance has been provided by the Company against federal and state deferred tax assets. Overall, the valuation allowance increased by $14.7 million and $32.0 million for fiscal 2020 and 2021, respectively.

As of January 31, 2021, the Company has U.S. federal and state net operating loss carryforwards of approximately $245.3 million and $188.7 million respectively, which begin to expire in 2034 and 2025 for federal and state purposes, respectively. The Company also has federal and state research credit carryforwards of $5.7 million and $3.0 million respectively. The federal tax credit carryforwards will begin to expire in 2033, if not utilized. The state credit carryforwards have no expiration date.

A limitation may apply to the use of the net operating loss and credit carryforwards, under provisions of the Internal Revenue Code of 1986, as amended, and similar state tax provisions that are applicable if the Company experiences an “ownership change.” An ownership change may occur, for example, as a result of issuance of new equity. Should these limitations apply, the carryforwards would be subject to an annual limitation, resulting in a potential reduction in the gross deferred tax assets before considering the valuation allowance.

The Company is subject to income taxes in the United States, California, and other various domestic and international jurisdictions. Carryover attributes beginning January 2016 remain open to adjustment by the U. S. and state authorities. The U.S., state, and foreign jurisdictions have statutes of limitations that generally range from three to five years. Fiscal years outside of the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized. There are no ongoing examinations.

The Company had unrecognized tax benefits of approximately $1.2 million and $1.7 million, respectively, as of January 31, 2020 and 2021 which are attributable to federal and state research credits. These unrecognized tax benefits, if recognized, would not affect the effective tax rate and would be offset by the reversal of related deferred tax assets which are subject to a full valuation allowance. The Company has not accrued any interest or penalties.

Unrecognized Tax Benefits

The Company’s reconciliation of the total amounts of unrecognized tax benefits was as follows (in thousands):

	Year Ended January 31
	2020	2021
Unrecognized tax benefits as of the beginning of the year	$897	$1,236
Increases related to prior year tax provisions	—	—
Decrease related to prior year tax provisions	—	(56)
Increase related to current year tax provisions	339	550

Unrecognized tax benefits as of the end of the year	$1,236	$1,730

Recognition of the unrecognized tax benefits would not have an impact on the effective tax because they would be offset by the reversal of related deferred tax assets which are subject to a full valuation allowance. The Company does not anticipate any significant change in the Company’s uncertain tax positions within 12 months of this date.

The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company is subject to income tax in the United States, certain states, and various foreign countries. Due to the history of net operating losses, the Company is subject to United States federal, state, and local examinations by tax authorities for all years since incorporation, but as of January 31, 2021 are not currently under any audits.

For the Nine Months Ended October 31, 2020 and 2021

The Company’s provision for income taxes was $0.4 million and $0.5 million for the nine months ended October 31, 2020 and 2021 (unaudited), respectively.

The Company determines its income tax provision for interim periods using an estimate of its annual effective tax rate adjusted for discrete items occurring during the nine months ended October 31, 2020 and 2021 (unaudited). The primary difference between its effective tax rate and the federal statutory rate is the full valuation allowance it has established on its federal and state net operating losses and credits. Income taxes from international operations are not material for the nine months ended October 31, 2020 and 2021 (unaudited).

The Company is subject to taxation in the United States and various other state and foreign jurisdictions. As it has net operating loss carryforwards for U.S. federal and state jurisdictions, the statute of limitations is open for all tax years. For foreign jurisdictions, the tax years open to examination include the years 2017 and forward.

12.	Related Party Transactions

Certain members of the Company’s board of directors serve on the board of directors of and/or are executive officers of, and, in some cases, are investors in, companies that are customers or vendors of the Company. Aggregate revenue from sales to these companies was $0.2 million and $0.4 million for fiscal 2020 and 2021, respectively, and was $0.3 million and $0.1 million for the nine months ended October 31, 2020 and 2021 (unaudited), respectively. There was no accounts receivable due from these companies as of January 31, 2020 compared to $0.4 million and $0.3 million as of January 31, 2021 and October 31, 2021 (unaudited), respectively. An aggregate of $0.2 million and $0.1 million in expenses related to purchases from these companies was recorded during fiscal 2020 and 2021, respectively. The expenses related to purchases from these companies was $0.1 million and $0.3 million for the nine months ended October 2020 and 2021 (unaudited), respectively. There were no significant accounts payable due to these companies as of January 31, 2020 and 2021 and October 31, 2021 (unaudited), respectively.

13.	Subsequent Events

The Company evaluated subsequent events through July 29, 2021, which is the date the audited consolidated financial statements were available to be issued.

In March 2021 and May 2021, the board of directors approved an increase of 3,671,200 shares and 500,000 shares, respectively, of common stock available for future issuance under the 2014 Plan.

From February through July 2021, the Company granted stock options to purchase an aggregate of 60,800 shares of common stock with a weighted-average exercise price of $26.57 per share. These options have a weighted-average requisite service period of approximately four years. The Company also granted RSUs for an aggregate of 4,008,220 shares of common stock to its employees with both service-based and performance-based vesting conditions. The service-based vesting condition is generally met over a four-year period. The performance-based vesting condition is satisfied upon the occurrence of a Qualified IPO. As an IPO or sale event is not deemed probable until consummated, all stock-based compensation expense related to RSUs will remain unrecognized until the underlying performance-based vesting condition is achieved.

14.	Subsequent Events (Unaudited)

In preparing the unaudited interim financial statements as of October 31, 2021 and for the nine months ended October 31, 2020 and 2021, the Company evaluated subsequent events through November 17, 2021, the date the unaudited interim consolidated financial statements were available for issuance.

In November 2021, the board of directors adopted, and the stockholders approved, the 2021 Equity Incentive Plan, or the 2021 Plan. The 2021 Plan will become effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. Under the 2021 Plan:

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18,330,000 shares of Class A common stock are reserved for future issuance, which includes Performance RSUs, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under the 2021 Plan.

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1,900,000 shares of Class A common stock are reserved for future issuance under the 2021 Employee Stock Purchase Plan, or the ESPP, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under the ESPP.

In November 2021, the board of directors approved RSUs covering an aggregate of 977,680 shares of Class A common stock to be granted under the 2021 Plan to certain executives and employees of the Company in connection with this offering, which awards will become effective as of the date on which the Form S-8 registration statement covering shares issuable under the 2021 Plan becomes effective, and provided that the recipient is a service provider of the Company as of such date. Assuming the midpoint of the range set forth on the cover page of the preliminary prospectus, the grant-date fair value of these RSUs will be $70.00 per RSU. The Company estimates it will recognize approximately $6.8 million of stock-based compensation expense during the three months ended January 31, 2022, assuming completion of a Qualified IPO prior to January 31, 2022, and $61.6 million over the remaining life of such RSUs through the fiscal year ended January 31, 2026.

In addition, the Company modified certain RSUs by adding a vesting acceleration condition in the event of employee termination upon a change in control. The amendment modified 414,632 Performance RSUs in which the Company will reassess the original grant date fair value as of the modification date. The weighted-average grant-date fair value before modification was $23.95 and after modification was $70.00 based on the midpoint of the range on the cover page of the preliminary prospectus, which is the best estimate of what will be used to recognize expense, when and if the vesting becomes probable. Based on the grant-date fair value of these RSUs, the Company will recognize approximately $19.1 million of stock-based compensation expense during the three months ended January 31, 2022, assuming completion of a Qualified IPO prior to January 31, 2022, and $9.9 million over the remaining life of such RSUs through the fiscal year ended January 31, 2025.